   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 28, 1997
                                                      REGISTRATION NO. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                              CALPINE CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                4911                               77-0212977
       (STATE OF INCORPORATION)            (PRIMARY STANDARD INDUSTRIAL                 (IRS EMPLOYER
                                           CLASSIFICATION CODE NUMBER)               IDENTIFICATION NO.)

                          50 WEST SAN FERNANDO STREET
                               SAN JOSE, CA 95113
                                 (408) 995-5115
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                  OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                PETER CARTWRIGHT
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              CALPINE CORPORATION
                          50 WEST SAN FERNANDO STREET
                               SAN JOSE, CA 95113
                                 (408) 995-5115
           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

          JOSEPH E. RONAN, JR., ESQ.                      SCOTT D. LESTER, ESQ.
               GENERAL COUNSEL                       BROBECK, PHLEGER & HARRISON LLP
             CALPINE CORPORATION                                ONE MARKET
         50 WEST SAN FERNANDO STREET                        SPEAR STREET TOWER
              SAN JOSE, CA 95113                         SAN FRANCISCO, CA 94105
                (408) 995-5115                                (415) 442-0900

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If the securities being registered on the Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                            ------------------------

                        CALCULATION OF REGISTRATION FEE

==================================================================================================
                                                   PROPOSED         PROPOSED
                                  AMOUNT           MAXIMUM           MAXIMUM
TITLE OF EACH CLASS OF             TO BE        OFFERING PRICE      AGGREGATE        AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED       PER UNIT(1)    OFFERING PRICE(1) REGISTRATION FEE
--------------------------------------------------------------------------------------------------
8 3/4% Senior Notes Due
  2007......................   $275,000,000           --          $275,000,000        $83,333
==================================================================================================

(1) Pursuant to Rule 457(f)(2) of the Securities Act of 1933, as amended, the registration fee has been estimated based on the book value of the securities to be received by Registrant in exchange for the securities to be issued hereunder in the Exchange Offer described herein.

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.

================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH JURISDICTION.

PROSPECTUS (Subject to Completion)

Issued November 28, 1997

                               OFFER TO EXCHANGE
                                all outstanding
                          8 3/4% SENIOR NOTES DUE 2007
                  ($275,000,000 PRINCIPAL AMOUNT OUTSTANDING)

                                      for

                          8 3/4% SENIOR NOTES DUE 2007

                                       of

[LOGO]
                              CALPINE CORPORATION

                            ------------------------

      THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
                                   , 1997, UNLESS EXTENDED.

                            ------------------------

CALPINE CORPORATION, A DELAWARE CORPORATION ("CALPINE" OR THE "COMPANY"), HEREBY
     OFFERS, UPON THE TERMS AND SUBJECT TO THE CONDITIONS SET FORTH IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL (THE "LETTER OF
 TRANSMITTAL"), TO EXCHANGE ITS 8 3/4% SENIOR NOTES DUE 2007 (THE "NEW NOTES"), IN AN OFFERING WHICH HAS BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), PURSUANT TO A REGISTRATION STATEMENT OF WHICH
    THIS PROSPECTUS CONSTITUTES A PART, FOR AN EQUAL PRINCIPAL AMOUNT OF ITS OUTSTANDING 8 3/4% SENIOR NOTES DUE 2007 (THE "OLD NOTES"), OF WHICH AN
  AGGREGATE OF $275,000,000 IN PRINCIPAL AMOUNT IS OUTSTANDING AS OF THE DATE HEREOF (THE "EXCHANGE OFFER"). THE NEW NOTES AND THE OLD NOTES ARE SOMETIMES
REFERRED TO HEREIN COLLECTIVELY AS THE "SENIOR NOTES." THE FORM AND TERMS OF THE
 NEW NOTES WILL BE THE SAME AS THE FORM AND TERMS OF THE OLD NOTES EXCEPT THAT THE NEW NOTES WILL NOT BEAR LEGENDS RESTRICTING THE TRANSFER THEREOF. THE NEW
    NOTES WILL BE OBLIGATIONS OF THE COMPANY ENTITLED TO THE BENEFITS OF THE INDENTURE, DATED AS OF JULY 8, 1997 (THE "INDENTURE"), RELATING TO THE SENIOR
   NOTES. SEE "DESCRIPTION OF THE NEW NOTES." FOLLOWING THE COMPLETION OF THE EXCHANGE OFFER, NONE OF THE SENIOR NOTES WILL BE ENTITLED TO ANY RIGHTS UNDER
THE REGISTRATION RIGHTS AGREEMENT DATED JULY 1, 1997 OR THE REGISTRATION RIGHTS AGREEMENT DATED AS OF SEPTEMBER 5, 1997 (COLLECTIVELY, THE "REGISTRATION RIGHTS
   AGREEMENT"), INCLUDING, BUT NOT LIMITED TO, THE CONTINGENT INCREASE IN THE
     INTEREST RATE PROVIDED FOR PURSUANT THERETO. SEE "THE EXCHANGE OFFER."

                            ------------------------

FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH
  AN INVESTMENT IN THE SENIOR NOTES, SEE "RISK FACTORS" BEGINNING ON PAGE 15.

                            ------------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                            ------------------------

The date of this Prospectus is               , 1997.

     The Company will accept for exchange any and all Old Notes that are validly tendered on or prior to 5:00 p.m., New York City time, on the date the Exchange
Offer expires, which will be             , 1997 unless the Exchange Offer is
extended (the "Expiration Date"). Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange Offer is not conditioned upon any minimum principal amount of Old Notes being tendered for exchange. The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer.

     The Old Notes initially sold to Qualified Institutional Buyers (as defined in Rule 144A) in reliance on Rule 144A under the Securities Act ("Rule 144A") were initially represented by two, permanent global Notes in definitive, fully registered form, registered in the name of a nominee of The Depositary Trust Company ("DTC"), which were deposited with The Bank of New York, the Trustee under the Indenture (the "Trustee"), as custodian. The New Notes exchanged for the Old Notes that are represented by the global Old Notes will continue to be represented by permanent global Old Notes (collectively, the "Global Notes," and individually, a "Global Note") in definitive, fully registered form, registered in the name of a nominee of DTC and deposited with the Trustee as custodian, unless the beneficial holders thereof request otherwise. See "Description of the New Notes -- Book Entry; Delivery and Form." Old Notes may be tendered only in denominations of $1,000 and any integral multiple thereof.

     Interest on the New Notes will be payable semi-annually in arrears on January 15 and July 15 of each year (each an "Interest Payment Date"), commencing on the first such date following their date of issuance. Interest on the New Notes will accrue from the last Interest Payment Date on which interest was paid on the Old Notes that are accepted for exchange or, if no interest has been paid, from July 8, 1997. Accordingly, interest which has accrued since the last Interest Payment Date or July 8, 1997 on the Old Notes accepted for exchange will cease to be payable upon issuance of the New Notes. Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain outstanding and bear interest at a rate of 8 3/4% per annum after the Expiration Date.

     Based on no-action letters issued by the staff of the Securities and Exchange Commission (the "Commission") to third parties, the Company believes the New Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by a holder thereof (other than (i) a broker-dealer who acquires such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company (within the meaning of Rule 405 under the Securities Act)) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holder is acquiring the New Notes in the ordinary course of such holder's business and is not participating, and has no arrangement or understanding with any person to participate, in the distribution of the New Notes. Holders of Old Notes wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. The Letter of Transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date of this Prospectus, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers. See "Plan of Distribution."

     Prior to the Exchange Offer, there has been no public market for the Senior Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the New Notes will develop. To the extent that a market for the New Notes develops, the market value of the New Notes will depend on market conditions (such as yields on alternative investments) general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the New Notes, to the extent that they are actively traded, to trade at a significant discount from the face value. See "Risk Factors -- Absence of Public Market."

     The Company will not receive any proceeds from the Exchange Offer. The Company has agreed to bear the expenses of the Exchange Offer. No underwriter is being used in connection with the Exchange Offer.

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL THE COMPANY ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

                            ------------------------

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical facts included in this Prospectus, including, without limitation, such statements under "Summary," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business" and located elsewhere herein, regarding the Company or any of the transactions described herein, including the timing, financing, strategies and effects of such transactions, are forward-looking statements. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectation will prove to have been correct. Important factors that could cause actual results to differ materially from expectations ("Cautionary Statements") are disclosed in this Prospectus, including, without limitation, in conjunction with the forward-looking statements in this Prospectus and/or under "Risk Factors." All subsequent written or oral forward-looking statements attributable to the Company or persons acting on behalf of the Company are expressly qualified in their entirety by the Cautionary Statements.

                            ------------------------

     THIS PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. THESE DOCUMENTS ARE AVAILABLE UPON REQUEST FROM CALPINE CORPORATION, 50 WEST SAN FERNANDO STREET, SAN JOSE, CALIFORNIA 95113,
ATTENTION: INVESTOR RELATIONS (TELEPHONE NUMBER: 408-995-5115). IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, ANY REQUEST SHOULD BE MADE BY
            , 1997.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND THE ACCOMPANYING LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THIS PROSPECTUS, NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, NOR ANY SALE MADE HEREUNDER SHALL UNDER ANY CIRCUMSTANCES CREATE AN IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. NEITHER THIS PROSPECTUS NOR THE ACCOMPANYING LETTER OF TRANSMITTAL, OR BOTH TOGETHER, CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                            ------------------------

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
Summary...............................................................................    5
Risk Factors..........................................................................   15
Use of Proceeds.......................................................................   23
The Exchange Offer....................................................................   24
Capitalization........................................................................   31
Selected Consolidated Financial Data..................................................   32
Pro Forma Consolidated Financial Information..........................................   34
Management's Discussion and Analysis of Financial Condition and Results of
  Operations..........................................................................   41
Business..............................................................................   52
Management............................................................................   86
Description of Certain Other Indebtedness.............................................  116
Transfer Restrictions.................................................................  118
Certain Federal Income Tax Considerations.............................................  118
Plan of Distribution..................................................................  120
Legal Matters.........................................................................  120
Experts...............................................................................  121
Available Information.................................................................  121
Incorporation By Reference............................................................  121
Consolidated Financial Statements.....................................................  F-1

                                    SUMMARY

     The following summary is qualified in its entirety by the more detailed information and consolidated financial statements, including the notes thereto, appearing elsewhere in this Prospectus or incorporated by reference herein. References in this Prospectus to the "Company" or "Calpine" shall, as the context requires, include Calpine Corporation and its consolidated subsidiaries.

                                  THE COMPANY

     Calpine is engaged in the acquisition, development, ownership and operation of power generation facilities and the sale of electricity and steam in the United States and selected international markets. The Company currently has interests in 19 power generation facilities and steam fields having an aggregate capacity of 2,264 megawatts. In addition, Calpine has a 240 megawatt gas-fired power generation facility currently under construction in Pasadena, Texas and an investment in a 169 megawatt gas-fired power generation facility currently under construction in Dighton, Massachussetts. The Company also currently has a pending acquisition, subject to the fulfillment of all required conditions, for the net ownership interests of 120 megawatts of capacity in four gas-fired power generation facilities located in New York, with an aggregate capacity of 388 megawatts. Since its inception in 1984, Calpine has developed substantial expertise in all aspects of electric power generation. The Company's vertical integration has resulted in significant growth over the last five years as Calpine has applied its extensive engineering, construction management, operations, fuel management and financing capabilities to successfully implement its acquisition and development program. Calpine's strategy is to capitalize on opportunities in the power market through an ongoing program to acquire, develop, own and operate electric power generation facilities, as well as marketing power and energy services to utilities and other end users.

     Calpine's net interest in power generation facilities has increased from 281 megawatts in 1991 to 1,919 megawatts, including the facilities currently under construction. Total assets have increased from $41.2 million as of December 31, 1991 to $1.4 billion on a pro forma basis as of September 30, 1997. Calpine's revenue on a pro forma basis has increased to $256.6 million for 1996, representing a five-year compound annual growth rate of 46% since 1991. The Company's EBITDA (as defined) on a pro forma basis for 1996 increased to $151.6 million from $4.9 million in 1991, representing a five-year compound annual growth rate of 99%. See "Pro Forma Consolidated Financial Data."

THE MARKET

     The power generation industry represents the third largest industry in the United States, with an estimated end user market of approximately $211.9 billion of electricity sales and 3,100 gigawatt hours of production in 1996. In response to increasing customer demand for access to low cost electricity and enhanced services, new regulatory initiatives are currently being adopted or considered at both state and federal levels to increase competition in the domestic power generation industry. To date, such initiatives are under consideration at the federal level and in approximately forty-five states. In April 1996, the Federal Energy Regulatory Commission ("FERC") adopted Order No. 888, opening wholesale power sales to competition and providing for open and fair electric transmission services by public utilities. In addition, the California Public Utilities Commission ("CPUC") has issued an electric industry restructuring decision which provides for commencement of deregulation and implementation of customer choice of electricity supplier by January 1, 1998. Legislation implementing this decision was adopted in September 1996. Calpine believes that industry trends and such regulatory initiatives will lead to the transformation of the existing market, which is largely characterized by electric utility monopolies, having old, inefficient, high cost generating facilities, selling to a captive customer base, to a more competitive market where end users may purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others. The Company believes that these market trends will create substantial opportunities for companies such as Calpine that are low cost power producers and have an integrated power services capability which enables them to produce and sell energy to customers at competitive rates.

     The Company also believes that these market trends will result in the disposition of power generation facilities by utilities, independent power producers and industrial companies. Utilities such as Pacific Gas & Electric Company ("PG&E") and Southern California Edison Company have announced their intentions to sell power generation facilities totaling approximately 7,300 megawatts and 9,500 megawatts, respectively. In addition, New England Electric System is currently in the process of selling its entire non-nuclear generating portfolio of approximately 4,000 megawatts. The independent power industry, which represents approximately 8% of the installed capacity in the United States, or approximately 65,000 megawatts, and has accounted for approximately 50% of all additional capacity in the United States since 1991, is currently undergoing significant consolidation. Many independent producers operating a limited number of power plants are seeking to dispose of such plants in response to competitive pressures, and industrial companies are selling their power plants to redeploy capital in their core businesses. Over 200 independent power plant and portfolio sale transactions have occurred in the past three years. The Company believes that this consolidation will continue in the highly fragmented independent power industry.

     The power generation industry outside the United States is approximately three times larger than the domestic market, and the demand for electricity is growing rapidly. It was estimated in 1997 that in excess of 440 gigawatts of new capacity will be required outside the United States over the ensuing ten-year period. In order to satisfy this anticipated increase in demand, many countries have adopted active government programs designed to encourage private investment in power generation facilities. The Company believes that these market trends will create significant opportunities to acquire and develop power generation facilities in such countries.

STRATEGY

     Calpine's objective is to become a leading power company by capitalizing on these emerging opportunities in the domestic and international power markets. The key elements of the Company's strategy are as follows:

     Expand and diversify domestic portfolio of power projects. In pursuing its growth strategy, the Company intends to focus on opportunities where it is able to capitalize on its extensive management and technical expertise to implement a fully integrated approach to the acquisition, development and operation of power generation facilities. This approach includes design, engineering, procurement, finance, construction management, fuel and resource acquisition, operations and power marketing, which Calpine believes provides it with a competitive advantage. By pursuing this strategy, the Company has significantly expanded and diversified its project portfolio. Since 1993, the Company has completed transactions involving nine gas-fired cogeneration facilities and two steam fields. As a result of these transactions, the Company has more than quadrupled its aggregate power generation capacity and substantially diversified its fuel mix since 1993.

     The Company is also pursuing the development of highly efficient, low cost power plants that seek to take advantage of inefficiencies in the electricity market. The Company intends to sell all or a portion of the power generated by such merchant plants into the competitive market, rather than exclusively through long-term power sales agreements. As part of Calpine's initial effort to develop merchant plants, the Company has commenced construction of a 240 megawatt gas-fired cogeneration project located in Pasadena, Texas (the "Pasadena Cogeneration Project"). Approximately 90 megawatts of electricity generated by the Pasadena Cogeneration Project will be sold to the Phillips Houston Chemical Complex, with the remainder to be sold into the competitive wholesale market through Calpine's power marketing activities. The Company expects that this project will represent a prototype for future merchant plant developments. The Company currently plans to develop additional low-cost, gas-fired facilities in California, Texas, New England and other high priced power markets. See "Business--Project Development and Acquisitions -- Project Development."

     Enhance the performance and efficiency of existing power projects. The Company continually seeks to maximize the power generation potential of its operating assets and minimize its operating and maintenance expenses and fuel costs. To date, the Company's power generation facilities have operated at an average availability of approximately 97%. The Company believes that achieving and maintaining a low cost of production will be increasingly important to compete effectively in the power generation market.

     Continue to develop an integrated power marketing capability. The Company has established an integrated power marketing capability, conducted through its wholly owned subsidiary, Calpine Power Services Company ("CPSC"). In 1995, CPSC received approval from the FERC to conduct power marketing activities. The Company believes that a power marketing capability complements its business strategy of providing low cost power generation services. CPSC's power marketing activities will focus on the development of long-term customer service relationships, supported primarily by generating assets that are owned, operated or controlled by Calpine. CPSC will aggregate the Company's own resources, the resources of its customers, power pool resources, and market power supply to provide the customized services demanded by its customers at a competitive price.

     Continue to develop a diversified portfolio of fuel resources. The Company's wholly owned subsidiary, Calpine Fuels Corporation ("Calpine Fuels"), was formed in 1995 to manage the fuel requirements of the Company's facilities. Calpine Fuels is aggregating a diversified portfolio of third party gas supplies, pipeline capacity and gas produced from Company-owned reserves to meet the Company's needs. The Company anticipates that the direct management and optimization of its fuel resources will enable the Company to minimize its fuel costs.

     Selectively expand into international markets. Internationally, the Company intends to utilize its geothermal and gas-fired expertise in selected markets of Southeast Asia and Latin America, where demand for power is rapidly growing and private investment is encouraged. In November 1995, the Company made an investment in the Cerro Prieto steam fields, located in Baja California, Mexico. In March 1996, the Company entered into a joint venture agreement to pursue the development of a geothermal resource in Indonesia with an estimated potential capacity in excess of 500 megawatts. Calpine believes that its investments in these projects will effectively position it for future expansion in Southeast Asia and Latin America.

BACKGROUND

     The Company was incorporated under the laws of the State of California in 1984 and reincorporated in Delaware in 1996. The principal executive offices of the Company are located at 50 West San Fernando Street, San Jose, California 95113, and its telephone number is (408) 995-5115.

                                  RISK FACTORS

     See "Risk Factors" for a discussion of certain risks that should be considered in conjunction with an investment in the Senior Notes.

                   SUMMARY OF THE TERMS OF THE EXCHANGE OFFER

The Exchange Offer.........  The Company is offering to exchange $1,000 in principal amount (and any integral multiple thereof) of New Notes for each $1,000 in principal amount (and any integral multiple thereof) of Old Notes that are validly tendered pursuant to the Exchange Offer. The Company will issue the New Notes promptly after the Expiration Date. As of the date of this Prospectus, $275,000,000 in aggregate principal amount of Old Notes are outstanding. The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer.

Resale.....................  The Company believes that the New Notes issued pursuant to the Exchange Offer generally will be freely transferable by the holders thereof without registration or any prospectus delivery requirement under the Securities Act, except that a "dealer" or any of the Company's "affiliates," as such terms are defined under the Securities Act, that exchanges Old Notes held for its own account may be required to deliver copies of this Prospectus in connection with any resale of the New Notes issued in exchange for such Old Notes. See "The Exchange Offer -- General" and "Plan of Distribution."

Expiration Date............  The Exchange Offer will expire at 5:00 p.m., New
                             York City time, on             , 1997, unless
                             extended, in which case the term Expiration Date means the latest date and time to which the Exchange Offer is extended. The Company will accept for exchange any and all Old Notes that are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date.

Accrued Interest on the New
  Notes and the Old
  Notes....................  Each New Note will bear interest from the last
                             Interest Payment Date on which interest was paid on the Old Notes, or, if interest has not yet been paid on the Old Notes, from July 8, 1997, the date of issuance. Such interest will be paid with the first interest payment on the New Notes. Accordingly, interest, which has accrued since the last Interest Payment Date or July 8, 1997, on the Old Notes accepted for exchange will cease to be payable upon issuance of the New Notes. Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will bear interest at a rate of 8 3/4% per annum after the Expiration Date.

Termination................  The Company may terminate the Exchange Offer if it determines that its ability to proceed with the Exchange Offer could be materially impaired due to any legal or governmental action, any new law, statute, rule or regulation or any interpretation by the staff of the Commission of any existing law, statute, rule or regulation. Holders of Old Notes will have certain rights against the Company under the Registration Rights Agreement should the Company fail to consummate the Exchange Offer. See "The Exchange Offer -- Termination." No federal or state regulatory requirements must be complied with or approvals obtained in connection with the Exchange Offer, other than applicable requirements under federal and state securities laws.

Procedures for Tendering
Old Notes..................  Each holder of Old Notes wishing to accept the
                             Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with such Old Notes and any other required documentation to The Bank of New York, as Exchange Agent (the "Exchange Agent"), at the address set forth herein and therein, or effect a tender of Old Notes pursuant to the procedure for book-entry transfer as provided for herein. By executing the Letter of Transmittal, each holder will represent to the Company that, among other things, the New Notes acquired pursuant to the Exchange Offer are being obtained in the ordinary course of business of the person receiving such New Notes, whether or not such person is the holder, that neither the holder nor any such other person has an arrangement or understanding with any person to participate in the distribution of such New Notes and, except as otherwise disclosed in writing to the Company, that neither the holder nor any such other person is an "affiliate," as defined in Rule 405 under the Securities Act, of the Company.

Special Procedures for
Beneficial Owners..........  Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the Exchange Offer should contact such registered holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on such owner's own behalf, such owner must, prior to completing and executing the Letter of Transmittal and delivering such owner's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such owner's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time and may not be able to be completed prior to the Expiration Date.

Guaranteed Delivery
  Procedures...............  Holders of Old Notes who wish to tender their Old
                             Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery procedures set forth in "The Exchange Offer -- Guaranteed Delivery Procedures."

Withdrawal Rights..........  Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Acceptance of Old Notes and
  Delivery of New Notes....  Subject to certain conditions (as summarized above in "Termination" and described more fully in "The Exchange Offer -- Termination"), the Company will accept for exchange any and all Old Notes that are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Notes issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange
                             Offer -- General."

Certain Federal Income Tax
  Considerations...........  The exchange pursuant to the Exchange Offer will generally not be a taxable event for federal income tax purposes. For a discussion of certain federal income tax considerations relating to the exchange of the Old Notes for the New Notes, see "Certain Federal Income Tax Considerations."

Exchange Agent.............  The Trustee is also the Exchange Agent. The mailing address of the Exchange Agent is: The Bank of New York, 101 Barclay Street, Floor 7E, New York, New York 10286, Attention: Reorganization Section. The address for deliveries by hand and by overnight courier is: The Bank of New York, 101 Barclay Street, Corporate Trust Services Window, Grand Level, New York, New York 10286. For information with respect to the Exchange Offer, the telephone number for the Exchange Agent is (212) 815-2742 and the facsimile number for the Exchange Agent is
                             (212) 815-6339.

Use of Proceeds............  There will be no cash proceeds payable to the
                             Company from the issuance of the New Notes pursuant to the Exchange Offer. Of the net proceeds received by the Company from the sale of the Old Notes, approximately $124.1 million was used to repay outstanding indebtedness and the remainder was used for general corporate purposes. See "Use of Proceeds."

                     SUMMARY OF THE TERMS OF THE NEW NOTES

     The Exchange Offer applies to an aggregate principal amount of $275,000,000 of the Old Notes. The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will not bear legends restricting the transfer thereof. The New Notes will be obligations of the Company entitled to the benefits of the Indenture. See "Description of the New Notes."

Securities Offered...................   $275,000,000 aggregate principal amount of 8 3/4%
                                        Senior Notes Due 2007.
Maturity Date........................   July 15, 2007.
Interest Payment Dates...............   January 15 and July 15 of each year, commencing
                                        January 15, 1998.
Optional Redemption..................   The New Notes will not be redeemable at the option of
                                        the Company prior to July 15, 2002. Thereafter, the
                                        New Notes will be redeemable, at the Company's option,
                                        in whole or in part from time to time, at the
                                        redemption prices set forth herein, plus accrued and
                                        unpaid interest, if any, to the applicable redemption
                                        date. In addition, at any time from time to time prior
                                        to July 15, 2000, the Company may redeem, at its
                                        option, up to an aggregate of $96.25 million of the
                                        original principal amount of Senior Notes at a
                                        redemption price set forth herein, plus accrued and
                                        unpaid interest, if any, to the date of redemption
                                        with the net proceeds of one or more Public Equity
                                        Offerings (as defined) if at least $178.75 million
                                        principal amount of Senior Notes remain outstanding
                                        after each such redemption. See "Description of the
                                        New Notes -- Optional Redemption."
Ranking..............................   The New Notes will be senior unsecured obligations of
                                        the Company and will rank pari passu in right of
                                        payment with all other existing and future Senior
                                        Indebtedness (as defined herein) of the Company and
                                        senior in right of payment to all Subordinated
                                        Indebtedness (as defined herein) of the Company. The
                                        New Notes will be effectively subordinated to all
                                        liabilities of the Company's subsidiaries, including
                                        trade payables. As of September 30, 1997, after giving
                                        effect to the sale of the Old Notes and the
                                        application of the net proceeds therefrom, the amount
                                        of secured indebtedness, to which the New Notes would
                                        be effectively subordinated, would have been
                                        approximately $309.5 million and the Company would
                                        have had $285.0 million of outstanding indebtedness
                                        ranking pari passu with the New Notes. See "Risk
                                        Factors -- Substantial Leverage," "Risk Fac-
                                        tors -- Risks Related to Holding Company Structure"
                                        and "Description of New Notes -- Ranking."
Change of Control....................   Upon a Change of Control Triggering event (as defined
                                        herein), the Company will be required to make an offer
                                        to purchase the New Notes then outstanding at a
                                        purchase price equal to 101% of the principal amount
                                        thereof, plus accrued and unpaid interest, if any, to
                                        the date of repurchase. See "Description of New
                                        Notes -- Covenants -- Change of Control."
Certain Covenants....................   The Indenture (as defined herein) under which the New
                                        Notes will be issued will contain certain covenants
                                        that, among other things, limit (i) the incurrence of
                                        additional debt by the Company and its subsidiaries,
                                        (ii) the payment of dividends on and redemptions of
                                        capital stock by the Company and its subsidiar-

                                        ies, (iii) the use of proceeds from the sale of assets
                                        and subsidiary stock, (iv) transactions with
                                        affiliates, (v) the creation of liens and (vi) sale
                                        leaseback transactions. The Indenture will also
                                        restrict the Company's ability to consolidate or merge
                                        with or into, or to transfer all or substantially all
                                        of its assets to, another person. However, these
                                        limitations are subject to a number of important
                                        qualifications and exceptions. See "Description of New
                                        Notes -- Covenants."
Exchange Offer; Registration            The Company has agreed to file an Exchange Offer
Rights...............................   Registration Statement or, under certain
                                        circumstances, a Shelf Registration Statement,
                                        pursuant to the Registration Rights Agreement. Upon
                                        the failure of the Company to comply with certain of
                                        its obligations under the Registration Rights
                                        Agreement, additional interest will be payable on each
                                        of the Old Notes. Any Old Notes remaining outstanding
                                        following a consummation of the Exchange Offer will be
                                        treated together with the New Notes as one series for
                                        purposes of the Indenture. Holders of Senior Notes who
                                        do not participate in the Exchange Offer may
                                        thereafter hold a less liquid security. See
                                        "Description of New Notes -- Registration Rights."

     SUMMARY CONSOLIDATED HISTORICAL AND PRO FORMA FINANCIAL AND OPERATING
                                  INFORMATION

     The following table sets forth summary consolidated historical and pro forma financial and operating information of the Company for the periods indicated. The Company's summary consolidated historical financial information were derived from the Company's Consolidated Financial Statements. The summary pro forma consolidated financial and operating information was derived from the Unaudited Pro Forma Consolidated Financial Information of the Company and give effect to certain transactions as described under "Pro Forma Consolidated Financial Information," as if such transactions had occurred at the beginning of the period. The information presented below should be read in conjunction with "Selected Consolidated Historical Financial and Operating Information," "Unaudited Pro Forma Consolidated Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements, included elsewhere in this Prospectus.

                                                                                                           NINE MONTHS
                                               YEAR ENDED DECEMBER 31,                                 ENDED SEPTEMBER 30,
                        ---------------------------------------------------------------------   ---------------------------------
                          1992        1993        1994        1995              1996               1996              1997
                        ---------   ---------   ---------   ---------   ---------------------   ----------   --------------------
                                                                                       PRO                                 PRO
                                                                         ACTUAL     FORMA(1)                  ACTUAL    FORMA(1)
                                                                        ---------   ---------                ---------  ---------
                                                                 (DOLLARS IN THOUSANDS)
STATEMENT OF
  OPERATIONS DATA:
  Total revenue.......  $  39,577   $  69,915   $  94,762   $ 132,098   $ 214,554   $256,562    $  152,891   $ 199,880  $211,645
  Cost of revenue.....     25,921      42,501      52,845      77,388     129,200    153,635        87,172     110,934   114,961
  Gross profit........     13,656      27,414      41,917      54,710      85,354    102,927        65,719      88,496    96,684
  Project development
    expenses..........        806       1,280       1,784       3,087       3,867      3,867         2,454       5,711     5,711
  General and
    administrative
    expenses..........      3,924       5,080       7,323       8,937      14,696     14,882        10,777      13,202    13,211
  Income from
    operations........      6,902      21,054      31,772      42,686      66,791     84,178        52,488      70,033    77,762
  Interest expense....      1,225      13,825      23,886      32,154      45,294     76,019        31,099      43,364    57,939
  Other income, net...       (310)     (1,133)     (1,988)     (1,895)     (6,259)    (8,790)       (1,628)    (11,789)  (11,788)
  Net income..........  $   3,460   $   3,754   $   6,021   $   7,378   $  18,692   $ 11,830    $   15,155   $  24,507  $ 20,225
OTHER FINANCIAL DATA
  AND RATIOS:
  Depreciation and
    amortization......  $     232   $  12,540   $  21,580   $  26,896   $  40,551   $ 48,025    $   27,699   $  36,919  $ 37,031
  EBITDA(2)...........  $   9,898   $  42,370   $  53,707   $  69,515   $ 117,379   $151,571    $   86,441   $ 127,398  $139,114
  EBITDA to
    Consolidated
    Interest
    Expense(3)........      4.73x       2.98x       2.23x       2.11x       2.41x      1.88x         2.55x       2.70x     2.25x
  Total debt to
    EBITDA............      3.70x       6.24x       6.23x       5.87x       5.12x      5.80x            --          --        --
  Ratio of earnings to
    fixed
    charges(4)........      3.41x       2.09x       1.52x       1.46x       1.45x      1.23x         1.59x       1.77x     1.56x
SELECTED OPERATING
  INFORMATION(5):
  Power plants:
    Electricity
      revenue(6):
      Energy..........  $  38,325   $  37,088   $  45,912   $  54,886   $  93,851   $ 98,715    $   60,561   $  77,451  $ 77,451
      Capacity........  $   7,707   $   7,834   $   7,967   $  30,485   $  65,064   $ 84,038    $   50,095   $  67,048  $ 67,048
    Megawatt hours
      produced........    403,274     378,035     447,177   1,033,566   1,985,404   2,225,867    1,332,594   1,551,078  1,551,078
    Average energy
      price per
      kilowatt
      hour(7).........     9.503c      9.811c     10.267c      5.310c      4.727c     4.435c        4.545c      4.993c    4.993c
  Steam fields:
    Steam revenue:
      Calpine.........  $  33,385   $  31,066   $  32,631   $  39,669   $  40,549   $ 40,549    $   29,655   $  31,268  $ 31,268
      Other
        interest......  $   2,501   $   2,143   $   2,051          --          --         --            --          --        --
    Megawatt hours
      produced........  2,105,345   2,014,758   2,156,492   2,415,059   2,528,874   2,528,874    1,811,449   1,972,439  1,972,439
    Average price per
      kilowatt hour...     1.705c      1.648c      1.608c      1.643c      1.603c     1.603c        1.637c      1.585c    1.585c

                                                            AS OF DECEMBER 31,                     AS OF SEPTEMBER 30, 1997
                                           -----------------------------------------------------   -------------------------
                                            1992       1993       1994       1995        1996        ACTUAL     PRO FORMA(1)
                                           -------   --------   --------   --------   ----------   ----------   ------------
                                                                        (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents..............  $ 2,160   $  6,166   $ 22,527   $ 21,810   $  100,010   $  198,550    $  155,924
  Total assets...........................   55,370    302,256    421,372    554,531    1,030,215    1,367,967     1,367,967
  Short-term debt........................    1,200     17,200     27,300     85,885       37,492      123,095       123,095
  Long-term line of credit...............   35,467     52,595         --     19,851           --           --            --
  Non-recourse debt......................       --    194,746    196,806    190,642      278,640      186,403       186,403
  Notes payable..........................       --         --      5,296      6,348           --           --            --
  Senior Notes...........................       --         --    105,000    105,000      285,000      560,043       560,043
  Total debt.............................   36,667    264,541    334,402    407,726      601,132      869,541       869,541
  Stockholders' equity...................   10,505     13,429     18,649     25,227      203,127      229,551       229,551

---------------

(1) For a description of the transactions reflected in the pro forma information set forth in the table, see "Pro Forma Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Description of Facilities."

(2) EBITDA is defined as income from operations plus depreciation, capitalized interest, other income, non-cash charges and cash received from investments in power projects, reduced by the income from unconsolidated investments in power projects. See "Description of the New Notes -- Certain Definitions." EBITDA is presented not as a measure of operating results but rather as a measure of the Company's ability to service debt. EBITDA should not be construed as an alternative either (i) to income from operations (determined in accordance with generally accepted accounting principles) or (ii) to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

(3) For purposes of calculating the EBITDA to Consolidated Interest Expense ratio, Consolidated Interest Expense is defined as total interest expense plus one-third of all operating lease obligations, dividends paid in respect of preferred stock and cash contributions to any employee stock ownership plan used to pay interest on loans incurred to purchase capital stock of the Company. See "Description of the New Notes -- Certain Definitions." The pro forma EBITDA to Consolidated Interest Expense ratio presented gives effect to the sale of the Old Notes and the application of the net proceeds therefrom as if such transaction had occurred on January 1, 1997.

(4) Earnings are defined as income before provision for taxes, extraordinary item and cumulative effect of changes in accounting principle plus cash received from investments in power projects and fixed charges reduced by the equity in income from investments in power projects and capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issuance costs and the portion of rental expenses representative of the interest expense component.

(5) For an explanation of such selected operating information, see "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Selected Operating Information."

(6) Electricity revenue is comprised of fixed capacity payments, which are not related to production, and variable energy payments, which are related to production.

(7) Represents energy revenue divided by the megawatt hours produced.

                                  RISK FACTORS

     Prospective purchasers of the New Notes should carefully consider the factors set forth below, as well as the other information contained in this Prospectus, in evaluating an investment in the New Notes.

SUBSTANTIAL LEVERAGE

     The Company is substantially leveraged as a result of outstanding indebtedness of the Company and non-recourse debt financing of certain of the Company's subsidiaries incurred to finance the acquisition and development of power generation facilities. As of September 30, 1997, the Company's total consolidated indebtedness was $869.5 million, its total consolidated assets were $1.4 billion and its stockholders' equity was $229.6 million. See "Capitalization" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The ability of the Company to meet its debt service obligations and to repay outstanding indebtedness according to its terms will be dependent primarily upon the performance of the power generation facilities in which the Company has an interest.

     The Indenture dated July 8, 1997 (the "Indenture") relating to the Senior Notes, the Indenture dated as of May 16, 1996 (the "10 1/2% Indenture") relating to the Company's 10 1/2% Senior Notes Due 2006 (the "10 1/2% Senior Notes") and the Indenture dated as of February 17, 1994 (the "9 1/4% Indenture") relating to the Company's 9 1/4% Senior Notes Due 2004 (the "9 1/4% Senior Notes") (collectively, the "Indentures") contain certain restrictive covenants. Such restrictions affect, and in many respects significantly limit or prohibit, among other things, the ability of the Company or its subsidiaries or such other entities, as the case may be, to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with affiliates, create liens, sell assets and engage in mergers and consolidations. The Indentures also contain provisions that require the Company, in the event of a Change of Control Triggering Event (as such term is defined in the Indentures), to make an offer to purchase the Senior Notes, the 10 1/2% Senior Notes and the 9 1/4% Senior Notes. There can be no assurance that the Company will have the financial resources necessary to purchase the Senior Notes, the 10 1/2% Senior Notes and the 9 1/4% Senior Notes upon a Change of Control (as such term is defined in the Indentures). Such Change of Control provisions contained in the Indentures may not be waived by the Board of Directors of the Company. See "Description of the New Notes" and "Description of Certain Other Indebtedness."

     The Company believes that, based on current levels of operations and anticipated growth, cash flow from operations, together with other available sources of funds, including borrowings under the Company's existing borrowing arrangements, will be adequate to make required payments of principal and interest on the Company's debt, including the Senior Notes, the 10 1/2% Senior Notes and the 9 1/4% Senior Notes, and to enable the Company to comply with the terms of its debt agreements, although there can be no assurance that this will be the case. If the Company is unable to comply with the terms of its debt agreements and fails to generate sufficient cash flow from operations in the future, the Company may be required to refinance all or a portion of its existing debt or to obtain additional financing. There can be no assurance that any such refinancing would be possible or that any additional financing could be obtained, particularly in view of the Company's high levels of debt and the debt incurrence restrictions under existing debt agreements. If cash flow is insufficient and no such refinancing or additional financing is available, the Company may be forced to default on its debt obligations. In the event of a default under the terms of any of the indebtedness of the Company, subject to the terms of such indebtedness, the obligees thereunder would be permitted to accelerate the maturity of such obligations, which could cause defaults under other obligations of the Company. See "-- Risks Related to Holding Company Structure," "-- Possible Unavailability of Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS RELATED TO HOLDING COMPANY STRUCTURE

     The Senior Notes will be exclusively the obligations of Calpine and not of any of its subsidiaries or other affiliates. Because the operations of the Company are conducted primarily by its subsidiaries and other affiliates, the Company's cash flow and its ability to service its indebtedness, including its ability to pay the interest on and principal of the Senior Notes, are almost entirely dependent upon the earnings of its subsidiaries and other affiliates and the distribution of those earnings to the Company. The non-recourse debt agreements of certain of the Company's subsidiaries and other affiliates generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to the Company. The restrictions in such agreements generally require that, prior to the payment of dividends, distributions or other transfers, the subsidiary or other affiliate proposing to make the distribution must provide for the payment of other obligations, including operating expenses, debt service and reserves. Calpine's subsidiaries and other affiliates are separate and distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due on the Senior Notes or to make any funds available therefor, whether by dividends, loans or other payments, and do not guarantee the payment of interest on or principal of the Senior Notes. Any right of Calpine to receive any assets of any of its subsidiaries or other affiliates upon any liquidation or reorganization of Calpine (and the consequent right of the holders of the Senior Notes to participate in the distribution of, or to realize proceeds from, those assets) will be effectively subordinated to the claims of any such subsidiaries' or other affiliates' creditors (including trade creditors and holders of debt issued by such subsidiaries or affiliates). After giving effect to the sale of the Old Notes and the application of the net proceeds therefrom, as of September 30, 1997, approximately $309.5 million of indebtedness of certain of the Company's subsidiaries would be effectively senior to the Senior Notes, all of which represents non-recourse project financing secured by the assets of such subsidiaries.

     While the Indentures impose limitations on the ability of the Company and its subsidiaries to incur additional indebtedness, the Indentures do not limit the amount of non-recourse debt that the Company's subsidiaries may incur to finance new facilities. See "Description of the New Notes -- Covenants -- Limitation on Incurrence of Indebtedness."

POSSIBLE UNAVAILABILITY OF FINANCING

     Each power generation facility acquired or developed by the Company will require substantial capital investment. The Company's ability to arrange financing and the cost of such financing are dependent upon numerous factors, including general economic and capital market conditions, conditions in energy markets, regulatory developments, credit availability from banks or other lenders, investor confidence in the industry and the Company, the continued success of the Company's current facilities, and provisions of tax and securities laws that are conducive to raising capital. There can be no assurance that financing for new facilities will be available to the Company on acceptable terms in the future.

     On September 25, 1996, the Company entered into a $50.0 million three-year revolving credit facility with The Bank of Nova Scotia (the "Revolving Credit Facility"). The Revolving Credit Facility contains certain restrictions that limit or prohibit, among other things, the ability of the Company or its subsidiaries to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with affiliates, create liens, sell assets and engage in mergers and consolidations. See "Management's Discussion and Analysis of Results of Operations and Financial
Condition -- Liquidity and Capital Resources."

     The Company's power generation facilities have been financed using a variety of leveraged financing structures, primarily consisting of non-recourse debt and lease obligations. As of September 30, 1997, the Company had approximately $869.5 million of total consolidated indebtedness, of which approximately 36% represented non-recourse subsidiary debt. Each non-recourse debt and lease obligation is structured to be fully paid out of cash flow provided by the facility or facilities, the assets of which (together with pledges of stock or partnership interests in the entity owning the facility) collateralize such obligations, without any claim against the Company's general corporate funds. Such leveraged financing permits the development of larger facilities, but also increases the risk to the Company that its interest in a particular facility could be impaired or that fluctuations in revenues could adversely affect the Company's ability to meet its lease or debt obligations. The debt collateralized by the interests of the Company in each operating facility reduces the liquidity of such assets since any sale or transfer of a facility would be subject both to the lien securing the facility indebtedness and to transfer restrictions in the financing agreements. While the Company intends to utilize non-recourse or lease financing when appropriate, there can be no assurance that market conditions and other factors will permit the same limited equity investment by the Company or the same substantially nonrecourse nature of financings for future facilities. In the event of a default under a financing agreement, and assuming the Company or the other equity investors in a facility are unable or choose not to cure such default within applicable cure periods, if any, the lenders or lessors would generally have rights to the facility, any related geothermal resource or natural gas reserves, related contracts and cash flows and all licenses and permits necessary to operate the facility. In the event of foreclosure after such a default, the Company might not retain any interest in such facility. The Company does not believe the existence of non-recourse or lease financing will materially affect its ability to continue to borrow funds in the future in order to finance new facilities. There can be no assurance, however, that the Company will continue to be able to obtain the financing required to develop its power facilities on terms satisfactory to the Company. See "-- Power Project Development and Acquisition Risks" and
"Business -- Description of Facilities."

     The Company has from time to time guaranteed certain obligations of its subsidiaries and other affiliates. There can be no assurance that, in respect of any financings of facilities in the future, lenders or lessors will not require the Company to guarantee the indebtedness of such future facilities, rendering the Company's general corporate funds vulnerable in the event of a default by such facility or related subsidiary. If the lenders or lessors were to require such guarantees, and the Company were unable to incur indebtedness in respect of such guarantees under the restrictions on indebtedness (including guarantees) contained in the Indentures, the Company's ability to fund new facilities could be adversely affected. The Indentures do not limit the ability of the Company's subsidiaries to incur non-recourse or lease financing for investment in new facilities.

IMPACT OF AVOIDED COST PRICING; ENERGY PRICE FLUCTUATIONS

     The Company has a net interest of 421 megawatts in the aggregate capacity generated by nine power plants that deliver electricity to PG&E under separate long-term power sales agreements. Each of these agreements provides for both capacity payments and energy payments for the term of the agreement. During the initial ten-year period of certain of the agreements, PG&E pays a fixed price for each unit of electrical energy according to schedules set forth in such agreements (which represent 17%, or 73 megawatts, of such net interest). The fixed price periods under these power sales agreements expire at various times in 1998 through 2000. After the fixed price periods expire, while the basis for the capacity and capacity bonus payments under these power sales agreements remains the same, the energy payments adjust to PG&E's then prevailing avoided cost of energy, which is determined and published each month by the utility. The term "avoided cost" refers to the incremental costs that an electric utility would incur to produce or purchase an amount of power equivalent to that purchased from qualifying facilities ("QFs") (as defined under the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA")). On December 9, 1996, the CPUC approved a new methodology for the calculation of short-run avoided cost ("SRAC"), which is effective retroactive to October 1, 1996 and will continue until the independent power exchange has commenced operations and is functioning properly. The independent power exchange is scheduled to commence operations on January 1, 1998. Thereafter, the SRAC will become the energy clearing price of the independent power exchange. The currently prevailing SRAC is substantially lower than the fixed energy prices under these power sales agreements and is expected to remain so. While SRAC does not affect capacity payments under the power sales agreements, the Company's energy revenue under these power sales agreements is expected to be materially reduced at the expiration of the fixed price period. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- General" and
"Business -- Description of Facilities." Such reduction may have a material adverse effect on the Company's results of operations. Prices paid for the steam delivered by the Company's steam fields are based on a formula that partially reflects the price levels of nuclear and fossil fuels, and, therefore, a reduction in the price levels of such fuels may reduce revenue under the steam sales agreements for the steam fields. See "Business -- Description of Facilities -- Steam Fields."

PROJECT DEVELOPMENT AND ACQUISITION RISKS

     The development of power generation facilities is subject to substantial risks. In connection with the development of a power generation facility, the Company must generally obtain power and/or steam sales agreements, governmental permits and approvals, fuel supply and transportation agreements, sufficient equity capital and debt financing, electrical transmission agreements, site agreements and construction contracts, and there can be no assurance that the Company will be successful in doing so. In addition, project development is subject to certain environmental, engineering and construction risks relating to cost-overruns, delays and performance. Although the Company may attempt to minimize the financial risks in the development of a project by securing a favorable long-term power sales agreement, entering into power marketing transactions, obtaining all required governmental permits and approvals and arranging adequate financing prior to the commencement of construction, the development of a power project may require the Company to expend significant sums for preliminary engineering, permitting and legal and other expenses before it can be determined whether a project is feasible, economically attractive or financeable. If the Company were unable to complete the development of a facility, it would generally not be able to recover its investment in such a facility. The process for obtaining initial environmental, siting and other governmental permits and approvals is complicated and lengthy, often taking more than one year, and is subject to significant uncertainties. As a result of competition, it may be difficult to obtain a power sales agreement for a proposed project, and the prices offered in new power sales agreements for both electric capacity and energy may be less than the prices in prior agreements. There can be no assurance that the Company will be successful in the development of power generation facilities in the future.

     The Company has grown substantially in recent years as a result of acquisitions of interests in power generation facilities and steam fields. The Company believes that although the domestic power industry is undergoing consolidation and that significant acquisition opportunities are available, the Company is likely to confront significant competition for acquisition opportunities. In addition, there can be no assurance that the Company will continue to identify attractive acquisition opportunities at favorable prices or, to the extent that any opportunities are identified, that the Company will be able to consummate such acquisitions.

START-UP RISKS

     The commencement of operation of a newly constructed power plant or steam field involves many risks, including startup problems, the breakdown or failure of equipment or processes and performance below expected levels of output or efficiency. New plants have no operating history and may employ recently developed and technologically complex equipment. Insurance is maintained to protect against certain of these risks, warranties are generally obtained for limited periods relating to the construction of each project and its equipment in varying degrees, and contractors and equipment suppliers are obligated to meet certain performance levels. Such insurance, warranties or performance guarantees may not be adequate to cover lost revenues or increased expenses and, as a result, a project may be unable to fund principal and interest payments under its financing obligations and may operate at a loss. A default under such a financing obligation could result in the Company losing its interest in such power generation facility or steam field. See "-- Possible Unavailability of Financing."

     In addition, power sales agreements, which may be entered into with a utility early in the development phase of a project, often enable the utility to terminate such agreement, or to retain security posted as liquidated damages, in the event that a project fails to achieve commercial operation or certain operating levels by specified dates or fails to make certain specified payments. In the event such a termination right is exercised, a project may not commence generating revenues, the default provisions in a financing agreement may be triggered (rendering such debt immediately due and payable) and the project may be rendered insolvent as a result.

GENERAL OPERATING RISKS

     The Company currently operates all of the power generation facilities and steam fields in which it has an interest, except for two steam fields. See "Business -- Description of Facilities." The continued operation of power generation facilities and steam fields involves many risks, including the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes and performance below expected levels of output or efficiency. To date, the Company's power generation facilities have operated at an average availability of approximately 97%, and although from time to time the Company's power generation facilities and steam fields have experienced certain equipment breakdowns or failures, such breakdowns or failures have not had a material adverse effect on the operation of such facilities or on the Company's results of operations. Although the Company's facilities contain certain redundancies and back-up mechanisms, there can be no assurance that any such breakdown or failure would not prevent the affected facility or steam field from performing under applicable power and/or steam sales agreements. In addition, although insurance is maintained to protect against certain of these operating risks, the proceeds of such insurance may not be adequate to cover lost revenues or increased expenses, and, as a result, the entity owning such power generation facility or steam field may be unable to service principal and interest payments under its financing obligations and may operate at a loss. A default under such a financing obligation could result in the Company losing its interest in such power generation facility or steam field. See "-- Possible Unavailability of Financing."

RISKS RELATED TO THE DEVELOPMENT AND OPERATION OF GEOTHERMAL ENERGY RESOURCES

     The development and operation of geothermal energy resources are subject to substantial risks and uncertainties similar to those experienced in the development of oil and gas resources. The successful exploitation of a geothermal energy resource ultimately depends upon the heat content of the extractable fluids, the geology of the reservoir, the total amount of recoverable reserves and operational factors relating to the extraction of fluids, including operating expenses, energy price levels and capital expenditure requirements relating primarily to the drilling of new wells. In connection with the development of a project, the Company estimates the productivity of the geothermal resource and the expected decline in such productivity. The productivity of a geothermal resource may decline more than anticipated, resulting in insufficient recoverable reserves being available for sustained generation of the electrical power capacity desired. An incorrect estimate by the Company or an unexpected decline in productivity could have a material adverse effect on the Company's results of operations.

     Geothermal reservoirs are highly complex, and, as a result, there exist numerous uncertainties in determining the extent of the reservoirs and the quantity and productivity of the steam reserves. Reservoir engineering is an inexact process of estimating underground accumulations of steam or fluids that cannot be measured in any precise way, and depends significantly on the quantity and accuracy of available data. As a result, the estimates of other reservoir specialists may differ materially from those of the Company. Estimates of reserves are generally revised over time on the basis of the results of drilling, testing and production that occur after the original estimate was prepared. While the Company has extensive experience in the operation and development of geothermal energy resources and in preparing such estimates, there can be no assurance that the Company will be able to successfully manage the development and operation of its geothermal reservoirs or that the Company will accurately estimate the quantity or productivity of its steam reserves.

DEPENDENCE ON THIRD PARTIES

     The nature of the Company's power generation facilities is such that each facility generally relies on one power or steam sales agreement with a single electric utility customer for substantially all, if not all, of such facility's revenue over the life of the project. During 1996, approximately 86% and 7% of the Company's total revenue was attributable to revenue received pursuant to power and steam sales agreements with PG&E and Sacramento Municipal Utility District ("SMUD"), respectively. The power and steam sales agreements are generally long-term agreements, covering the sale of electricity or steam for initial terms of 20 or 30 years. However, the loss of any one power or steam sales agreement with any of these utility customers could have a material adverse effect on the Company's results of operations. In addition, any material failure by any utility customer to fulfill its obligations under a power or steam sales agreement could have a material adverse effect on the cash flow available to the Company and, as a result, on the Company's results of operations. During 1996, an additional 4% of the Company's revenue was attributable to operating and maintenance services performed by the Company for power generation facilities that sell electricity to PG&E. PG&E has recently announced its intention to sell all of its power generating facilities in The Geysers that purchase steam from Thermal Power Company and the PG&E Unit 13 and PG&E Unit 16 Steam Fields. Although there can be no assurance, the Company does not expect that such sale, if consummated, would have a material adverse impact on the Company's results of operations or financial condition.

     Furthermore, each power generation facility may depend on a single or limited number of entities to purchase thermal energy, or to supply or transport natural gas to such facility. The failure of any one utility customer, steam host, gas supplier or gas transporter to fulfill its contractual obligations could have a material adverse effect on a power project and on the Company's business and results of operations.

INTERNATIONAL INVESTMENTS

     The Company has made an investment in the Cerro Prieto geothermal steam fields located in Mexico and intends to pursue investments primarily in Latin America and Southeast Asia. Such investments are subject to risks and uncertainties relating to the political, social and economic structures of those countries. Risks specifically related to investments in non-United States projects may include risks of fluctuations in currency valuation, currency inconvertibility, expropriation and confiscatory taxation, increased regulation and approval requirements and governmental policies limiting returns to foreign investors.

POWER MARKETING BUSINESS

     It is part of the Company's strategy to continue to develop an integrated nationwide power marketing business to market power generated both by the Company's generation facilities and power generated by third parties. However, the power marketing industry is only in its early stages of development, and there are no assurances that the industry will develop in such a way as to permit the Company to achieve these goals. Furthermore, the Company has only recently commenced its power marketing business, and there can be no assurance that its power marketing strategy will be successful or that the Company's goals will be achieved.

GOVERNMENT REGULATION

     The Company's activities are subject to complex and stringent energy, environmental and other governmental laws and regulations. The construction and operation of power generation facilities require numerous permits, approvals and certificates from appropriate federal, state and local governmental agencies, as well as compliance with environmental protection legislation and other regulations. While the Company believes that it has obtained the requisite approvals for its existing operations and that its business is operated in accordance with applicable laws, the Company remains subject to a varied and complex body of laws and regulations that both public officials and private individuals may seek to enforce. There can be no assurance that existing laws and regulations will not be revised or that new laws and regulations will not be adopted or become applicable to the Company that may have a material adverse effect on the Company's business or results of operations, nor can there be any assurance that the Company will be able to obtain all necessary licenses, permits, approvals and certificates for proposed projects or that completed facilities will comply with all applicable permit conditions, statutes or regulations. In addition, regulatory compliance for the construction of new facilities is a costly and time consuming process, and intricate and changing environmental and other regulatory requirements may necessitate substantial expenditures to obtain permits and may create a significant risk of expensive delays or significant loss of value in a project if the project is unable to function as planned due to changing requirements or local opposition. See "Business -- Government Regulation."

     The Company's operations are subject to the provisions of various energy laws and regulations, including PURPA, PUHCA, and state and local regulations. See "Business -- Government Regulation." PUHCA provides for the extensive regulation of public utility holding companies and their subsidiaries. PURPA provides to QFs and owners of QFs certain exemptions from certain federal and state regulations, including rate and financial regulations.

     Under present federal law, the Company is not and will not be subject to regulation as a holding company under PUHCA as long as the power plants in which it has an interest are QFs under PURPA or are subject to another exemption. In order to be a QF, a facility must be not more than 50% owned by an electric utility or electric utility holding company. A QF that is a cogeneration facility must produce not only electricity, but also useful thermal energy for use in an industrial or commercial process or heating or cooling applications in certain proportions to the facility's total energy output, and it must meet certain energy efficiency standards. Therefore, loss of a thermal energy customer could jeopardize a cogeneration facility's QF status. All geothermal power plants up to 80 megawatts that meet PURPA's ownership requirements and certain other standards are considered QFs. If one of the power plants in which the Company has an interest were to lose its QF status and not otherwise receive a PUHCA exemption, the project subsidiary or partnership in which the Company has an interest owning or leasing that plant could become a public utility company, which could subject the Company to significant federal, state and local laws, including rate regulation and regulation as a public utility holding company under PUHCA. This loss of QF status, which may be prospective or retroactive, in turn, could cause all of the Company's other power plants to lose QF status because, under

FERC regulations, a QF cannot be owned by an electric utility or electric utility holding company. In addition, a loss of QF status could, depending on the power sales agreement, allow the power purchaser to cease taking and paying for electricity or to seek refunds of past amounts paid and thus could cause the loss of some or all contract revenues or otherwise impair the value of a project and could trigger defaults under provisions of the applicable project contracts and financing agreements (rendering such debt immediately due and payable). If a power purchaser ceased taking and paying for electricity or sought to obtain refunds of past amounts paid, there can be no assurance that the costs incurred in connection with the project could be recovered through sales to other purchasers. See "Business -- Government Regulation -- Federal Energy Regulation."

     Currently, Congress is considering proposed legislation that would amend PURPA by eliminating the requirement that utilities purchase electricity from QFs at avoided costs. The Company does not know whether such legislation will be passed or what form it may take. The Company believes that if any such legislation is passed, it would apply to new projects. As a result, although such legislation may adversely affect the Company's ability to develop new projects, the Company believes it would not affect the Company's existing QFs. There can be no assurance, however, that any legislation passed would not adversely impact the Company's existing projects.

     Many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power generation industry. In a December 20, 1995 policy decision, the CPUC outlined a new market structure that would provide for a competitive power generation industry and direct access to generation for all consumers within five years. On May 6, 1997, the CPUC issued decisions which provided for direct access for all customers beginning January 1, 1998 and the unbundling of all electric services. As part of its policy decision, the CPUC indicated that power sales agreements of existing QFs would be honored. The Company cannot predict the final form or timing of the proposed restructuring and the impact, if any, that such restructuring would have on the Company's existing business or results of operations.

SEISMIC DISTURBANCES

     Areas in which the Company operates and is developing many of its geothermal and gas-fired projects are subject to frequent low-level seismic disturbances, and more significant seismic disturbances are possible. While the Company's existing power generation facilities are built to withstand relatively significant levels of seismic disturbances, and the Company believes it maintains adequate insurance protection, there can be no assurance that earthquake, property damage or business interruption insurance will be adequate to cover all potential losses sustained in the event of serious seismic disturbances or that such insurance will continue to be available to the Company on commercially reasonable terms.

AVAILABILITY OF NATURAL GAS

     To date, the Company's fuel acquisition strategy has included various combinations of Company-owned gas reserves, gas prepayment contracts and short-, medium- and long-term supply contracts. In its gas supply arrangements, the Company attempts to match the fuel cost with the fuel component included in the facility's power sales agreements, in order to minimize a project's exposure to fuel price risk. The Company believes that there will be adequate supplies of natural gas available at reasonable prices for each of its facilities when current gas supply agreements expire. There can be no assurance, however, that gas supplies will be available for the full term of the facilities' power sales agreements, or that gas prices will not increase significantly. If gas is not available, or if gas prices increase above the fuel component of the facilities' power sales agreements, there could be a material adverse impact on the Company's net revenues.

COMPETITION

     The power generation industry is characterized by intense competition, and the Company encounters competition from utilities, industrial companies and other power producers. In recent years, there has been increasing competition in an effort to obtain new power sales agreements, and this competition has contributed to a reduction in electricity prices. In this regard, many utilities often engage in "competitive bid" solicitations to satisfy new capacity demands. This competition affects the ability of the Company to obtain power sales agreements and the price paid for electricity. There also is increasing competition between electric utilities, particularly in California where the CPUC and the California legislature have launched an initiative designed to give all electric consumers the ability to choose between competing suppliers of electricity. See "Business -- Government Regulation -- State Regulation." This competition has put pressure on electric utilities to lower their costs, including the cost of purchased electricity, and increasing competition in the future will increase this pressure. See "Business -- Competition."

DEPENDENCE ON SENIOR MANAGEMENT

     The Company's success is largely dependent on the skills, experience and efforts of its senior management. The loss of the services of one or more members of the Company's senior management could have a material adverse effect on the Company's business and development. To date, the Company generally has been successful in retaining the services of its senior management. See "Management."

QUARTERLY FLUCTUATIONS; SEASONALITY

     The Company's quarterly operating results have fluctuated in the past and may continue to do so in the future as a result of a number of factors, including but not limited to the timing and size of acquisitions, the completion of development projects, the timing and amount of curtailment, if any, and variations in levels of production. Furthermore, the majority of capacity payments under certain of the Company's power sales agreements are received during the months of May through October.

ABSENCE OF PUBLIC MARKET

     There has previously been no public market for the Senior Notes. The Company does not intend to list the New Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active trading market will develop or be sustained in the New Notes. To the extent that a market for the New Notes does develop, the market value of the New Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, the Company's financial condition and other conditions. Such conditions might cause the New Notes, to the extent they are actively traded, to trade at a significant discount from face value.

CONSEQUENCES OF FAILURE TO EXCHANGE

     Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will remain subject to the existing restrictions on transfer of such Old Notes. Additionally, holders of any Old Notes not tendered in the Exchange Offer will not have any rights under the Registration Rights Agreement to cause the Company to register the Old Notes, and the interest rate on the Old Notes will remain at its initial rate of 8 3/4% per annum.

                                USE OF PROCEEDS

     The Company will not receive any cash proceeds from the issuance of the New Notes offered hereby. In consideration for issuing the New Notes as contemplated in this Prospectus, the Company will receive in exchange Old Notes in like principal amount, the terms of which are identical to the New Notes. The Old Notes surrendered in exchange for the New Notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the New Notes will not result in any increase in the indebtedness of the Company.

     The net proceeds received by the Company from the sale of the Old Notes (after deducting the discount to the Initial Purchasers and other expenses in connection with such sale) were used as follows: (i) $102.7 million to repay in full the non-recourse loan from a syndicate of banks with Deutsche Bank AG, as agent, to Calpine Geysers Company, L.P., a wholly owned subsidiary of the Company, which currently matures in 2004 (the "Deutsche Bank Loan"); (ii) $6.4 million to repay in full the Seller Note payable to Natomas Energy Company from Calpine, which matures September 9, 1997 (the "Natomas Promissory Note"); (iii) $14.3 million to repay amounts outstanding under the Revolving Credit Facility;
(iv) $728,000 to repay amounts outstanding under a Seller Note payable to Santa Fe Geothermal, Inc. from Calpine which matures in December 1997 (the "Santa Fe Note"); (v) $42.6 million to finance the purchase price for the Gordonsville and Auburndale Power Plants; and (vi) the remainder for acquisitions and general corporate purposes. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                               THE EXCHANGE OFFER

GENERAL

     In connection with the sale of the Old Notes, the Company entered into the Registration Rights Agreement, which requires the Company to file with the Commission a registration statement (the "Exchange Offer Registration Statement") under the Securities Act with respect to an issue of senior notes of the Company with terms identical to the Old Notes (except with respect to restrictions on transfer) and to use its best efforts to cause such registration statement to become effective under the Securities Act and, upon the effectiveness of such registration statement, to offer to the holders of the Old Notes the opportunity, for a period of 30 days from the date the notice of the Exchange Offer is mailed to holders of the Old Notes, to exchange their Old Notes for a like principal amount of New Notes. The Exchange Offer is being made pursuant to the Registration Rights Agreement to satisfy the Company's obligations thereunder. The Company has not entered into any arrangement or understanding with any person to distribute the New Notes to be received in the Exchange Offer.

     Under existing interpretations of the staff of the Commission, the New Notes would, in general, be freely transferable after the Exchange Offer without further registration under the Securities Act by holders thereof (other than (i) a broker-dealer who acquires such New Notes directly from the Company to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of the Company within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangements with any person to participate in the distribution of such New Notes. Eligible holders wishing to accept the Exchange Offer must represent to the Company that such conditions have been met. Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     In the event that applicable interpretations of the staff of the Commission would not permit the Company to effect the Exchange Offer or, if for any other reason the Exchange Offer is not consummated on or prior to January 4, 1998, the Company has agreed to use its best efforts to cause to become effective a shelf registration statement (the "Shelf Registration Statement") with respect to the resale of the Old Notes and to keep the Shelf Registration Statement effective until three years after the date of the initial sale of the Old Notes or until all the Old Notes covered by the Shelf Registration Statement have been sold pursuant to such Shelf Registration Statement.

TERMS OF THE EXCHANGE OFFER

     Each holder of Old Notes who wishes to exchange Old Notes for New Notes in the Exchange Offer will be required to make certain representations, including that (i) it is neither an affiliate of the Company nor a broker-dealer tendering Old Notes acquired directly from the Company for its own account, (ii) any New Notes to be received by it were acquired in the ordinary course of its business and (iii) at the time of commencement of the Exchange Offer, it has no arrangement with any person to participate in the distribution (within the meaning of the Securities Act) of the New Notes. In addition, in connection with any resales of New Notes, any broker-dealer (a "Participating Broker-Dealer") who acquired Old Notes for its own account as a result of market-making activities or other trading activities must deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes. The Commission has taken the position that Participating Broker-Dealers may fulfill their prospectus delivery requirements with respect to the New Notes (other than a resale of an unsold allotment from the original sales of Old Notes) with the prospectus contained in the Exchange Offer Registration Statement. Under the Registration Rights Agreement, the Company is required to allow Participating Broker-Dealers (and other persons, if any, subject to similar prospectus delivery requirements) to use the prospectus contained in the Exchange Offer Registration Statement in connection with the resale of such New Notes, provided, however, the Company shall not be required to amend or supplement such prospectus for a period exceeding 180 days after the consummation of the Exchange Offer. The Company has also agreed that in the event that either the Exchange Offer is not consummated or a Shelf Registration Statement is not declared effective on or prior to January 4, 1998, the interest rate borne by the Old Notes will be increased by one-half of one percent per annum until the earlier of the consummation of the Exchange Offer or the effectiveness of the Shelf Registration Statement, as the case may be.

     In the event an exchange offer is consummated on or before January 4, 1998, the Company will not be required to file a Shelf Registration Statement to register any outstanding Old Notes, and the interest rate on such Old Notes will remain at its initial level of 8 3/4% per annum. The Exchange Offer shall be deemed to have been consummated upon the Company's having exchanged, pursuant to the Exchange Offer, New Notes for all Old Notes that have been properly tendered and not withdrawn by the Expiration Date. In such event, holders of Old Notes not participating in the Exchange Offer who are seeking liquidity in their investment would have to rely on exemptions to registration requirements under the securities laws, including the Securities Act.

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, the Company will accept all Old Notes validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The Company will issue $1,000 in principal amount of New Notes (and any integral multiple thereof) in exchange for an equal principal amount of outstanding Old Notes tendered and accepted in the Exchange Offer. Holders may tender some or all of their Old Notes pursuant to the Exchange Offer in any denomination of $1,000 or in integral multiples thereof.

     Based on no-action letters issued by the staff of the Commission to third parties, the Company believes that the New Notes issued pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by holders thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery requirements of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders' business and such holders have no arrangement with any person to participate in the distribution of such New Notes. Any holder of Old Notes who tenders in the Exchange Offer for the purpose of participating in a distribution of the New Notes cannot rely on such interpretation by the staff of the Commission and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction. Each broker-dealer that receives New Notes for its own account in exchange for Old Notes, where such Old Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

     The form and terms of the New Notes will be the same as the form and terms of the Old Notes except that the New Notes will not bear legends restricting the transfer thereof. The New Notes will evidence the same debt as the Old Notes. The New Notes will be issued under and entitled to the benefits of the Note Indenture.

     As of the date of this Prospectus, $275,000,000 aggregate principal amount of the Old Notes are outstanding and there is one registered holder thereof. In connection with the issuance of the Old Notes, the Company arranged for the Old Notes to be eligible for trading in the Private Offering, Resale and Trading through Automated Linkages (PORTAL) Market, the National Association of Securities Dealers' screen based, automated market trading of securities eligible for resale under Rule 144A and to be issued and transferable in book-entry form through the facilities of DTC. The New Notes will also be issuable and transferable in book-entry form through DTC.

     This Prospectus, together with the accompanying Letter of Transmittal, is
being sent to all registered holders as of             , 1997 (the "Record
Date").

     The Company shall be deemed to have accepted validly tendered Old Notes when, as and if the Company has given oral or written notice thereof to the Exchange Agent. See "Exchange Agent." The Exchange Agent will act as agent for the tendering holders of Old Notes for the purpose of receiving New Notes from the Company and delivering New Notes to such holders.

     If any tendered Old Notes are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Notes will be returned, without expense, to the tendering holder thereof as promptly as practicable after the Expiration Date.

     Holders of Old Notes who tender in the Exchange Offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the Letter of Transmittal, transfer taxes with respect to the exchange of Old Notes pursuant to the Exchange Offer. The Company will pay all charges and expenses, other than certain applicable taxes, in connection with the Exchange Offer. See "Fees and Expenses."

     Holders of Old Notes do not have any appraisal or dissenters' rights under the California Corporations Code or the Note Indenture in connection with the Exchange Offer. The Company intends to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement and the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder. Old Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and continue to accrue interest, but will not be entitled to any rights or benefits under the Registration Rights Agreement.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean 5:00 p.m. New York City time, on
            , 1997 unless the Company, in its sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.

     In order to extend the Expiration Date, the Company will notify the Exchange Agent of any extension by oral or written notice and will mail to the record holders of Old Notes an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     The Company reserves the right (i) to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Notes not previously accepted, if any of the conditions set forth herein under "Termination" shall have occurred and shall not have been waived by the Company (if permitted to be waived by the Company), by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the holders of the Old Notes. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by the Company to constitute a material change, the Company will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the Old Notes of such amendment.

     Without limiting the manner in which the Company may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, the Company shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to the Dow Jones News Service.

INTEREST ON THE NEW NOTES

     The New Notes will bear interest from the last Interest Payment Date on which interest was paid on the Old Notes, or if interest has not yet been paid on the Old Notes, from July 8, 1997. Such interest will be paid with the first interest payment on the New Notes. Interest on the Old Notes accepted for exchange will cease to accrue upon issuance of the New Notes.

     The New Notes will bear interest at a rate of 8 3/4% per annum. Interest on the New Notes will be payable semi-annually, in arrears, on each Interest Payment Date following the consummation of the Exchange Offer. Untendered Old Notes that are not exchanged for New Notes pursuant to the Exchange Offer will bear interest at a rate of 8 3/4% per annum after the Expiration Date.

PROCEDURES FOR TENDERING

     To tender in the Exchange Offer, a holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Notes (unless the book-entry transfer procedures described below are used) and any other required documents, to the Exchange Agent for receipt prior to 5:00 p.m., New York City time, on the Expiration Date.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Notes by causing DTC to transfer such Old Notes into the Exchange Agent's account via the ATOP system in accordance with DTC's procedure for such transfer. Although delivery of Old Notes may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth in this Prospectus prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such holders.

     The method of delivery of Old Notes and the Letter of Transmittal and all other required documents to the Exchange Agent is at the election and risk of the holders. Instead of delivery by mail, it is recommended that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery. No Letter of Transmittal should be sent to the Company.

     Only a holder of Old Notes may tender such Old Notes in the Exchange Offer. The term "holder" with respect to the Exchange Offer means any person in whose name Old Notes are registered on the books of the Company or any other person who has obtained a properly completed bond power from the registered holder or any person whose Old Notes are held of record by DTC who desires to deliver such Old Notes by book-entry transfer at DTC.

     Any beneficial holder whose Old Notes are registered in the name of such holder's broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on such holder's behalf. If such beneficial holder wishes to tender on such holder's own behalf, such beneficial holder must, prior to completing and executing the Letter of Transmittal and delivering such holder's Old Notes, either make appropriate arrangements to register ownership of the Old Notes in such holder's name or obtain a properly completed bond power from the registered holder. The transfer of record ownership may take considerable time.

     Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act (an "Eligible Institution") that is a participant in a recognized medallion signature guarantee program unless the Old Notes tendered pursuant thereto are tendered (i) by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     If the Letter of Transmittal is signed by a person other than the registered holder of any Old Notes listed therein, such Old Notes must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the Old Notes.

     If the Letter of Transmittal or any Old Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by the Company, submit evidence satisfactory to the Company of their authority to so act with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes the Company's acceptance of which would, in the opinion of counsel for the Company, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost by the Exchange Agent to the tendering holder of such Old Notes unless otherwise provided in the Letter of Transmittal as soon as practicable following the Expiration Date.

     In addition, the Company reserves the right in its sole discretion to (a) purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date, or, as set forth under "Termination," to terminate the Exchange Offer and (b) to the extent permitted by applicable law, purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers may differ from the terms of the Exchange Offer.

GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Notes and (i) whose Old Notes are not immediately available, or (ii) who cannot deliver their Old Notes, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Expiration Date, or if such holder cannot complete the procedure for book-entry transfer on a timely basis, may effect a tender if:

          (a) the tender is made through an Eligible Institution;

          (b) prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed Notice of Guaranteed Delivery (by facsimile transmission, mail or hand delivery) setting forth the name and address of the holder of the Old Notes, the certificate number or numbers of such Old Notes and the principal amount of Old Notes tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the Expiration Date, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Notes (unless the book-entry transfer procedures are to be used) to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

          (c) such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Notes in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Notes delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the Expiration Date.

     Upon request to the Exchange Agent, a Notice of Guaranteed Delivery will be sent to holders who wish to tender their Old Notes according to the guaranteed delivery procedures set forth above.

WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

     To withdraw a tender of Old Notes in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Notes to be withdrawn (the "Depositor"),
(ii) identify the Old Notes to be withdrawn (including the certificate number or numbers and principal amount of such Old Notes), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Notes were tendered (including any required signature guarantees) or be accompanied by documents of transfer sufficient to permit the Trustee with respect to the Old Notes to register the transfer of such Old Notes into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Notes are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer, and no New Notes will be issued with respect thereto unless the Old Notes so withdrawn are validly retendered. Any Old Notes that have been tendered but which are not accepted for exchange will be returned to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described above under "Procedures for Tendering" at any time prior to the Expiration Date.

TERMINATION

     Notwithstanding any other term of the Exchange Offer, the Company will not be required to accept for exchange, or exchange New Notes for any Old Notes not theretofore accepted for exchange, and may terminate or amend the Exchange Offer as provided herein before the acceptance of such Old Notes if: (i) any action or proceeding is instituted or threatened in any court or by or before any governmental agency with respect to the Exchange Offer, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer or (ii) any law, statute, rule or regulation is proposed, adopted or enacted, or any existing law, statute, rule or regulation is interpreted by the staff of the Commission in a manner, which, in the Company's judgment, might materially impair the Company's ability to proceed with the Exchange Offer.

     If the Company determines that it may terminate the Exchange Offer, as set forth above, the Company may (i) refuse to accept any Old Notes and return any Old Notes that have been tendered to the holders thereof, (ii) extend the Exchange Offer and retain all Old Notes tendered prior to the expiration of the Exchange Offer, subject to the rights of such holders of tendered Old Notes to withdraw their tendered Old Notes, or (iii) waive such termination event with respect to the Exchange Offer and accept all properly tendered Old Notes that have not been withdrawn. If such waiver constitutes a material change in the Exchange Offer, the Company will disclose such change by means of a supplement to this Prospectus that will be distributed to each registered holder of Old Notes, and the Company will extend the Exchange Offer for a period of five to ten business days, depending upon the significance of the waiver and the manner of disclosure to the registered holders of the Old Notes, if the Exchange Offer would otherwise expire during such period.

EXCHANGE AGENT

     The Bank of New York has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

                By Mail:                         By Hand or Overnight Courier:
          The Bank of New York                        The Bank of New York
      101 Barclay Street, Floor 7E                     101 Barclay Street
        New York, New York 10286                Corporate Trust Services Window
   Attention: Reorganization Section                      Grand Level
                                                    New York, New York 10286
                                               Attention: Reorganization Section
                           Telephone Number: 212-815-2742
                       Facsimile Transmission: (212) 815-6339

FEES AND EXPENSES

     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of the Company and its affiliates in person, by telegraph or by telephone.

     The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company, however, will pay the Exchange Agent reasonable customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this Prospectus, Letters of Transmittal and related documents to the beneficial owners of the Old Notes and in handling or forwarding tenders for exchange.

     The expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by the Company.

     The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, certificates representing New Notes or Old Notes not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of, any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered holder or any other persons) will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

ACCOUNTING TREATMENT

     The New Notes will be recorded at the same carrying value as the Old Notes, which is face value, as reflected in the Company's accounting records on the date of the exchange. Accordingly, no gain or loss for accounting purposes will be recognized by the Company upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by the Company over the term of the New Notes under generally accepted accounting principles.

                                 CAPITALIZATION

     The following table sets forth, as of September 30, 1997, the actual consolidated capitalization of the Company, which reflects the sale of the Old Notes and the application of the net proceeds therefrom. This table should be read in conjunction with the consolidated financial statements and related notes thereto appearing elsewhere in this Prospectus.

                                                                              SEPTEMBER 30, 1997
                                                                              ------------------
                                                                                (IN THOUSANDS)
SHORT-TERM DEBT:
  Current portion of non-recourse project financing.........................       $123,095
                                                                                 ==========
LONG-TERM DEBT:
  Non-recourse project financing, net of current portion....................        186,403
  Senior Notes..............................................................        560,043
                                                                                 ----------
     Total long-term debt...................................................        746,446
                                                                                 ----------
STOCKHOLDERS' EQUITY:
  Preferred Stock, $0.001 par value: 10,000,000 shares authorized; no shares
     outstanding............................................................             --
  Common Stock, $0.001 par value: 100,000,000 shares authorized; 19,905,233
     shares outstanding(1)..................................................             20
  Additional paid-in capital................................................        167,329
  Retained earnings.........................................................         62,202
                                                                                 ----------
     Total stockholders' equity.............................................        229,551
                                                                                 ----------
     Total capitalization...................................................       $975,997
                                                                                 ==========

---------------

(1) Does not include 2,555,945 shares of Common Stock subject to issuance upon exercise of options previously granted and outstanding as of October 31, 1997 under the Company's 1996 Stock Incentive Plan.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The consolidated financial data set forth below for the five years ended and as of December 31, 1996 have been derived from the audited consolidated financial statements of the Company. The consolidated financial data for the nine months ended and as of September 30, 1996 and September 30, 1997 are unaudited, but have been prepared on the same basis as the audited consolidated financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments necessary for the fair presentation of the financial position and results of operations for these periods. Consolidated operating results for the nine months ended September 30, 1997 should not be considered indicative of the results that may be expected for the entire year. The following selected consolidated financial data should be read in conjunction with the consolidated financial statements and the related notes thereto appearing elsewhere in this Prospectus, and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                              NINE MONTHS ENDED
                                                               YEAR ENDED DECEMBER 31,                          SEPTEMBER 30,
                                              ---------------------------------------------------------     ---------------------
                                               1992        1993        1994         1995         1996         1996         1997
                                              -------     -------     -------     --------     --------     --------     --------
                                                                            (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Electricity and steam sales.............         --     $53,000     $90,295     $127,799     $199,464     $140,311     $175,767
  Service contract revenue................    $29,817      16,896       7,221        7,153        6,455        5,606        6,871
  Income (loss) from unconsolidated
    investments in power projects.........      9,760          19      (2,754)      (2,854)       6,537        2,871        7,477
  Interest income on loans to power
    projects..............................         --          --          --           --        2,098        4,103        9,765
                                              -------     -------     -------     --------     --------      -------     --------
        Total revenue.....................     39,577      69,915      94,762      132,098      214,554      152,891      199,880
Cost of revenue...........................     25,921      42,501      52,845       77,388      129,200       87,172      110,934
                                              -------     -------     -------     --------     --------      -------     --------
Gross profit..............................     13,656      27,414      41,917       54,710       85,354       65,719       88,946
Project development expenses..............        806       1,280       1,784        3,087        3,867        2,454        5,711
General and administrative expenses.......      3,924       5,080       7,323        8,937       14,696       10,777       13,202
Compensation expense related to stock
  options(1)..............................      1,224          --          --           --           --           --           --
Provision for write-off of project
  development costs(2)....................        800          --       1,038           --           --           --           --
                                              -------     -------     -------     --------     --------      -------     --------
Income from operations....................      6,902      21,054      31,772       42,686       66,791       52,488       70,033
Interest expense..........................      1,225      13,825      23,886       32,154       45,294       31,099       43,364
Other income, net.........................       (310)     (1,133)     (1,988)      (1,895)      (6,259)      (1,628)     (11,789)
                                              -------     -------     -------     --------     --------      -------     --------
  Income before provision for income taxes
    and cumulative effect of change in
    accounting principle..................      5,987       8,362       9,874       12,427       27,756       23,017       38,458
Provision for income taxes................      2,527       4,195       3,853        5,049        9,064        7,862       13,951
                                              -------     -------     -------     --------     --------      -------     --------
  Income before cumulative effect of
    change in accounting principle........      3,460       4,167       6,021        7,378       18,692       15,155       24,507
Cumulative effect of adoption of SFAS No.
  109.....................................         --        (413)         --           --           --           --           --
                                              -------     -------     -------     --------     --------      -------     --------
  Net income..............................    $ 3,460     $ 3,754     $ 6,021     $  7,378     $ 18,692     $ 15,155     $ 24,507
                                              =======     =======     =======     ========     ========      =======     ========
OTHER FINANCIAL DATA AND RATIOS:
Depreciation and amortization.............    $   232     $12,540     $21,580     $ 26,896     $ 40,551     $ 27,699     $ 36,919
EBITDA(3).................................    $ 9,898     $42,370     $53,707     $ 69,515     $117,379     $ 86,441     $127,398
EBITDA to Consolidated Interest
  Expense(4)..............................       4.73x       2.98x       2.23x        2.11x        2.41x        2.55x        2.70x
Total debt to EBITDA......................       3.70x       6.24x       6.23x        5.87x        5.12x          --           --
Ratio of earnings to fixed charges(5).....       3.41x       2.09x       1.52x        1.46x        1.45x        1.59x        1.77x

                                                                  AS OF DECEMBER 31,
                                             -------------------------------------------------------------           AS OF
                                              1992         1993         1994         1995          1996        SEPTEMBER 30, 1997
                                             -------     --------     --------     --------     ----------     ------------------
                                                                (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents................    $ 2,160     $  6,166     $ 22,527     $ 21,810     $  100,010         $  198,550
Property, plant and equipment, net.......        424      251,070      335,453      447,751        650,053            710,599
Investments in power projects............     47,646       13,894       11,114        8,218         13,937             74,224
Notes receivable.........................         --        1,716       16,882       25,785         36,143            150,542
Total assets.............................     55,370      302,256      421,372      554,531      1,030,215          1,367,967
Short-term debt..........................      1,200       17,200       27,300       85,885         37,492            123,095
Long-term line of credit.................     35,467       52,595           --       19,851             --                 --
Non-recourse debt........................         --      194,746      196,806      190,642        278,640            186,403
Notes payable............................         --           --        5,296        6,348             --                 --
Senior Notes.............................         --           --      105,000      105,000        285,000            560,043
Total debt...............................     36,667      264,541      334,402      407,726        601,132            869,541
Stockholders' equity.....................     10,505       13,429       18,649       25,227        203,127            229,551

---------------

(1) Represents a non-cash charge for compensation expense associated with the grant of certain stock options.

(2) Represents a write-off of certain capitalized project costs.

(3) EBITDA is defined as income from operations plus depreciation, capitalized interest, other income, non-cash charges and cash received from investments in power projects, reduced by the income from unconsolidated investments in power projects. See "Description of the New Notes -- Certain Definitions." EBITDA is presented here not as a measure of operating results but rather as a measure of the Company's ability to service debt. EBITDA should not be construed as an alternative either (i) to income from operations (determined in accordance with generally accepted accounting principles) or (ii) to cash flows from operating activities (determined in accordance with generally accepted accounting principles).

(4) For purposes of calculating the EBITDA to Consolidated Interest Expense ratio, Consolidated Interest Expense is defined as total interest expense plus one-third of all operating lease obligations, dividends paid in respect of preferred stock and cash contributions to any employee stock ownership plan used to pay interest on loans incurred to purchase capital stock of the Company. See "Description of the New Notes -- Certain Definitions."

(5) Earnings are defined as income before provision for taxes, extraordinary item and cumulative effect of change in accounting principle plus cash received from investments in power projects and fixed charges reduced by the equity in income from investments in power projects and capitalized interest. Fixed charges consist of interest expense, capitalized interest, amortization of debt issuance costs and the portion of rental expenses representative of the interest expense component.

                  PRO FORMA CONSOLIDATED FINANCIAL INFORMATION

     The following unaudited pro forma consolidated statement of operations for the year ended December 31, 1996 gives effect to the following transactions as if such transactions had occurred on January 1, 1996: (i) the entry by the Company into a transaction involving an operating lease for the King City Power Plant, which became effective on May 2, 1996 (the "King City Transaction"); (ii) the acquisition by the Company of the Gilroy Power Plant on August 29, 1996 (the "Gilroy Transaction"); (iii) the acquisition of the Montis Niger Gas Fields on January 30, 1997 (the "Montis Niger Transaction"); (iv) the acquisition by the Company of a 50% interest in the Texas City Power Plant and the Clear Lake Power Plant and the related purchase of $155.6 million of non-recourse project debt on June 23, 1997 (the "Texas City/Clear Lake Transaction"); (v) the acquisition by the company of 50% interests in the Gordonsville Power Plant and the Auburndale Power Plant on October 9, 1997 (the "Gordonsville/Auburndale Transaction") (the King City Transaction, the Gilroy Transaction, the Montis Niger Transaction, the Texas City/Clear Lake Transaction, and the Gordonsville/Auburndale Transaction being collectively referred to as the "Transactions"); (vi) the sale of the Company's 10 1/2% Senior Notes Due 2006 in May 1996 and the application of the net proceeds therefrom; (vii) the sale of $200,000,000 of Old Notes on July 8, 1997 and the application of the net proceeds therefrom; and (viii) the sale of $75,000,000 of Old Notes on September 10, 1997 and the application of the net proceeds therefrom.

     The following unaudited pro forma consolidated statement of operations for the nine months ended September 30, 1997 gives effect to the following transactions as if such transactions had occurred on January 1, 1997: (i) the Montis Niger Transaction; (ii) the Texas City/Clear Lake Transaction; (iii) the Gordonsville/Auburndale Transaction; (iv) the sale of $200,000,000 of Old Notes on July 8, 1997 and the application of the net proceeds therefrom; and (v) the sale of $75,000,000 of Old Notes on September 10, 1997 and the application of the net proceeds therefrom.

     The following unaudited pro forma consolidated balance sheet as of September 30, 1997 gives effect to the Gordonsville/Auburndale Transaction as if such transaction had occurred on September 30, 1997.

     For further discussion regarding the Transactions, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business -- Description of Facilities."

     The pro forma consolidated financial data and accompanying notes should be read in conjunction with the consolidated financial statements and related notes thereto appearing elsewhere in this Prospectus. The pro forma adjustments are based upon available information and certain assumptions that management believes are reasonable and are described in the notes accompanying the pro forma consolidated financial data. The pro forma consolidated financial data are presented for informational purposes only and do not purport to represent what the Company's results of operations or financial position would actually have been had such transactions in fact occurred at such dates, or to project the Company's results of operations or financial position at any future date or for any future period. In the opinion of management, all adjustments necessary to present fairly such pro forma consolidated financial data have been made.

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                                         YEAR ENDED DECEMBER 31, 1996
                                             ------------------------------------------------------------------------------------
                                                                                                                      PRO FORMA
                                                                                                                       FOR THE
                                                                                                                    TRANSACTIONS,
                                                                          ADJUSTMENTS   ADJUSTMENTS                  THE SALE OF
                                                                            FOR THE       FOR THE     ADJUSTMENTS    THE 10 1/2%
                                                                             SALE         SALE OF       FOR THE     SENIOR NOTES,
                                                                            OF THE         $200         SALE OF        AND THE
                                                        ADJUSTMENTS FOR     10 1/2%       MILLION     $75 MILLION      SALE OF
                                                              THE           SENIOR        OF OLD        OF OLD      $275 MILLION
                                              ACTUAL    TRANSACTIONS(1)      NOTES         NOTES         NOTES      OF OLD NOTES
                                             --------   ---------------   -----------   -----------   -----------   -------------
                                                           (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Electricity and steam sales............... $199,464       $23,838         $    --       $    --       $    --       $ 223,302
  Service contract revenue..................    6,455         9,259              --            --            --          15,714
  Income from unconsolidated investments in
    power projects..........................    6,537         2,487              --            --            --           9,024
  Interest income on loans to power
    projects................................    2,098         6,424              --            --            --           8,522
                                             --------       -------         -------       -------       -------        --------
    Total revenue...........................  214,554        42,008              --            --            --         256,562
                                             --------       -------         -------       -------       -------        --------
Cost of revenue:
  Plant operating expenses..................   61,894         5,830              --            --            --          67,724
  Depreciation and amortization.............   39,818         7,474              --            --            --          47,292
  Operating lease expense...................    9,295         3,372              --            --            --          12,667
  Service contract expenses.................    7,400         7,759              --            --            --          15,159
  Production royalties......................   10,793            --              --            --            --          10,793
                                             --------       -------         -------       -------       -------        --------
    Total cost of revenue...................  129,200        24,435              --            --            --         153,635
                                             --------       -------         -------       -------       -------        --------
Gross profit................................   85,354        17,573              --            --            --         102,927
Project development expenses................    3,867            --              --            --            --           3,867
General and administrative expenses.........   14,696           186              --            --            --          14,882
                                             --------       -------         -------       -------       -------        --------
    Income from operations..................   66,791        17,387              --            --            --          84,178
Interest expense............................   45,294        12,677           3,259(2)      8,177(3)      6,612(4)       76,019
Other income, net...........................   (6,259)       (2,531)             --            --            --          (8,790)
                                             --------       -------         -------       -------       -------        --------
  Income before provision for income
    taxes...................................   27,756         7,241          (3,259)       (8,177)       (6,612)         16,949
Provision for income taxes..................    9,064         3,464          (1,338)       (3,357)       (2,714)          5,119
                                             --------       -------         -------       -------       -------        --------
    Net income.............................. $ 18,692       $ 3,777         $(1,921)      $(4,820)      $(3,898)      $  11,830
                                             ========       =======         =======       =======       =======        ========
    Net income per share.................... $   1.27                                                                 $    0.81
                                             ========                                                                  ========
OTHER OPERATING DATA AND FINANCIAL RATIOS:
  Depreciation and amortization............. $ 40,551                                                                 $  48,025
  EBITDA.................................... $117,379                                                                 $ 151,571
  EBITDA to Consolidated Interest Expense...    2.41x                                                                     1.88x
  Total debt to EBITDA(5)...................    5.12x                                                                     5.80x
  Ratio of earnings to fixed charges........    1.45x                                                                     1.23x

          See Notes to Pro Forma Consolidated Statement of Operations

                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                                                              NINE MONTHS ENDED SEPTEMBER 30, 1997
                                    -----------------------------------------------------------------------------------------
                                                                                                           PRO FORMA FOR THE
                                                                                                             MONTIS NIGER,
                                                ADJUSTMENTS FOR                                            TEXAS CITY/CLEAR
                                                   THE MONTIS                                                  LAKE AND
                                                     NIGER,                                                  GORDONSVILLE/
                                                TEXAS CITY/CLEAR                                              AUBURNDALE
                                                    LAKE AND          ADJUSTMENTS        ADJUSTMENTS         TRANSACTIONS
                                                 GORDONSVILLE/      FOR THE SALE OF    FOR THE SALE OF      AND THE SALE OF
                                                   AUBURNDALE        $200 MILLION        $75 MILLION         $275 MILLION
                                     ACTUAL     TRANSACTIONS(6)      OF OLD NOTES       OF OLD NOTES         OF OLD NOTES
                                    --------    ----------------    ---------------    ---------------    -------------------
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND RATIO DATA)
STATEMENT OF OPERATIONS DATA:
Revenue:
  Electricity and steam sales...... $175,767        $     --            $    --            $    --             $ 175,767
  Service contract revenue.........    6,871           4,629                 --                 --                11,500
  Income (loss) from unconsolidated
    investments in power
    projects.......................    7,477             712                 --                 --                 8,189
  Interest income on loans to power
    projects.......................    9,765           6,424                 --                 --                16,189
                                    --------         -------            -------            -------              --------
    Total revenue..................  199,880          11,765                 --                 --               211,645
                                    --------         -------            -------            -------              --------
Cost of revenue:
  Plant operating expenses.........   50,531              36                 --                 --                50,567
  Depreciation and amortization....   35,338             112                 --                 --                35,450
  Operating lease expense..........   10,703              --                 --                 --                10,703
  Service contract expenses........    6,223           3,879                 --                 --                10,102
  Production royalties.............    8,139              --                 --                 --                 8,139
                                    --------         -------            -------            -------              --------
    Total cost of revenue..........  110,934           4,027                 --                 --               114,961
                                    --------         -------            -------            -------              --------
Gross profit.......................   88,946           7,738                 --                 --                96,684
Project development expenses.......    5,711              --                 --                 --                 5,711
General and administrative
  expenses.........................   13,202               9                 --                 --                13,211
                                    --------         -------            -------            -------              --------
    Income from operations.........   70,033           7,729                 --                 --                77,762
Interest expense...................   43,364           5,173              4,829(7)           4,573(8)             57,939
Other income, net..................  (11,789)              1                 --                 --               (11,788)
                                    --------         -------            -------            -------              --------
  Income before provision for
    income taxes...................   38,458           2,555             (4,829)            (4,573)               31,611
Provision for income taxes.........   13,951           1,266             (1,967)            (1,864)               11,386
                                    --------         -------            -------            -------              --------
    Net income..................... $ 24,507        $  1,289            $(2,862)           $(2,709)            $  20,225
                                    ========         =======            =======            =======              ========
    Net income per share........... $   1.19                                                                   $     .98
                                    ========                                                                    ========
OTHER OPERATING DATA AND FINANCIAL RATIOS:
  Depreciation and amortization.... $ 36,919                                                                   $  37,032
  EBITDA........................... $127,398                                                                   $ 139,116
  EBITDA to Consolidated Interest
    Expense........................     2.70x                                                                       2.25x
  Ratio of earnings to fixed
    charges........................     1.77x                                                                       1.56x

          See Notes to Pro Forma Consolidated Statement of Operations

            NOTES TO PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS

(1) Represents the pro forma results of operations for the facilities involved in the Transactions for the periods during which such facilities were not owned by the Company during 1996, as if the Transactions had been completed on January 1, 1996, including (i) the King City Power Plant for the period through May 1, 1996; (ii) the Gilroy Power Plant for the period through August 28, 1996; (iii) the Montis Niger Gas Fields through December 31, 1996; (iv) the Texas City and Clear Lake Power Plants and the related purchase of $155.6 million of non-recourse project debt through December 31, 1996; and (v) the Gordonsville and Auburndale Power Plants through December 31, 1996. The following table sets forth the total adjustments to results of operations for such periods:

                                                                                      GORDONSVILLE/
                                  KING CITY   GILROY                   TEXAS CITY/    AUBURNDALE
                                    POWER      POWER    MONTIS NIGER    CLEAR LAKE       POWER         TOTAL
                                    PLANT      PLANT     GAS FIELDS    POWER PLANTS     PLANTS      ADJUSTMENTS
                                  ---------   -------   ------------   ------------   -----------   -----------
                                                      (DOLLARS IN THOUSANDS)
    Statement of operations
      data:
    Revenue:
      Electricity and steam
        sales...................   $ 1,583    $22,255     $     --       $     --       $    --       $23,838
      Service contract
        revenue.................        --         --           --          9,259            --         9,259
      Income from unconsolidated
        investments in power
        projects................        --         --           --          4,075        (1,588)        2,487
      Interest income on loans
        to power projects.......        --         --           --          6,424            --         6,424
                                   -------    -------      -------        -------       -------       -------
             Total revenue......     1,583     22,255           --         19,758        (1,588)       42,008
                                   -------    -------      -------        -------       -------       -------
    Cost of revenue:
      Plant operating
        expenses................     1,669      7,213       (3,052)            --            --         5,830
      Depreciation..............     2,800      3,660        1,014             --            --         7,474
      Operating lease expense...     3,372         --           --             --            --         3,372
      Service contract
        expenses................        --         --           --          7,759            --         7,759
      Production royalties......        --         --           --             --            --            --
                                   -------    -------      -------        -------       -------       -------
             Total cost of
               revenue..........     7,841     10,873       (2,038)         7,759            --        24,435
                                   -------    -------      -------        -------       -------       -------
    Gross profit................    (6,258)    11,382        2,038         11,999        (1,588)       17,573
    Project development
      expenses..................        --         --           --             --            --            --
    General and administrative
      expenses..................        --         --          186             --            --           186
                                   -------    -------      -------        -------       -------       -------
      Income from operations....    (6,258)    11,382        1,852         11,999        (1,588)       17,387
    Interest expense............     1,391      6,113           --          5,173            --        12,677
    Other income, net...........    (2,526)        --           (5)            --            --        (2,531)
                                   -------    -------      -------        -------       -------       -------
      Income before provision
        for income taxes........    (5,123)     5,269        1,857          6,826        (1,588)        7,241
    Provision for income
      taxes.....................    (2,103)     2,163          762          3,260          (618)        3,464
                                   -------    -------      -------        -------       -------       -------
             Net income.........   $(3,020)   $ 3,106     $  1,095       $  3,566       $  (970)      $ 3,777
                                   =======    =======      =======        =======       =======       =======

     The Montis Niger Gas Fields pro forma adjustments reflect as a credit to plant operating expenses the fuel cost formerly charged to the Greenleaf 1 and 2 Power Plants.

     The adjustments reflected in the table set forth above for the King City Power Plant and the Gilroy Power Plant are not necessarily indicative of a full year's results. See "Risk Factors -- Quarterly Fluctuations; Seasonality" in this Prospectus. Other income, net for the King City Power Plant reflects interest income from amounts contractually invested pursuant to collateral fund requirements. See "Business -- Description of Facilities -- Power Plants -- King City Power Plant."

(2) Reflects $7.0 million of interest expense related to the 10 1/2% Senior Notes and $201,000 of amortization expense for the costs associated with the sale of the 10 1/2% Senior Notes, reduced by $1.9 million of interest expense as a result of the repayment of a $57.0 million loan from The Bank of Nova Scotia, $1.1 million of interest expense as a result of the repayment of a $45.0 million loan from The Bank of Nova Scotia (assuming an interest rate of 7.5%) and $973,000 of interest expense as a result of the repayment of all amounts outstanding under the Company's previous credit facility. The $973,000 represents $707,000 of actual interest expense and $266,000 of assumed interest expense to fund a portion of the King City Transaction (assuming an interest rate of 6.0%).

(3) Reflects $17.5 million of interest expense related to the sale of $200,000,000 of Old Notes, $848,000 of amortization expense for the transaction costs, original issue discount and settlement costs related to interest rate contracts associated with the sale of $200,000,000 of Old Notes, $321,000 of interest expense as a result of the repayment of the $6.5 million Natomas Promissory Note, $64,000 of interest expense as a result of the repayment of the $750,000 Santa Fe Note, reduced by $10.6 million of interest expense as a result of the repayment of the $108.6 million Deutsche Bank Loan.

(4) Reflects $6.6 million of interest expense related to the sale of $75,000,000 of Old Notes and $49,000 of amortization expense for the costs associated with the sale of $75,000,000 of Old Notes.

(5) Total debt includes $114.0 million of current non-recourse debt incurred by Calpine Finance Company ("CFC")(the "CFC Non-Recourse Debt"), which was used to finance a portion of CFC's purchase of the existing $155.6 million non-recourse project debt relating to the Texas City and Clear Lake Power Plants. The Company intends to repay the CFC Non-Recourse Debt prior to maturity with a portion of the proceeds of approximately $155.6 million of non-recourse project debt that will be incurred by the unconsolidated 50%-owned entity that owns the Texas City and Clear Lake Power Plants. The total debt to EBITDA ratio adjusted for such refinancing would have been 5.04x.

(6) Represents the pro forma results of operations for the Montis Niger Gas Fields for the period of January 1, 1997 through January 30, 1997, the Texas City and Clear Lake Power Plants for the period of January 1, 1997 through June 23, 1997 and for the Gordonsville and Auburndale Power Plants for the period of January 1, 1997 through September 30, 1997.

(7) Reflects $9.1 million of interest expense related to the sale of $200,000,000 of Old Notes, $440,000 of amortization expense for the transaction costs, original issue discount and settlement costs related to interest rate contracts associated with the sale of $200,000,000 of Old Notes, $10,000 of interest expense for the repayment of the Santa Fe Note, reduced by $4.7 million of interest expense for the repayment of the Deutsche Bank Loan and $12,000 of interest expense for the repayment of the $6.5 million Natomas Promissory Note.

(8) Reflects $4.6 million of interest expense related to the sale of $75,000,000 of Old Notes and $34,000 of amortization expense for the costs associated with the sale of $75,000,000 of Old Notes.

                      PRO FORMA CONSOLIDATED BALANCE SHEET

                                                                            AS OF SEPTEMBER 30, 1997
                                                              -----------------------------------------------------
                                                                              ADJUSTMENTS            PRO FORMA
                                                                                FOR THE               FOR THE
                                                                             GORDONSVILLE/         GORDONSVILLE/
                                                                              AUBURNDALE             AUBURNDALE
                                                                ACTUAL        TRANSACTION           TRANSACTION
                                                              ----------   -----------------     ------------------
                                                                                 (IN THOUSANDS)
ASSETS
Current assets:
  Cash and cash equivalents.................................  $  198,550       $ (42,626)(1)         $  155,924
  Accounts receivable from related parties..................       1,931              --                  1,931
  Accounts receivable from others...........................      50,236              --                 50,236
  Collateral securities, current portion....................       6,046              --                  6,046
  Notes receivable from related parties, current portion....      15,564              --                 15,564
  Prepaid operating lease...................................      13,652              --                 13,652
  Other current assets......................................       7,684              --                  7,684
                                                              ----------        --------             ----------
    Total current assets....................................     293,663         (42,626)               251,037
Property, plant & equipment, net............................     710,599              --                710,599
Investments in power projects...............................      74,224          42,626(2)             116,850
Collateral securities, net of current portion...............      86,283              --                 86,283
Notes receivable from related parties.......................     134,189              --                134,189
Notes receivable from Coperlasa.............................      16,353              --                 16,353
Restricted cash.............................................      18,195              --                 18,195
Other assets................................................      34,461              --                 34,461
                                                              ----------        --------             ----------
    Total assets............................................  $1,367,967       $      --             $1,367,967
                                                              ==========        ========             ==========
LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of non-recourse project financing.........  $  123,095       $      --             $  123,095
  Notes payable and short-term borrowings...................          --              --                     --
  Accounts payable..........................................      19,104              --                 19,104
  Accrued payroll and related expenses......................       4,178              --                  4,178
  Accrued interest payable..................................      16,254              --                 16,254
  Other accrued expenses....................................       8,295              --                  8,295
                                                              ----------        --------             ----------
    Total current liabilities...............................     170,926              --                170,926
Non-recourse project financing, net of current portion......     186,403              --                186,403
Senior Notes................................................     560,043              --                560,043
Deferred income taxes, net..................................     139,651              --                139,651
Deferred lease incentive....................................      75,844              --                 75,844
Other liabilities...........................................       5,549              --                  5,549
                                                              ----------        --------             ----------
    Total liabilities.......................................   1,138,416              --              1,138,416
                                                              ----------        --------             ----------
Stockholders' equity:
  Common stock..............................................          20              --                     20
  Additional paid-in capital................................     167,329              --                167,329
  Retained earnings.........................................      62,202              --                 62,202
                                                              ----------        --------             ----------
    Total stockholders' equity..............................     229,551              --                229,551
                                                              ----------        --------             ----------
    Total liabilities and stockholders' equity..............  $1,367,967       $      --             $1,367,967
                                                              ==========        ========             ==========

                 NOTES TO PRO FORMA CONSOLIDATED BALANCE SHEET

(1) Represents the cash required to fund the purchase of 50% interests in the Gordonsville and Auburndale Power Plants.

(2) Reflects the purchase price allocated to the investment in the Gordonsville and Auburndale Power Plants.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements of the Company, including the notes thereto, appearing elsewhere in this Prospectus.

GENERAL

     Calpine is engaged in the acquisition, development, ownership and operation of power generation facilities and the sale of electricity and steam in the United States and selected international markets. The Company currently has interests in 19 power generation facilities and steam fields having an aggregate capacity of 2,264 megawatts. In addition Calpine has a 240 megawatt gas-fired power generation facility under construction in Pasadena, Texas and an investment in a 169 megawatt gas-fired power generation facility currently under construction in Dighton, Massachusetts. The Company also currently has a pending acquisition, subject to the fulfillment of all required conditions, for the net ownership of 120 megawatts of capacity in four gas-fired power generation facilities located in New York, with an aggregate capacity of 388 megawatts. Since its inception in 1984, Calpine has developed substantial expertise in all aspects of electric power generation. The Company's vertical integration has resulted in significant growth over the last five years as Calpine has applied its extensive engineering, construction management, operations, fuel management and financing capabilities to successfully implement its acquisition and development program.

     Calpine's net interest in power generation facilities has increased from 281 megawatts in 1991 to 1,919 megawatts, including the facilities under construction. Total assets have increased from $41.2 million as of December 31, 1991 to $1.4 billion on a pro forma basis as of September 30, 1997. Calpine's revenue on a pro forma basis has increased to $256.6 million for 1996, representing a five-year compound annual growth rate of 46% since 1991. The Company's EBITDA (as defined) on a pro forma basis for 1996 increased to $151.6 million from $4.9 million in 1991, representing a five-year compound annual growth rate of 99%. See "Pro Forma Consolidated Financial Data."

     On September 9, 1994, the Company acquired Thermal Power Company, which owns a 25% undivided interest in certain steam fields at The Geysers steam fields in northern California ("The Geysers") with a total capacity of 604 megawatts for a purchase price of $66.5 million. In January 1995, the Company purchased the working interest in certain of the geothermal properties at the PG&E Unit 13 and Unit 16 Steam Fields from a third-party for a purchase price of $6.75 million. On April 21, 1995, the Company acquired the stock of certain companies that own 100% of the Greenleaf 1 and 2 Power Plants, consisting of two
49.5 megawatt gas-fired cogeneration facilities, for an adjusted purchase price of $81.5 million. On June 29, 1995, the Company acquired the operating lease for the Watsonville Power Plant, a 28.5 megawatt gas-fired cogeneration facility, for a purchase price of $900,000. On November 17, 1995, the Company entered into a series of agreements to invest up to $20.0 million in the Cerro Prieto Steam Fields. In April 1996, the Company entered into a lease transaction for the King City Power Plant, a 120 megawatt gas-fired cogeneration facility, which required an investment of $108.3 million, primarily related to the collateral fund requirements. On August 29, 1996, the Company acquired the Gilroy Power Plant, a 120 megawatt gas-fired cogeneration facility, for a purchase price of $125.0 million plus certain contingent consideration, which the Company currently estimates will amount to approximately $24.1 million. See
"Business -- Description of Facilities."

     On January 31, 1997, the Company acquired the Montis Niger Gas Fields for a total purchase price of approximately $7.1 million plus $824,000 for certain working capital items, subject to final adjustments. The Montis Niger Gas Fields have 9.7 billion cubic feet of estimated proven gas reserves and an 80-mile pipeline system which provide gas to the Company's Greenleaf 1 and 2 Power Plants. See "Business -- Description of Facilities -- Gas Fields -- Montis Niger Gas Fields."

     On June 23, 1997, the Company completed the acquisition of a 50% equity interest in two gas-fired cogeneration facilities, the 450 megawatt Texas City Power Plant and the 377 megawatt Clear Lake Power Plant, for an aggregate purchase price of $35.4 million. As a part of that acquisition, the Company entered into a $125.0 million non-recourse financing with The Bank of Nova Scotia, the proceeds of which were utilized for the acquisition of the 50% equity interest and the purchase of $155.6 million of outstanding non-recourse project debt associated with the Texas City and Clear Lake Power Plants. The $125.0 million non-recourse financing has a maturity of June 22, 1998 and is expected to be repaid prior to maturity with the proceeds of a planned refinancing of the $155.6 million non-recourse project debt. The Company accounts for this investment under the equity method and such earnings are included in "income from unconsolidated investments in Power Projects". See "Business -- Description of Facilities -- Power Plants -- Texas City and Clear Lake Power Plants."

     On October 9, 1997, the Company completed the acquisition of 50% interests in the Gordonsville Power Plant, a 240 megawatt gas-fired combined cycle cogeneration facility, and the Auburndale Power Plant, a 150 megawatt gas-fired combined cycle cogeneration facility, for an aggregate purchase price of $42.6 million. See "Business -- Description of Facilities -- Power
Plants -- Gordonsville and Auburndale Power Plants."

     On October 10, 1997 the Company invested $16.0 million in a 169 megawatt gas-fired combined cycle facility located in Dighton, Massachusetts. See "Business -- Project Development and Acquisitions -- Project
Development -- Dighton Gas-Fired Project."

     In February 1997, the Company commenced construction of a 240 megawatt gas-fired cogeneration project at the Phillips Houston Chemical Complex ("HCC") located in Pasadena, Texas (the "Pasadena Cogeneration Project"). The Company has entered into an agreement to supply HCC with approximately 90 megawatts of electricity, with the remainder of available electricity output to be sold into the competitive market. The Pasadena Cogeneration Project is the first merchant power plant to be financed with non-recourse project debt and is scheduled to be operational in 1998. In February 1997, the Company announced the development of a 500 megawatt gas-fired project in Sutter County, in northern California (the "Sutter Gas-Fired Project"). The Sutter Gas-Fired Project would be northern California's first merchant power plant. The Sutter Gas-Fired Project is expected to provide electricity to the deregulated California power market commencing in the year 2000. The Company is currently pursuing regulatory agency permits for this project. See "Business -- Project Development and Acquisitions -- Project Development."

     On August 25, 1997, Calpine entered into an agreement with The Brooklyn Union Gas Company ("BUGC") to acquire 100% of the capital stock of Gas Energy Inc. ("GEI") and Gas Energy Cogeneration Inc. ("GECI") for an aggregate purchase price of approximately $102.5 million, subject to certain adjustments. GEI and GECI are both wholly owned subsidiaries of BUGC and have (i) a 50% general partnership interest in the Kennedy International Airport Power Plant, a 107 megawatt gas-fired cogeneration facility (the "Kennedy International Airport Power Plant"), (ii) a 50% general partnership interest in the Stony Brook Power Plant a 40 megawatt gas-fired cogeneration facility (the "Stony Brook Power Plant"), (iii) a 45% general partnership interest in the Grumman Power Plant (the "Grumman Power Plant"), a 57 megawatt gas-fired cogeneration facility (iv) an 11.36% limited partnership interest in the Lockport Power Plant a 184 megawatt gas-fired cogeneration facility (the "Lockport Power Plant") and (v) a 100% interest in three fuel management contracts (collectively referred to as the "GEI Transaction"). The Company currently expects to complete these acquisitions during the fourth quarter of 1997, upon the fulfillment of all required conditions. See "Business -- Project Development and
Acquisitions -- Acquisitions -- Gas Energy Inc. Power Plants."

     Included in the results of operations for the nine months ended September 30, 1997 are the King City and Gilroy Power Plants which each have a generating capacity of 120 megawatts. The King City Power Plant has been included in the Company's consolidated results of operations since the May 2, 1996 effective date of the operating lease, and the Gilroy Power Plant since its acquisition on August 29, 1996. As scheduled by PG&E and in accordance with their respective power sales agreements, the King City and Gilroy Power Plants did not generate electricity during the four months ended April 30, 1997. As scheduled, both power plants resumed operation on May 1, 1997.

     Each of the Company's power plants produces electricity for sale to a utility or, in certain instances, other third-party purchasers. Thermal energy produced by the gas-fired cogeneration facilities is sold to governmental and industrial users, and steam produced by the geothermal steam fields is sold to utility-owned power plants. The electricity, thermal energy and steam generated by these facilities are typically sold pursuant to long-term, take-and-pay power or steam sales agreements generally having original terms of 20 or 30 years. The Company has a net interest of 421 megawatts of the aggregate capacity generated by nine power plants that deliver electricity to PG&E under separate long-term power sales agreements. Each of these agreements provides for both capacity payments and energy payments for the term of the agreement. During the initial ten-year period of certain agreements, PG&E pays a fixed price for each unit of electrical energy according to schedules set forth in such agreements (which represent 17%, or 73 megawatts, of such net interest). The fixed price periods under these power sales agreements expire at various times in 1998 through 2000. After the fixed price periods expire, while the basis for the capacity and capacity bonus payments under these power sales agreements remains the same, the energy payments adjust to PG&E's then avoided cost of energy, which is determined and published each month by the utility. The term "avoided cost" refers to the incremental costs that an electric utility would incur to produce or purchase an amount of power equivalent to that purchased from QFs. On December 9, 1996, the CPUC approved a new methodology for the calculation of short-run avoided cost ("SRAC"), which was effective retroactive to October 1, 1996 and will continue until the independent power exchange has commenced operations and is functioning properly. The independent power exchange is scheduled to commence operations on January 1, 1998. Thereafter, the SRAC will become the energy clearing price of the independent power exchange. The currently prevailing SRAC is substantially lower than the fixed energy prices under these power sales agreements and is expected to remain so. While SRAC does not affect capacity payments under the power sales agreements, the Company's energy revenues under these power sales agreements are expected to be materially reduced at the expiration of the fixed price period. Such reduction may have a material adverse effect on the Company's results of operations. The majority of the capacity revenues are paid during the months of May through October. Prices paid for the steam delivered by the Company's steam fields are based on a formula that partially reflects the price levels of nuclear and fossil fuels, and, therefore, a reduction in the price levels of such fuels may reduce revenue under the steam sales agreements for the steam fields.

     Certain of the Company's power and steam sales agreements contain curtailment provisions under which the purchasers of energy or steam are entitled to reduce the number of hours of energy or amount of steam purchased thereunder. For the year ended December 31, 1996, certain of the Company's power generation facilities experienced maximum curtailment primarily as a result of low gas prices and a high degree of precipitation during the period, which resulted in high levels of energy generation by hydroelectric power facilities that supply electricity. For the nine months ended September 30, 1997, such facilities experienced a reduced amount of curtailment compared to the same period in 1996. Due to an amendment to certain of the power sales agreements executed in May 1997, the Company currently does not expect curtailment during the remainder of the terms of the power sales agreements for these power plants.

     Many states are implementing or considering regulatory initiatives designed to increase competition in the domestic power generation industry. In December 1995, the CPUC issued an electric industry restructuring decision which provides for the commencement of deregulation and implementation of customer choice of electricity supplier by January 1, 1998. Legislation implementing this decision was adopted in September 1996. As part of its policy decision, the CPUC indicated that power sales agreements of existing qualifying facilities would be honored. The Company cannot predict the final form or timing of the proposed restructuring and the impact, if any, that such restructuring would have on the Company's existing business or results of operations. The Company believes that any such restructuring would not have a material effect on its power sales agreements and, accordingly, believes that its existing business and results of operations would not be materially adversely affected, although there can be no assurance in this regard.

SELECTED OPERATING INFORMATION

     Set forth below is certain selected operating information for the power generation facilities and steam fields, for which results are consolidated in the Company's statements of operations. The information set forth under power plants consists of the results for the West Ford Flat Power Plant, the Bear Canyon Power Plant, the Greenleaf 1 and 2 Power Plants since their acquisition on April 21, 1993 the Watsonville Power Plant since its acquisition on June 29, 1995, the Gilroy Power Plant since its acquisition on August 29,1996, and the King City Power Plant since the effective date of the lease on May 2, 1996. The information set forth under steam fields consists of the results for the PG&E Unit 13 and Unit 16 Steam Fields, the SMUDGEO #1 Steam Fields and, for 1994 through 1996, the Thermal Power Company Steam Fields since the acquisition of Thermal Power Company on September 9, 1994. The information provided for the other interest included under steam revenue prior to 1995 represents revenue attributable to a working interest that was held by a third-party in the PG&E Unit 13 and Unit 16 Steam Fields. In January 1995, the Company purchased this working interest. Prior to the Company's acquisition of the remaining interest in the West Ford Flat Power Plant, Bear Canyon Power Plant, the PG&E Unit 13 and Unit 16 Steam Fields and the SMUDGEO #1 Steam Fields in April 1993, the Company's revenue from these facilities was accounted for under the equity method and, therefore, does not represent the actual revenue of the Company from these facilities for the periods set forth below.

                                                           YEAR ENDED DECEMBER 31,
                                    ---------------------------------------------------------------------
                                                                                            1996              NINE MONTHS ENDED
                                                                                    ---------------------       SEPTEMBER 30,
                                                                                                   PRO      ---------------------
                                      1992        1993        1994        1995       ACTUAL     FORMA(1)      1996        1997
                                    ---------   ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                                                       (DOLLARS IN THOUSANDS)
POWER PLANTS:
  Electricity revenue:
    Energy........................  $  38,325   $  37,088   $  45,912   $  54,886   $  93,851   $  98,715   $  60,561   $  77,451
    Capacity(2)...................  $   7,707   $   7,834   $   7,967   $  30,485   $  65,064   $  84,038   $  50,095   $  67,048
  Megawatt hours produced.........    403,274     378,035     447,177   1,033,566   1,985,404   2,225,867   1,332,594   1,551,078
    Average energy price per
      kilowatt hour(2)............      9.503c      9.811c     10.267c      5.310c      4.727c      4.435c      4.545c      4.993%
Steam Fields:
  Steam revenue:
    Calpine.......................  $  33,385   $  31,066   $  32,631   $  39,669   $  40,549   $  40,549   $  29,655   $  31,268
    Other interest................  $   2,501   $   2,143   $   2,051          --          --          --          --          --
  Megawatt hours produced.........  2,105,345   2,014,758   2,156,492   2,415,059   2,528,874   2,528,874   1,811,449   1,972,439
    Average price per kilowatt
      hour........................      1.705c      1.648c      1.608c      1.643c      1.603c      1.603c      1.637c      1.585c

---------------

(1) Pro forma results for the year ended December 31, 1996 give effect to the King City Transaction and the Gilroy Transaction as if such transactions had occurred on January 1, 1996. See "Pro Forma Consolidated Financial Data."

(2) Represents variable energy revenue divided by the kilowatt hours produced. The significant increase in capacity revenue and the accompanying decline in average energy price per kilowatt hour since 1994 reflects the increase in the Company's megawatt hour production as a result of acquisitions of interests in gas-fired cogeneration facilities by the Company.

RESULTS OF OPERATIONS

THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1996

     Revenue. Total revenue was $92.9 million and $199.9 million for the three and nine months ended September 30, 1997 compared to $70.9 million and $152.9 million for the comparable periods in 1996. Electricity and steam sales revenue increased 16% and 25% to $79.4 million and $175.8 million for the three and nine months ended September 30, 1997 compared to $68.3 million and $140.3 million for the comparable periods in 1996. The increase for the three months ended September 30, 1997 was primarily due to $10.0 million of higher revenue from the Gilroy Power Plant acquired in August 1996. The increase for the nine months ended September 30, 1997 was primarily due to $23.4 million of higher revenue from the Gilroy Power Plant, $3.0 million of higher revenue from the King City Power Plant, $6.3 million of higher revenue from the Company's geothermal power plants, and $2.8 million due to increased prices of production at other Company gas-fired power plants. As scheduled, the King City and Gilroy Power Plants did not generate electrical energy and did not earn energy revenue during the four months ended April 30, 1997. Included in geothermal revenue are revenue from the West Ford Flat and Bear Canyon Power Plants which increased by $1.0 million and $4.7 million for the three and nine months ended September 30, 1997 compared to the same periods in 1996, primarily due to increased kilowatt hour generation and increased energy prices. Thermal

Power Company also contributed $263,000 and $2.0 million more revenue for the three and nine months ended September 30, 1997 than the same periods in 1996. The increase in the three months ended September 30, 1997 was attributed to higher energy prices, and the increase for the nine months ended September 30, 1997 was primarily due to increased steam sales under the alternative pricing agreement entered into with PG&E in March 1996. Service contract revenue was $3.3 million and $6.9 million for the three and nine months ended September 30, 1997 compared to $172,000 and $5.6 million for the comparable periods in 1996. Included within service contract revenue are revenue from Calpine Power Services Company which recorded trading losses of $1.9 million and $1.7 million for the three and nine months ended September 30, 1996. Income from unconsolidated investments in power projects increased to $3.3 million and $7.5 million for the three and nine months ended September 30, 1997 compared to $1.2 million and $2.9 million for the same periods in 1996. The increase for three and nine month period ended September 30, 1997 is primarily attributable to an increase in equity income of $685,000 and $2.7 million, respectively, from the Company's investment in Sumas Cogeneration Company, L.P. ("Sumas"), and to equity income of $1.7 million and $1.8 million, respectively, from the Company's June 1997 investment in Texas Cogeneration Company (see Note 5 to the Condensed Consolidated Financial Statements). In accordance with a power sales agreement with Puget Sound Power and Light Company, Sumas operated the plant at a minimum capacity from February to September 1997 and received a higher price for energy sold and certain other payments. Interest income on loans to power projects increased to $6.8 million and $9.8 million for the three and nine months ended September 30, 1997 compared to $1.3 million and $4.1 million for the comparable periods in 1996. The increase is primarily related to interest income on the loans to the sole shareholder of Sumas Energy, Inc., the Company's partner in the Sumas project, and interest income on loans made by Calpine Finance Company to the Texas City and Clear Lake Power Plants (see Note 5 to the Condensed Consolidated Financial Statements).

     Cost of revenue. Cost of revenue increased 20% and 27% to $43.1 million and $110.9 million for the three and nine months ended September 30, 1997 compared to $35.9 million and $87.2 million for the comparable periods in 1996. The increase was primarily due to plant operating, depreciation and operating lease expenses attributable to the operations of the King City and Gilroy Power Plants which have been included in the Company's operations since May 2, 1996 and August 29, 1996, respectively.

     Project development expenses increased to $1.8 million and $5.7 million for the three and nine months ended September 30, 1997 compared to $1.0 million and $2.5 million for the same periods in 1996. The increase was due primarily to expanded business acquisition and development activities.

     General and administrative expenses. General and administrative expenses decreased 6% to $4.6 million for the three months ended September 30, 1997 compared to $4.9 million for the same period in 1996. The decrease was primarily due to a $1.4 million employee bonus expenses related to the common stock offering in September 1996, partially offset by an increase in personnel and related expenses in 1997. General and administrative expenses increased 22% to $13.2 million for the nine months ended September 30, 1997 compared to $10.8 million for the same period in 1996. The increase in 1997 was due to additional personnel and related expenses necessary to support the Company's expanded operations.

     Interest expense. Interest expense increased to $17.2 million and $43.4 million for the three and nine months ended September 30, 1997 compared to $12.4 million and $31.1 million for the comparable periods in 1996. The 39% increase for the three months ended September 30, 1997 compared to the same period in 1996 was attributable to $1.6 million of increased interest on debt related to the Gilroy Power Plant acquired in August 1996, $4.6 million of increased interest on the 8 3/4% Senior Notes Due 2007 issued in July 1997, and $2.6 million of interest expense at Calpine Finance Company, offset by $1.3 million of interest capitalized for the construction of the Pasadena Cogeneration Project and a $2.0 million decrease in interest expense for Calpine Geysers due to repayment of the junior and senior term loans. The 40% increase for the nine months ended September 30, 1997 compared to the same period in 1996 was attributable to $4.6 million of increased interest expense related to the 8 3/4% Senior Notes Due 2007 issued in July 1997, $7.3 million of increased interest expense related to the 10 1/2% Senior Notes Due 2006 issued in May 1996, $6.3 million of interest on debt related to the Gilroy Power Plant acquired in August 1996 and $2.8 million of interest expense at Calpine Finance Company, offset by $2.6 million of interest capitalized for the construction of the Pasadena Power

Plant, a $2.9 million decrease in interest expense at Calpine Geysers, and a $1.8 million decrease in interest expense at Thermal Power Company.

     Other income, net. Other income, net increased to $3.9 million and $11.8 million for the three and nine months ended September 30, 1997 compared to a loss of $1.1 million and income of $1.6 million for the same periods in 1996 due to interest earned on higher cash and cash equivalent balances and interest income earned on the collateral securities for the King City Power Plant.

     Provision for income taxes. The effective income tax rate was approximately 36% for the three and nine months ended September 30, 1997. Depletion in excess of tax basis benefits at the Company's geothermal facilities and a revision of prior year's tax estimates of $1.3 million and $1.7 million, respectively, reduced the Company's effective tax rate for 1997. The effective rates for the three and nine months ended September 30, 1996 were 31% and 34%, respectively. In 1996, the Company decreased its deferred income tax liability by $769,000 to reflect the change in California's state income tax rate from 9.3% to 8.84% effective January 1, 1997. In addition, depletion in excess of tax basis benefits at the Company's geothermal facilities reduced the Company's effective tax rate for 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenue. Revenue increased 62% to $214.6 million in 1996 compared to $132.1 million in 1995, primarily due to a 56% increase in electricity and steam sales of $199.5 million in 1996 compared to $127.8 million in 1995. The King City Power Plant and the Gilroy Power Plant contributed revenues of $41.5 million and $14.7 million, respectively, to electric and steam sales revenue during 1996. Revenue for 1996 also reflected a full year of operation at the Greenleaf 1 and 2 Power Plants and the Watsonville Power Plant which contributed increases in electric and steam revenue in 1996 compared to 1995 of $9.1 million and $4.7 million, respectively. During 1996 and 1995, the Company experienced the maximum curtailment allowed under the power sales agreements with PG&E for the West Ford Flat and Bear Canyon Power Plants. Without such curtailment, the West Ford Flat and Bear Canyon Power Plants would have generated an additional $5.7 million and $5.2 million of revenue in 1996 and 1995, respectively. Service contract revenue decreased to $6.5 million in 1996 compared to $7.2 million in 1995, reflecting a $2.8 million loss related to the Company's electricity trading operations, offset by increased revenue during 1996 related to overhauls at the Aidlin and Agnews Power Plants, and to technical services performed for the Cerro Prieto Steam Fields. Income from unconsolidated investments in power projects increased to $6.5 million in 1996 compared to losses of $2.9 million during 1995. The increase is primarily attributable to $6.4 million of equity income generated by the Company's investment in Sumas Cogeneration Company, L.P. ("Sumas") during 1996 compared to a $3.0 million loss in 1995. The increase in Sumas' profitability during 1996 is primarily attributable to a contractual increase in the energy price in accordance with the power sales agreement with Puget Sound Power & Light Company. Interest income on loans to power projects was $2.1 million in 1996 as a result of the recognition of interest income on loans to the sole shareholder of the general partner in Sumas.

     Cost of revenue. Cost of revenue increased 67% to $129.2 million in 1996 as compared to $77.4 million in 1995. The increase was primarily due to plant operating, depreciation, and operating lease expenses attributable to (i) a full year of operation during 1996 at the Greenleaf 1 and 2 Power Plants which were purchased on April 21, 1995, (ii) a full year of operation during 1996 at the Watsonville Power Plant which was acquired on June 29, 1995, (iii) operations at the King City Power Plant subsequent to May 2, 1996, and (iv) operations at the Gilroy Power Plant subsequent to acquisition on August 29, 1996. Cost of revenue also increased due to service contract expenses related to the Cerro Prieto Steam Fields, partially offset by lower operating expenses at the Company's other existing power generation facilities and steam fields.

     Project development expenses. Project development expenses increased to $3.9 million in 1996, compared to $3.1 million in 1995, due to project development activities.

     General and administrative expenses. General and administrative expenses were $14.7 million in 1996 compared to $8.9 million in 1995. The increases were primarily due to additional personnel and related expenses necessary to support the Company's expanding operations, including the Company's power marketing operations. The Company also incurred an employee bonus expense of $1.3 million in September 1996 related to the Company's initial public offering.

     Interest expense. Interest expense increased 41% to $45.3 million in 1996 from $32.2 million in 1995. Approximately $11.8 million of the increase was attributable to interest on the Company's 10 1/2% Senior Notes issued in May 1996, $2.7 million of interest expense related to the Gilroy Power Plant acquired on August 29, 1996, and $1.6 million of higher interest expense related to the Greenleaf 1 and 2 Power Plants acquired on April 21, 1995, offset in part by a $3.0 million decrease in interest expense as a result of repayments of principal on certain non-recourse project financings.

     Other income, net. Other income, net increased 232% to $6.3 million for 1996 compared with $1.9 million for 1995. The increase was primarily due to $4.5 million of interest income on collateral securities purchased in connection with the King City Transaction, $1.4 million of net proceeds for the settlement of the Coso project, and higher interest income for the period due to the investment of the net proceeds of the preferred stock, the 10 1/2% Senior Notes, and from the Company's initial public offering of common shares. Offsetting these income items was a $3.7 million loss for uncollectible amounts related to an acquisition project. See Note 13 of the Notes to Consolidated Financial Statements.

     Provision for income taxes. The effective rate for the income tax provision was approximately 33% in 1996 and 41% in 1995. In 1996, the Company decreased its deferred income tax liability by $769,000 to reflect the change in California's state income tax rate from 9.3% to 8.84% effective January 1, 1997. In addition, depletion in excess of tax basis benefits at the Company's geothermal facilities and a revision of prior years' tax estimates reduced the Company's effective tax rate for 1996.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     Revenue. Revenue increased 39.0% to $132.1 million in 1995 compared to $94.8 million in 1994, primarily due to a 41.5% increase in electricity and steam sales to $127.8 million in 1995 compared to $90.3 million in 1994. Such an increase was primarily attributable to the $28.3 million of revenue from the Greenleaf 1 and 2 Power Plants, $5.9 million of revenue from the Watsonville Power Plant, the $5.2 million of additional revenue from the Thermal Power Company Steam Fields as a result of a full year of operation in 1995, and an increase of $3.0 million of revenue from the SMUDGEO #1 Steam Fields attributable to increased production as a result of an extended outage during 1994. Such an increase also reflects a substantial increase in capacity payments for electricity sales from $8.0 million in 1994 to $30.5 million in 1995 as a result of the transactions stated above. This revenue increase was partially offset by a $2.7 million decrease in revenue from the West Ford Flat and Bear Canyon Power Plants, as a result of curtailments by PG&E due to low gas prices and high levels of precipitation during 1995 as compared to 1994, offset in part by contractual price increases for 1995. Without such curtailment, the West Ford Flat and Bear Canyon Power Plants would have generated an additional $5.2 million of revenue in 1995. Revenue for 1995 also reflects curtailment of steam production at the Thermal Power Company Steam Fields as a result of higher precipitation and lower gas prices in 1995, and at the PG&E Unit 13 and Unit 16 Steam Fields as a result of hydro-spill conditions. Without curtailment, the Thermal Power Company Steam Fields and the PG&E Unit 13 and Unit 16 Steam Fields would have generated an additional $5.7 million and $800,000 of revenue during 1995, respectively.

     Revenue for 1995 and 1994 reflects reversals of $2.7 million and $3.2 million, respectively, of previously deferred revenue. Company revenue from sales of steam were previously calculated considering a future period when steam would be delivered without receiving corresponding revenue. See Note 2 of the Notes to Consolidated Financial Statements. In May 1994, the Company ceased deferring revenue and recognized $4.0 million of its previously deferred revenue. Based on estimates and analyses performed by the Company, the Company no longer expects that it will be required to make these deliveries to SMUD. Concurrently, $800,000 of the revenue increase was reserved for future construction of gathering systems required for future production of the steam fields, with the offset recorded in property, plant and equipment. In October 1995, PG&E agreed to the termination of the free steam provision with respect to the PG&E Unit 13 Steam Fields. During 1995, the Company took additional measures regarding future capital commitments and other actions which will increase steam production and, based on additional analyses and estimates performed, the Company recognized the remaining $2.7 million of previously deferred revenue.

     Cost of revenue. Cost of revenue increased 46.6% to $77.4 million in 1995 compared to $52.8 million in 1994. The increase was due to plant operating, production royalty and depreciation and amortization expenses attributable to
(i) a full year of operations at Thermal Power Company, which was purchased on September 9, 1994, (ii) operations at the Greenleaf 1 and 2 Power Plants subsequent to April 21, 1995, and (iii) operations at the Watsonville Power Plant subsequent to June 29, 1995. The increases were partially offset by lower depreciation and production royalty expenses at the West Ford Flat and Bear Canyon Power Plants and the PG&E Unit 13 and Unit 16 Steam Fields due to curtailment by PG&E during 1995.

     Project development expenses. Project development expenses increased to $3.1 million in 1995, compared to $1.8 million in 1994, due to new project development activities.

     General and administrative expenses. General and administrative expenses were $8.9 million in 1995 compared to $7.3 million in 1994. The increase in 1995 was primarily due to additional personnel and related expenses necessary to support the Company's expanded operations.

     Interest expense. Interest expense increased to $32.2 million in 1995 from $23.9 million in 1994. Approximately $3.6 million of the increase was attributable to a full year of interest expense incurred on the debt related to the Thermal Power Company acquisition in September 1994 and $4.1 million of interest expense incurred on the debt related to the acquisition of the Greenleaf 1 and 2 Power Plants in April 1995. In addition, 1995 included a full year of interest expense on the 9 1/4% Senior Notes issued on February 17, 1994.

     Provision for income taxes. The effective rate for the income tax provision was approximately 41% for 1995 and 39% for 1994. The effective rates were based on statutory tax rates, with minor reductions for depletion in excess of tax basis benefits. Due to curtailment of production during 1995, the allowance for statutory depletion decreased in 1995 from 1994.

LIQUIDITY AND CAPITAL RESOURCES

     To date, the Company has obtained cash from its operations, borrowings under its credit facilities and other working capital lines, sale of debt and equity, and proceeds from non-recourse project financings. The Company utilized this cash to fund its operations, service debt obligations, fund the acquisition, development and construction of power generation facilities, finance capital expenditures and meet its other cash and liquidity needs.

     The following table summarizes the Company's cash flow activities for the periods indicated:

                                                                              NINE MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,                SEPTEMBER 30,
                                   -----------------------------------     -----------------------
                                     1994         1995         1996          1996          1997
                                   --------     --------     ---------     ---------     ---------
                                                           (IN THOUSANDS)
Cash flows from:
  Operating activities...........  $ 34,196     $ 26,653     $  59,881     $  25,694     $  66,429
  Investing activities...........   (84,444)     (38,497)     (326,834)     (269,320)     (228,844)
  Financing activities...........    66,609       11,127       345,153       321,293       260,955
                                   --------     --------     ---------      --------      --------
          Total..................  $ 16,361     $   (717)    $  78,200     $  77,667     $  98,540
                                   ========     ========     =========      ========      ========

     Operating activities for 1996 consisted of approximately $18.7 million of net income from operations, $36.6 million of depreciation and amortization, $2.0 million in deferred income taxes, and $7.8 million net increase in operating assets and liabilities, offset by $5.3 million of undistributed income from unconsolidated investments in power projects. Operating activities for the nine months ended September 30, 1997 provided $66.4 million, consisting of approximately $24.5 million of net income from operations, $11.5 million in deferred income taxes, $34.6 million of depreciation and amortization, $9.6 million of partnership distributions and income from unconsolidated investments in power projects and a $1.6 million distribution from Coperlasa, offset by a $15.4 million net increase in operating assets and liabilities.

     Investing activities used $326.8 million during 1996, primarily due to $29.9 million of capital expenditures and capitalized project costs, $98.4 million for the purchase of collateral securities, a $12.9 million loan to Coperlasa in connection with the Cerro Prieto Steam Fields, $138.1 million for the acquisition of the Gilroy Power Plant, and a $41.6 million increase in restricted cash requirements related to the construction of the Pasadena Cogeneration Project. Investing activities used $228.8 million during the nine months ended September 30, 1997, primarily due to $192.3 million for the acquisition of Texas Cogeneration Company and the related notes receivable, $66.4 million of capital expenditures related to the construction of the Pasadena Cogeneration Project, $22.9 million of other capital expenditures, $7.6 million for the acquisition of the Montis Niger Gas Fields, offset by a $21.1 million of loan payments, $5.4 million of collateral security maturities in connection with the King City Power Plant and a $37.0 million decrease in restricted cash, primarily related to the Pasadena Cogeneration Project and Calpine Geysers Company, L.P.

     Financing activities provided $345.2 million of cash during 1996. The Company issued $50.0 million of preferred stock, borrowed $161.8 million of bank debt and an additional $46.9 million under the credit facilities, received net proceeds of $174.9 million from the 10 1/2% Senior Notes, and received $109.2 million upon the issuance of common stock. The Company subsequently repaid $46.2 million of bank debt, all borrowings outstanding under the credit facilities of $66.7 million, and $84.7 million of non-recourse project financing. Financing activities provided $261.0 million of cash during the nine months ended September 30, 1997 consisting of $139.3 million of borrowings for the acquisition of Texas Cogeneration Company and the related notes receivable, $5.0 million of borrowings for contingent consideration in connection with the acquisition of the Gilroy Power Plant and $275.0 million of proceeds from the issuance of the Old Notes, offset by $118.2 million in repayment of non-recourse project debt, $25.3 million in repayment of borrowings related to the acquisition of the Texas City and Clear Lake Power Plants, $7.1 million in repayment of notes payable and $9.5 million of costs associated with financing activities.

     As of December 31, 1996, cash and cash equivalents were $100.0 million and working capital was $96.2 million. For the twelve months ended December 31, 1996, working capital increased by $145.2 million and cash and cash equivalents increased by $78.2 million as compared to the comparable period in 1995. The increase in working capital was primarily due to remaining net proceeds from the issuance of common stock in September 1996, and reflects the inclusion of $57.0 million of non-recourse project financing in current liabilities as of December 31, 1995. On May 16, 1996, the Company issued the 10 1/2% Senior Notes. A portion of the funds from the issuance of the 10 1/2% Senior Notes was used to refinance current bank debt and borrowings under the Company's previous revolving credit facility, and to repay the $57.0 million non-recourse indebtedness to The Bank of Nova Scotia.

     As of September 30, 1997, cash and cash equivalents were $198.6 million and working capital was $122.7 million. For the nine months ended September 30, 1997, cash and cash equivalents increased by $98.5 million and working capital increased by $26.5 million as compared to December 31, 1996. The increase in working capital is primarily due to the issuance of $275.0 million of Old Notes and proceeds from a non-recourse project financing due in 1998, offset by the use of available cash for the acquisition of the Texas City and Clear Lake Power Plants and in the purchase of the non-recourse project financing of the Texas City and Clear Lake Power Plants.

     As a developer, owner and operator of power generation projects, the Company may be required to make long-term commitments and investments of substantial capital for its projects. The Company historically has financed these capital requirements with borrowings under its credit facilities, other lines of credit, non-recourse project financing or long-term debt.

     At September 30, 1997, the Company had outstanding $105.0 million of 9 1/4% Senior Notes Due 2004 which mature on February 1, 2004 and bear interest payable semi-annually on February 1 and August 1 of each year. In addition, the Company had $180.0 million of 10 1/2% Senior Notes Due 2006 which mature on May 15, 2006 and bear interest payable semi-annually on May 15 and November 15 of each year. On July 8, 1997, the Company issued $200.0 million of Old Notes which mature on July 15, 2007 and bear interest payable semi-annually of January 15 and July 15 of each year, beginning January 1, 1998. Of the $195.0 million of net proceeds from the sale of the Old Notes, the Company repaid approximately

$124.1 million of existing indebtedness (see Note 12 to the Condensed Consolidated Financial Statements for use of proceeds and further information). On September 10, 1997, the Company issued an additional $75.0 million of 8 3/4% Senior Notes Due 2007. Under the provisions of the applicable indentures, the Company may, under certain circumstances, be limited in its ability to make restricted payments, as defined, which include dividends and certain purchases and investments, incur additional indebtedness and engage in certain transactions.

     At September 30, 1997, the Company had $195.5 million of non-recourse project financing associated with the Greenleaf 1 and 2 Power Plants and the Gilroy Power Plant. The annual maturities for all non-recourse project financing were $4.7 million for the remainder of 1997, $9.7 million for 1998, $8.7 million for 1999, $10.4 million for 2000, $10.6 million for 2001 and $151.5 million thereafter.

     At September 30, 1997, the Company had $114.0 million of non-recourse borrowings from The Bank of Nova Scotia in connection with the acquisition of the notes receivable from the Texas City and Clear Lake Power Plants. Such debt matures on June 22, 1998.

     The Company currently has a $50.0 million revolving credit agreement with a consortium of commercial lending institutions led by The Bank of Nova Scotia, with borrowings bearing interest at either LIBOR or at The Bank of Nova Scotia base rate plus a mutually agreed margin. At September 30, 1997, the Company had no borrowings outstanding and $7.6 million of letters of credit outstanding under the revolving credit facility. The Bank of Nova Scotia credit facility contains certain restrictions that significantly limit or prohibit, among other things, the ability of the Company or its subsidiaries to incur indebtedness, make payments of certain indebtedness, pay dividends, make investments, engage in transactions with affiliates, create liens, sell assets and engage in mergers and consolidations.

     The Company has a $1.2 million working capital line with a commercial lender that may be used to fund short-term working capital commitments and letters of credit. At September 30, 1997, the Company had no borrowings under this working capital line and $74,000 of letters of credit outstanding. Borrowings bear interest at prime plus 1%.

     Where appropriate, the Company intends to continue to seek the use of non-recourse project financing for new projects. The debt agreements of the Company's subsidiaries and other affiliates governing the non-recourse project financing generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to the Company. The dividend restrictions in such agreements generally require that, prior to the payment of dividends, distributions or other transfers, the subsidiary or other affiliate must provide for the payment of other obligations, including operating expenses, debt service and reserves. However, the Company does not believe that such restrictions will adversely affect its ability to meet its debt obligations.

     At September 30, 1997, the Company had commitments for capital expenditures in 1997 totaling $36.8 million related to various projects at its power generation facilities. The Company intends to fund capital expenditures for the ongoing operation and development of the Company's power generation facilities primarily through the operating cash flow of such facilities and non-recourse financing. Capital expenditures for the nine months ended September 30, 1997 of $91.2 million included $66.4 million for the construction of the Pasadena Cogeneration Project, $9.3 million related to the geothermal facilities, $1.4 million related to merchant power plants and the remaining $14.1 million at the gas-fired power plants.

     The Company expects to use approximately $102.5 million of its cash resources to complete the GEI Transaction. See "Business -- Project Development and Acquisitions -- Acquisitions -- Gas Energy Inc. Power Plants."

     The Company continues to pursue the acquisition and development of new power generation projects. The Company expects to commit significant capital in future years for the acquisition and development of these projects. The Company's actual capital expenditures may vary significantly during any year.

     The Company believes that it will have sufficient liquidity from cash flow from operations and borrowings available under the lines of credit and working capital to satisfy all obligations under outstanding indebtedness, to finance anticipated capital expenditures and to fund working capital requirements through December 31, 1998.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1997, the FASB issued SFAS No. 130, Reporting Comprehensive Income, which establishes standards for reporting and display of comprehensive income and its components (revenues, expenses, gains and losses) in non-condensed general purpose financial statements. SFAS No. 130 requires classification of other comprehensive income by their nature in a financial statement, and the display of the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a statement of financial position. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997. The Company believes this pronouncement will not have a material effect on its financial statements.

     In June 1997, the FASB also issued SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information, which established standards for the way public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports to shareholders. SFAS No. 131 also establishes standards for related disclosures about products and services geographic areas and major customers. SFAS No. 131 is effective for fiscal years beginning after December 15, 1997, although earlier application is encouraged. The Company believes this pronouncement will not have a material effect on its financial statements.

                                    BUSINESS

OVERVIEW

     Calpine is engaged in the acquisition, development, ownership and operation of power generation facilities and the sale of electricity and steam in the United States and selected international markets. The Company currently has interests in 19 power generation facilities and steam fields having an aggregate capacity of 2,264 megawatts. In addition, Calpine has a 240 megawatt gas-fired power generation facility currently under construction in Pasadena, Texas and an investment in a 169 megawatt gas-fired power generation facility currently under construction in Dighton, Massachusetts. The Company also currently has a pending acquisition, subject to the fulfillment of all required conditions, for the net ownership interests of 120 megawatts of capacity in four gas-fired power generation facilities located in and New York, with an aggregate capacity of 388 megawatts. Since its inception in 1984, Calpine has developed substantial expertise in all aspects of electric power generation. The Company's vertical integration has resulted in significant growth over the last five years as Calpine has applied its extensive engineering, construction management, operations, fuel management and financing capabilities to successfully implement its acquisition and development program. Calpine's strategy is to capitalize on opportunities in the power market through an ongoing program to acquire, develop, own and operate electric power generation facilities, as well as marketing power and energy services to utilities and other end users.

     Calpine's net interest in power generation facilities has increased from 281 megawatts in 1991 to 1,919 megawatts, including the facilities currently under construction. Total assets have increased from $41.2 million as of December 31, 1991 to $1.4 billion on a pro forma basis as of September 30, 1997. Calpine's revenue on a pro forma basis has increased to $256.6 million for 1996, representing a five-year compound annual growth rate of 46% since 1991. The Company's EBITDA (as defined) on a pro forma basis for 1996 increased to $151.6 million from $4.9 million in 1991, representing a five-year compound annual growth rate of 99%. See "Pro Forma Consolidated Financial Data."

THE MARKET

     The power generation industry represents the third largest industry in the United States,with an estimated end user market of approximately $211.9 billion of electricity sales and 3,100 gigawatt hours of production in 1996. In response to increasing customer demand for access to low-cost electricity and enhanced services, new regulatory initiatives are currently being adopted or considered at both state and federal levels to increase competition in the domestic power generation industry. To date, such initiatives are under consideration at the federal level and in approximately forty-five states. In April 1996, FERC adopted Order No. 888, opening wholesale power sales to competition and providing for open and fair electric transmission services by public utilities. In addition, the CPUC has issued an electric industry restructuring decision which provides for commencement of deregulation and implementation of customer choice of electricity supplier by January 1, 1998. Legislation implementing this decision was adopted in September 1996. Calpine believes that industry trends and such regulatory initiatives will lead to the transformation of the existing market, which is largely characterized by electric utility monopolies having old, inefficient high cost generating facilities, selling to a captive customer base, to a more competitive market where end users may purchase electricity from a variety of suppliers, including non-utility generators, power marketers, public utilities and others. The Company believes that these market trends will create substantial opportunities for companies such as Calpine that are low cost power producers and have an integrated power services capability which enables them to produce and sell energy to customers at competitive rates.

     The Company also believes that these market trends will result in the disposition of power generation facilities by utilities, independent power producers and industrial companies. Utilities such as PG&E and Southern California Edison Company have announced their intentions to sell power generation facilities totaling approximately 7,300 megawatts and 9,500 megawatts, respectively. New England Electric System is currently in the process of selling its entire non-nuclear generation portfolio of approximately 4,000 megawatts. The independent power industry, which represents approximately 8% of the installed capacity in the United States, or approximately 65,000 megawatts, and has accounted for approximately 50% of all additional capacity in the United States since 1991, is currently undergoing significant consolidation. Many independent producers operating a limited number of power plants are seeking to dispose of such plants in response to competitive pressures, and industrial companies are selling their power plants to redeploy capital in their core businesses. Over 200 independent power plant and portfolio sale transactions have occurred in the past three years. The Company believes that this consolidation will continue in the highly fragmented independent power industry.

     The power generation industry outside the United States is approximately three times larger than the domestic market, and the demand for electricity is growing rapidly. It has been estimated in 1997 that in excess of 440 gigawatts of new capacity will be required outside the United States over the ensuing ten-year period. In order to satisfy this anticipated increase in demand, many countries have adopted active government programs designed to encourage private investment in power generation facilities. The Company believes that these market trends will create significant opportunities to acquire and develop generation facilities in such countries.

STRATEGY

     Calpine's objective is to become a leading power company by capitalizing on emerging market opportunities in the domestic and international power markets. The key elements of the Company's strategy are as follows:

     Expand and diversify its domestic portfolio of power projects. In pursuing its growth strategy, the Company intends to focus on opportunities where it is able to capitalize on its extensive management and technical expertise to implement a fully integrated approach to the acquisition, development and operation of power generation facilities. This approach includes design, engineering, procurement, finance, construction, management, fuel and resource acquisition, operations and power marketing, which Calpine believes provides it with a competitive advantage. By pursuing this strategy, the Company has significantly expanded and diversified its project portfolio. Since 1993, the Company has completed transactions involving nine gas-fired cogeneration facilities and two steam fields. As a result of these transactions, the Company has more than quadrupled its aggregate power generation capacity and substantially diversified its fuel mix since 1993.

     The Company is also pursuing the development of highly efficient, low-cost power plants that seek to take advantage of inefficiencies in the electricity market. The Company intends to sell all or a portion of the power generated by such merchant plants into the competitive market, rather than exclusively through long-term power sales agreements. As part of Calpine's initial effort to develop merchant plants, the Company has commenced construction of a 240 megawatt gas-fired cogeneration project located in Pasadena, Texas (the "Pasadena Cogeneration Project"). Approximately 90 megawatts of electricity generated by the Pasadena Cogeneration Project will be sold to the Phillips Houston Chemical Complex, with the remainder to be sold into the competitive wholesale market through Calpine's power marketing activities. The Company expects that this project will represent a prototype for future merchant plant developments. The Company currently plans to develop additional low-cost, gas-fired facilities in California, Texas, New England and other high priced power markets. See "-- Project Development and Acquisitions -- Project Development".

     Enhance the performance and efficiency of existing power projects. The Company continually seeks to maximize the power generation potential of its operating assets and minimize its operating and maintenance expenses and fuel costs. To date, the Company's power generation facilities have operated at an average availability of approximately 97%. The Company believes that achieving and maintaining a low-cost of production will be increasingly important to compete effectively in the power generation market.

     Continue to develop an integrated power marketing capability. The Company is developing an integrated power marketing capability, conducted through its wholly owned subsidiary, Calpine Power Services Company ("CPSC"). In 1995, CPSC received approval from the Federal Energy Regulatory Commission ("FERC") to conduct power marketing activities. The Company believes that a power marketing capability complements its business strategy of providing low cost power generation services. CPSC's power marketing activities will focus on the development of long-term customer service relationships, supported primarily by generating assets that are owned, operated or controlled by Calpine. CPSC will aggregate the Company's own resources, the resources of its customers, power pool resources, and market power supply to provide the customized services demanded by its customers at a competitive price.

     Continue to develop a diversified portfolio of fuel resources. The Company's wholly owned subsidiary, Calpine Fuels, was formed in 1995 to manage the fuel requirements of the Company's facilities. Calpine Fuels is aggregating a diversified portfolio of third party gas supplies, pipeline capacity and gas produced from Company-owned reserves to meet the Company's needs. The Company anticipates that the direct management and optimization of its fuel resources will enable the Company to minimize its fuel costs.

     Selectively expand into international markets. Internationally, the Company intends to utilize its geothermal and gas-fired expertise in selected markets of Southeast Asia and Latin America, where demand for power is rapidly growing and private investment is encouraged. In November 1995, the Company made an investment in the Cerro Prieto Steam Fields, located in Baja California, Mexico. In March 1996, the Company entered into a joint venture agreement to pursue the development of a geothermal resource in Indonesia with an estimated potential capacity in excess of 500 megawatts. Calpine believes that its investments in these projects will effectively position it for future expansion in Southeast Asia and Latin America.

DESCRIPTION OF FACILITIES

     The Company currently has interests in 19 power generation facilities and steam fields with a current aggregate capacity of approximately 2,264 megawatts, consisting of eleven natural gas-fired cogeneration power plants with a total capacity of 1,739 megawatts, three geothermal power generation facilities (which include a steam field and a power plant) with a total capacity of 67 megawatts and five geothermal steam fields that supply utility power plants with a total current capacity of approximately 458 megawatts. In addition, Calpine has a 240 megawatt gas-fired power generation facility under construction in Pasadena, Texas, and an investment in a 169 megawatt gas-fired power generation facility currently under construction in Dighton, Massachusetts. In addition, the Company currently has a pending acquisition for the net ownership interests of 120 megawatts of capacity in four gas-fired facilities with an aggregate capacity of 388 megawatts. Each of the power generation facilities currently in operation produces electricity for sale to a utility or other third party end user. Thermal energy produced by the gas-fired cogeneration facilities is sold to governmental and industrial users, and steam produced by the geothermal steam fields is sold to utility-owned power plants.

     The natural gas-fired and geothermal power generation projects in which the Company has an interest produce electricity, thermal energy and steam that are typically sold pursuant to long-term, take-and-pay power or steam sales agreements generally having original terms of 20 or 30 years. Revenue from a power sales agreement usually consists of two components: energy payments and capacity payments. Energy payments are based on a power plant's net electrical output where payment rates may be determined by a schedule of prices covering a fixed number of years under the power sales agreement, after which payment rates are usually indexed to the fuel costs of the contracting utility or to general inflation indices. Capacity payments are based on a power plant's net electrical output and/or its available capacity. Energy payments are made for each kilowatt hour of energy delivered, while capacity payments, under certain circumstances, are made whether or not any electricity is delivered. The Company is paid for steam supplied by its steam fields on the basis of the amount of electrical energy produced by, or steam delivered to, the contracting utility's power plants.

     The Company currently provides operating and maintenance services for all power generation facilities in which the Company has an interest, except for the Thermal Power Company Steam Fields, the Cerro Prieto Steam Fields and the Gordonsville and Auburndale Power Plants. Such services include the operation of power plants, geothermal steam fields, wells and well pumps, gathering systems and gas pipelines. The Company also supervises maintenance, materials purchasing and inventory control, manages cash flow, trains staff and prepares operating and maintenance manuals for each power generation facility. As a facility develops an operating history, the Company analyzes its operation and may modify or upgrade equipment or adjust operating procedures or maintenance measures to enhance the facility's reliability or profitability. These services are performed under the terms of an operating and maintenance agreement pursuant to which the Company is generally reimbursed for certain costs, is paid an annual operating fee and may also be paid an incentive fee based on the performance of the facility. The fees payable to the Company are generally subordinated to any lease payments or debt service obligations of non-recourse debt for the project.

     In order to provide fuel for the gas-fired power generation projects in which the Company has an interest, natural gas reserves are acquired or natural gas is purchased from third parties under supply agreements. The Company structures a gas-fired power facility's fuel supply agreement so that gas costs have a direct relationship to the fuel component of revenue energy payments.

     Certain power generation facilities in which the Company has an interest have been financed primarily with nonrecourse project financing that is structured to be serviced out of the cash flows derived from the sale of electricity, thermal energy and/or steam produced by such facilities and provides that the obligations to pay interest and principal on the loans are secured almost solely by the capital stock or partnership interests, physical assets, contracts and/or cash flow attributable to the entities that own the projects. The lenders under non-recourse project financing generally have no recourse for repayment against the Company or any assets of the Company or any other entity other than foreclosure on pledges of stock or partnership interests and the assets attributable to the entities that own the facilities.

     Substantially all of the power generation facilities in which the Company has an interest are located on sites which are leased on a long-term basis. The Company currently holds interests in geothermal leaseholds in The Geysers that produce steam for sale under steam sales agreements and for use in producing electricity from its wholly owned geothermal power generation facilities. See "-- Properties."

     The continued operation of power generation facilities and steam fields involves many risks, including the breakdown or failure of power generation equipment, transmission lines, pipelines or other equipment or processes and performance below expected levels of output or efficiency. To date, the Company's power generation facilities have operated at an average availability of approximately 97%, and although from time to time the Company's power generation facilities and steam fields have experienced certain equipment breakdowns or failures, such breakdowns or failures have not had a material adverse effect on the operation of such facilities or on the Company's results of operations. Although the Company's facilities contain certain redundancies and back-up mechanisms, there can be no assurance that any such breakdown or failure would not prevent the affected facility or steam field from performing under applicable power and/or steam sales agreements. In addition, although insurance is maintained to protect against certain of these operating risks, the proceeds of such insurance may not be adequate to cover lost revenue or increased expenses, and, as a result, the entity owning such power generation facility or steam field may be unable to service principal and interest payments under its financing obligations and may operate at a loss. A default under such a financing obligation could result in the Company losing its interest in such power generation facility or steam field.

     Insurance coverage for each power generation facility includes commercial general liability, workers' compensation, employer's liability and property damage coverage which generally contains business interruption insurance covering debt service and continuing expenses for a period ranging from 12 to 18 months.

     The Company believes that each of the currently operating power generation facilities in which the Company has an interest is exempt from financial and rate regulation as a public utility under federal and state laws. See
"-- Government Regulation."

                           [MAP OF THE UNITED STATES]

     Set forth below is certain information regarding the Company's power generation facilities and steam fields.

                                  POWER PLANTS

                                                                               COMMENCEMENT                   TERM OF
                     POWER        NAMEPLATE       CALPINE      CALPINE NET          OF                         POWER
                  GENERATION       CAPACITY       INTEREST       INTEREST       COMMERCIAL        POWER        SALES
  POWER PLANT     TECHNOLOGY    (MEGAWATTS)(1)   PERCENTAGE    (MEGAWATTS)      OPERATION      PURCHASERS    AGREEMENT
---------------  -------------  --------------   ----------   --------------   ------------   -------------  ---------
OPERATING
POWER PLANTS
Texas City.....    Gas-Fired          450             50%            225           1987           TUEC          1999
                                                                                                 UCC(2)         1999
Clear Lake.....    Gas-Fired          377             50%          188.5           1984            TNP          2004
                                                                                                  HL&P          2005
                                                                                                 HCCG(3)        2004
Gordonsville...    Gas-Fired          240             50%            120           1994         Virginia        2024
                                                                                                Electric
                                                                                                and Power
                                                                                                 Company
Auburndale.....    Gas-Fired          150             50%             75           1994       Florida Power     2013
                                                                                                 Company
Sumas(4).......    Gas-Fired          125             85%          106.3           1993        Puget Sound      2013
                                                                                                 Power &
                                                                                                  Light
King City......    Gas-Fired          120            100%            120           1989       Pacific Gas &     2019
                                                                                                Electric
Gilroy.........    Gas-Fired          120            100%            120           1988       Pacific Gas &     2018
                                                                                                Electric
Greenleaf 1....    Gas-Fired         49.5            100%           49.5           1989       Pacific Gas &     2019
                                                                                                Electric
Greenleaf 2....    Gas-Fired         49.5            100%           49.5           1989       Pacific Gas &     2019
                                                                                                Electric
Agnews.........    Gas-Fired           29             20%            5.8           1990       Pacific Gas &     2021
                                                                                                Electric
Watsonville....    Gas-Fired         28.5            100%           28.5           1990       Pacific Gas &     2009
                                                                                                Electric
West Ford         Geothermal           27            100%             27           1988       Pacific Gas &     2008
  Flat.........                                                                                 Electric
Bear Canyon....   Geothermal           20            100%             20           1988       Pacific Gas &     2008
                                                                                                Electric
Aidlin.........   Geothermal           20              5%              1           1989       Pacific Gas &     2009
                                                                                                Electric
PENDING
ACQUISITIONS
Lockport(5)....    Gas-Fired          184          11.36%           20.9           1992            GM           2007
                                                                                                NYSEG(6)
Kennedy
  International
  Airport(5)...    Gas-Fired          107             50%           53.5           1995          Kennedy        2015
                                                                                              International
                                                                                                 Airport
Grumman(5).....    Gas-Fired           57             45%           25.7           1989         NG Corp.        2004
                                                                                                LILCO(7)
Stony              Gas-Fired           40             50%             20           1995           SUNY          2015
  Brook(5).....                                                                                 LILCO(8)
PROJECTS UNDER
CONSTRUCTION
Pasadena(9)....    Gas-Fired          240            100%            240           1998         Phillips        2018
                                                                                                Petroleum
                                                                                               Company(9)
Dighton(10)....    Gas-Fired          169             50%           84.5           1999         Merchant         n/a

                                  STEAM FIELDS

                                                                               COMMENCEMENT
                                APPROXIMATE      CALPINE       CALPINE NET          OF
                                 CAPACITY        INTEREST        INTEREST       COMMERCIAL        UTILITY      ESTIMATED
        STEAM FIELD           (MEGAWATTS)(11)   PERCENTAGE     (MEGAWATTS)      OPERATION        PURCHASER     LIFE(12)
----------------------------  ---------------   ----------    --------------   ------------   ---------------  ---------
Thermal Power Company.......        151            100%             151            1960        Pacific Gas &      2018
                                                                                                 Electric
PG&E Unit 13................         86            100%              86            1980        Pacific Gas &      2018
                                                                                                 Electric
PG&E Unit 16................         82            100%              82            1985        Pacific Gas &      2018
                                                                                                 Electric
SMUDGEO #1..................         59            100%              59            1983         Sacramento        2018
                                                                                                 Municipal
                                                                                                  Utility
                                                                                                 District
Cerro Prieto................         80            100%(13)          80            1973          Comision         2000(14)
                                                                                                Federal de
                                                                                               Electricidad
                                                                                                 Electric

---------------

 (1) Nameplate capacity may not represent the actual output for a facility at any particular time.

 (2) The power purchasers for the Texas City Power Plant are the Texas Utilities Electric Company ("TUEC") and the Union Carbide Corporation ("UCC").

 (3) The power purchasers for the Clear Lake Power Plant are the Texas-New Mexico Power Company ("TNP"), the Houston Lighting and Power Company ("HL&P") and the Hoechst Celanese Chemical Group, Inc. ("HCCG").

 (4) See "-- Power Plants -- Sumas Power Plant" for a description of the Company's interest in the Sumas partnership and current sales of power by the Sumas Power Plant.

 (5) On August 25, 1997, the Company entered into an agreement to purchase the stock of companies which own interests in the Lockport Power Plant, the Kennedy International Airport Power Plant, the Grumman Power Plant and the Stony Brook Power Plant. The Company currently expects to complete these acquisitions during the fourth quarter of 1997, upon the fulfillment of all required conditions. See "-- Project Development and
     Acquisitions -- Acquisitions -- Gas Energy Inc. Power Plants."

 (6) Electricity generated by the Lockport Power Plant is sold to a General Motors ("GM") plant under a fifteen year agreement terminating in 2007, and excess energy is sold to New York State Electric and Gas ("NYSEG").

 (7) Electricity generated by the Grumman Power Plant is sold to the Northrup Grumman Corporation ("NG Corp.") under a fifteen year agreement terminating in 2004, and excess energy is sold to Long Island Lighting Corporation ("LILCO").

 (8) Electricity generated by the Stony Brook Power Plant is sold to the State University of New York at Stony Brook ("SUNY") under a twenty year contract terminating in 2015, and excess energy is sold to LILCO.

 (9) The Pasadena Cogeneration Project is currently under construction and is expected to commence commercial operation in July 1998. Approximately 90 megawatts will be sold to Phillips Petroleum Company, with the remaining available electricity generated to be sold into the open market. See "--Project Development and Acquisitions -- Project Development -- Pasadena Cogeneration Project."

(10) The Dighton Gas-Fired Project is currently under construction and is expected to commence commercial operation in early 1999. The Company invested $16.0 million in the facility, which entitles the Company to receive a preferred payment stream at a rate of 12.07% per annum on its investment. Based on the Company's current estimates, this preferred payment stream will represent approximately 50% of project cash flow beginning at the commencement of commercial operation. A merchant plant is a power generation facility that sells all or a portion of its electricity into the competitive market rather than pursuant to long-term power sales agreements. See "-- Project Development and Acquisitions -- Project Development -- Dighton Gas-Fired Project."

(11) Capacity is expected to gradually diminish as the production of the related steam fields declines. See "-- Steam Fields."

(12) Other than the Cerro Prieto Steam Field, the steam sales agreements remain in effect so long as steam is produced in commercial quantities. There can be no assurance that the estimated life shown accurately predicts actual productive capacity of the steam fields. See "-- Steam Fields."

(13) See "-- Steam Fields -- Cerro Prieto Steam Fields" for a description of the Company's interest in and current sales of steam by the Cerro Prieto Steam Field.

(14) Represents the actual termination of the steam sales agreement. See "-- Steam Fields -- Cerro Prieto Steam Fields."

POWER PLANTS

     Texas City and Clear Lake Power Plants

     On June 23, 1997, Calpine completed the acquisition of a 50% equity interest in the Texas City cogeneration facility (the "Texas City Power Plant") and the Clear Lake cogeneration facility (the "Clear Lake Power Plant") for a total purchase price of $35.4 million. The Company acquired its 50% interest in these plants through the acquisition of 50% of the capital stock of Enron Dominion Cogen Corp., subsequently renamed Texas Cogeneration Company ("TCC") from Enron Power Corp., which is a wholly-owned subsidiary of Enron Corp. ("Enron"). The other 50% shareholder in TCC is Dominion Cogen, Inc., a wholly owned subsidiary of Dominion Energy, Inc. which in turn is a wholly owned subsidiary of Dominion Resources, Inc., which is the parent company of Virginia Electric and Power Company. In addition to the purchase of 50% of the stock of TCC, Calpine, through its wholly owned subsidiary, Calpine Finance Company ("CFC"), purchased from the existing lenders the $155.6 million of outstanding non-recourse project debt incurred by TCC in connection with the Texas City Power Plant (approximately $53.0 million) and the Clear Lake Power Plant (approximately $102.6 million). The acquisition of the capital stock of TCC and the purchase of the outstanding debt from the existing lenders were financed with approximately $125.0 million of non-recourse debt provided by The Bank of Nova Scotia and $70.0 million of equity provided by the Company. The $125.0 million non-recourse debt matures on June 22, 1998 and bears interest at LIBOR plus an agreed margin, currently 7.0% per annum. The Company expects to repay the $125.0 million non-recourse debt prior to maturity with the proceeds of a planned refinancing of the $155.6 million non-recourse project debt.

     Texas City Power Plant. The Texas City Power Plant is a 450 megawatt natural gas-fired combined cycle cogeneration facility located in Texas City, Texas. The Texas City Power Plant includes three Westinghouse W-501D5 combustion turbines, three Econotherm heat recovery steam generators and one Hitachi steam turbine. The Texas City Power Plant commenced commercial operation in June 1987.

     Electricity generated by the Texas City Power Plant is sold under two separate long-term agreements to (i) TUEC under an original 12-year power sales agreement terminating on June 30, 1999 and (ii) UCC under an original 12-year power sales agreement terminating on June 30, 1999. Each power sales agreement contains payment provisions for capacity and energy. The TUEC power sales agreement provides for a firm capacity payment for 410 megawatts. The UCC power sales agreement provides for a firm capacity payment for 20 megawatts.

     Natural gas requirements for the Texas City Power Plant are allocated between UCC, DEI Texas, Inc. ("DEI"), an affiliate of Dominion Cogen Inc., and Enron Capital & Trade Resources Corporation ("ECT") pursuant to a contractual arrangement. UCC and DEI currently provide approximately 25% and 56%, respectively, of the fuel requirements of the Texas City Power Plant. The three fuel contracts are effective through June 30, 1999. Under the fuel contracts, approximately 19% of the total fuel requirements of the Texas City Power Plant is supplied at spot market prices. The remainder is purchased at fixed rates set forth in the contracts.

     The Texas City Power Plant is operated and maintained by the Company under a one-year operating and maintenance agreement with automatic renewal provisions, pursuant to which the Company is reimbursed for certain costs and is entitled to a fixed annual fee and an incentive payment based on project performance.

     The Texas City Power Plant is located on approximately 9 acres of land located in Texas City, Texas.

     During 1996, the Texas City Power Plant generated approximately 2,924,719,000 kilowatt hours of electric energy for sale to TUEC and UCC and approximately $203.8 million of revenue.

     Clear Lake Power Plant. The Clear Lake Power Plant is a 377 megawatt natural gas/hydrogen-fired combined cycle cogeneration facility located in Pasadena, Texas. The Clear Lake Power Plant includes three Westinghouse W-501D5 combustion turbines, three Vogt heat recovery steam generators and two Westinghouse steam turbines. The Clear Lake Power Plant commenced commercial operation in December 1984.

     Electricity generated by the Clear Lake Power Plant is sold under three separate long-term agreements to (i) TNP under an original 20-year power sales agreement terminating in 2004, (ii) HL&P under an original 10-year power sales agreement terminating in 2005, and (iii) HCCG under an original 10-year power sales agreement terminating in 2004. Each power sales agreement contains payment provisions for capacity and energy payments.

     The natural gas for the Clear Lake Power Plant is purchased primarily from TCC, which receives its fuel from ECT. In addition, the facility burns hydrogen provided by HCCG, amounting to about 5% of the Clear Lake Power Plant's total fuel requirements.

     The Clear Lake Power Plant is operated by the Company under a one-year operating and maintenance agreement with automatic renewal provisions, pursuant to which the Company is reimbursed for certain costs and is entitled to a fixed annual fee and an incentive payment based on project performance.

     The Clear Lake Power Plant is located on approximately 21 acres of land located in Pasadena, Texas.

     During 1996, the Clear Lake Power Plant generated approximately 2,999,973,000 kilowatt hours of electric energy for sale to TNP, HL&P and HCCG and approximately $96.2 million of revenue.

     Gordonsville and Auburndale Power Plants

     On October 9, 1997 Calpine completed the acquisition of 50% interests in the Gordonsville cogeneration facility (the "Gordonsville Power Plant") and the Auburndale cogeneration facility (the "Auburndale Power Plant"). The Company acquired its interest in the Gordonsville Power Plant through the acquisition of a 50% general and limited partnership interest in Gordonsville Energy, L.P. from United Utilities plc for approximately $14.9 million. The other 50% general and limited partnership interest in Gordonsville Energy, L.P. is owned by affiliates of Edison Mission Energy, a subsidiary of Edison International Company. Construction of the Gordonsville Power Plant was financed with non-recourse project financing totalling $223.0 million maturing on June 1, 2009. The Company acquired its interest in the Auburndale Power Plant through the acquisition of a 50% general and limited partnership in Auburndale Power Partners, L.P. from United Utilities plc for approximately $27.7 million. The other 50% general and limited partnership interest in Auburndale Power Partners, L.P. is owned by affiliates of Edison Mission Energy, a subsidiary of Edison International Company. The construction of the Auburndale Power Plant was financed with a term loan in the amount of $126.0 million and a final maturity date of December 31, 2012.

     Gordonsville Power Plant. The Gordonsville Power Plant is a 240 megawatt natural gas-fired combined cycle cogeneration facility located near Gordonsville, Virginia. The Gordonsville Power Plant consists of two General Electric Stag 107EA combined cycle combustion turbines, one steam turbine, one heat recovery steam generator and an air-cooled condenser. The Gordonsville Power Plant commenced commercial operation in 1994.

     Electricity generated by the Gordonsville Power Plant is sold to Virginia Electric Power Company ("Virginia Power") under two 30-year power sales agreements terminating on June 1, 2024, each of which include payment provisions for capacity and energy. The power sales agreements provide for firm capacity payments at a price of $128.00 per kilowatt year through 2008 and at a price of $102.41 for years 2009 through 2024. For the term of the power sales agreements, Gordonsville is paid for firm capacity up to 217.4 megawatts in the summer and up to 287.8 megawatts in the winter. The power sales agreements contain dispatch provisions which allow Virginia Power to control the output of the units.

     Gordonsville has two separate natural gas supply and transportation agreements. During the summer period, gas is supplied by Union Pacific Fuels Inc. under a 15-year agreement expiring June 2009. During the winter period, gas is supplied by Tejas Power under a 15-year agreement expiring June 2009.

     The Gordonsville Power Plant is operated by Edison Mission Operations & Maintenance Inc. ("EMOM") under an agreement which expires on December 31, 2013. EMOM is paid on a cost-plus basis for all direct labor plus reimbursement of certain costs, an annual operating fee and an incentive fee based on performance.

     The Gordonsville Power Plant is located on approximately 16.7 acres near the town of Gordonsville, Virginia. The site is owned by and is leased from the town of Gordonsville under a lease agreement which expires in January 2023.

     During 1996, the Gordonsville Power Plant generated approximately 333,900,000 kilowatt hours of electrical energy and approximately $39.6 million of revenue.

     Auburndale Power Plant. The Auburndale Power Plant is a 150 megawatt natural gas-fired combined cycle cogeneration facility located near the city of Auburndale, Florida. The Auburndale Power Plant consists of a single Westinghouse W501DS combustion turbine generator, a Mitsubishi steam turbine and a Nooter Erickson heat recovery steam generator. The project uses an on-site zero discharge wastewater system. The Auburndale Power Plant commenced commercial operation in July 1994.

     Electricity generated by the Auburndale Power Plant is sold under various power sales agreements to Florida Power Corporation ("FPC"), Enron Power Marketing and Sonat Power Marketing. Auburndale sells 131.18 megawatts of capacity and energy to FPC under three power sales agreements, each terminating at the end of 2013. The power sales agreements provide for capacity payments at a price of $176.69 per kilowatt year (1997 dollars) on 114 megawatts escalating at 5.1% per year. On 17 megawatts, capacity payments are based on $217.62 per kilowatt year (1997 dollars) escalating at 6.33% per year.

     The Auburndale Power Plant sells steam under two steam purchase and sale agreements. One agreement is with Citrale Citrus Juices, USA, an affiliate of Sucocitro Cutrale LTDA, for a term of 20 years expiring on July 1, 2014. The second agreement is with Todhunter International, Inc., doing business as Florida Distillers Company, for a term of 15 years expiring on July 1, 2009.

     The Auburndale Power Plant has an 18-year fuel supply contract with Citrus Trading Corporation, a joint venture between Enron Corporation and Sonat Inc., for 25,100 mmbtu/day of natural gas. The fuel supply contract expires in June 2014.

     The Auburndale Power Plant is operated by EMOM. EMOM is paid on a cost-plus basis for all direct labor plus reimbursement of certain costs, an annual operating fee and an incentive-fee based on performance.

     The Auburndale Power Plant is located on a ten acre site near the city of Auburndale, Florida. The site is owned by Auburndale Power Partners, L.P.

     During 1996, the Auburndale Power Plant generated approximately 1,035,500,000 kilowatt hours of electrical energy and approximately $46.6 million in revenue.

     Sumas Power Plant

     The Sumas cogeneration facility (the "Sumas Power Plant") is a 125 megawatt natural gas-fired, combined cycle cogeneration facility located in Sumas, Washington, near the Canadian border. In 1991, the Company and Sumas Energy, Inc. ("SEI") formed Sumas Cogeneration Company, L.P. ("Sumas") for the purpose of developing, constructing, owning and operating the Sumas Power Plant. The Company is the sole limited partner in Sumas and SEI is the general partner. On September 30, 1997, the partnership agreement governing Sumas Cogeneration Company, L.P. was amended changing the distribution percentages to the partners. As provided by the terms of the amendment, the Company increased its percentage share of the project's cash flow from 50% to 70% through June 30, 2001. Thereafter, the Company will receive 50% of the project's cash flow until a 24.5% pre-tax rate of return on its original investment is achieved, at which time the Company's equity interest in the partnership will be reduced to 0.1%. Further, the Company receives an additional 15% of the cash flow of the Sumas Power Plant to repay principal and interest on a $10.0 million loan at an interest rate of 15.0% per annum to the sole shareholder of SEI. The Sumas Power Plant commenced commercial operation in April 1993.

     The Company managed the engineering, procurement and construction of the power plant and related facilities of the Sumas Power Plant, including the gas pipeline. The Sumas Power Plant was constructed by a Washington joint venture formed by Industrial Power Corporation and Haskell Corporation. The Sumas Power Plant is comprised of an MS 7001EA combined cycle gas turbine manufactured by General Electric Company ("General Electric"), a Vogt heat recovery steam generator, a General Electric steam turbine and a 3.5 mile gas pipeline. Since start-up in April 1993, the Sumas Power Plant has operated at an average availability of approximately 97.4%.

     The Sumas Power Plant's $135.0 million construction and gas reserves acquisition cost was financed through $120.0 million of construction and term loan financing provided to Sumas and ENCO Gas, Ltd. ("ENCO"), a wholly owned Canadian subsidiary of Sumas, by The Prudential Insurance Company of America ("Prudential") and Credit Suisse First Boston. The credit facilities originally included term loans of $70.0 million at a combined fixed interest rate of 10.28% per annum and variable rate loans of $50.0 million currently based on LIBOR, which are amortized over a 15-year period ending in 2008.

     Electrical energy generated by the Sumas Power Plant is sold to Puget Sound Power & Light Company ("Puget") under the terms of a 20-year power sales agreement terminating in 2013. Under the power sales agreement, Puget has agreed to purchase an annual average of 123 megawatts of electrical energy.

     The power sales agreement provides for the sale of electrical energy at a total price equal to the sum of (i) a fixed price component and (ii) a variable price component multiplied by an escalation factor for the year in which the energy is delivered. The schedule of annual fixed average energy prices (expressed in cents per kilowatt hour) in effect through 2013 under the Sumas power sales agreement is as follows:

                  FIXED                        FIXED                        FIXED
                  ENERGY                       ENERGY                       ENERGY
      YEAR        PRICE            YEAR        PRICE            YEAR        PRICE
----------------  ------     ----------------  ------     ----------------  ------
1997............  3.38c      2003............  6.22c      2009............  5.40c
1998............  3.64c      2004............  6.33c      2010............  5.49c
1999............  3.98c      2005............  6.45c      2011............  5.58c
2000............  4.23c      2006............  6.57c      2012............  5.58c
2001............  6.23c      2007............  5.23c      2013............  5.58c
2002............  6.11c      2008............  5.31c

     The variable price component is set according to a scheduled rate set forth in the agreement, which in 1996 was 0.99c per kilowatt hour, and escalates annually by a factor equal to the U.S. Gross National Product Implicit Price Deflator. For 1996, the average price paid by Puget under the power sales agreement was 4.166c per kilowatt hour. Pursuant to the power sales agreement, Puget may displace the production of the Sumas Power Plant when the cost of Puget's replacement power is less than the Sumas Power Plant's incremental power generation costs. Thirty-five percent of the savings to Puget under this displacement provision are shared with the Sumas Power Plant. In 1996, the Sumas Power Plant's net profit increased by $501,000 as a result of the displacement provision.

     In addition to the sale of electricity to Puget, pursuant to a long-term steam supply and dry kiln lease agreement, the Sumas Power Plant produces and sells approximately 23,000 pounds per hour of low pressure steam to an adjacent lumber-drying facility owned by Sumas, which has been leased to and is operated by

Socco, Inc. ("Socco"), an SEI affiliate. It is necessary to continue to operate the dry kiln facility in order to maintain the Sumas Power Plant's QF status. See "Government Regulation."

     In connection with the development of the Sumas Power Plant, Canadian natural gas reserves located primarily in northeastern British Columbia, Canada were acquired by Sumas through its wholly owned subsidiary, ENCO. The gas reserves owned by ENCO totaled 130 billion cubic feet as of January 1, 1997. Firm transportation is contracted for on the Westcoast Energy Inc. pipeline. Gas is delivered to Huntington, British Columbia, where it is transferred into Sumas' own pipeline for transportation to the plant. ENCO is currently supplying approximately 12,900 million British thermal units per day ("mmbtu/day") to the Sumas Power Plant. The remaining 12,100 mmbtu/day requirement is being supplied under a one year contract with West Coast Gas Services, Inc.

     The Company operates and maintains the Sumas Power Plant under an operating and maintenance agreement pursuant to which the Company is reimbursed for certain costs and is entitled to a fixed annual fee and an incentive payment based on project performance. This agreement has an initial term of ten years expiring in April 2003 and provides for extensions.

     The Sumas Power Plant is located on 13.5 acres located in Sumas, Washington, which are leased from the Port of Bellingham under the terms of a 23.5-year lease expiring in 2014, subject to renewal. The lease provides for rental payments according to a fixed schedule.

     During 1996, the Sumas Power Plant generated approximately 1,032,000,000 kilowatt hours of electrical energy and approximately $44.0 million of total revenue. In 1996, the Company recognized income of approximately $6.4 million in accordance with the terms of the Sumas partnership agreement, and recorded revenue of $2.0 million for services performed under the operating and maintenance agreement.

     King City Power Plant

     The King City cogeneration power plant (the "King City Power Plant") is a 120 megawatt natural gas-fired, combined cycle facility located in King City, California. In April 1996, the Company entered into a long-term operating lease for this facility with BAF Energy ("BAF"). Under the terms of the operating lease, the Company makes semi-annual lease payments to BAF, a portion of which is supported by a collateral fund owned by the Company. The collateral consists of a portfolio of investment grade and U.S. Treasury Securities that mature serially in amounts equal to a portion of the lease payments.

     The power plant consists of a General Electric Frame 7 Model EA combustion turbine generator, a Nooter/Eriksen heat recovery steam generator, an ASEA Brown Boveri ("ABB") steam turbine generator and two Nebraska Boiler auxiliary boilers. The King City Power Plant commenced commercial operation in 1989 and has operated at an average availability of approximately 92.3%.

     Electricity generated by the King City Power Plant is sold to Pacific Gas and Electric Company ("PG&E") under a 30-year power sales agreement terminating in 2019. The power sales agreement contains payment provisions for capacity and energy. The power sales agreement provides for a firm capacity payment of $184 per kilowatt year for 111 megawatts for the term of the agreement so long as the King City Power Plant delivers 80% of the firm capacity during designated periods of the year. Additional capacity payments are received for as-delivered capacity in excess of 111 megawatts delivered during peak and partial peak hours. As-delivered capacity prices are $188 per kilowatt year for 1997 and 1998. Thereafter, the payment for as-delivered capacity will be the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. Through 1998, payments for electrical energy produced are based on 100% of PG&E's avoided cost of energy for the period of January 1 through April 30, and 80% at avoided cost and 20% at fixed prices for the period of May 1 through December 31. The fixed average energy price in effect for 1997 and 1998 under the King City power sales agreement is 13.14c per kilowatt hour. Thereafter, PG&E is required to pay for electrical energy actually delivered at prices equal to PG&E's then avoided cost of energy (as determined by the CPUC). PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1996, PG&E's avoided cost of energy averaged approximately 2.26c per kilowatt hour.

     Through April 28, 1999, the power sales agreement allows for dispatchable operation which gives PG&E the right to curtail the number of hours per year that the King City Power Plant operates. PG&E has an option to extend its curtailment rights for two additional one-year terms. If PG&E exercises the curtailment extension option, it will be required to pay an additional $0.7c per kilowatt hour for all energy delivered from the King City Power Plant.

     In addition to the sale of electricity to PG&E, the King City Power Plant produces and sells thermal energy to a thermal host, Basic Vegetable Products, Inc. ("BVP"), an affiliate of BAF, under a long-term contract coterminous with the power sales agreement. It is necessary to continue to operate the host facility in order to maintain the King City Power Plant's QF status. See "Government Regulation." The BVP facility was built in 1957 and processes between 30% and 40% of the dehydrated onion and garlic production in the United States.

     Natural gas for the King City Power Plant is supplied pursuant to an Agency Agreement with Calpine Fuels Corporation ("Calpine Fuels") expiring on the earlier of the implementation of the gas transportation restructuring in California (the "Gas Accord") or April 1, 1998. Natural gas is transported under a firm transportation agreement, expiring on the earlier of the Gas Accord or June 30, 1999, via a 38 mile pipeline owned and operated by PG&E.

     Fee title to the premises is owned by Basic American, Inc., which has leased the premises to an affiliate of BAF for a term equivalent to the term of the power sales agreement for the King City Power Plant. The Company is subleasing the premises, together with certain easements, from such affiliate of BAF pursuant to a ground sublease for approximately 15 acres.

     During 1996, the King City Power Plant generated approximately 411,977,000 kilowatt hours of electrical energy and approximately $41.5 million of total revenue.

     Gilroy Power Plant

     On August 29, 1996, the Company acquired the Gilroy cogeneration facility (the "Gilroy Power Plant"), a 120 megawatt gas-fired facility located in Gilroy, California. The Company purchased the Gilroy Power Plant for $125.0 million plus certain contingent consideration, which the Company currently estimates will be approximately $24.1 million.

     The acquisition of the Gilroy Power Plant was originally financed utilizing a non-recourse project loan in the aggregate amount of $116.0 million. Such loan consisted of a 15-year tranche in the amount of $81.0 million and an 18-year tranche in the amount of $35.0 million and bears interest at fixed and floating rates. See Note 18 of the Notes to Consolidated Financial Statements.

     The power plant consists of a General Electric Frame 7 Model EA combustion turbine generator, an AEG-KANIS (ABB) steam turbine, a Henry Vogt heat recovery steam generator, two auxiliary boilers and an inlet chiller using a Henry Vogt ice machine. The Gilroy Power Plant commenced commercial operation in March 1988. Since its acquisition by the Company in August 1996, the power plant has operated at an average availability of 98.3%.

     Electricity generated by the Gilroy Power Plant is sold to PG&E under an original 30-year power sales agreement terminating in 2018. The power sales agreement contains payment provisions for capacity and energy. The power sales agreement provides for a firm capacity payment of $172 per kilowatt year for 120 megawatts for the term of the agreement so long as the Gilroy Power Plant delivers 80% of the firm capacity during designated periods of the year. Additional capacity payments are received for as-delivered capacity in excess of 120 megawatts delivered at $188 per kilowatt year for 1997. Thereafter, the payment for as-delivered capacity will be the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. In addition, through 1998 the power sales agreement provides for payments for electrical energy actually delivered during the period of dispatchable operation at a price based on the interim short-run avoided cost of energy ("Interim SRAC") less $.00132 per kilowatt hour. Thereafter, during the period of baseload operation, PG&E is required to pay for electrical energy actually delivered at prices equal to Interim SRAC. PG&E's avoided cost of energy has varied from month to month and has ranged from an annual average of

1.84c to 2.96c per kilowatt hour since 1992. During 1996, PG&E's avoided cost of energy averaged approximately 2.26c per kilowatt hour.

     Through December 31, 1998, the power sales agreement allows for dispatchable operation which gives PG&E the right to curtail the number of hours per year that the Gilroy Power Plant operates.

     In addition to the sale of electricity to PG&E, the Gilroy Power Plant produces and sells thermal energy to a thermal host, Gilroy Foods, Inc. ("Gilroy Foods"), under a long-term contract that is coterminous with the power sales agreement. Gilroy Foods is a recognized leader in the production of dehydrated onions and garlic. Simultaneously with the acquisition by the Company of the Gilroy Power Plant, Gilroy Foods was acquired by ConAgra, Inc., an international food company with 1995 revenues of approximately $24.1 billion. It is necessary to continue to operate the host facility in order to maintain the Gilroy Power Plant's QF status. See "Government Regulation."

     Natural gas for the Gilroy Power Plant is supplied pursuant to a month-to-month contract with Amoco Energy Trading Corporation ("Amoco"). Effective December 1, 1997, natural gas will be supplied pursuant to an Agency Agreement with Calpine Fuels Corporation, expiring on the earlier of the implementation of the Gas Accord or April 1, 1998. Natural gas is transported under a firm transportation agreement with PG&E, expiring on the earlier of the Gas Accord or June 30, 1999.

     The Gilroy Power Plant is located on approximately five acres of land which are leased to the Company by Gilroy Foods. The lease term runs concurrent with the term of the power sales agreement.

     From August 29, 1996 through December 31, 1996, the Gilroy Power Plant generated approximately 231,365,000 kilowatt hours of electrical energy for sale to PG&E and approximately $14.7 million in revenue.

     Greenleaf 1 and 2 Power Plants

     On April 21, 1995, Calpine completed the acquisition of the Greenleaf 1 and 2 cogeneration facilities (the "Greenleaf 1 and 2 Power Plants") for an adjusted purchase price of $81.5 million.

     On June 30, 1995, Calpine refinanced the existing debt on the Greenleaf 1 and 2 Power Plants by borrowing $76.0 million from Sumitomo Bank. The non-recourse project financing with Sumitomo Bank is divided into two tranches, a $60.0 million fixed rate loan facility which bears interest on the unpaid principal at a fixed rate of 7.415% per annum, with amortization of principal based on a fixed schedule through June 30, 2005, and a $16.0 million floating rate loan facility which bears interest based on LIBOR plus an applicable margin, with the amortization of principal based on a fixed schedule through December 31, 2010.

     The Company is currently negotiating to enter into a sale leaseback of the Greenleaf 1 and 2 Power Plants. Pursuant to the sale leaseback, the Company anticipates that the Greenleaf 1 and 2 Power Plants would be sold to a equipment leasing finance company and the Company would enter into a 15-year operating lease for the plants. The Company anticipates completing the sale leaseback in the fourth quarter of 1997.

     The Greenleaf 1 and 2 Power Plants have a combined natural gas requirement of approximately 22,000 mmbtu/day. Natural gas for the Greenleaf 1 and 2 Power Plants is supplied pursuant to a Gas Sales Agreement dated April 12, 1995, expiring on the termination of the power sales agreements for the Greenleaf 1 and 2 Power Plants. Supplemental gas is supplied pursuant to an Agency Agreement with Calpine Fuels Corporation expiring on the earlier of the implementation of the Gas Accord or April 1, 1998. Natural gas is transported under an interruptible transportation agreement with PG&E, expiring on the earlier of the Gas Accord or June 30, 1999.

     Greenleaf 1 Power Plant. The Greenleaf 1 cogeneration facility (the "Greenleaf 1 Power Plant") is a 49.5 megawatt natural gas-fired cogeneration facility located near Yuba City, California. The Greenleaf 1 Power Plant includes an LM5000 gas turbine manufactured by General Electric, a Vogt heat recovery steam generator and a condensing General Electric steam turbine. The Greenleaf 1 Power Plant commenced commercial operation in March 1989. Since its acquisition by the Company in April 1995, the power plant has operated at an average availability of approximately 93.9%.

     Electricity generated by the Greenleaf 1 Power Plant is sold to PG&E under a 30-year power sales agreement terminating in 2019 which contains payment provisions for capacity and energy. The power sales agreement provides for a firm capacity payment of $184 per kilowatt year for 49.2 megawatts for the term of the agreement, so long as the Greenleaf 1 Power Plant delivers 80% of its firm capacity during certain designated periods of the year, and an as-delivered capacity payment for an additional 0.3 megawatts of capacity at $188 per kilowatt year for 1997. Thereafter, the payment for as-delivered capacity will be the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. In addition, the power sales agreement provides for payments for up to 49.5 megawatts of electrical energy actually delivered at a price equal to PG&E's avoided cost of energy (as determined by the CPUC). PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1996, PG&E's avoided cost of energy averaged approximately 2.26c per kilowatt hour.

     In accordance with the power sales agreement, PG&E is entitled to curtail the Greenleaf 1 Power Plant during hydro-spill periods, or during periods of negative avoided costs. During 1996, the Greenleaf 1 Power Plant did not experience curtailment. PG&E may also interrupt or reduce deliveries if necessary to repair its system or because of system emergencies, forced outages, force majeure and compliance with prudent electrical practices.

     In addition to the sale of electricity to PG&E, the Greenleaf 1 Power Plant sells thermal energy, in the form of hot exhaust to dry wood waste, to a thermal host which is owned and operated by the Company. It is necessary to continue to operate the host facility in order to maintain the Greenleaf 1 Power Plant's QF status. See "Government Regulation."

     The Greenleaf 1 Power Plant is located on 77 acres owned by the Company near Yuba City, California.

     For 1996, the Greenleaf 1 Power Plant generated approximately 354,182,000 kilowatt hours of electrical energy for sale to PG&E and approximately $18.1 million in revenue.

     Greenleaf 2 Power Plant. The Greenleaf 2 cogeneration facility (the "Greenleaf 2 Power Plant") is a 49.5 megawatt natural gas-fired cogeneration facility located near Yuba City, California. The Greenleaf 2 Power Plant includes a STIG LM5000 gas turbine manufactured by General Electric and a Deltak heat recovery steam generator. The Greenleaf 2 Power Plant commenced commercial operation in December 1989. Since its acquisition by the Company in April 1995, the power plant has operated at an average availability of approximately 95.9%.

     Electricity generated by the Greenleaf 2 Power Plant is sold to PG&E under a 30-year power sales agreement terminating in 2019 which includes payment provisions for capacity and energy. The power sales agreement provides for a firm capacity payment of $184 per kilowatt year for 49.2 megawatts for the term of the agreement, so long as the Greenleaf 2 Power Plant delivers 80% of its firm capacity during certain designated periods of the year, and an as-delivered capacity payment for an additional 0.3 megawatts of capacity at $188 per kilowatt year through 1997. Thereafter, the payment for as-delivered capacity will be the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. In addition, the power sales agreement provides for payments for up to 49.5 megawatts of electrical energy actually delivered at a price equal to PG&E's avoided cost of energy (as determined by the CPUC). PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1996, PG&E's avoided cost of energy averaged approximately 2.26c per kilowatt hour.

     In accordance with the power sales agreement, PG&E is entitled to curtail the Greenleaf 2 Power Plant during hydro-spill periods or during any period of negative avoided costs. During 1996, the Greenleaf 2 Power Plant did not experience curtailment. PG&E may also interrupt or reduce deliveries if necessary to repair its system or because of system emergencies, forced outages, force majeure and compliance with prudent electrical practices.

     In addition to the sale of electricity to PG&E, the Greenleaf 2 Power Plant sells thermal energy to Sunsweet Growers, Inc. ("Sunsweet") pursuant to a 30-year contract. Sunsweet is the largest producer of dried fruit in the United States. It is necessary to continue to operate the host facility in order to maintain the status of the Greenleaf 2 Power Plant as a QF. See "Government Regulation."

     The Greenleaf 2 Power Plant is located on 2.5 acres of land under a lease from Sunsweet, which runs concurrent with the power sales agreement.

     For 1996, the Greenleaf 2 Power Plant generated approximately 399,707,000 kilowatt hours of electrical energy for sale to PG&E and approximately $19.3 million in revenue.

     Agnews Power Plant

     The Agnews cogeneration facility (the "Agnews Power Plant") is a 29 megawatt natural gas-fired, combined-cycle cogeneration facility located on the East Campus of the state-owned Agnews Developmental Center in San Jose, California. Calpine holds a 20% ownership interest in GATX Calpine-Agnews, Inc., which is the sole stockholder of O.L.S. Energy-Agnews, Inc. ("O.L.S. Energy-Agnews"). O.L.S. Energy-Agnews leases the Agnews Power Plant under a sale leaseback arrangement. The other stockholder of GATX Calpine-Agnews, Inc. is GATX Capital Corporation ("GATX"), which has an 80% ownership interest. In connection with the sale leaseback arrangement, Calpine has agreed to reimburse GATX for its proportionate share of certain payments that may be made by GATX with respect to the Agnews Power Plant. The Company and GATX managed the development and financing of the Agnews Power Plant, which commenced commercial operations in December 1990.

     The Company managed the engineering, construction and start-up of the Agnews Power Plant. The construction work was performed by Power Systems Engineering, Inc. under a turnkey contract. The power plant consists of an LM2500 aeroderivative gas turbine manufactured by General Electric, a Deltak unfired heat recovery steam generator and a Shin Nippon steam turbine-generator. Since start-up, the Agnews Power Plant has operated at an average availability of approximately 97.1%.

     The total cost of the Agnews Power Plant was approximately $39.0 million. The construction financing was provided by Credit Suisse in the amount of $28.0 million. After the commencement of commercial operation, the power plant was sold to Nynex Credit Corporation under a sale leaseback arrangement with O.L.S. Energy-Agnews. Under the sale leaseback, O.L.S. Energy-Agnews has entered into a 22-year lease, commencing March 1991, providing for the payment of a fixed base rental, renewal options and a purchase option at fair market value at the termination of the lease.

     Electricity generated by the Agnews Power Plant is sold to PG&E under a 30-year power sales agreement terminating in 2021 which contains payment provisions for capacity and energy. The power sales agreement provides for a payment of $196 per kilowatt year for 24 megawatts of firm capacity for the term of the agreement, so long as the Agnews Power Plant delivers at least 80% of its firm capacity of 24 megawatts during certain designated periods of the year, and an as-delivered capacity payment for an additional 4 megawatts of capacity at $188 per kilowatt year for 1997 and 1998. Thereafter, the payment for as-delivered capacity will be the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. In addition, the power sales agreement provides for payments for up to 32 megawatts of electrical energy actually delivered at a price equal to (i) through 1998, the product of PG&E's fixed incremental energy rate and PG&E's utility electric generation gas cost, and
(ii) thereafter, PG&E's avoided cost of energy (as determined by the CPUC). PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1996, PG&E's avoided cost of energy averaged approximately 2.26c per kilowatt hour.

     Under certain circumstances, PG&E may curtail energy deliveries for up to 1,000 off-peak hours per year. During 1996, PG&E curtailed the energy purchased under the power sales agreement by 995 hours.

     In addition to the sale of electricity to PG&E, the Agnews Power Plant produces and sells electricity and approximately 7,000 pounds per hour of steam to the Agnews Developmental Center pursuant to a 30-year energy service agreement. The energy service agreement provides that the State of California will purchase from the Agnews Power Plant all of its requirements for steam (up to a specified maximum) and for electricity (which has historically been less than one megawatt per year) for the East Campus of the Agnews Developmental Center for the term of the agreement. Steam sales are priced at the cost of production for the Agnews Developmental Center. Electricity sales are priced at the rates that would otherwise be paid to PG&E by the Agnews Developmental Center. The State of California is required to utilize the minimum amount of steam required to maintain the Agnews Power Plant's QF status. See "Government Regulation."

     The supply of natural gas for the Agnews Power Plant is currently provided under a month-to-month full requirements fuel supply agreement between O.L.S. Energy-Agnews and Amoco Energy Trading Corporation ("Amoco"). Intrastate transportation is provided under a firm gas transportation agreement with PG&E, expiring on the earlier of the Gas Accord or June 30, 1999.

     The Agnews Power Plant is operated by the Company under an operating and maintenance agreement pursuant to which the Company is reimbursed for certain costs and is entitled to a fixed annual fee and an incentive payment based on performance. This agreement had an initial term of six years, expiring on December 31, 1996, and was renewed for an additional six-year term effective January 1, 1997.

     The Agnews Power Plant is located on 1.4 acres of land leased from the Agnews Development Center under the terms of a 30-year lease that expires in 2021. This lease provides for rental payments to the State of California on a fixed payment basis until January 1, 1999, and thereafter based on the gross revenues derived from sales of electricity by the Agnews Power Plant, as well as a purchase option at fair market value.

     During 1996, the Agnews Power Plant generated approximately 205,838,000 kilowatt hours of electrical energy and total revenue of $11.0 million. In 1996, the Company recognized a loss of approximately $190,000 as a result of the Company's 20% ownership interest and recorded revenue of $2.0 million for services performed under the operating and maintenance agreement.

     Watsonville Power Plant

     The Watsonville cogeneration facility (the "Watsonville Power Plant") is a
28.5 megawatt natural gas-fired, combined cycle cogeneration facility located in Watsonville, California. On June 29, 1995, the Company acquired the operating lease for this facility for $900,000 from Ford Motor Credit Company. Under the terms of the lease, rent is payable each month from July through December. The lease terminates on December 29, 2009. The Watsonville Power Plant commenced commercial operation in May 1990. The power plant consists of a General Electric LM2500 gas turbine, a Deltak heat recovery steam generator and a Shin Nippon steam turbine. Since its acquisition by the Company in June 1995, the power plant has operated at an average availability of approximately 96.8%.

     Electricity generated by the Watsonville Power Plant is sold to PG&E under a 20-year power sales agreement terminating in 2009 which contains payment provisions for capacity and energy. The power sales agreement provides for a payment of $178 per kilowatt year for 20.9 megawatts of firm capacity for the term of the agreement, so long as the Watsonville Power Plant delivers at least 80% of its firm capacity of 20.9 megawatts during certain designated periods of the year, and an as-delivered capacity payment for all megawatts of capacity delivered above the 20.9 megawatts of firm capacity. The power sales agreement provides for payments of all electrical energy actually delivered. Through April 2000, 1% of energy will be sold under the fixed energy price schedule set forth below, and 99% of the energy will be sold at PG&E's avoided cost of energy. The following schedule sets forth the fixed average energy prices (expressed in cents per kilowatt hour) and the as-delivered capacity prices per kilowatt year through 2000 for energy deliveries under the Watsonville Power Plant power sales agreement:

                                                                       AS-DELIVERED
                               YEAR                  ENERGY PRICE     CAPACITY PRICE
                -----------------------------------  ------------     --------------
                1997...............................     13.14c             $188
                1998...............................     13.90c             $188
                1999...............................     13.90c             $188
                2000...............................     13.90c             $188

     Thereafter, PG&E will pay for energy delivered at prices equal to PG&E's avoided cost of energy (as determined by the CPUC), and will pay for as-delivered capacity at the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1996, PG&E's avoided cost of energy averaged approximately 2.26c per kilowatt hour.

     Under certain circumstances, PG&E may curtail energy deliveries for up to 400 hours between January 1 and April 15 and an additional 900 off-peak hours from October 1 though April 30. From January 1, 1996 through December 31, 1996, PG&E curtailed energy purchases of 1,290 hours under the power sales agreement.

     In addition to the sale of electricity to PG&E, during 1996 the Watsonville Power Plant produced and sold steam to two thermal hosts, Norcal Frozen Foods, Inc. ("Norcal") and Farmers Processing, both food processors. In August 1995, Norcal sold its facility to a subsidiary of Dean Foods ("Dean Foods"), which closed the facility on February 9, 1996. The lessor of the Watsonville Power Plant has constructed a water distillation facility on the site of the Watsonville Power Plant to replace the Dean Foods food processing facility. This facility's water distillation commenced operations in August 1996 and is operated by the Company. It is necessary to continue to operate the host facilities in order to maintain the Watsonville Power Plant's QF status. See "Government Regulation."

     Natural gas for the Watsonville Power Plant is supplied pursuant to an Agency Agreement with Calpine Fuels Corporation expiring the earlier of the implementation of the Gas Accord and April 1, 1998. Natural gas is transported under a firm transportation agreement with PG&E, expiring on the earlier of the Gas Accord or June 30, 1999.

     The Watsonville Power Plant is located on 1.8 acres of land leased from Dean Foods under the terms of a 30-year lease expiring in 2010.

     For 1996, the Watsonville Power Plant generated approximately 205,942,000 kilowatt hours of electrical energy for sale to PG&E and approximately $10.6 million in revenue.

     West Ford Flat Power Plant

     The West Ford Flat geothermal facility (the "West Ford Flat Power Plant") consists of a 27 megawatt geothermal power plant and associated steam fields located in the eastern portion of The Geysers area of northern California. The West Ford Flat Power Plant includes a power plant consisting of two turbines manufactured by Mitsubishi Heavy Industries, Inc. with rotors remanufactured by ABB Industries, Inc., two generators manufactured by Electric Machinery, Inc., eight production wells and various steam leases. The West Ford Flat Power Plant commenced commercial operation in December 1988. Since start-up, the West Ford Flat Power Plant has operated at an average availability of approximately 98.4%.

     Electricity generated by the West Ford Flat Power Plant is sold to PG&E under a 20-year power sales agreement terminating in 2008 which contains payment provisions for capacity and energy. The power sales agreement provides for a firm capacity payment of $167 per kilowatt year for 27 megawatts of firm capacity for the term of the agreement, so long as the West Ford Flat Power Plant delivers 80% of its firm capacity during certain designated periods of the year. In addition, the power sales agreement provides for energy payments for electricity actually delivered based on a fixed price derived from a scheduled forecast of energy prices over the initial ten-year term of the agreement ending December 1998. The fixed average energy price for 1997 and 1998 is 13.83c per kilowatt hour under the West Ford Flat power sales agreement. Thereafter, PG&E is required to pay for electrical energy actually delivered at prices equal to PG&E's avoided cost of energy (as determined by the CPUC). PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of
1.84 to 2.96c per kilowatt hour since 1992. During 1996, PG&E's avoided cost of energy averaged approximately 2.26c per kilowatt hour. The Company cannot accurately predict the avoided cost of energy prices that will be in effect at the expiration of the fixed price period under this agreement.

     The power sales agreement provides that, under certain circumstances, PG&E may curtail energy deliveries. During 1996, PG&E curtailed the energy purchased under this agreement by 1,000 hours. Due to an amendment to the power sales agreement in April 1997, the Company currently does not expect curtailment during the remainder of the agreement.

     The Company believes that the geothermal reserves that supply energy for use by the West Ford Flat Power Plant will be sufficient to operate so as to earn the full capacity payments for the entire term of the power sales agreement due principally to high reservoir pressures, low projected decline rates, limited development in adjacent areas and the substantial productive acreage dedicated to the West Ford Flat Power Plant.

     The West Ford Flat Power Plant is located on 267 acres of leased land located in The Geysers. For a description of the leases covering the properties located in The Geysers, see "Properties."

     During 1996, the West Ford Flat Power Plant generated approximately 219,849,000 kilowatt hours of electrical energy for sale to PG&E and approximately $31.9 million of revenue.

     Bear Canyon Power Plant

     The Bear Canyon facility (the "Bear Canyon Power Plant") consists of a 20 megawatt geothermal power plant and associated steam fields located in the eastern portion of The Geysers area of northern California, two miles south of the West Ford Flat Power Plant. The Bear Canyon Power Plant includes a power plant consisting of two turbine generators manufactured by Mitsubishi Heavy Industries, Inc. with rotors remanufactured by ABB Industries, Inc., as well as nine production wells, an injection well and steam reserves. The Bear Canyon Power Plant commenced commercial operation in October 1988. Since start-up, the Bear Canyon Power Plant has operated at an average availability of approximately 98.2%.

     Electricity generated by the Bear Canyon Power Plant is sold to PG&E under two 10 megawatt, 20-year power sales agreements terminating in 2008 which contain payment provisions for capacity and energy. One of the power sales agreements provides for a firm capacity payment of $156 per kilowatt year on four megawatts for the term of the agreement, so long as the Bear Canyon Power Plant delivers 80% of its firm capacity during certain designated periods of the year, and an as-delivered capacity payment for the additional six megawatts of capacity. The other agreement provides for an as-delivered capacity payment for the entire 10 megawatts. Both agreements provide for energy payments for electricity actually delivered based on a fixed price basis through the initial ten-year term of the agreement ending September 1998. The energy and as-delivered capacity prices through 1998 are 13.83c per kilowatt hour and $188 per kilowatt year, respectively. Thereafter, PG&E will pay for energy delivered at prices equal to PG&E's avoided cost of energy (as determined by the CPUC), and will pay for as-delivered capacity at the greater of $188 per kilowatt year or PG&E's then current as-delivered capacity rate. PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1996, PG&E's avoided cost of energy averaged approximately 2.26c per kilowatt hour. The Company cannot accurately predict the avoided cost of energy prices that will be in effect at the expiration of the fixed price period under this agreement.

     The power sales agreement provides that, under certain circumstances, PG&E may curtail energy deliveries. During 1996, PG&E curtailed the energy purchased under this agreement by 1,000 hours. Due to an amendment to the power sales agreement in April 1997, the Company currently does not expect curtailment during the remainder of the agreement.

     The Company believes that the geothermal reserves for the Bear Canyon Power Plant will be sufficient to operate so as to earn substantially all of the full capacity payments for the remaining term of the power sales agreements due principally to high reservoir pressures, low projected decline rates, limited development in adjacent areas and the substantial productive acreage dedicated to the Bear Canyon Power Plant.

     The Bear Canyon Power Plant is located on 284 acres of land located in The Geysers covered by two leases: one with the State of California and the other with a private landowner. For a description of the leases covering the properties located at The Geysers, see "Properties."

     During 1996, the Bear Canyon Power Plant generated approximately 161,785,000 kilowatt hours of electrical energy and approximately $22.8 million of revenue.

     Aidlin Power Plant

     The Aidlin geothermal facility (the "Aidlin Power Plant") consists of a 20 megawatt geothermal power plant and associated steam fields located in the western portion of The Geysers area of northern California. The Company holds an indirect 5% ownership interest in the Aidlin Power Plant. The Company's ownership interest is held in the form of a 10% general partnership interest in a limited partnership (the "Aidlin Partnership"), which in turn owns a 50% ownership interest, as both a limited and general partner, in Geothermal Energy Partners Ltd. ("GEP"), a limited partnership which is the owner of the Aidlin Power Plant. MetLife Capital Corporation owns the remaining 90% interest in the Aidlin Partnership as a limited partner. The remaining 50% of GEP is owned by subsidiaries of Mission Energy Company and Sumitomo Corporation. The Aidlin Power Plant commenced commercial operation in May 1989.

     The Aidlin Power Plant includes a power plant consisting of two turbine and generator sets manufactured by Fuji Electric and ABB Industries, Inc., as well as seven production wells and two injection wells. Since start-up, the Aidlin Power Plant has operated at an average availability of approximately 98.9%.

     The construction of the Aidlin Power Plant was financed with a $59.4 million term loan provided by Prudential, which bears interest at a fixed rate of 10.48% per annum and matures on June 30, 2008 according to a specified amortization schedule.

     Electricity generated by the Aidlin Power Plant is sold to PG&E under two 10 megawatt, 20-year power sales agreements terminating in 2009 which contain payment provisions for capacity and energy. The power sales agreements provide for an aggregate firm capacity payment for 17 megawatts of $167 per kilowatt year for the term of the agreements, so long as the Aidlin Power Plant delivers 80% of its capacity during certain designated periods of the year. In addition, the Aidlin power sales agreements provide for energy payments for 20 megawatts based on a schedule of fixed energy prices in effect through 1999 of 13.83c per kilowatt hour. Thereafter, PG&E is required to pay for electrical energy actually delivered at prices equal to PG&E's avoided cost of energy (as determined by the CPUC). PG&E's avoided cost of energy varies from month to month and has ranged from an annual average of 1.84c to 2.96c per kilowatt hour since 1992. During 1996, PG&E's avoided cost of energy averaged approximately 2.26c per kilowatt hour. The Company cannot accurately predict the avoided cost of energy that will be in effect at the expiration of the fixed price period under this agreement.

     Under certain circumstances, PG&E may curtail energy deliveries for up to 1,000 off-peak hours per year. During 1996, PG&E curtailed the energy purchased under this agreement by 1,000 hours.

     The Aidlin Power Plant is operated and maintained by the Company under an operating and maintenance agreement pursuant to which the Company is reimbursed for certain costs and is entitled to an incentive payment based on project performance. This agreement expires on December 31, 1999.

     The Aidlin Power Plant is located on 713.8 acres of land located in The Geysers, which is leased by GEP from a private landowner. The lease will remain in force so long as geothermal steam is produced in commercial quantities.

     During 1996, the Aidlin Power Plant generated approximately 167,804,000 kilowatt hours of electrical energy and revenue of $22.3 million. In 1996, the Company recognized revenue of approximately $331,000 as a result of the Company's 5% ownership interest and $4.0 million for services performed under the operating and maintenance agreement.

STEAM FIELDS

     Thermal Power Company Steam Fields

     The Company acquired Thermal Power Company on September 9, 1994 for a purchase price of $66.5 million. Thermal Power Company owns a 25% undivided interest in certain geothermal steam fields located at The Geysers in northern California (the "Thermal Power Company Steam Fields"). Union Oil Company of California ("Union Oil") owns the remaining 75% interest in the steam fields and operates and maintains the steam fields. The Thermal Power Company Steam Fields include the leasehold rights to 13,908 acres of steam fields which supply steam to 12 PG&E power plants located in The Geysers and include 238 production wells, 18 injection wells and 55 miles of steam-transporting pipeline. See "-- Properties." The 12 plants have a nameplate capacity of 978 megawatts and currently have the capability to operate at over 600 megawatts. The steam fields commenced commercial operation in 1960.

     The Thermal Power Company Steam Fields produce steam for sale to PG&E under a long-term steam sales agreement. Under this steam sales agreement, the Company is paid on the basis of the amount of electricity produced by the power plants to which steam is supplied. PG&E is obligated to use its best efforts to operate its power plants to maintain monthly and annual steam field capacity. The price paid for steam under the steam sales agreement is determined according to a formula that consists of the average of three indices multiplied by a fixed price of 1.65c per kilowatt hour. The indices used are the Producer Price Index for Crude Petroleum, the Producer Price Index for Natural Gas and the Consumer Price Index ("CPI"). The price of steam under the steam sales agreement in 1996 was 1.622c per kilowatt hour. The price for 1997 is 1.919c per kilowatt hour. In addition, the Company receives a monthly fee for effluent disposal and maintenance. During 1996, such monthly fee was $147,000 per month.

     In March 1996, the Company and Union Oil entered into an alternative pricing agreement with PG&E for any steam produced in excess of 40% of average field capacity as defined in the steam sales contract. The alternative pricing agreement is effective through December 31, 2000. Under the alternative pricing agreement, PG&E has the option to purchase a portion of the steam that PG&E would likely curtail under the existing steam sales agreement. The price for this portion of steam will be set by the Company and Union Oil with the intent that it be at competitive market prices. The Company and Union Oil will solely determine the price and duration of these alternative prices.

     The steam sales agreement with PG&E also provides for offset payments, which constitute a remedy for insufficient steam. Under the steam sales agreement, the Company is required to pay PG&E for the unamortized costs, including site clean-up, removal and abandonment costs, of power plants that are installed but are unused as a result of steam supply deficiency. The offset payments are calculated based upon a fixed amortization schedule for all power plants, which may be adjusted for future capital expenditures, and upon the steam fields' capacity in megawatts. In accordance with the steam sales agreement, the Company makes offset payments at a reduced rate until total offsets calculated since July 1, 1991 equal $15.0 million. Accordingly, the Company's share of offsets in 1996 was $672,000. In approximately 2001, when total offsets may exceed $15.0 million, in accordance with the agreement the Company's share of offset payments to PG&E would be approximately 3 1/2 times their current rate (as calculated at the current steam field capacity).

     In accordance with the steam sales agreement, PG&E may curtail the power plants which receive steam in order to produce energy from lower cost sources. PG&E is contractually obligated to operate all of the power plants at a minimum of 40% of the field capacity during any given year, and at 25% of the field capacity in any given month. During 1996, the Thermal Power Company Steam Fields experienced curtailment of steam production due to low gas prices and abundant hydro power. The Company receives a monthly fee for PG&E's right to curtail its power plants. Such fee was $13,200 per month during 1996.

     The steam sales agreement with PG&E terminates two years after the closing of the last operating power plant. In addition, PG&E may terminate the contract earlier with a one-year written notice. If PG&E terminates in accordance with the steam sales agreement, the Company will provide capacity maintenance services for five years after the termination date, and will retain a right of first refusal to purchase the PG&E facilities at PG&E's unamortized cost. Alternatively, the Company may terminate the agreement with a two-year written notice to PG&E. If the Company terminates, PG&E has the right to take assignment of the Thermal Power Company Steam Fields' facilities on the date of termination. In that case, the Company would continue to pay offset payments for three years following the date of termination. Under the steam sales agreement, PG&E may retire older power plants upon a minimum of six-months' notice. The Company is unable to predict PG&E's schedule for the retirement of such power plants, which may change from time to time. If steam is abandoned (i.e., cannot be transported to the remaining plants), the abandoned steam may be delivered for use to other PG&E power plants, subject to existing contract conditions, or to other customers upon closure of a PG&E power plant.

     The Thermal Power Company Steam Fields currently supply steam sufficient to operate the PG&E power plants at approximately 60% of their combined nameplate capacity. This percentage reflects a decline in productivity since the commencement of operations. While it is not possible to accurately predict long-term steam field productivity, the Company has estimated that the current annual rate of decline in steam field productivity of the Thermal Power Company Steam Fields was approximately 9% until 1995, during which year extensive curtailment interrupted the decline trend. The Company expects steam field productivity to continue to decline in the future. The Company plans to work with Union Oil to partially offset the expected rate of decline by the development of water injection projects and power plant improvements.

     During 1996, the PG&E power plants produced 3,208,984,000 kilowatt hours of electrical energy of which the Company's 25% share is 802,246,000 kilowatt hours for approximately $13.1 million of revenue.

     PG&E Unit 13 and Unit 16 Steam Fields

     The Company holds the leasehold rights to 1,631 acres of steam fields (the "PG&E Unit 13 and Unit 16 Steam Fields") that supply steam to PG&E's Unit 13 power plant (the "Unit 13") and PG&E's Unit 16 power plant (the "Unit 16"), all of which are located in The Geysers. See "-- Properties." Unit 13 and Unit 16 have nameplate capacities of 98 and 113 megawatts, respectively, and currently operate at outputs of approximately 81 and 77 megawatts, respectively. The PG&E Unit 13 Steam Field includes 956 acres, 28 production wells, five injection wells and five miles of pipeline, and commenced commercial operations in May 1980. The PG&E Unit 16 Steam Field includes 675 acres, 19 producing wells, two injection wells, and three miles of pipeline, and commenced commercial operation in October 1985.

     The PG&E Unit 13 and Unit 16 Steam Fields produce steam for sale to PG&E under long-term steam sales agreements. Under the steam sales agreements with PG&E, the Company is paid for steam on the basis of the amount of electricity produced by Unit 13 and Unit 16. The price paid for steam under the PG&E Unit 13 and Unit 16 Steam Fields agreements is determined according to a formula that is essentially a weighted average of PG&E's fossil (oil and gas) fuel price and PG&E's nuclear fuel price. The price of steam for 1996 was 0.955c per kilowatt hour. The price for 1997 is 0.953c per kilowatt hour. The Company receives an additional 0.05c per kilowatt hour from PG&E for the disposal of liquid effluents produced at Unit 13 and Unit 16.

     During conditions of hydro-spill, PG&E may curtail energy deliveries from Unit 13 and Unit 16 which would reduce deliveries of steam under this agreement. Curtailments are primarily the result of a higher degree of precipitation during the period, which results in higher levels of energy generation by hydroelectric power facilities that supply electricity for sale by PG&E. In the event of any such curtailment, the Company's results of operations may be materially adversely affected. PG&E curtailed approximately 63,000,000 kilowatt hours under the steam sales agreement during 1996, and 37,371,000 kilowatt hours through October 31, 1997.

     The steam sales agreement with PG&E continues in effect for as long as either Unit 13 or Unit 16 remains in commercial operation, which depends on maintaining the productive capacity of the respective steam fields. However, PG&E may terminate the agreement if the quantity, quality or purity of the steam is such that the operation of Unit 13 or Unit 16 becomes economically impractical. The Company currently estimates that the productive capacity of the PG&E Unit 13 and Unit 16 Steam Fields is approximately 22 years. However, no assurance can be given that the operation of either Unit 13 or Unit 16 will not become economically impractical at any time during these periods.

     The Company is required to supply a sufficient quantity of steam of specified quality to Unit 16. If an insufficient quantity of steam is delivered, the Company may be subject to penalty provisions, including suspension of PG&E's obligation to pay for steam delivered. Specifically, if the Company fails to deliver to Unit 16 in any calendar month a sufficient quantity of steam adequate to operate the power plant at or above a capacity factor of 50%, no payment shall be made for steam delivered to such Unit during such month until the cost of that Unit has been completely amortized by PG&E.

     In order to increase the efficiency of Unit 13 by approximately 20%, the Company agreed to purchase new rotors for $10.8 million. In exchange, PG&E agreed to amend the steam sales agreement to remove the penalty provision for a failure to deliver a sufficient quantity of steam to Unit 13 and to require PG&E to operate at variable pressure operations which will optimize production at the PG&E Unit 13 and Unit 16 Steam Fields.

     The PG&E Unit 13 and Unit 16 Steam Fields currently supply steam sufficient to operate Unit 13 and Unit 16 at approximately 77% of their combined nameplate capacities. This percentage reflects a decline in the productivity of the PG&E Unit 13 and Unit 16 Steam Fields since the commencement of operations of Unit 13 and Unit 16. While it is not possible to accurately predict long-term steam field productivity, the Company has estimated that the annual rate of decline in steam field productivity of the PG&E Unit 13 and Unit 16 Steam Fields was approximately 8.7% in 1996. The Company expects steam field productivity to continue to decline in the future, but at reduced annual rates of decline. The Company considered these declines in steam field productivity in developing its original projections for the PG&E Unit 13 and Unit 16 Steam Fields at the time the Company acquired its initial interest in 1990. The Company plans to partially offset the expected rate of decline by implementing enhanced water injection and power plant improvements.

     During 1996, the PG&E Unit 13 and Unit 16 Steam Fields produced sufficient steam to permit Unit 13 and Unit 16 to produce approximately 1,269,400,000 kilowatt hours of electrical energy and approximately $12.8 million of revenue.

     SMUDGEO #1 Steam Fields

     The Company holds the leasehold rights to 394 acres of steam fields that supply steam to the power plant for the Sacramento Municipal Utility District ("SMUD") SMUDGEO #1 steam fields (the "SMUDGEO #1 Steam Fields"). See
"-- Properties." The SMUD power plant has a nameplate capacity of 72 megawatts and currently operates at an output of 54 megawatts. The SMUDGEO #1 Steam Fields include 19 producing wells, one injection well and two and one half miles of pipeline. Commercial operation of the SMUD power plant commenced in October 1983.

     The steam sales agreement with SMUD provides that SMUD will pay for steam based upon the quantity of steam delivered to the SMUD power plant. The current price paid for steam delivered under the steam sales agreement is $1.818 per thousand pounds of steam, which is adjusted semi-annually based on changes in the Gross National Product Implicit Price Deflator Index and Producers Price Index for Fuels, Related Products and Power. SMUD may suspend payments for steam in any month if the Company is unable to deliver 50% of the steam requirement until the cost of the plant and related facilities have been completely amortized by the value of such steam delivered to the plant. The Company receives an additional 0.15c per kilowatt hour from SMUD for the disposal of liquid effluents produced at the SMUDGEO #1 Steam Fields.

     The steam sales agreement with SMUD continues until the expiration or termination of the geothermal lease covering the SMUDGEO #1 Steam Fields, which continues for so long as steam is produced in commercial quantities. The Company and SMUD each have the right to terminate the agreement if their respective operations become economically impractical. In the event that SMUD exercises its right to terminate, the Company will have no further obligation to deliver steam to the power plants.

     The SMUDGEO #1 Steam Fields currently supply steam sufficient to operate the SMUD power plant at approximately 75% of its nameplate capacity. This percentage reflects a decline in the productivity of the SMUDGEO #1 Steam Fields since commencement of operations. Although the SMUDGEO #1 Steam Fields productivity increased in 1995 and did not decline in 1996 (due to curtailment of neighboring plants), the Company expects the SMUDGEO #1 Steam Fields' productivity to decline in the future.

     During 1996, the SMUDGEO #1 Steam Fields produced approximately 6,835,390 thousand pounds of steam and approximately $14.6 million of revenue.

     Cerro Prieto Steam Fields

     In 1995, the Company entered into a series of agreements with Constructora y Perforadora Latina, S.A. de C.V. ("Coperlasa") and certain of Coperlasa's creditors pursuant to which the Company has invested $20 million in the Cerro Prieto steam fields (the "Cerro Prieto Steam Fields") located in Baja California,

Mexico. The Cerro Prieto Steam Fields provide geothermal steam to three geothermal power plants owned and operated by Comision Federal de Electricidad ("CFE"), the Mexican national utility.

     The Company's investment consists of a loan of $18.5 million and a $1.5 million payment for an option to purchase up to 29% of the capital stock of Coperlasa for $5.8 million.

     The $18.5 million loan was made in installments throughout 1995 and 1996, which provided capital to Coperlasa to fund the drilling of new wells and the repair of existing wells to meet its performance under the agreement with CFE. The loan matures in November 1999 and bears interest at an effective rate of 18.9% per annum. The Company is deferring the recognition of income on this loan until the Cerro Prieto project generates sufficient cash flows available for distribution to support the collectibility of interest earned.

     Pursuant to a technical services agreement, the Company receives fees for its technical services provided to Coperlasa. In addition, if the Company is successful in assisting Coperlasa in producing steam at a lower cost, the Company will receive 30% of the savings.

     The Cerro Prieto Steam Fields are located near the city of Mexicali, Baja California, at the border of Baja California and the State of California. The Cerro Prieto geothermal resource, which has been commercially produced by CFE since 1973, provides approximately 70% of Baja California's electricity requirements since this region is not connected to the Mexican national power grid.

     The steam sales agreement between Coperlasa and CFE was entered into in May 1991. Under this agreement, CFE pays for steam delivered up to 1,600 tons per hour plus 10%. Payments for the steam delivered are made in Mexican pesos and are adjusted by a formula that accounts for the increases in inflation in Mexico and the United States, as well as for the devaluation of the peso against the U.S. dollar. This agreement has a termination date of October 2000.

     The Company is currently in discussions with the major shareholders and lenders of Coperlasa which intend to restructure the existing debt and equity structure of Coperlasa. The Company has received an extension of its option to acquire up to 29% of the capital stock of Coperlasa pending the outcome of the restructuring discussions.

GAS FIELDS

     Montis Niger Gas Fields

     On January 31, 1997, the Company purchased Montis Niger, Inc. a gas production and pipeline company operating primarily in the Sacramento Basin in California. On July 25, 1997, Montis Niger, Inc. was renamed Calpine Gas Company. Calpine Gas Company has approximately 9.7 billion cubic feet of proven natural gas reserves and approximately 25,600 gross acres and 23,800 net acres under lease in the Sacramento Basin. In addition, Calpine Gas Company owns and operates an 80 mile pipeline delivering gas to the Greenleaf 1 and 2 Power Plants which had been either produced by Calpine Gas Company or purchased from third parties. Calpine Gas Company currently supplies approximately 80% of the fuel requirements for the Greenleaf 1 and 2 Power Plants.

PROJECT DEVELOPMENT AND ACQUISITIONS

     The Company is actively engaged in the development and acquisition of power generation projects. The Company has historically focused principally on the development and acquisition of interests in natural gas-fired and geothermal power projects, although the Company also considers projects that utilize other power generation technologies. The Company has significant expertise in a variety of power generation technologies and has substantial capabilities in each aspect of the development and acquisition process, including design, engineering, procurement, construction management, fuel and resource acquisition and management, financing and operations.

PROJECT DEVELOPMENT

     The development of power generation projects involves numerous elements, including evaluating and selecting development opportunities, designing and engineering the project, obtaining power and steam sales agreements, acquiring necessary land rights, permits and fuel resources, obtaining financing, and managing construction. The Company intends to focus primarily on development opportunities where the Company is able to capitalize on its expertise in implementing an innovative and fully integrated approach to project development in which the Company controls the entire development process. Utilizing this approach, the Company believes that it is able to enhance the value of its projects throughout each stage of development in an effort to maximize its return on investment.

     The Company is pursuing the development of highly efficient, low cost merchant power plants that seek to take advantage of inefficiencies in the electricity market. The Company intends to sell all or a portion of the power generated by such merchant plants into the competitive market, rather than exclusively through long-term power sales agreements. As part of Calpine's initial effort to develop merchant plants, the Company has commenced construction of a 240 megawatt gas-fired cogeneration project located in Pasadena, Texas (the "Pasadena Cogeneration Project"), and a 500 megawatt gas-fired project located in Sutter County, in northern California (the "Sutter Gas-Fired Project"), as described below. The Company expects that these projects will represent a prototype for future merchant plant developments by the Company. The Company currently plans to develop additional low-cost, gas-fired facilities in California, Texas, New England and other high priced power markets. See "Business -- Strategy" and "Risk Factors -- Project Development and Acquisition Risks."

     Pasadena Cogeneration Project

     Calpine has entered into a development agreement with Phillips Petroleum Company ("Phillips") to construct and operate a 240 megawatt gas-fired cogeneration project at the Phillips Houston Chemical Complex ("HCC") located in Pasadena, Texas (the "Pasadena Cogeneration Project"). On December 19, 1996, the Company entered into an Energy Sales Agreement with Phillips pursuant to which Phillips will purchase all of the HCC's steam and electricity requirements of approximately 90 megawatts. It is anticipated that the remainder of available electricity output will be sold into the competitive wholesale market through Calpine's power marketing activities. On December 20, 1996, the Company entered into a credit agreement with ING U.S. Capital Corporation to provide $151.7 million of construction loans and $98.6 million of term loan non-recourse project financing for the Pasadena Cogeneration Project. In accordance with the terms of the agreement, Calpine Corporation, through its wholly owned subsidiaries, Calpine Pasadena Cogeneration, Inc. and Calpine Texas Cogeneration, Inc., contributed $53.1 million in equity to the project. The Company commenced construction in February 1997, with commercial operation scheduled to begin in July 1998. However, there can be no assurances that the Company will be successful in completing any additional power sales agreements or that the anticipated schedule for construction will be met.

     Dighton Gas-Fired Project

     On October 10, 1997, Calpine invested $16.0 million in a 169 megawatt natural gas-fired combined-cycle merchant power plant to be located in Dighton, Massachusetts (the "Dighton Gas-Fired Project"). This investment, which is structured as subordinated debt, will provide the Company with a preferred payment stream at a rate of 12.07% per annum for a period of twenty years from the commercial operation date. The Dighton Gas-Fired Project is owned and developed by Energy Management Inc. ("EMI"), a privately held power developer located in New England. The project is estimated to cost approximately $120.0 million and is being financed, in part, with $104.0 million of non-recourse construction financing. Upon commercial operation, EMI will contribute $2.0 million of equity and the construction financing will convert to a $102.0 million term loan non-recourse project financing. Construction commenced in the fourth quarter of 1997 and commercial operation is scheduled to begin in early 1999. Upon completion, the Dighton facility will be operated by EMI and will sell its output into the New England Power Pool and to wholesale and retail customers in the northeastern United States.

     Sutter Gas-Fired Project

     In February 1997, the Company announced the development of a 500 megawatt gas-fired cogeneration project in Sutter County, in northern California (the "Sutter Gas-Fired Project"). The Sutter Gas-Fired Project would be northern California's first merchant power plant. The Sutter Gas-Fired Project is expected to provide electricity to the deregulated California power market commencing in the year 2000. The Company is currently pursuing regulatory agency permits for this project. There can be no assurances that the Company will be successful in obtaining the required permits or the financing required for the Sutter Gas-Fired Project, or that the anticipated schedule for construction will be met.

     Indonesian Geothermal Project

     Calpine plans to develop geothermal facilities in the Lampung Province of Indonesia, located in southern Sumatra. The geothermal resource at Ulubelu is estimated to have potential capacity in excess of 500 megawatts. The Company anticipates that the facility would sell electricity to Perusahaan Umum Listrik Negara ("PLN"), the state-owned electric company. The first phase of the project is expected to be 110 megawatts.

     The Company's joint venture partner will be PT. Dharmasatrya Arthasentosa ("DATRA"), a company with interests in coal mining and other ventures. The Company expects that it will be the project's managing partner, with responsibility for the design, construction and operation of the power plant. The ownership structure, as planned, will be a joint venture with DATRA in which the Company would be the managing partner and hold at least a 50% equity interest, and as much as 85% of the project. DATRA would hold up to 50% of the project.

     In March 1996, the Company and DATRA entered into a joint venture agreement to develop Ulubelu. The Company and DATRA are negotiating with the National Resource Agency Pertamina ("Pertamina") regarding resource development. Deep test well drilling and flow tests by Pertamina are planned during 1998 at Ulubelu. Commercial operation is anticipated in 2002 for the initial phase of the project. There can be no assurances, however, that this transaction will be consummated on these terms, if at all, that the proposed timetable will be met or that commercial operation of these resources will be feasible.

ACQUISITIONS

     Calpine will consider the acquisition of an interest in operating projects as well as projects under development where Calpine would assume responsibility for completing the development of the project. In the acquisition of power generation facilities, Calpine generally seeks to acquire an ownership interest in facilities that offer the Company attractive opportunities for revenue and earnings growth, that have existing, favorable long-term power sales agreements with major electric utilities or major users of power (i.e., industrial facilities), and that permit the Company to assume sole responsibility for the operation and maintenance of the facility. In evaluating and selecting a project for acquisition, the Company considers a variety of factors, including the type of power generation technology utilized, the location of the project, the terms of any existing power or thermal energy sales agreements, gas supply and transportation agreements and wheeling agreements, the quantity and quality of any geothermal or other natural resource involved, and the actual condition of the physical plant. In addition, the Company assesses the past performance of an operating project and prepares financial projections to determine the profitability of the project. The Company generally seeks to obtain a significant equity interest in a project and to obtain the operation and maintenance contract for that project. See "Business -- Strategy" and "Risk Factors -- Project Development and Acquisition Risks."

     Gas Energy Inc. Power Plants

     On August 25, 1997, Calpine entered into an agreement with The Brooklyn Union Gas Company ("BUGC") to acquire 100% of the capital stock of Gas Energy Inc. ("GEI") and Gas Energy Cogeneration Inc. ("GECI") for an aggregate purchase price of approximately $102.5 million, subject to certain adjustments. GEI and GECI are both wholly owned subsidiaries of BUGC and have (i) a 50% general partnership interest in the Kennedy International Airport Power Plant (the "Kennedy International Airport Power Plant"), (ii) a 50% general partnership interest in the Stony Brook Power Plant (the "Stony Brook Power Plant"), (iii) a 45% general partnership interest in the Grumman Power Plant (the "Grumman Power Plant"), (iv) an 11.36% limited partnership interest in the Lockport Power Plant (the "Lockport Power Plant") and (v) a 100% interest in three fuel management contracts (collectively referred to as the "GEI Transaction"). The Kennedy International Airport Power Plant is a 107 megawatt gas-fired combined cycle cogeneration facility located in Queens, New York. Electricity generated by the Kennedy International Airport Power Plant is sold to the John F. Kennedy International Airport under a twenty year agreement terminating in 2015. The Stony Brook Power Plant is a 40 megawatt gas-fired cogeneration facility located at the State University of New York at Stony Brook ("SUNY") on Long Island, New York. Electricity generated by the Stony Brook Power Plant is sold to SUNY under a twenty year agreement terminating in 2015, and excess energy is sold to Long Island Lighting Corporation ("LILCO"). The Grumman Power Plant is a 57 megawatt gas-fired combined cycle cogeneration facility located in Bethpage, New York. Electricity generated by the Grumman Power Plant is sold to the Northrop Grumman Corporation under a fifteen year agreement terminating in 2004, and excess energy is sold to LILCO. The Lockport Power Plant is a 184 megawatt gas-fired combined cycle cogeneration facility located in Lockport, New York. Electricity generated by the Lockport Power Plant is sold to a General Motors plant under a fifteen year agreement terminating in 2007, and excess energy is sold to New York State Electric and Gas. The Company currently expects to complete these acquisitions during the fourth quarter of 1997, upon the fulfillment of all required conditions. However, there can be no assurance that this acquisition will be completed in the anticipated time frame.

GOVERNMENT REGULATION

     The Company is subject to complex and stringent energy, environmental and other governmental laws and regulations at the federal, state and local levels in connection with the development, ownership and operation of its energy generation facilities. Federal laws and regulations govern transactions by electrical and gas utility companies, the types of fuel which may be utilized by an electric generating plant, the type of energy which may be produced by such a plant and the ownership of a plant. State utility regulatory commissions must approve the rates and, in some instances, other terms and conditions under which public utilities purchase electric power from independent producers and sell retail electric power. Under certain circumstances where specific exemptions are otherwise unavailable, state utility regulatory commissions may have broad jurisdiction over non-utility electric power plants. Energy producing projects also are subject to federal, state and local laws and administrative regulations which govern the emissions and other substances produced, discharged or disposed of by a plant and the geographical location, zoning, land use and operation of a plant. Applicable federal environmental laws typically have both state and local enforcement and implementation provisions. These environmental laws and regulations generally require that a wide variety of permits and other approvals be obtained before the commencement of construction or operation of an energy-producing facility and that the facility then operate in compliance with such permits and approvals.

FEDERAL ENERGY REGULATION

     PURPA

     The enactment of the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA") and the adoption of regulations thereunder by FERC provided incentives for the development of cogeneration facilities and small power production facilities (those utilizing renewable fuels and having a capacity of less than 80 megawatts).

     A domestic electricity generating project must be a QF under FERC regulations in order to take advantage of certain rate and regulatory incentives provided by PURPA. PURPA exempts owners of QFs from the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), and exempts QFs from most provisions of the Federal Power Act (the "FPA") and, except under certain limited circumstances, state laws concerning rate or financial regulation. These exemptions are important to the Company and its competitors. The Company believes that each of the electricity generating projects in which the Company owns an interest currently meets the requirements under PURPA necessary for QF status. Most of the projects which the Company is currently planning or developing are also expected to be QFs.

     PURPA provides two primary benefits to QFs. First, QFs generally are relieved of compliance with extensive federal, state and local regulations that control the financial structure of an electric generating plant and the prices and terms on which electricity may be sold by the plant. Second, the FERC's regulations promulgated under PURPA require that electric utilities purchase electricity generated by QFs at a price based on the purchasing utility's "avoided cost," and that the utility sell back-up power to the QF on a non-discriminatory basis. The term "avoided cost" is defined as the incremental cost to an electric utility of electric energy or capacity, or both, which, but for the purchase from QFs, such utility would generate for itself or purchase from another source. The FERC regulations also permit QFs and utilities to negotiate agreements for utility purchases of power at rates lower than the utility's avoided costs. Due to increasing competition for utility contracts, the current practice is for most power sales agreements to be awarded at a rate below avoided cost. While public utilities are not explicitly required by PURPA to enter into long-term power sales agreements, PURPA helped to create a regulatory environment in which it has been common for long-term agreements to be negotiated.

     In order to be a QF, a cogeneration facility must produce not only electricity, but also useful thermal energy for use in an industrial or commercial process for heating or cooling applications in certain proportions to the facility's total energy output and must meet certain energy efficiency standards. Finally, a QF (including a geothermal or hydroelectric QF or other qualifying small power producer) must not be controlled or more than 50% owned by an electric utility or by most electric utility holding companies, or a subsidiary of such a utility or holding company or any combination thereof.

     The Company endeavors to develop its projects, monitor compliance by the projects with applicable regulations and choose its customers in a manner which minimizes the risks of any project losing its QF status. Certain factors necessary to maintain QF status are, however, subject to the risk of events outside the Company's control. For example, loss of a thermal energy customer or failure of a thermal energy customer to take required amounts of thermal energy from a cogeneration facility that is a QF could cause the facility to fail requirements regarding the level of useful thermal energy output. Upon the occurrence of such an event, the Company would seek to replace the thermal energy customer or find another use for the thermal energy which meets PURPA's requirements, but no assurance can be given that this would be possible.

     If one of the projects in which the Company has an interest should lose its status as a QF, the project would no longer be entitled to the exemptions from PUHCA and the FPA. This could trigger certain rights of termination under the power sales agreement, could subject the project to rate regulation as a public utility under the FPA and state law and could result in the Company inadvertently becoming a public utility holding company by owning more than 10% of the voting securities of, or controlling, a facility that would no longer be exempt from PUHCA. This could cause all of the Company's remaining projects to lose their qualifying status, because QFs may not be controlled or more than 50% owned by such public utility holding companies. Loss of QF status may also trigger defaults under covenants to maintain QF status in the projects' power sales agreements, steam sales agreements and financing agreements and result in termination, penalties or acceleration of indebtedness under such agreements such that loss of status may be on a retroactive or a prospective basis.

     If a project were to lose its QF status, the Company could attempt to avoid holding company status (and thereby protect the QF status of its other projects) on a prospective basis by restructuring the project, by changing its voting interest in the entity owning the non-qualifying project to nonvoting or limited partnership interests and selling the voting interest to an individual or company which could tolerate the lack of exemption from PUHCA, or by otherwise restructuring ownership of the project so as not to become a holding company. These actions, however, would require approval of the Securities and Exchange Commission ("SEC") or a no-action letter from the SEC, and would result in a loss of control over the non-qualifying project, could result in a reduced financial interest therein and might result in a modification of the Company's operation and maintenance agreement relating to such project. A reduced financial interest could result in a gain or loss on the sale of the interest in such project, the removal of the affiliate through which the ownership interest is held from the consolidated income tax group or the consolidated financial statements of the Company, or a change in the results of operations of the Company. Loss of QF status on a retroactive basis could lead to, among other things, fines and penalties being levied against the Company and its subsidiaries and claims by utilities for refund of payments previously made.

     Under the Energy Policy Act of 1992, if a project can be qualified as an exempt wholesale generator ("EWG"), it will be exempt from PUHCA even if it does not qualify as a QF. Therefore, another response to the loss or potential loss of QF status would be to apply to have the project qualified as an EWG. However, assuming this changed status would be permissible under the terms of the applicable power sales agreement, rate approval from FERC and approval of the utility would be required. In addition, the project would be required to cease selling electricity to any retail customers (such as the thermal energy customer) and could become subject to state regulation of sales of thermal energy. See "-- Public Utility Holding Company Regulation."

     Currently, Congress is considering proposed legislation that would amend PURPA by eliminating the requirement that utilities purchase electricity from QFs at avoided costs. The Company does not know whether such legislation will be passed or what form it may take. The Company believes that if any such legislation is passed, it would apply to new projects. As a result, although such legislation may adversely affect the Company's ability to develop new projects, the Company believes it would not affect the Company's existing QFs. There can be no assurance, however, that any legislation passed would not adversely impact the Company's existing projects.

     Public Utility Holding Company Regulation

     Under PUHCA, any corporation, partnership or other legal entity which owns or controls 10% or more of the outstanding voting securities of a "public utility company" or a company which is a "holding company" for a public utility company is subject to registration with the SEC and regulation under PUHCA, unless eligible for an exemption. A holding company of a public utility company that is subject to registration is required by PUHCA to limit its utility operations to a single integrated utility system and to divest any other operations not functionally related to the operation of that utility system. Approval by the SEC is required for nearly all important financial and business dealings of the holding company. Under PURPA, most QFs are not public utility companies under PUHCA.

     The Energy Policy Act of 1992, among other things, amends PUHCA to allow EWGs, under certain circumstances, to own and operate non-QFs without subjecting those producers to registration or regulation under PUHCA. The expected effect of such amendments would be to enhance the development of non-QFs which do not have to meet the fuel, production and ownership requirements of PURPA. The Company believes that the amendments could benefit the Company by expanding its ability to own and operate facilities that do not qualify for QF status, but may also result in increased competition by allowing utilities to develop such facilities which are not subject to the constraints of PUHCA.

     Federal Natural Gas Transportation Regulation

     The Company has an ownership interest in and operates seven natural gas-fired cogeneration projects. The cost of natural gas is ordinarily the largest expense (other than debt costs) of a project and is critical to the project's economics. The risks associated with using natural gas can include the need to arrange transportation of the gas from great distances, including obtaining removal, export and import authority if the gas is transported from Canada; the possibility of interruption of the gas supply or transportation (depending on the quality of the gas reserves purchased or dedicated to the project, the financial and operating strength of the gas supplier, and whether firm or non-firm transportation is purchased); and obligations to take a minimum quantity of gas and pay for it (i.e., take-and-pay obligations).

     Pursuant to the Natural Gas Act, FERC has jurisdiction over the transportation and storage of natural gas in interstate commerce. With respect to most transactions that do not involve the construction of pipeline facilities, regulatory authorization can be obtained on a self-implementing basis. However, pipeline rates for such services are subject to continuing FERC oversight. Order No. 636, issued by FERC in April 1992, mandates the restructuring of interstate natural gas pipeline sales and transportation services and will result in changes in the terms and conditions under which interstate pipelines will provide transportation services, as well as the rates pipelines may charge for such services. The restructuring required by the rule includes (i) the separation (unbundling) of a pipeline's sales and transportation services, (ii) the implementation of a straight fixed-variable rate design methodology under which all of a pipeline's fixed costs are recovered through its reservation charge, (iii) the implementation of a capacity releasing mechanism under which holders of firm transportation capacity on pipelines can release that capacity for resale by the pipeline and (iv) the opportunity for pipelines to recover 100% of their prudently incurred costs (transition costs) associated with implementing the restructuring mandated by the rule. Pipelines were required to file tariff sheets implementing Order No. 636 by December 31, 1992. FERC affirmed the major components of Order No. 636 in Order Nos. 636A and B issued in August and November 1992. The restructuring required by the rule became effective in late 1993.

STATE REGULATION

     State public utility commissions ("PUCs") have historically had broad authority to regulate both the rates charged by, and the financial activities of, electric utilities and to promulgate regulation for implementation of PURPA. Since a power sales contract becomes a part of a utility's cost structure (generally reflected in its retail rates), power sales contracts with independent electricity producers are potentially under the regulatory purview of PUCs and in particular the process by which the utility has entered into the power sales contracts. If a PUC has approved the process by which a utility secures its power supply, a PUC is generally inclined to "pass through" the expense associated with an independent power contract to the utility's retail customer. However, a regulatory commission under certain circumstances may disallow the full reimbursement to a utility for the cost to purchase power from a QF. In addition, retail sales of electricity or thermal energy by an independent power producer may be subject to PUC regulation depending on state law. Independent power producers which are not QFs under PURPA, or EWGs pursuant to the Energy Policy Act of 1992, are considered to be public utilities in many states and are subject to broad regulation by a PUC, ranging from requirement of certificate of public convenience and necessity to regulation of organizational, accounting, financial and other corporate matters. States may assert jurisdiction over the siting and construction of electric generating facilities including QFs and, with the exception of QFs, over the issuance of securities and the sale or other transfer of assets by these facilities.

     The California Public Utilities Commission ("CPUC") and the California Joint Legislative Committee on Lowering the Cost of Electric Services commenced proceedings and hearings related to the restructure of the California electric services industry in 1994. The proceedings and hearings were initiated as a result of the CPUC study and Order Instituting Rulemaking and Order Instituting Investigation on the Commission's Proposed Policies Governing Restructuring California's Electric Services Industry and Reforming Regulation, issued by the CPUC on April 20, 1994. The FERC, as authorized under the Energy Policy Act of 1992, has also initiated proceedings and continues to hold workshops and hearings on policy issues related to a more competitive electric services industry. Though the state of California appears to be at the forefront, many other states are in various stages of review and interest in deregulation, moving toward a more competitive electric services industry.

     On December 20, 1995, the CPUC issued its decision on California electric industry restructure which envisioned commencement of deregulation and implementation of customer choice beginning January 1, 1998, with all customers participating by 2003. The decision provided for phased-in customer choice, development of a non-discriminatory market structure, full recovery of utility stranded costs, sanctity of existing contracts, and continuation of existing public purpose programs including promotion of fuel diversity through a renewable energy purchase requirement. On February 5, 1996, the CPUC issued a procedural plan to facilitate the transition of the electric generation market to competition. The electric restructuring roadmap focused on the multiple and interrelated tasks to be accomplished and set forth the process to achieve the necessary procedural milestones to be completed in order to meet the January 1, 1998 restructure implementation goal.

     In 1996, the Joint Legislative Conference Committee held hearings related to electric industry restructure and drafted legislation, AB 1890 (the "Bill"), which was approved by the legislature in August 1996 and signed by the Governor on September 23, 1996. The legislation codifies much of the December CPUC decision as modified in January 1996 and directed the CPUC to proceed with resolve of outstanding issues resulting in implementation of restructure no later than January 1, 1998. The Bill accelerated the transition period in which utilities are allowed to recover their stranded costs from five years to four years, continued to provide for sanctity of existing contracts with provisions for voluntary restructure, established an electricity rate freeze for the transition period and mandated a 10% rate reduction effective January 1, 1998 for small commercial and residential customers through issuance of rate reduction bonds, and replaced the CPUC renewable technology purchase requirement with funds specified for use in public service programs.

     On December 20, 1996, the CPUC responded to the legislation and issued an updated procedural roadmap consistent with provisions included in the Bill. Proceedings are ongoing at the CPUC and FERC for establishment of an Independent Systems Operator ("ISO") responsible for centralized control and efficient and reliable operation of the state-wide electric transmission grid, and a Power Exchange ("PX") responsible for an efficient competitive electric energy auction open on a non-discriminatory basis to all electric services providers. Other proceedings now ongoing include the quantification and qualification of utility stranded costs to be eligible for recovery through competitive transition charges ("CTC"), market power mitigation through utility divestiture of fossil generation plants (Pacific Gas & Electric 50%; Southern California Edison, 100%), the unbundling and establishment of rate structure for historical utility functions, the continuation of public purpose programs and issues related to issuance of rate reduction bonds. On May 6, 1997, the CPUC issued decisions which eliminated phase-in and provided for implementation of direct access for all customers beginning January 1, 1998, and the unbundling of revenue cycle services, thereby allowing all electric service providers to participate in metering and billing services.

     The California Energy Commission ("CEC") and Legislature have responsibility for development of a competitive market mechanism for allocation and distribution of funds made available by the legislation for enhancement of in-state renewable resource technologies and public interest research and development programs. Funds are to be available through the four-year transition period to a fully competitive electric services industry.

     In addition to the significant opportunity provided for power producers such as Calpine through implementation of customer choice (direct access), the CPUC decision and the AB 1890 restructuring legislation both recognize the sanctity of existing contracts, provide for mitigation of utility horizontal market power through divestiture of fossil generation and provide funds for continuation of public services programs including fuel diversity through enhancement for in-state renewable technologies (includes geothermal) for the four-year transition period to a fully competitive electric services industry.

     State PUCs also have jurisdiction over the transportation of natural gas by local distribution companies ("LDCs"). Each state's regulatory laws are somewhat different; however, all generally require the LDC to obtain approval from the PUC for the construction of facilities and transportation services if the LDC's generally applicable tariffs do not cover the proposed transaction. LDC rates are usually subject to continuing PUC oversight.

REGULATION OF CANADIAN GAS

     The Canadian natural gas industry is subject to extensive regulation by governmental authorities. At the federal level, a party exporting gas from Canada must obtain an export license from the Canadian National Energy Board ("NEB"). The NEB also regulates Canadian pipeline transportation rates and the construction of pipeline facilities. Gas producers also must obtain a removal permit or license from provincial authorities before natural gas may be removed from the province, and provincial authorities may regulate intra-provincial pipeline and gathering systems. In addition, a party importing natural gas into the United States first must obtain an import authorization from the U.S. Department of Energy.

ENVIRONMENTAL REGULATIONS

     The exploration for and development of geothermal resources and the construction and operation of power projects are subject to extensive federal, state and local laws and regulations adopted for the protection of the environment and to regulate land use. The laws and regulations applicable to the Company primarily involve the discharge of emissions into the water and air and the use of water, but can also include wetlands preservation, endangered species, waste disposal and noise regulations. These laws and regulations in many cases require a lengthy and complex process of obtaining licenses, permits and approvals from federal, state and local agencies.

     Noncompliance with environmental laws and regulations can result in the imposition of civil or criminal fines or penalties. In some instances, environmental laws also may impose clean-up or other remedial obligations in the event of a release of pollutants or contaminants into the environment. The following federal laws are among the more significant environmental laws as they apply to the Company. In most cases, analogous state laws also exist that may impose similar, and in some cases more stringent, requirements on the Company as those discussed below.

     Clean Air Act

     The Federal Clean Air Act of 1970 (the "Clean Air Act") provides for the regulation, largely through state implementation of federal requirements, of emissions of air pollutants from certain facilities and operations. As originally enacted, the Clean Air Act sets guidelines for emissions standards for major pollutants (i.e., sulfur dioxide and nitrogen oxide) from newly built sources. In late 1990, Congress passed the Clean Air Act Amendments (the "1990 Amendments"). The 1990 Amendments attempt to reduce emissions from existing sources, particularly previously exempted older power plants. The Company believes that all of the Company's operating plants are in compliance with federal performance standards mandated for such plants under the Clean Air Act and the 1990 Amendments. With respect to its Aidlin geothermal plant and one of its steam field pipelines, the Company's operations have, in certain instances, necessitated variances under applicable California air pollution control laws. However, the Company believes that it is in material compliance with such laws with respect to such facilities.

     Clean Water Act

     The Federal Clean Water Act (the "Clean Water Act") establishes rules regulating the discharge of pollutants into waters of the United States. The Company is required to obtain a wastewater and storm water discharge permit for wastewater and runoff, respectively, from certain of the Company's facilities. The Company believes that, with respect to its geothermal operations, it is exempt from newly-promulgated federal storm water requirements. The Company believes that it is in material compliance with applicable discharge requirements under the Clean Water Act.

     Resource Conservation and Recovery Act

     The Resource Conservation and Recovery Act ("RCRA") regulates the generation, treatment, storage, handling, transportation and disposal of solid and hazardous waste. The Company believes that it is exempt from solid waste requirements under RCRA. However, particularly with respect to its solid waste disposal practices at the power generation facilities and steam fields located at The Geysers, the Company is subject to certain solid waste requirements under applicable California laws. The Company believes that its operations are in material compliance with such laws.

     Comprehensive Environmental Response, Compensation, and Liability Act

     The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA" or "Superfund"), requires cleanup of sites from which there has been a release or threatened release of hazardous substances and authorizes the United States Environmental Protection Agency ("EPA") to take any necessary response action at Superfund sites, including ordering potentially responsible parties ("PRPs") liable for the release to take or pay for such actions. PRPs are broadly defined under CERCLA to include past and present owners and operators of, as well as generators of wastes sent to, a site. As of the present time, the Company is not subject to liability for any Superfund matters. However, the Company generates certain wastes, including hazardous wastes, and sends certain of its wastes to third-party waste disposal sites. As a result, there can be no assurance that the Company will not incur liability under CERCLA in the future.

COMPETITION

     The Company competes with independent power producers, including affiliates of utilities, in obtaining long-term agreements to sell electric power to utilities. In addition, utilities may elect to expand or create generating capacity through their own direct investments in new plants. Over the past decade, obtaining a power sales agreement with a utility has become an increasingly more difficult, expensive and competitive process. In the past few years, more contracts have been awarded through some form of competitive bidding. Increased competition also has lowered profit margins of successful projects. There also is increasing competition between electric utilities, particularly in California where the CPUC and the California legislature have launched an initiative designed to give all electric consumers the ability to choose between competing suppliers of electricity. The Company believes that the power marketing business represents an opportunity to take advantage of growing competition in the electric power industry. The Company also believes that the power marketing business will be highly competitive.

EMPLOYEES

     As of October 31, 1997, the Company employed 340 people. None of the Company's employees are covered by collective bargaining agreements, and the Company has never experienced a work stoppage, strike or labor dispute. The Company considers relations with its employees to be good.

PROPERTIES

     The Company's principal executive office is located in San Jose, California under a lease that expires in June 2001.

     The Company, through its ownership of CGC and Thermal Power Company, has leasehold interests in 109 leases comprising 27,263 acres of federal, state and private geothermal resource lands in The Geysers area in northern California. These leases comprise its West Ford Flat Power Plant, Bear Canyon Power Plant, PG&E Unit 13 and Unit 16 Steam Fields, SMUDGEO #1 Steam Fields and Thermal Power Company's 25% undivided interest in the Thermal Power Company Steam Fields which are operated by Union Oil. In the Glass Mountain and Medicine Lake areas in northern California, the Company holds leasehold interests in 18 leases comprising approximately 25,028 acres of federal geothermal resource lands.

     In general, under the leases, the Company has the exclusive right to drill for, produce and sell geothermal resources from these properties and the right to use the surface for all related purposes. Each lease requires the payment of annual rent until commercial quantities of geothermal resources are established. After such time, the leases require the payment of minimum advance royalties or other payments until production commences, at which time production royalties are payable. Such royalties and other payments are payable to landowners, state and federal agencies and others, and vary widely as to the particular lease. The leases are generally for initial terms varying from 10 to 20 years or for so long as geothermal resources are produced and sold. Certain of the leases contain drilling or other exploratory work requirements. In certain cases, if a requirement is not fulfilled, the lease may be terminated and in other cases additional payments may be required. The Company believes that its leases are valid and that it has complied with all the requirements and conditions material to their continued effectiveness. A number of the Company's leases for undeveloped properties may expire in any given year. Before leases expire, the Company performs geological evaluations in an effort to determine the resource potential of the underlying properties. No assurance can be given that the Company will decide to renew any expiring leases.

     The Company, through its ownership of the Greenleaf 1 Power Plant, owns 77 acres in Sutter County, California.

     The Company owns the Montis Niger Gas Fields, which includes 112 leases covering approximately 25,600 gross acres and 23,800 net acres.

     See "-- Description of Facilities" for a description of the other material leased or owned properties in which the Company has an interest. The Company believes that its properties are adequate for its current operations.

LEGAL PROCEEDINGS

     The Company is involved in various claims and legal actions arising out of the normal course of business. The Company does not expect that the outcome of these cases will have a material adverse effect on the Company's financial position or results of operations.

                                   MANAGEMENT

EXECUTIVE OFFICERS, DIRECTORS AND KEY EMPLOYEES

     The following table sets forth certain information with respect to each person who is a director or executive officer of the Company.

                     NAME                AGE                      POSITION
        -------------------------------  ---     -------------------------------------------
        Peter Cartwright...............  67      Chairman of the Board, President, Chief
                                                 Executive Officer and Director
        Ann B. Curtis..................  46      Senior Vice President, Chief Financial
                                                 Officer, Corporate Secretary and Director
        Jeffrey E. Garten..............  50      Director
        Susan C. Schwab................  42      Director
        George J. Stathakis............  67      Director
        John O. Wilson.................  59      Director
        V. Orville Wright..............  76      Director
        Lynn A. Kerby..................  59      Senior Vice President
        Robert D. Kelly................  40      Vice President
        Gloria S. Gee..................  47      Controller and Chief Accounting Officer

     Set forth below is certain information with respect to each director and executive officer of the Company.

     Peter Cartwright founded the Company in 1984 and has served as a Director and as the Company's President and Chief Executive Officer since inception. Mr. Cartwright became Chairman of the Board of Directors of the Company in September 1996. From 1979 to 1984, Mr. Cartwright was Vice President and General Manager of the Western Regional Office of Gibbs & Hill, Inc. ("Gibbs & Hill"), an architect-engineering firm that specialized in power engineering projects. From 1960 to 1979, Mr. Cartwright worked for General Electric's Nuclear Energy Division. His responsibilities included plant construction, project management and new business development. He served on the Board of Directors of nuclear fuel manufacturing companies in Germany, Italy and Japan. Mr. Cartwright was responsible for General Electric's technology development and licensing programs in Europe and Japan. Mr. Cartwright obtained a Master of Science Degree in Civil Engineering from Columbia University in 1953 and a Bachelor of Science Degree in Geological Engineering from Princeton University in 1952.

     Ann B. Curtis has served as Senior Vice President of the Company since September 1992 and has been employed by the Company since its inception in 1984. Ms. Curtis became a Director of the Company in September 1996. She is responsible for the Company's financial and administrative functions, including the functions of general counsel, corporate and project finance, accounting, human resources, public relations and investor relations. Ms. Curtis also serves as Chief Financial Officer and Corporate Secretary for the Company. From the Company's inception in 1984 through 1992, she served as the Company's Vice President for Management and Financial Services. Prior to joining Calpine, Ms. Curtis was Manager of Administration for the Western Regional Office of Gibbs & Hill.

     Jeffrey E. Garten became a Director of the Company in January 1997. Mr. Garten has served as Dean of the Yale School of Management and William S. Beinecke Professor in the Practice of International Trade and Finance since November 1995. Mr. Garten served as Undersecretary of Commerce of International Trade in the United States Department of Commerce from November 1993 to October 1995. From October 1990 to October 1992, Mr. Garten managed the merger and acquisition and Japan business for The Blackstone Group, an investment banking firm. Prior thereto, Mr. Garten founded and managed The Eliot Group, a small investment bank, from November 1987 to October 1990, and served as managing director of Lehman Brothers from January 1979 to November 1987.

     Susan C. Schwab became a Director of the Company in January 1997. Ms. Schwab has served as Dean of the School of Public Affairs at the University of Maryland since August 1995. Ms. Schwab served as Director, Corporate Business Development at Motorola, Inc. from July 1993 to August 1995. She also served as

Assistant Secretary of Commerce for the U.S. and Foreign Commercial Service from March 1989 to May 1993.

     George J. Stathakis became a Director of the Company on September 19, 1996 and has served as a Senior Advisor to the Company since December 1994. Mr. Stathakis has been providing financial, business and management advisory services to numerous international investment banks since 1985. He also served as Chairman of the Board and Chief Executive Officer of Ramtron International Corporation, an advanced technology semiconductor company, from 1990 to 1994. From 1986 to 1989, he served as Chairman of the Board and Chief Executive Officer of International Capital Corporation, a subsidiary of American Express. Prior to 1986, Mr. Stathakis served thirty-two years with General Electric Corporation in various management and executive positions. During his service with General Electric Corporation, Mr. Stathakis founded the General Electric Trading Company and was appointed its first President and Chief Executive.

     V. Orville Wright became a Director of the Company in January 1997. Mr. Wright served in various positions with MCI Communications Corp., including Vice Chairman and Co-Chief Executive Officer from 1988 to 1991, Vice Chairman and Chief Executive Officer from 1985 to 1987, and President and Chief Operating Officer from 1975 to 1985. Prior to 1975, Mr. Wright served in senior positions at Xerox Corp. from 1973 to 1975, at Amdahl Corporation from 1971 to 1973, at RCA from 1969 to 1971, and at IBM from 1949 to 1969.

     Lynn A. Kerby joined the Company in January 1991 and served as Vice President of Operations through January 1993, at which time he became a Senior Vice President for the Company. Prior to joining the Company, Mr. Kerby served as Senior Vice President-Operations of Guy F. Atkinson Company ("Guy F. Atkinson"), an engineering and construction company, from 1989 to 1990, and served in various other positions within Guy F. Atkinson since 1961. Mr. Kerby served on Calpine's Board of Directors from 1984 to 1988 as a Guy F. Atkinson representative. He obtained a Bachelor of Science Degree in Civil Engineering from the University of Idaho in 1961. Mr. Kerby holds a Class A Contractors License in the states of California, Arizona and Hawaii.

     Robert D. Kelly has served as the Company's Vice President, Finance since April 1994. Mr. Kelly's responsibilities include all project and corporate finance activities. From 1992 to 1994, Mr. Kelly served as Director-Project Finance for the Company, and from 1991 to 1992, he served as Project Finance Manager. Prior to joining the Company, he was the Marketing Manager of Westinghouse Credit Corporation from 1990 to 1991. From 1989 to 1990, Mr. Kelly was Vice President of Lloyds Bank PLC. From 1982 to 1989, Mr. Kelly was employed in various positions with The Bank of Nova Scotia. He obtained a Master of Business Administration Degree from Dalhousie University, Canada in 1980 and a Bachelor of Commerce Degree from Memorial University, Canada, in 1979.

     Gloria S. Gee has been the Company's Controller and Chief Accounting Officer since October 1994. Prior to joining the Company, Ms. Gee served as Chief Financial Officer and co-founder of G&E Engineering Systems, Inc., an engineering consulting firm, from 1993 to 1994. Ms. Gee's prior experience includes over 20 years with Pacific Gas & Electric Company, where she most recently served as Controller from 1989 to 1993. Ms. Gee obtained a Master of Business Administration Degree from the University of California at Berkeley in 1985 and a Bachelor of Science Degree in Accounting also from the University of California at Berkeley in 1972.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information known to the Company regarding beneficial ownership of the Company's Common Stock as of October 31, 1997 by (i) each person known by the Company to be the beneficial owner of more than five percent of the outstanding shares of the Company's Common Stock, (ii) each director of the Company, (iii) certain executive officers of the Company and (iv) all officers and directors of the Company as a group.

                                                          NUMBER OF SHARES         PERCENTAGE OF SHARES
         NAME AND ADDRESS OF BENEFICIAL OWNER           BENEFICIALLY OWNED(1)     BENEFICIALLY OWNED(1)
------------------------------------------------------  ---------------------     ----------------------
J. & W. Seligman & Co. Incorporated(2)................        1,839,330                     9.2%
  100 Park Avenue
  New York, NY 10017
Public Employees Retirement System of Ohio............        1,800,000                     9.0%
  277 East Town Street
  Columbus, OH 43215
Wellington Management Company, LLP(3).................        1,594,700                     8.0%
  75 State Street
  Boston, MA 02109
The Hartford Investment Management Company(4).........        1,560,000                     7.8%
  200 Hopmeadow Street
  Simsbury, CT 06070
Mellon Bank Corporation(5)............................        1,192,000                     6.0%
  One Mellon Bank Center
  Pittsburgh, PA 15258
State Street Research & Management Company(6).........        1,124,300                     5.6%
  One Financial Center, 30th Floor
  Boston, MA 02111-2690
Gardner Lewis Asset Management(7).....................        1,066,900                     5.3%
  285 Wilmington-West Chester Pike
  Chadds Ford, PA 19317
Peter Cartwright(8)...................................          765,953                     3.7%
Ann B. Curtis(8)......................................          200,009                     1.0%
Lynn A. Kerby(8)......................................          108,195                       *
Robert D. Kelly(8)....................................           75,792                       *
Gloria S. Gee(8)......................................            3,995                       *
Jeffrey E. Garten(8)..................................           11,500                       *
Susan C. Schwab(8)....................................           11,500                       *
George J. Stathakis(8)................................           20,099                       *
John O. Wilson(8).....................................           11,500                       *
V. Orville Wright(8)..................................           11,500                       *
All executive officers and directors as a group
  (10 persons)(8).....................................        1,220,043                     5.7%

---------------

 *  Less than one percent

(1) This table is based in part upon information supplied by Schedules 13G filed by principal stockholders with the Securities and Exchange Commission (the "Commission"). Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days after a specified date, are deemed outstanding for computing the percentage of the person holding such options but are not deemed outstanding for computing the percentage of any other person. Except as indicated by footnote, and subject to community property laws where applicable, the persons named in the table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them. The number of shares of Common Stock outstanding as of October 31, 1997 was 20,028,563.

(2) According to the Schedule 13G filed with the Commission, J. & W. Seligman & Co. Incorporated possesses sole voting power over 1,590,600 shares and sole investment power over 1,839,330 shares.

(3) According to the Schedule 13G filed with the Commission, Wellington Management Company, LLP possesses shared voting power over 1,586,900 shares and shared investment power over 1,594,700 shares.

(4) According to the Schedule 13G filed with the Commission, The Hartford Investment Management Company possesses shared voting and investment power over 1,550,000 shares with Hartford Capital Appreciation Fund, Inc. and shared voting and investment power over 10,000 shares with ITT Hartford Capital Appreciation Fund.

(5) According to the Schedule 13G filed with the Commission, Mellon Bank Corporation, Mellon Bank, N.A. and The Dreyfus Corporation beneficially own all or a portion of the shares reflected in the table. As indicated in such
    Schedule 13G, (i) Mellon Bank Corporation possesses sole voting power over 1,192,000 shares, sole investment power over 8,000 shares and shared investment power over 1,184,000 shares, (ii) Mellon Bank, N.A. possesses sole voting power over 996,000 shares, sole investment power over 8,000 shares and shared investment power over 988,000 shares, and (iii) The Dreyfus Corporation possesses sole voting power and shared investment power over 988,000 shares.

(6) According to the Schedule 13G filed with the Commission, State Street Research & Management Company is a wholly owned subsidiary of Metropolitan Life Insurance Company.

(7) According to the Schedule 13G filed with the Commission, Gardner Lewis Asset Management possesses sole voting power over 935,200 shares and shared voting power over 18,000 shares.

(8) Represents shares of the Company's Common Stock owned or issuable upon exercise of options that are exercisable as of October 31, 1997 or will become exercisable within 60 days thereafter.

                            DESCRIPTION OF NEW NOTES

GENERAL

     The New Notes will be issued under an Indenture (the "Indenture") dated as of July 8, 1997, among the Company and The Bank of New York, as trustee (the "Trustee"), in exchange for the Old Notes. No New Notes are currently outstanding. The terms of the New Notes will include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The New Notes will be subject to all such terms, and holders of Senior Notes are referred to the Indenture and the Trust Indenture Act for a statement of such terms. A copy of the proposed form of the Indenture is available upon request made to the Company.

     The following summary of certain provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of the Indenture, including the definitions of certain terms therein.

     The Company has no sinking fund or mandatory redemption obligations with respect to the Senior Notes.

     The Company is subject to the informational reporting requirements of Sections 13 and 15(d) under the Exchange Act and, in accordance therewith, will file certain reports and other information with the Commission. See "Additional Information." In addition, if Sections 13 and 15(d) cease to apply to the Company, the Company will covenant in the Indenture to file such reports and information with the Trustee and the Commission, and mail such reports and information to holders of the Senior Notes at their registered addresses, for so long as any Senior Notes remain outstanding.

     The Company conducts substantially all of its operations through its subsidiaries. Creditors of its subsidiaries, including trade creditors, would have a claim on the subsidiaries' assets that would be prior to the claims of the holders of the Senior Notes. See "Risk Factors -- Risks Related to Holding Company Structure."

TERMS OF THE SENIOR NOTES

     The Old Notes were issued under the Indenture. The Senior Notes will mature on July 15, 2007. The Senior Notes are limited to $275,000,000 in aggregate principal amount and are issued in fully registered form in denominations of $1,000 and any amount which is an integral amount multiple of $1,000 in excess thereof.

     Interest at the annual rate of 8 3/4% is payable semi-annually on January 15 and July 15 of each year while the Senior Notes are outstanding, commencing on January 15, 1998 (each, an "Interest Payment Date"), to holders of record at the close of business on the preceding January 1 and July 1, respectively, and unless other arrangements are made, will be paid by check mailed to such holders at their registered addresses, as shown on the Senior Note register. Interest will be computed on the basis of a 360-day year of twelve months of 30 days each. Interest began to accrue on July 8, 1997. The interest rate on the Senior Notes will be permanently increased by one-half of one percent per annum if the Exchange Offer is not consummated, or a registration statement with respect to the resale of the Senior Notes is not declared effective, by January 4, 1998. See "-- Registration Rights."

     Payments of principal of, and premium (if any) on the Senior Notes will be made against presentation of the Senior Notes at or after the due date for such payments, at an office maintained by the Trustee for such purpose at The Bank of New York, 101 Barclay Street, New York, New York 10286, and the Senior Notes may be presented for registration of transfer and exchange without service charge, at such office during normal business hours on any day on which banks in the Borough of Manhattan, in the City of New York, are open for business.

OPTIONAL REDEMPTION

     Except as set forth in the following paragraph, the Company may not redeem the Senior Notes prior to July 15, 2002. On and after such date, the Company may redeem the Senior Notes at any time as a whole, or from time to time in part, at the following redemption prices (expressed in percentages of principal amount), plus accrued interest to the redemption date, if redeemed during the 12-month period beginning July 15,

                                                                   REDEMPTION
                                      YEAR                           PRICE
                -------------------------------------------------  ----------
                2002.............................................   104.3750%
                2003.............................................   102.1875%
                2004 and thereafter..............................   100.0000%

The Company may redeem up to $96.25 million principal amount of Senior Notes with the proceeds of one or more Public Equity Offerings, at any time as a whole or from time to time in part, at a redemption price (expressed as a percentage of principal amount), plus accrued interest to the redemption date, of 108.75% if redeemed at any time prior to July 15, 2000 if at least $178.75 million principal amount of Senior Notes remain outstanding after each such redemption.

SELECTION FOR REDEMPTION

     In the case of any partial redemption, selection of the Senior Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method that complies with applicable legal and securities exchange requirements, if any, and that the Trustee in its sole discretion shall deem to be fair and appropriate; provided, however, that no Senior Note of $1,000 in original principal amount or less shall be redeemed in part. If any Senior Note is to be redeemed in part only, the notice of redemption relating to such Senior Note shall state the portion of the principal amount thereof to be redeemed. A Senior Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Senior Note.

RANKING

     The Indebtedness evidenced by the Senior Notes constitutes Senior Indebtedness of the Company and will rank pari passu in right of payment with all existing and future Senior Indebtedness of the Company, including, without limitation, all obligations under the Bank Credit Agreement (as defined herein), the Working Capital Credit Agreement (as defined herein), the 9 1/4% Senior Notes, and the 10 1/2% Senior Notes. At September 30, 1997, on a pro forma basis after giving effect to the sale of the Old Notes and the application of the net proceeds therefrom, the Company would have had outstanding approximately $560.0 million of Senior Indebtedness. The Company conducts substantially all of its operations through its subsidiaries. Creditors of its subsidiaries, including trade creditors, would have a claim on the subsidiaries' assets that would be prior to the claims of the holders of the Notes. At September 30, 1997, on a pro forma basis, after giving effect to the sale of the Old Notes and the application of the net proceeds therefrom, the Company's subsidiaries would have had $309.5 million of outstanding indebtedness. See "Risk Factors -- Risks Related to Holding Company Structure."

CERTAIN DEFINITIONS

     Set forth below is a summary of certain defined terms used in the Indentures.

     "Acquired Indebtedness" means Indebtedness of a Person existing at the time at which such Person became a Subsidiary and not incurred in connection with, or in contemplation of, such Person becoming a Subsidiary. Acquired Indebtedness shall be deemed to be Incurred on the date the acquired Person becomes a Subsidiary.

     "Additional Assets" means (i) any property or assets related to the Line of Business which will be owned and used by the Company or a Restricted Subsidiary;
(ii) the Capital Stock of a Person that becomes a Restricted Subsidiary as a result of the acquisition of such Capital Stock by the Company or another

Restricted Subsidiary or (iii) Capital Stock constituting a minority interest in any Person that at such time is a Restricted Subsidiary.

     "Affiliate" of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing. For purposes of the provisions described under "-- Covenants -- Transactions with Affiliates" and "-- Sales of Assets" only, "Affiliate" shall also mean any beneficial owner of 5% or more of the total Voting Shares (on a Fully Diluted Basis) of the Company or of rights or warrants to purchase such stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof. For purposes of the provision described under "-- Covenants -- Limitation on Restricted Payments" only, "Affiliate" shall also mean any Person of which the Company owns 5% or more of any class of Capital Stock or rights to acquire 5% or more or any class of Capital Stock and any Person who would be an Affiliate of any such Person pursuant to the first sentence hereof.

     "Asset Sale" means any sale, transfer or other disposition (including by way of merger, consolidation or sale leaseback transactions, but excluding (except as provided for in the provisions described in the last paragraph under "-- Covenants -- Sales of Assets") those permitted by the provisions described under "-- Covenants -- Merger and Consolidation" and "-- Covenants -- Limitation on Sale/Leaseback Transactions") in one or a series of transactions by the Company or any Restricted Subsidiary to any Person other than the Company or any Wholly Owned Subsidiary, of (i) all or any of the Capital Stock of the Company or any Restricted Subsidiary, (ii) all or substantially all of the assets of any operating unit, Facility, division or line of business of the Company or any Restricted Subsidiary or (iii) any other property or assets or rights to acquire property or assets of the Company or any Restricted Subsidiary outside of the ordinary course of business of the Company or such Restricted Subsidiary.

     "Attributable Debt" in respect of a Sale/Leaseback Transaction means, as at the time of determination, the present value (discounted at the interest rate borne by the Senior Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale/Leaseback Transaction (including any period for which such lease has been extended).

     "Average Life" means, as of the date of determination, with respect to any Indebtedness or Preferred Stock, the quotient obtained by dividing (i) the sum of the products of (A) the numbers of years from the date of determination to the dates of each successive scheduled principal payment of such Indebtedness or scheduled redemption or similar payment with respect to such Indebtedness or Preferred Stock multiplied by (B) the amount of such payment by (ii) the sum of all such payments.

     "Bank Credit Agreement" means the Credit Agreement dated September 25, 1996, between the Company and The Bank of Nova Scotia, as amended, refinanced, replaced, renewed or extended from time to time.

     "Board of Directors" means the Board of Directors of the Company or any authorized committee thereof.

     "Business Day" means each day which is not a Legal Holiday.

     "Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation or any and all equivalent ownership interests in a Person (other than a corporation).

     "Capitalized Lease" means, as applied to any Person, any lease of any property (whether real, personal or mixed) of which the discounted present value of the rental obligations of such Person as lessee, in conformity with GAAP, is required to be capitalized on the balance sheet of such Person; the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty; and "Capitalized Lease Obligations" means the rental obligations, as aforesaid, under such lease.

     "Change of Control" means the occurrence of any of the following events:
(i) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than an underwriter engaged in a firm commitment underwriting on behalf of the Company, is or becomes the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (i) a person shall be deemed to have beneficial ownership of all shares that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 40% of the total Voting Shares of the Company; (ii) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election by the Board of Directors or whose nomination for election by the stockholders was approved by a vote of 66 2/3% of the directors of the Company then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; (iii) all or substantially all of the Company's and its Restricted Subsidiaries' assets are sold, leased, exchanged or otherwise transferred to any Person or group of Persons acting in concert; or (iv) the Company is liquidated or dissolved or adopts a plan of liquidation.

     "Change of Control Triggering Event" means (A) if a Rating Agency maintains a rating of the Senior Notes at the time a Change of Control occurs, the occurrence of a Change of Control and the occurrence of a Rating Decline or (B) if no Rating Agency maintains a rating of the Notes at the time a Change of Control occurs, the occurrence of a Change of Control.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Company" means the party named as such in the Indenture until a successor replaces it pursuant to the terms and conditions of the Indenture and thereafter means the successor.

     "Consolidated Coverage Ratio" as of any date of determination means the ratio of (i) the aggregate amount of EBITDA for the period of the most recent four consecutive fiscal quarters to (ii) the Consolidated Interest Expense (excluding interest capitalized in connection with the construction of a new Facility which interest is capitalized during the construction of such Facility) for such four fiscal quarters; provided, however, that if the Company or any Restricted Subsidiary has Incurred any Indebtedness since the beginning of such period that remains outstanding or if the transaction giving rise to the need to calculate the Consolidated Coverage Ratio is an Incurrence of Indebtedness, or both, both EBITDA and Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to (x) such new Indebtedness as if such Indebtedness had been Incurred on the first day of such period and
(y) the repayment, redemption, repurchase, defeasance or discharge of any Indebtedness repaid, redeemed, repurchased, defeased or discharged with the proceeds of such new Indebtedness as if such repayment, redemption, repurchase, defeasance or discharge had been made on the first day of such period; provided, further, that if within the period during which EBITDA or Consolidated Interest Expense is measured, the Company or any of its Restricted Subsidiaries shall have made any Asset Sales, (x) the EBITDA for such period shall be reduced by an amount equal to the EBITDA (if positive) directly attributable to the assets or Capital Stock which are the subject of such Asset Sales for such period, or increased by an amount equal to the EBITDA (if negative), directly attributable thereto for such period and (y) the Consolidated Interest Expense for such period shall be reduced by an amount equal to the Consolidated Interest Expense directly attributable to any Indebtedness for which neither Company nor any Restricted Subsidiary shall continue to be liable as a result of any such Asset Sale or repaid, redeemed, defeased, discharged or otherwise retired in connection with or with the proceeds of the assets or Capital Stock which are the subject of such Asset Sales for such period; and provided, further, that if the Company or any Restricted Subsidiary shall have made any acquisition of assets or Capital Stock (occurring by merger or otherwise) since the beginning of such period (including any acquisition of assets or Capital Stock occurring in connection with a transaction causing a calculation to be made hereunder) the EBITDA and Consolidated Interest Expense for such period shall be calculated, after giving pro forma effect thereto (and without regard to clause (iv) of the proviso to the definition of "Consolidated Net Income"), as if such acquisition of assets or Capital Stock took place on the first day of such period. For all purposes of this definition, if the date of determination occurs prior to the completion of the first four full fiscal quarters following the Issue Date, then "EBITDA" and "Consolidated Interest Expense" shall be calculated after giving effect on a pro forma basis to the Offering as if the Offering occurred on the first day of the four full fiscal quarters that were completed preceding such date of determination.

     "Consolidated Current Liabilities," as of the date of determination, means the aggregate amount of liabilities of the Company and its Consolidated Restricted Subsidiaries which may properly be classified as current liabilities (including taxes accrued as estimated), after eliminating (i) all inter-company items between the Company and any Consolidated Subsidiary and (ii) all current maturities of long-term Indebtedness, all as determined in accordance with GAAP.

     "Consolidated Income Tax Expense" means, for any period, as applied to the Company, the provision for local, state, federal or foreign income taxes on a Consolidated basis for such period determined in accordance with GAAP.

     "Consolidated Interest Expense" means, for any period, as applied to the Company, the sum of (a) the total interest expense of the Company and its Consolidated Restricted Subsidiaries for such period as determined in accordance with GAAP, including, without limitation, (i) amortization of debt issuance costs or of original issue discount on any Indebtedness and the interest portion of any deferred payment obligation, calculated in accordance with the effective interest method of accounting, (ii) accrued interest, (iii) noncash interest payments, (iv) commissions, discounts and other fees and charges owed with respect to letters of credit and bankers' acceptance financing, (v) interest actually paid by the Company or any such Subsidiary under any guarantee of Indebtedness or other obligation of any other Person and (vi) net costs associated with Interest Rate Agreements (including amortization of discounts) and Currency Agreements, plus (b) all but the principal component of rentals in respect of Capitalized Lease Obligations paid, accrued, or scheduled to be paid or accrued by the Company or its Consolidated Restricted Subsidiaries, plus (c) one-third of all Operating Lease Obligations paid, accrued and/or scheduled to be paid by the Company and its Consolidated Restricted Subsidiaries, plus (d) capitalized interest, plus (e) dividends paid in respect of Preferred Stock of the Company or any Restricted Subsidiary held by Persons other than the Company or a Wholly Owned Subsidiary, plus (f) cash contributions to any employee stock ownership plan to the extent such contributions are used by such employee stock ownership plan to pay interest or fees to any person (other than the Company or a Restricted Subsidiary) in connection with loans incurred by such employee stock ownership plan to purchase Capital Stock of the Company.

     "Consolidated Net Income (Loss)" means, for any period, as applied to the Company, the Consolidated net income (loss) of the Company and its Consolidated Restricted Subsidiaries for such period, determined in accordance with GAAP, adjusted by excluding (without duplication), to the extent included in such net income (loss), the following: (i) all extraordinary gains or losses; (ii) any net income of any Person if such Person is not a Domestic Subsidiary, except that (A) the Company's equity in the net income of any such Person for such period shall be included in Consolidated Net Income (Loss) up to the aggregate amount of cash actually distributed by such Person during such period to the Company or a Restricted Subsidiary as a dividend or other distribution and (B) the equity of the Company or a Restricted Subsidiary in a net loss of any such Person for such period shall be included in determining Consolidated Net Income
(Loss); (iii) the net income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by such Restricted Subsidiary of such income is not at the time thereof permitted, directly or indirectly, by operation of the terms of its charter or bylaws or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Restricted Subsidiary or its stockholders; (iv) any net income (or loss) of any Person combined with the Company or any of its Restricted Subsidiaries on a "pooling of interests" basis attributable to any period prior to the date of such combination; (v) any gain (but not loss) realized upon the sale or other disposition of any property, plant or equipment of the Company or its Restricted Subsidiaries (including pursuant to any sale-and-leaseback arrangement) which is not sold or otherwise disposed of in the ordinary course of business and any gain (but not loss) realized upon the sale or other disposition by the Company or any Restricted Subsidiary of any Capital Stock of any Person, provided that losses shall be included on an after-tax basis; and (vi) the cumulative effect of a change in accounting principles; and further adjusted by subtracting from such net income the tax liability of any parent of the Company to the extent of payments made to such parent by the Company pursuant to any tax sharing agreement or other arrangement for such period.

     "Consolidated Net Tangible Assets" means, as of any date of determination, as applied to the Company, the total amount of assets (less accumulated depreciation or amortization, allowances for doubtful receivables, other applicable reserves and other properly deductible items) which would appear on a Consolidated balance sheet of the Company and its Consolidated Restricted Subsidiaries, determined on a Consolidated basis in accordance with GAAP, and after giving effect to purchase accounting and after deducting therefrom, to the extent otherwise included, the amounts of: (i) Consolidated Current Liabilities;
(ii) minority interests in Consolidated Subsidiaries held by Persons other than the Company or a Restricted Subsidiary; (iii) excess of cost over fair value of assets of businesses acquired, as determined in good faith by the Board of Directors; (iv) any revaluation or other write-up in value of assets subsequent to December 31, 1993 as a result of a change in the method of valuation in accordance with GAAP; (v) unamortized debt discount and expenses and other unamortized deferred charges, goodwill, patents, trademarks, service marks, trade names, copyrights, licenses, organization or developmental expenses and other intangible items; (vi) treasury stock; and (vii) any cash set apart and held in a sinking or other analogous fund established for the purpose of redemption or other retirement of Capital Stock to the extent such obligation is not reflected in Consolidated Current Liabilities.

     "Consolidated Net Worth" means, at any date of determination, as applied to the Company, stockholders' equity as set forth on the most recently available Consolidated balance sheet of the Company and its Consolidated Restricted Subsidiaries (which shall be as of a date no more than 60 days prior to the date of such computation), less any amounts attributable to Redeemable Stock or Exchangeable Stock, the cost of treasury stock and the principal amount of any promissory notes receivable from the sale of Capital Stock of the Company or any Subsidiary.

     "Consolidation" means, with respect to any Person, the consolidation of accounts of such Person and each of its subsidiaries if and to the extent the accounts of such Person and such subsidiaries are consolidated in accordance with GAAP. The term "Consolidated" shall have a correlative meaning.

     "Controlled Non-Subsidiary Investment" means any Investment of the type specified in clause (iv) of the first sentence under "-- Covenants -- Limitations on Restricted Payments" which is made by the Company or its Restricted Subsidiaries in an Affiliate other than a Subsidiary; provided that (i) at the time such Investment is made, no Default or Event of Default shall have occurred and be continuing (or would result therefrom); (ii) after giving effect to the Investment and to the Incurrence of any Indebtedness in connection therewith on a pro forma basis, the Consolidated Coverage Ratio is at least 1.75:1; (iii) after giving effect to the Investment, the aggregate Investment made by the Company and its Subsidiaries in Controlled Non-Subsidiary Investments does not exceed $100,000,000; (iv) the Person in which the Investment is made is engaged only in the business described under "-- Covenants -- Limitation on Changes in the Nature of Business" including Unrelated Businesses to the extent permitted under "-- Covenants -- Limitations on Changes in the Nature of the Business;" (v) the Company, directly or through its Restricted Subsidiaries is entitled to (A) in the case of an Investment in Capital Stock, receive dividends or other distributions on its Investment at the same time as or prior to, and on a basis pro rata with, any other holder or holders of Capital Stock of such Person and (B) in the case of an Investment other than in Capital Stock, receive interest thereon at a rate per annum not less than the rate on the Notes and, on the liquidation or dissolution of such Person, receive repayment of the principal thereof prior to the payment of any dividends or distributions on Capital Stock of such Person; (vi) the Company directly or through its Restricted Subsidiaries, either (x) controls, under an operating and management agreement or otherwise, the day to day management and operation of such Person and any Facility of the Person in which the Investment is made or (y) has significant influence over the management and operation of such Person and any Facility of such Person in all material respects (significant influence to include the right to control or veto any material act or decision) in connection with such management or operation; and (vii) any encumbrances or restrictions on the ability of the Person in which the Investment is made to make the payments, distributions, losses, advances or transfers referred to in clauses (i) through (iii) under "-- Covenants -- Limitations on Payment Restrictions Affecting Subsidiaries" in the written opinion of the President or Chief Financial Officer of the Company
(x) is required in order to obtain necessary financing, (y) is customary for such financings and (z) applies only to the assets of or revenues of the Person in whom the Investment is made.

     "Currency Agreement" means any foreign exchange contract, currency swap agreement or other similar agreement or arrangement designed to protect the Company or any Restricted Subsidiary against fluctuations in currency values to or under which the Company or any Restricted Subsidiary is a party or a beneficiary on the Issue Date or becomes a party or beneficiary thereafter.

     "Default" means any event which is, or after notice or passage of time or both would be, an Event of Default.

     "Defaulted Interest" means any interest on any Senior Note which is payable, but is not punctually paid or duly provided for on any Interest Payment Date.

     "Domestic Subsidiary" means a Restricted Subsidiary that is not a Foreign Subsidiary.

     "EBITDA" means, for any period, as applied to the Company, the sum of Consolidated Net Income (Loss) (but without giving effect to adjustments, accruals, deductions or entries resulting from purchase accounting, extraordinary losses or gains and any gains or losses from any Asset Sales), plus the following to the extent included in calculating Consolidated Net Income
(Loss): (a) Consolidated Income Tax Expense, (b) Consolidated Interest Expense,
(c) depreciation expense, (d) amortization expense and (e) all other non-cash items reducing Consolidated Net Income, less all non-cash items increasing Consolidated Net Income, in each case for such period; provided that, if the Company has any Subsidiary that is not a Wholly Owned Subsidiary, EBITDA shall be reduced (to the extent not otherwise reduced by GAAP) by an amount equal to
(A) the consolidated net income (loss) of such Subsidiary (to the extent included in Consolidated Net Income (Loss)) multiplied by (B) the quotient of
(1) the number of shares of outstanding common stock of such Subsidiary not owned on the last day of such period by the Company or any Wholly Owned Subsidiary of the Company divided by (2) the total number of shares of outstanding common stock of such Subsidiary on the last day of such period.

     "Exchangeable Stock" means any Capital Stock which by its terms is exchangeable or convertible at the option of any Person other than the Company into another security (other than Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock).

     "Facility" means a power generation facility or energy producing facility, including any related steam fields or gas reserves.

     "Foreign Asset Sale" means an Asset Sale in respect of the Capital Stock or assets of a Foreign Subsidiary or a Restricted Subsidiary of the type described in Section 936 of the Code to the extent that the proceeds of such Asset Sale are received by a Person subject in respect of such proceeds to the tax laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.

     "Foreign Subsidiary" means a Restricted Subsidiary that is incorporated in a jurisdiction other than the United States of America or a State thereof or the District of Columbia.

     "Fully Diluted Basis" means after giving effect to the exercise of any outstanding options, warrants or rights to purchase Voting Shares and the conversion or exchange of any securities convertible into or exchangeable for Voting Shares.

     "GAAP" means generally accepted accounting principles in the United States of America as in effect and, to the extent optional, adopted by the Company on the Issue Date, consistently applied, including, without limitation, those set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board.

     "Guarantee" means, as applied to any obligation, contingent or otherwise, of any Person, (i) a guarantee, direct or indirect, in any manner, of any part or all of such obligation (other than by endorsement of negotiable instruments for collection in the ordinary course of business) and (ii) an agreement, direct or indirect, contingent or otherwise, the practical effect of which is to insure in any way the payment or performance (or payment of damages in the event of nonperformance) of any part or all of such obligation, including the payment of amounts drawn down under letters of credit.

     "Holder" or "Securityholder" means the Person in whose name a Senior Note is registered on the Registrar's books.

     "Incur" means, as applied to any obligation, to create, incur, issue, assume, guarantee or in any other manner become liable with respect to, contingently or otherwise, such obligation, and "Incurred," "Incurrence" and "Incurring" shall each have a correlative meaning; provided, however, that any Indebtedness or Capital Stock of a Person existing at the time such Person becomes (after the Issue Date) a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary; and provided, further, that any amendment, modification or waiver of any provision of any document pursuant to which Indebtedness was previously Incurred shall not be deemed to be an Incurrence of Indebtedness as long as (i) such amendment, modification or waiver does not (A) increase the principal or premium thereof or interest rate thereon, (B) change to an earlier date the Stated Maturity thereof or the date of any scheduled or required principal payment thereon or the time or circumstances under which such Indebtedness may or shall be redeemed, (C) if such Indebtedness is contractually subordinated in right of payment to the Securities, modify or affect, in any manner adverse to the Holders, such subordination, (D) if the Company is the obligor thereon, provide that a Restricted Subsidiary shall be an obligor, (E) if such Indebtedness is Non-Recourse Debt, cause such Indebtedness to no longer constitute Non-Recourse Debt or (F) violate, or cause the Indebtedness to violate, the provisions described under "-- Covenants -- Limitation on Payment Restrictions Affecting Subsidiaries" and "-- Limitation on Liens" and (ii) such Indebtedness would, after giving effect to such amendment, modification or waiver as if it were an Incurrence, comply with clause (i) of the first proviso to the definition of "Refinancing Indebtedness."

     "Indebtedness" of any Person means, without duplication, (i) the principal of and premium (if any such premium is then due and owing) in respect of (A) indebtedness of such Person for money borrowed and (B) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable; (ii) all Capitalized Lease Obligations of such Person; (iii) all obligations of such Person Incurred as the deferred purchase price of property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement; (iv) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (i) through (iii) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the tenth Business Day following receipt by such Person of a demand for reimbursement following payment on the letter of credit); (v) Redeemable Stock of such Person and, in the case of any Subsidiary, any other Preferred Stock, in either case valued at, in the case of Redeemable Stock, the greater of its voluntary or involuntary maximum fixed repurchase price exclusive of accrued and unpaid dividends or, in the case of Preferred Stock that is not Redeemable Stock, its liquidation preference exclusive of accrued and unpaid dividends;
(vi) contractual obligations to repurchase goods sold or distributed; (vii) all obligations of such Person in respect of Interest Rate Agreements and Currency Agreements; (viii) all obligations of the type referred to in clauses (i) through (vii) of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any guarantee; and (ix) all obligations of the type referred to in clauses (i) through (viii) of other Persons secured by any Lien on any property or asset of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the value of such property or assets or the amount of the obligation so secured; provided, however, that Indebtedness shall not include trade accounts payable arising in the ordinary course of business. For purposes hereof, the "maximum fixed repurchase price" of any Redeemable Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Redeemable Stock as if such Redeemable Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the Indenture, and if such price is based upon, or measured by, the fair market value of such Redeemable Stock, such fair market value to be determined in good faith by the Board of Directors. The amount of Indebtedness of any Person at any date shall be, with respect to unconditional obligations, the outstanding balance at such date of all such obligations as described above and, with respect to any contingent obligations (other than pursuant to clause (vi) above, which shall be included to the extent reflected on the balance sheet of such Person in accordance with
GAAP) at such date, the maximum liability determined by such Person's board of directors, in good faith, as, in light of the facts and circumstances existing at the time, reasonably likely to be Incurred upon the occurrence of the contingency giving rise to such obligation.

     "Interest Payment Date" means the stated maturity of an installment of interest on the Senior Notes.

     "Interest Rate Agreement" means any interest rate protection agreement, interest rate future agreement, interest rate option agreement, interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedge agreement or other similar agreement or arrangement designed to protect against fluctuations in interest rates to or under which the Company or any of its Restricted Subsidiaries is a party or beneficiary on the Issue Date or becomes a party or beneficiary thereunder.

     "Investment" means, with respect to any Person, any direct or indirect advance, loan or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any other investment in any other Person, or any purchase or acquisition by such Person of any Capital Stock, bonds, notes, debentures or other securities or assets issued or owned by any other Person (whether by merger, consolidation, amalgamation, sale of assets or otherwise). For purposes of the definition of "Unrestricted Subsidiary" and the provisions set forth under "-- Covenants -- Limitation on Restricted Payments," (i) "Investment" shall include the portion (proportionate to the Company's equity interest in such Subsidiary) of the fair market value of the net assets of any Restricted Subsidiary at the time that such Restricted Subsidiary is designated an Unrestricted Subsidiary and shall exclude the fair market value of the net assets of any Unrestricted Subsidiary at the time that such Unrestricted Subsidiary is designated a Restricted Subsidiary and (ii) any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined by the Board of Directors in good faith. For purposes of determining the aggregate amount of Investments in Controlled Non-Subsidiary Investments, the amount of such Investments shall be reduced by an amount equal to the net payments of interest on Indebtedness, dividends, repayments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary from any Person in whom a Controlled Non-Subsidiary Investment has been made, not to exceed in the case of any Controlled Non-Subsidiary Investment the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person.

     "Investment Grade" means, with respect to the Senior Notes, a rating of Baa3 or higher by Moody's together with a rating of BBB- or higher by S&P, provided that neither of such entities shall have announced or informed the Company that it is reviewing the rating of the Senior Notes in light of downgrading the rating thereof.

     "Issue Date" means the date on which the Senior Notes are originally issued under the Indenture.

     "Lien" means any mortgage, lien, pledge, charge, or other security interest or encumbrance of any kind (including any conditional sale or other title retention agreement and any lease in the nature thereof).

     "Line of Business" means the ownership, acquisition, development, construction, improvement and operation of Facilities.

     "Moody's" means Moody's Investors Service, Inc. and its successors.

     "Net Available Cash" means, with respect to any Asset Sale, the cash or cash equivalent payments received by the Company or a Subsidiary in connection with such Asset Sale (including any cash received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as or when received and also including the proceeds of other property received when converted to cash or cash equivalents) net of the sum of, without duplication,
(i) all reasonable legal, title and recording tax expenses, reasonable commissions, and other reasonable fees and expenses incurred directly relating to such Asset Sale, (ii) all local, state, federal and foreign taxes required to be paid or accrued as a liability by the Company or any of its Restricted Subsidiaries as a consequence of such Asset Sale, (iii) payments made to repay Indebtedness which is secured by any assets subject to such Asset Sale in accordance with the terms of any

Lien upon or other security agreement of any kind with respect to such assets, or which must by its terms, or by applicable law, be repaid out of the proceeds from such Asset Sale and (iv) all distributions required by any contract entered into other than in contemplation of such Asset Sale to be paid to any holder of a minority equity interest in such Restricted Subsidiary as a result of such Asset Sale, so long as such distributions do not exceed such minority holder's pro rata portion (based on such minority holder's proportionate equity interest) of the cash or cash equivalent payments described above, net of the amounts set forth in clauses (i)-(iii) above.

     "Net Cash Proceeds" means, with respect to any issuance or sale of Capital Stock by any Person, the cash proceeds to such Person of such issuance or sale net of attorneys' fees, accountants' fees, underwriters' or placement agents' fees, discounts or commissions and brokerage, consultancy and other fees actually incurred by such Person in connection with such issuance or sale and net of taxes paid or payable by such Person as a result thereof.

     "Non-Convertible Capital Stock" means, with respect to any corporation, any Capital Stock of such corporation which is not convertible into another security other than non-convertible common stock of such corporation; provided, however, that Non-Convertible Capital Stock shall not include any Redeemable Stock or Exchangeable Stock.

     "Non-Recourse Debt" means Indebtedness of the Company or any Restricted Subsidiary that is Incurred to acquire, construct or develop a Facility provided that such Indebtedness is without recourse to the Company or any Restricted Subsidiary or to any assets of the Company or any such Restricted Subsidiary other than such Facility and the income from and proceeds of such Facility.

     "Offering" means the public offering and sale of the Senior Notes.

     "Officers' Certificate" means a certificate signed by two officers, one of whom must be the President, the Treasurer or a Vice President of the Company. Each Officers' Certificate (other than certificates provided pursuant to TIA
Section 314(a)(4)) shall include the statements provided for in TIA Section 314(e).

     "Operating Lease Obligations" means any obligation of the Company and its Restricted Subsidiaries on a Consolidated basis incurred or assumed under or in connection with any lease of real or personal property which, in accordance with GAAP, is not required to be classified and accounted for as a capital lease.

     "Opinion of Counsel" means a written opinion from legal counsel who is acceptable to the Trustee. The counsel, if so acceptable, may be an employee of or counsel to the Company or the Trustee. Each such Opinion of Counsel shall include the statements provided for in TIA Section 314(e).

     "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

     "Preferred Stock," as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of Capital Stock of any other class of such corporation.

     "Principal" of a Senior Note means the principal of the Senior Note plus, if applicable, the premium on the Senior Note.

     "Public Equity Offering" means an underwritten primary public offering of equity securities of the Company pursuant to an effective registration statement under the Securities Act.

     "PUHCA" means the Public Utility Holding Company Act of 1935, as amended.

     "PURPA" means the Public Utility Regulatory Policies Act of 1978, as amended.

     "Rating Agencies" is defined to mean S&P and Moody's.

     "Rating Category" is defined to mean (i) with respect to S&P, any of the following categories: AAA, AA, A, BBB, BB, B, CCC, CC, C and D (or equivalent successor categories) and (ii) with respect to Moody's, any of the following categories: Aaa, Aa, A, Baa, Ba, B, Caa, Ca, C and D (or equivalent successor categories). In determining whether the rating of the Notes has decreased by one or more gradations, gradations within Rating Categories (+ and - for S&P; 1, 2 and 3 for Moody's) shall be taken into account (e.g., with respect to S&P, a decline in a rating from BB+ to BB, as well as from BB- to B+, will constitute a decrease of one gradation).

     "Rating Decline" is defined to mean the occurrence of (i) or (ii) below on, or within 90 days after, the earliest of (A) the Company having become aware that a Change of Control has occurred, (B) the date of public notice of the occurrence of a Change of Control or (C) the date of public notice of the intention by the Company to approve, recommend or enter into, any transaction which, if consummated, would result in a Change of Control (which period shall be extended so long as the rating of the Senior Notes is under publicly announced consideration or possible downgrade by either of the Rating Agencies),
(i) a decrease of the rating of the Senior Notes by either Rating Agency by one or more rating gradations or (ii) the Company shall fail to promptly advise the Rating Agencies, in writing, of such occurrence or any subsequent material developments or shall fail to use its best efforts to obtain, from at least one Rating Agency, a written, publicly announced affirmation of its rating of the Senior Notes, stating that it is not downgrading, and is not considering downgrading, the Senior Notes.

     "Redeemable Stock" means any class or series of Capital Stock of any Person that (a) by its terms, by the terms of any security into which it is convertible or exchangeable or otherwise is, or upon the happening of an event or passage of time would be, required to be redeemed (in whole or in part) on or prior to the first anniversary of the Stated Maturity of the Senior Notes, (b) is redeemable at the option of the holder thereof at any time on or prior to the first anniversary of the Stated Maturity of the Senior Notes (other than on a Change of Control or Asset Sale, provided that such Change of Control or Asset Sale shall not yet have occurred) or (c) is convertible into or exchangeable for Capital Stock referred to in clause (a) or clause (b) above or debt securities at any time prior to the first anniversary of the Stated Maturity of the Senior Notes.

     "Refinancing Indebtedness" means Indebtedness that refunds, refinances, replaces, renews, repays or extends (including pursuant to any defeasance or discharge mechanism) (collectively, "refinances," and "refinanced" shall have a correlative meaning) any Indebtedness of the Company or a Restricted Subsidiary existing on the Issue Date or Incurred in compliance with the Indenture (including Indebtedness of the Company that refinances Indebtedness of any Restricted Subsidiary and Indebtedness of any Restricted Subsidiary that refinances Indebtedness of another Restricted Subsidiary) including Indebtedness that refinances Refinancing Indebtedness; provided, however, that (i) if the Indebtedness being refinanced is contractually subordinated in right of payment to the Senior Notes, the Refinancing Indebtedness shall be contractually subordinated in right of payment to the Senior Notes to at least the same extent as the Indebtedness being refinanced, (ii) if the Indebtedness being refinanced is Non-Recourse Debt, such Refinancing Indebtedness shall be Non-Recourse Debt,
(iii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refinanced or (b) after the Stated Maturity of the Notes, (iv) the Refinancing Indebtedness has an Average Life at the time such Refinancing Indebtedness is Incurred that is equal to or greater than the Average Life of the Indebtedness being refinanced and (v) such Refinancing Indebtedness is in an aggregate principal amount (or if issued with original issue discount, an aggregate issue price) that is equal to or less than the aggregate principal amount (or if issued with original issue discount, the aggregate accreted value) then outstanding (plus fees and expenses, including any premium, swap breakage and defeasance costs) under the Indebtedness being refinanced; and provided, further, that Refinancing Indebtedness shall not include (x) Indebtedness of a Subsidiary of the Company that refinances Indebtedness of the Company or (y) Indebtedness of the Company or a Restricted Subsidiary that refinances Indebtedness of an Unrestricted Subsidiary.

     "Related Assets" means electric power plants that, on the Issue Date, produce electricity solely by utilizing steam from steam fields owned and operated by a Restricted Subsidiary that is a Wholly Owned Subsidiary on the Issue Date.

     "Related Asset Indebtedness" means Non-Recourse Debt of a Restricted Subsidiary that is a Wholly Owned Subsidiary on the Issue Date, the proceeds of which are used by such Restricted Subsidiary to finance the acquisition of Related Assets by such Restricted Subsidiary; provided, however, that (i) such Related Asset Indebtedness is Incurred contemporaneously with a Refinancing of all of the Non-Recourse Debt of such Restricted Subsidiary then outstanding and
(ii) the principal amount of such Related Asset Indebtedness shall not exceed the purchase price of the Related Assets plus reasonable out-of-pocket transaction costs and expenses of the Company and its Restricted Subsidiaries required to acquire, or finance the acquisition of, such Related Assets.

     "Restricted Subsidiary" means any Subsidiary of the Company that is not designated an Unrestricted Subsidiary by the Board of Directors.

     "S&P" means Standard and Poor's Corporation and its successors.

     "Sale/Leaseback Transaction" means an arrangement relating to property now owned or hereafter acquired whereby the Company or a Subsidiary transfers such property to a Person and leases it back from such Person, other than leases for a term of not more than 36 months or between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries.

     "Senior Indebtedness" means (i) all obligations consisting of the principal of and premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not post-filing interest is allowed in such proceeding), whether existing on the Issue Date or thereafter Incurred, in respect of (A) Indebtedness of the Company for money borrowed and
(B) Indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which the Company is responsible or liable; (ii) all Capitalized Lease Obligations of the Company; (iii) all obligations of the Company (A) for the reimbursement of any obligor on any letter of credit, banker's acceptance or similar credit transaction, (B) under Interest Rate Agreements and Currency Agreements entered into in respect of any obligations described in clauses (i) and (ii) or (C) issued or assumed as the deferred purchase price of property, and all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement; (iv) all guarantees of the Company with respect to obligations of other persons of the type referred to in clauses (ii) and (iii) and with respect to the payment of dividends of other Persons; and (v) all obligations of the Company consisting of modifications, renewals, extensions, replacements and refundings of any obligations described in clauses (i), (ii), (iii) or (iv); unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are subordinated in right of payment to the Notes, or any other Indebtedness or obligation of the Company; provided, however, that Senior Indebtedness shall not be deemed to include (1) any obligation of the Company to any Subsidiary, (2) any liability for Federal, state, local or other taxes or (3) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liabilities).

     "Significant Subsidiary" means any Subsidiary (other than an Unrestricted Subsidiary) that would be a "Significant Subsidiary" of the Company within the meaning of Rule 1-02 under Regulations S-X promulgated by the SEC.

     "Stated Maturity" means, with respect to any security, the date specified in such security as the fixed date on which the principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency).

     "Subordinated Indebtedness" means any Indebtedness of the Company (whether outstanding on the Issue Date or thereafter Incurred) which is contractually subordinated or junior in right of payment to the Senior Notes or any other Indebtedness of the Company.

     "Subsidiary" means, as applied to any Person, any corporation, limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Voting Shares or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more Subsidiaries of such Person.

     "Unrelated Business" means any business other than the Line of Business.

     "Unrestricted Subsidiary" means (i) any Subsidiary that at the time of determination shall be designated an Unrestricted Subsidiary by the Board of Directors in the manner provided below and (ii) any subsidiary of an Unrestricted Subsidiary. The Board of Directors may designate any Subsidiary (including any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary owns any Capital Stock of, or owns or holds any Lien on any property of, the Company or any other Subsidiary that is not a Subsidiary of the Subsidiary to be so designated; provided, that either (A) the Subsidiary to be so designated has total assets of $1,000 or less or (B) if such Subsidiary has assets greater than $1,000, that such designation would be permitted pursuant to the provisions under "Covenants -- Limitation on Restricted Payments." The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company; provided, however, that immediately after giving effect to such designation (x) the Company could Incur $1.00 of additional Indebtedness pursuant to the first paragraph of "Covenants -- Limitation on Incurrence of Indebtedness" and (y) no Default or Event of Default shall have occurred and be continuing. Any such designation by the Board of Directors shall be evidenced to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions; provided, however, that the failure to so file such resolution and/or Officers' Certificate with the Trustee shall not impair or affect the validity of such designation.

     "U.S. Government Obligations" means securities that are (i) direct obligations of the United States of America for the payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case under clauses (i) or (ii) are not callable or redeemable before the maturity thereof.

     "Voting Shares," with respect to any corporation, means the Capital Stock having the general voting power under ordinary circumstances to elect at least a majority of the board of directors (irrespective of whether or not at the time stock of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

     "Wholly Owned Subsidiary" means a Subsidiary (other than an Unrestricted Subsidiary) all the Capital Stock of which (other than directors' qualifying shares) is owned by the Company or another Wholly Owned Subsidiary.

     "Working Capital Credit Agreement" means the Line of Credit Note, dated as of June 4, 1993, between the Company and The Bank of California, N.A. as amended, refinanced, renewed or extended from time to time.

COVENANTS

     The Indenture contains covenants including, among others, the following:

     Limitation on Restricted Payments. Under the terms of the Indenture, so long as any of the Senior Notes are outstanding, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, (i) declare or pay any dividend on or make any distribution or similar payment of any sort in respect of its Capital Stock (including any payment in connection with any merger or consolidation involving the Company) to the direct or indirect holders of its Capital Stock (other than dividends or distributions payable solely in its Non-Convertible Capital Stock or rights to acquire its Non-Convertible Capital Stock and dividends or distributions payable solely to the Company or a Restricted Subsidiary and other than pro rata dividends paid by a Subsidiary with respect to a series or class of its Capital Stock the majority of which is held by the Company or a Wholly Owned Subsidiary that is not a Foreign Subsidiary), (ii) purchase, redeem, defease or otherwise acquire or retire for value any Capital Stock of the Company or of any direct or indirect parent of the Company, or, with respect to the Company, exercise any option to exchange any Capital Stock that by its terms is exchangeable solely at the option of the Company (other than into Capital Stock of the Company which is neither Exchangeable Stock nor Redeemable Stock), (iii) purchase, repurchase, redeem, defease or otherwise acquire or retire for value, prior to scheduled maturity or scheduled repayment thereof or scheduled sinking fund payment thereon, any Subordinated Indebtedness (other than the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of acquisition) or (iv) make any Investment, other than a Controlled Non-Subsidiary Investment, or a payment described in clause (vi) of the second sentence under "-- Covenants -- Transactions with Affiliates," in any Unrestricted Subsidiary or any Affiliate of the Company other than a Restricted Subsidiary or a Person which will become a Restricted Subsidiary as a result of any such Investment (each such payment described in clauses (i)-(iv) of this paragraph, a "Restricted Payment"), unless at the time of and after giving effect to the proposed Restricted Payment: (1) no Default or Event of Default shall have occurred and be continuing (or would result therefrom); (2) the Company would be permitted to Incur an additional $1 of Indebtedness pursuant to the provisions described in the first paragraph under "-- Limitation on Incurrence of Indebtedness," and (3) the aggregate amount of all such Restricted Payments subsequent to the Issue Date shall not exceed the sum of (A) 50% of aggregate Consolidated Net Income accrued during the period (treated as one accounting period) from January 1, 1994 to the end of the most recent fiscal quarter for which financial statements are available (or if such Consolidated Net Income is a deficit, minus 100% of such deficit), and minus 100% of the amount of any write-downs, write-offs, other negative reevaluations and other negative extraordinary charges not otherwise reflected in Consolidated Net Income during such period; (B) if the Senior Notes are Investment Grade immediately following the Restricted Payment in connection with which this calculation is made, an additional 25% of Consolidated Net Income for any period of one or more consecutive completed fiscal quarters ending with the last fiscal quarter completed prior to the date of such Restricted Payment during which the Senior Notes were Investment Grade for the entire period; (C) the aggregate Net Cash Proceeds received by the Company after January 1, 1994 from the sale of Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company to any person other than the Company, any of its Subsidiaries or an employee stock ownership plan; (D) the amount by which the principal amount of, and any accrued interest on, Indebtedness of the Company or its Restricted Subsidiaries is reduced on the Company's Consolidated balance sheet upon the conversion or exchange (other than by a Subsidiary) subsequent to the Issue Date of any Indebtedness of the Company or any Restricted Subsidiary converted or exchanged for Capital Stock (other than Redeemable Stock or Exchangeable Stock) of the Company (less the amount of any cash, or the value of any other property, distributed by the Company or any Restricted Subsidiary upon such conversion or exchange); (E) an amount equal to the net reduction in Investments in Unrestricted Subsidiaries resulting from payments of interest on Indebtedness, dividends, repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary from Unrestricted Subsidiaries, or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries (valued in each case as provided in the definition of "Investments"), not to exceed in the case of any Unrestricted Subsidiary the amount of Investments previously made by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary; and (F) $15,000,000.

     The failure to satisfy the conditions set forth in clauses (2) and (3) of the first paragraph under "-- Limitation on Restricted Payments" shall not prohibit any of the following as long as the condition set forth in clause (1) of such paragraph is satisfied (except as set forth below): (i) dividends paid within 60 days after the date of declaration thereof if at such date of declaration such dividend would have complied with the provisions described in the first paragraph under "-- Limitation on Restricted Payments;" provided, however, that, notwithstanding clause (1) of the immediately preceding paragraph, the occurrence or existence of a Default at the time of payment shall not prohibit the payment of such dividends; (ii) any purchase, redemption, defeasance, or other acquisition or retirement for value of Capital Stock or Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of the Company (other than Redeemable Stock or Exchangeable Stock and other than stock issued or sold to a Subsidiary or to an employee stock ownership plan), provided, however, that notwithstanding clause (1) of the first paragraph under "-- Limitation on Restricted Payments," the occurrence or existence of a Default or Event of Default shall not prohibit, for purposes of this Section, the making of such purchase, redemption, defeasance or other acquisition or retirement, and provided, further, such purchase, redemption, defeasance or other acquisition or retirement shall not be included in the calculation of Restricted Payments made for purposes of clause (3) of the first paragraph under "-- Limitation on Restricted Payments," and provided, further, that the Net Cash Proceeds from such sale shall be excluded from sub-clause (C) of clause (3) of the first paragraph under "-- Limitation on Restricted Payments;" (iii) any purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness of the Company made by exchange for, or out of the proceeds of the substantially concurrent Incurrence of for cash (other than to a Subsidiary), new Indebtedness of the Company, provided, however, that (A) such new Indebtedness shall be contractually subordinated in right of payment to the Securities at least to the same extent as the Indebtedness being so redeemed, repurchased, defeased, acquired or retired, (B) if the Indebtedness being purchased, redeemed, defeased or acquired or retired for value is Non-Recourse Debt, such new Indebtedness shall be Non-Recourse Debt, (C) such new Indebtedness has a Stated Maturity either (1) no earlier than the Stated Maturity of the Indebtedness redeemed, repurchased, defeased, acquired or retired or (2) after the Stated Maturity of the Senior Notes and (D) such Indebtedness has an Average Life equal to or greater than the Average Life of the Indebtedness redeemed, repurchased, defeased, acquired or retired, and provided, further, that such purchase, redemption, defeasance or other acquisition or retirement shall not be included in the calculation of Restricted Payments made for purposes of clause (3) of the first paragraph under "-- Limitation on Restricted Payments;" and (iv) any purchase, redemption, defeasance or other acquisition or retirement for value of Subordinated Indebtedness upon a Change of Control or an Asset Sale to the extent required by the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued, but only if the Company (A) in the case of a Change of Control, has made an offer to repurchase the Senior Notes as described under "-- Covenants -- Change of Control" or (B) in the case of an Asset Sale, has applied the Net Available Cash from such Asset Sale in accordance with the provisions described under "-- Covenants -- Sales of Assets."

     Limitation on Incurrence of Indebtedness. Under the terms of the Indenture, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, Incur any Indebtedness, except that the Company may Incur Indebtedness if, after giving effect thereto, the Consolidated Coverage Ratio would be greater than 2:1.

     The foregoing provision will not limit the ability of the Company or any Restricted Subsidiary to Incur the following Indebtedness: (i) Refinancing Indebtedness (except with respect to Indebtedness referred to in clause (ii), (iii) or (iv) below); (ii) in addition to any Indebtedness otherwise permitted to be Incurred hereunder, Indebtedness of the Company at any one time outstanding in an aggregate principal amount not to exceed $25,000,000 and provided that the proceeds of such Indebtedness shall not be used for the purpose of making any Restricted Payments described in clause (i) or (ii) under "-- Limitation on Restricted Payments;" (iii) Indebtedness of the Company which is owed to and held by a Wholly Owned Subsidiary and Indebtedness of a Wholly Owned Subsidiary which is owed to and held by the Company or a Wholly Owned Subsidiary; provided, however, that any subsequent issuance or transfer of any Capital Stock which results in any such Wholly Owned Subsidiary ceasing to be a Wholly Owned Subsidiary or any transfer of such Indebtedness (other than to the Company or a Wholly Owned Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Indebtedness by the Company or by a Wholly Owned Subsidiary, as the case may be; (iv) Indebtedness of the Company under the Bank Credit Agreement which, when taken together with the aggregate amount of Indebtedness Incurred pursuant to clause (viii) of this paragraph, is not in excess of $50,000,000, and Indebtedness of the Company under the Working Capital Credit Agreement not in excess of $25,000,000; (v) Acquired Indebtedness; provided, however, that the Company would have been able to Incur such Indebtedness at the time of the Incurrence thereof pursuant to the immediately preceding paragraph; (vi) Indebtedness of the Company or a Restricted Subsidiary outstanding on the Issue Date (other than Indebtedness referred to in clause
(iv) above and Indebtedness being repaid or retired with the proceeds of the Offering); (vii) Non-Recourse Debt of a Restricted Subsidiary (other than a Restricted Subsidiary existing on the Issue Date), the proceeds of which are used to acquire, develop, improve or construct a new Facility of such Restricted Subsidiary; (viii) guarantees by the Company of Indebtedness of Restricted Subsidiaries which, but for such guarantees, would be permitted to be Incurred pursuant to clause (vii) of this paragraph, provided that the aggregate principal amount of Indebtedness Incurred pursuant to this clause (viii), when taken together with outstanding Indebtedness Incurred under the Bank Credit Agreement pursuant to clause (iv) of this paragraph, is not in excess of $50,000,000; and (ix) Related Asset

Indebtedness, provided that at the time of the Incurrence thereof, giving pro forma effect to the Incurrence thereof, Moody's and S&P shall have affirmed their respective ratings of the Senior Notes in effect prior to the Incurrence of such Related Asset Indebtedness.

     Notwithstanding the provisions of this covenant described in the first two paragraphs above, the Indenture provides that the Company shall not Incur any Indebtedness if the proceeds thereof are used, directly or indirectly, to repay, prepay, redeem, defease, retire, refund or refinance any Subordinated Indebtedness unless such repayment, prepayment, redemption, defeasance, retirement, refunding or refinancing is not prohibited under "-- Limitation on Restricted Payments" or unless such Indebtedness shall be contractually subordinated to the Senior Notes at least to the same extent as such Subordinated Indebtedness.

     Limitation on Payment Restrictions Affecting Subsidiaries. Under the terms of the Indenture, the Company shall not, and shall not permit any Subsidiary to, create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to (i) pay dividends to or make any other distributions on its Capital Stock, or pay any Indebtedness or other obligations owed to the Company or any other Restricted Subsidiary, (ii) make any Investments in the Company or any other Restricted Subsidiary or (iii) transfer any of its property or assets to the Company or any other Restricted Subsidiary; provided, however, that the foregoing shall not apply to (a) any encumbrance or restriction existing pursuant to the Indenture or any other agreement or instrument as in effect or entered into on the Issue Date; (b) any encumbrance or restriction with respect to a Subsidiary pursuant to an agreement relating to any Acquired Indebtedness; provided, however, that such encumbrance or restriction was not Incurred in connection with or in contemplation of such Subsidiary becoming a Subsidiary;
(c) any encumbrance or restriction pursuant to an agreement effecting a refinancing of Indebtedness referred to in clause (a) or (b) above or contained in any amendment or modification with respect to such Indebtedness; provided, however, that the encumbrances and restrictions contained in any such agreement, amendment or modification are no less favorable in any material respect with respect to the matters referred to in clauses (i), (ii) and (iii) above than the encumbrances and restrictions with respect to the Indebtedness being refinanced, amended or modified; (d) in the case of clause (iii) above, customary non-assignment provisions of (a) any leases governing a leasehold interest, (B) any supply, license or other agreement entered into in the ordinary course of business of the Company or any Subsidiary or (C) any security agreement relating to a Lien permitted by Section 3.7(l), that, in the reasonable determination of the President or Chief Financial Officer of the Company (x) is required in order to obtain such financing and (v) is customary for such financings; (e) any restrictions with respect to a Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary pending the closing of such sale or disposition; (f) any encumbrance imposed pursuant to the terms of Indebtedness incurred pursuant to clause (vii) of the proviso to the covenant described under "-- Limitation on Incurrence of Indebtedness" above, provided that such encumbrance in the written opinion of the President or Chief Financial Officer of the Company, (x) is required in order to obtain such financing, (y) is customary for such financings and (z) applies only to the assets of or revenues of the applicable Facility or (g) any encumbrance or restriction existing by reason of applicable law.

     Limitation on Sale/Leaseback Transactions. Under the terms of the Indenture, the Company shall not, and shall not permit any Restricted Subsidiary to, enter into any Sale/Leaseback Transaction unless (i) the Company or such Subsidiary would be entitled to create a Lien on such property securing Indebtedness in an amount equal to the Attributable Debt with respect to such transaction without equally and ratably securing the Securities pursuant to the covenant entitled "Limitation on Liens" or (ii) the net proceeds of such sale are at least equal to the fair value (as determined by the Board of Directors) of such property and the Company or such Subsidiary shall apply or cause to be applied an amount in cash equal to the net proceeds of such sale to the retirement, within 30 days of the effective date of any such arrangement, of Senior Indebtedness or Indebtedness of a Restricted Subsidiary; provided, however, that in addition to the transactions permitted pursuant to the foregoing clauses (i) and (ii), the Company or any Restricted Subsidiary may enter into a Sale/Leaseback Transaction as long as the sum of (x) the Attributable Debt with respect to such Sale/Leaseback Transaction and all other Sale/Leaseback Transactions entered into pursuant to this proviso, plus (y) the amount of outstanding Indebtedness secured by Liens Incurred pursuant to the final proviso to the covenant described under "-- Limitation on Liens" below, does not exceed 10% of Consolidated Net Tangible Assets as determined based on the consolidated balance sheet of the Company as of the end of the most recent fiscal quarter for which financial statements are available; and provided, further, that a Restricted Subsidiary that is not a Restricted Subsidiary on the Issue Date may enter into a Sale/Leaseback Transaction with respect to property owned by such Restricted Subsidiary, the proceeds of which are used to acquire, develop, construct, or repay (within 365 days of the commencement of commercial operation of such Facility) Indebtedness Incurred to acquire, develop or construct, a new Facility of such Restricted Subsidiary, as long as neither the Company nor any other Restricted Subsidiary shall have any obligation or liability in connection therewith.

     Limitation on Liens. Under the terms of the Indenture, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, incur or permit to exist any Lien of any nature whatsoever on any of its properties (including, without limitation, Capital Stock), whether owned at the date of such Indenture or thereafter acquired, other than (a) pledges or deposits made by such Person under workers' compensation, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for payment of Indebtedness) or leases to which such Person is a party, or deposits to secure statutory or regulatory obligations of such Person or deposits of cash of United States Government bonds to secure surety, appeal or performance bonds to which such Person is a party, or deposits as security for contested taxes or import duties or for the payment of rent, in each case Incurred in the ordinary course of business; (b) Liens imposed by law such as carriers', warehousemen's and mechanics' Liens, in each case, arising in the ordinary course of business and with respect to amounts not yet due or being contested in good faith by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; or other Liens arising out of judgments or awards against such Person with respect to which such Person shall then be diligently prosecuting appeal or other proceedings for review; (c) Liens for property taxes not yet subject to penalties for non-payment or which are being contested in good faith and by appropriate legal proceedings promptly instituted and diligently conducted and for which a reserve or other appropriate provision, if any, as shall be required in conformity with GAAP shall have been made; (d) Liens in favor of issuers or surety bonds or letters of credit issued pursuant to the request of and for the account of such Person in the ordinary course of its business; provided, however, that such letters of credit may not constitute Indebtedness; (e) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties or liens incidental to the conduct of the business of such Person or to the ownership of its properties which were not Incurred in connection with Indebtedness or other extensions of credit and which do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person; (f) Liens securing Indebtedness Incurred to finance the construction or purchase of, or repairs, improvements or additions to, property, which shall include, without limitation, Liens on the stock of the Restricted Subsidiary that has purchased or owns such property; provided, however, that the Lien may not extend to any other property owned by the Company or any Restricted Subsidiary at the time the Lien is incurred, and the Indebtedness secured by the Lien may not be issued more than 270 days after the later of the acquisition, completion of construction, repair, improvement, addition or commencement of full operation of the property subject to the Lien; (g) Liens existing on the Issue Date (other than Liens relating to Indebtedness or other obligations being repaid or liens that are otherwise extinguished with the proceeds of the Offering); (h) Liens on property or shares of stock of a Person at the time such Person becomes a Subsidiary; provided, however, that any such lien may not extend to any other property owned by the Company or any Restricted Subsidiary;
(i) Liens on property at the time the Company or a Subsidiary acquires the property, including any acquisition by means of a merger or consolidation with or into the Company or a Subsidiary; provided, however, that such Liens are not incurred in connection with, or in contemplation of, such merger or consolidation; and provided, further, that the Lien may not extend to any other property owned by the Company or any Restricted Subsidiary; (j) Liens securing Indebtedness or other obligations of a Subsidiary owing to the Company or a Wholly Owned Subsidiary; (k) Liens incurred by a Person other than the Company or any Subsidiary on assets that are the subject of a Capitalized Lease Obligation to which the Company or a Subsidiary is a party; provided, however, that any such Lien may not secure Indebtedness of the Company or any Subsidiary (except by virtue of clause (ix) of the definition of "Indebtedness") and may not extend to any other property owned by the Company or any Restricted Subsidiary; (l) Liens Incurred by a Restricted Subsidiary on its assets to secure Non-Recourse Debt Incurred pursuant to clause (vii) of the second paragraph under "-- Limitation on Incurrence of Indebtedness" above, provided that such Lien (A) is incurred at the time of the initial Incurrence of such Indebtedness and (B) does not extend to any assets or property of the Company or any other Restricted Subsidiary; (m) Liens not in respect of Indebtedness arising from Uniform Commercial Code financing statements for informational purposes with respect to leases Incurred in the ordinary course of business and not otherwise prohibited by this Indenture; (n) Liens not in respect of Indebtedness consisting of the interest of the lessor under any lease Incurred in the ordinary course of business and not otherwise prohibited by this Indenture; (o) Liens which constitute banker's liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with any bank or other financial institution, whether arising by operation of law or pursuant to contract; (p) Liens to secure any refinancing, refunding, extension, renewal or replacement (or successive refinancings, refundings, extensions, renewals or replacements) as a whole, or in part, of any Indebtedness secured by any Lien referred to in the foregoing clauses (f), (g),
(h) and (i), provided, however, that (x) such new Lien shall be limited to all or part of the same property that secured the original Lien (plus improvements on such property) and (y) the Indebtedness secured by such Lien at such time is not increased (other than by an amount necessary to pay fees and expenses, including premiums, related to the refinancing, refunding, extension, renewal or replacement of such Indebtedness); and (q) Liens by which the Senior Notes are secured equally and ratably with other Indebtedness of the Company pursuant to the provisions described under "-- Covenants -- Limitations on Liens," without effectively providing that the Senior Notes shall be secured equally and ratably with (or prior to) the obligations so secured for so long as such obligations are so secured; provided, however, that the Company may incur other Liens to secure Indebtedness as long as the sum of (x) the amount of outstanding Indebtedness secured by Liens incurred pursuant to this proviso plus (y) the Attributable Debt with respect to all outstanding leases in connection with Sale/Leaseback Transactions entered into pursuant to the proviso under "-- Limitation on Sale/Leaseback Transactions," does not exceed 10% of Consolidated Net Tangible Assets as determined with respect to the Company as of the end of the most recent fiscal quarter for which financial statements are available.

     Change of Control. Under the terms of the Indenture, in the event of a Change of Control Triggering Event, the Company shall make an offer to purchase (the "Change of Control Offer") the Senior Notes then outstanding at a purchase price equal to 101% of the principal amount (excluding any premium) thereof plus accrued and unpaid interest to the Change of Control Purchase Date (as defined below) on the terms set forth in this provision. The date on which the Company shall purchase the Senior Notes pursuant to this provision (the "Change of Control Purchase Date") shall be no earlier than 30 days, nor later than 60 days, after the notice referred to below is mailed, unless a longer period shall be required by law. The Company shall notify the Trustee in writing promptly after the occurrence of any Change of Control Triggering Event of the Company's obligation to offer to purchase all of the Senior Notes.

     Notice of a Change of Control Offer shall be mailed by the Company to the Holders of the Senior Notes at their last registered address (with a copy to the Trustee and the Paying Agent) within thirty (30) days after a Change in Control Triggering Event has occurred. The Change of Control Offer shall remain open from the time of mailing until a date not more than five (5) Business Days before the Change of Control Purchase Date. The notice shall contain all instructions and materials necessary to enable such Holders to tender (in whole or in part) the Senior Notes pursuant to the Change of Control Offer. The notice, which shall govern the terms of the Change of Control Offer, shall state: (a) that the Change of Control Offer is being made pursuant to the Indenture; (b) the purchase price and the Change of Control Purchase Date; (c) that any Senior Note not surrendered or accepted for payment will continue to accrue interest; (d) that any Senior Note accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest after the Change of Control Purchase Date; (e) that any Holder electing to have a Senior Note purchased (in whole or in part) pursuant to a Change of Control Offer will be required to surrender the Senior Note, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the Senior Note completed, to the Paying Agent at the address specified in the notice (or otherwise make effective delivery of the Senior Note pursuant to book-entry procedures and the related rules of the applicable depositories) at least five (5) Business Days before the Change of Control Purchase Date; and
(f) that any Holder will be entitled to withdraw his or her election if the Paying Agent receives, not later than three (3) Business Days prior to the Change of Control Purchase Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Senior Note the Holder delivered for purchase and a statement that such Holder is withdrawing his or her election to have the Senior Note purchased.

     On the Change of Control Purchase Date, the Company shall (i) accept for payment the Senior Notes, or portions thereof, surrendered and properly tendered and not withdrawn, pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent, no later than 11:00 a.m. eastern standard time, money, in immediately available funds, sufficient to pay the purchase price of all the Senior Notes or portions thereof so accepted and (iii) deliver to the Trustee, no later than 11:00 a.m. eastern standard time, the Senior Notes so accepted together with an Officers' Certificate stating that such Senior Notes have been accepted for payment by the Company. The Paying Agent shall promptly mail or deliver to Holders of Senior Notes so accepted payment in an amount equal to the purchase price. Holders whose Securities are purchased only in part will be issued new Senior Notes equal in principal amount to the unpurchased portion of the Senior Notes surrendered.

     Transactions with Affiliates. Under the terms of the Indenture, the Company shall not, and shall not permit any Restricted Subsidiary to, directly or indirectly, enter into, permit to exist, renew or extend any transaction or series of transactions (including, without limitation, the sale, purchase, exchange or lease of any assets or property or the rendering of any services) with any Affiliate of the Company unless (i) the terms of such transaction or series of transactions are (A) no less favorable to the Company or such Restricted Subsidiary, as the case may be, than would be obtainable in a comparable transaction or series of related transactions in arm's-length dealings with an unrelated third-party and (B) set forth in writing, if such transaction or series of transactions involve aggregate payments or consideration in excess of $1,000,000, and (ii) with respect to a transaction or series of transactions involving the sale, purchase, lease or exchange of property or assets having a value in excess of $5,000,000, such transaction or series of transactions has been approved by a majority of the disinterested members of the Board of Directors or, if there are no disinterested members of the Board of Directors, the Board of Directors of the Company shall have received a written opinion of a nationally recognized investment banking firm stating that such transaction or series of transactions is fair to the Company or such Restricted Subsidiary from a financial point of view. The foregoing provisions do not prohibit (i) the payment of reasonable fees to directors of the Company and its subsidiaries who are not employees of the Company or its subsidiaries; (ii) any transaction between the Company and a Wholly Owned Subsidiary or between Wholly Owned Subsidiaries otherwise permitted by the terms of the Indenture; (iii) the payment of any Restricted Payment which is expressly permitted to be paid pursuant to the second paragraph under "-- Covenants -- Limitation on Restricted Payments;" (iv) any issuance of securities or other reasonable payments, awards or grants, in cash or otherwise, pursuant to, or the funding of, employment arrangements approved by the Board of Directors; (v) the grant of stock options or similar rights to employees and directors of the Company pursuant to plans approved by the Board of Directors;
(vi) loans or advances to employees in the ordinary course of business; (vii) any repurchase, redemption or other retirement of Capital Stock of the Company held by employees of the Company or any of its Subsidiaries upon death, disability or termination of employment at a price not in excess of the fair market value thereof approved by the Board of Directors; (viii) any transaction between or among the Company and any Subsidiary in the ordinary course of business and consistent with past practices of the Company and its Subsidiaries;
(ix) payments of principal, interest and commitment fees under the Bank Credit Agreement; and (x) any agreement to do any of the foregoing. Any transaction which has been determined, in the written opinion of an independent nationally recognized investment banking firm, to be fair, from a financial point of view, to the Company or the applicable Restricted Subsidiary shall be deemed to be in compliance with this provision.

     Sales of Assets. Under the terms of the Indenture, neither the Company nor any Restricted Subsidiary shall consummate any Asset Sale unless (i) the Company or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value, as determined in good faith by the Board of Directors, of the shares or assets subject to such Asset Sale, (ii) at least 60% of the consideration thereof received by the Company or such Restricted Subsidiary is in the form of cash or cash equivalents which are promptly converted into cash by the Person receiving such payment and (iii) an amount equal to 100% of the Net Available Cash is applied by the Company (or such Subsidiary, as the case may be) as set forth herein. Under the terms of the Indenture, the Company shall not permit any Unrestricted Subsidiary to make any Asset Sale unless such Unrestricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the shares or assets so disposed of as determined in good faith by the Board of Directors.

     Under the terms of the Indenture, within 365 days (such period being the "Application Period") following the consummation of an Asset Sale, the Company or such Restricted Subsidiary shall apply the Net Available Cash from such Asset Sale as follows: (i) first, to the extent the Company or such Restricted Subsidiary elects, to reinvest in Additional Assets (including by means of an investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by the Company or another Restricted Subsidiary); (ii) second, to the extent of the balance of such Net Available Cash after application in accordance with clause (i), and to the extent the Company or such Restricted Subsidiary elects (or is required by the terms of any Senior Indebtedness or any Indebtedness of such Restricted Subsidiary), to prepay, repay or purchase Senior Indebtedness (other than Senior Notes) or Indebtedness (other than any Preferred Stock) of a Restricted Subsidiary (in each case other than Indebtedness owed to the Company or an Affiliate of the Company); (iii) third, to the extent of the balance of such Net Available Cash after application in accordance with clauses
(i) and (ii), and to the extent the Company or such Restricted Subsidiary elects, to purchase Senior Notes; and (iv) fourth, to the extent of the balance of such Net Available Cash after application in accordance with clauses (i),
(ii) and (iii), to make an offer to purchase the Senior Notes at not less than their principal amount plus accrued interest (if any) pursuant to and subject to the conditions set forth in the Indenture; provided, however, that in connection with any prepayment, repayment or purchase of Indebtedness pursuant to clause
(ii), (iii) or (iv) above, the Company or such Restricted Subsidiary shall retire such Indebtedness and cause the related loan commitment (if any) to be permanently reduced in an amount equal to the principal amount so prepaid, repaid or purchased. To the extent that any Net Available Cash from any Asset Sale remains after the application of such Net Available Cash in accordance with this paragraph, the Company or such Restricted Subsidiary may utilize such remaining Net Available Cash in any manner not otherwise prohibited by the Indenture.

     To the extent that any or all of the Net Available Cash of any Foreign Asset Sale is prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Available Cash so affected shall not be required to be applied at the time provided above, but may be retained by the applicable Restricted Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Company hereby agreeing to promptly take or cause the applicable Restricted Subsidiary to promptly take all actions required by the applicable local law to permit such repatriation). Once such repatriation of any of such affected Net Available Cash is permitted under the applicable local law, such repatriation shall be immediately effected and such repatriated Net Available Cash will be applied in the manner set forth in this provision as if such Asset Sale had occurred on the date of such repatriation.

     Notwithstanding the foregoing, to the extent that the Board of Directors determines, in good faith, that repatriation of any or all of the Net Available Cash of any Foreign Asset Sale would have a material adverse tax consequence to the Company, the Net Available Cash so affected may be retained outside of the United States by the applicable Restricted Subsidiary for so long as such material adverse tax consequence would continue.

     Under the Indenture, the Company shall not be required to make an offer to purchase the Senior Notes if the Net Available Cash available from an Asset Sale (after application of the proceeds as provided in clauses (i) and (ii) of the second paragraph above) is less than $1,000,000 for any particular Asset Sale (which lesser amounts shall not be carried forward for purposes of determining whether an offer is required with respect to the Net Available Cash from any subsequent Asset Sale).

     Notwithstanding the foregoing, this provision shall not apply to, or prevent any sale of assets, property, or Capital Stock of Subsidiaries to the extent that the fair market value (as determined in good faith by the

Board of Directors) of such asset, property or Capital Stock, together with the fair market value of all other assets, property, or Capital Stock of Subsidiaries sold, transferred or otherwise disposed of in Asset Sales during the twelve month period preceding the date of such sale, does not exceed 5% of Consolidated Net Tangible Assets as determined as of the end of the most recent fiscal quarter for which financial statements are available (it being understood that this provision shall only apply with respect to the fair market value of such asset, property or Capital Stock in excess of 5% of consolidated Net Tangible Assets), and no violation of this provision shall be deemed to have occurred as a consequence thereof.

     In the event of the transfer of substantially all (but not all) of the property and assets of the Company as an entirety to a Person in a transaction permitted under the covenant described under "-- Merger and Consolidation," the Successor Corporation shall be deemed to have sold the properties and assets of the Company not so transferred for purposes of this covenant, and shall comply with the provisions of this covenant with respect to such deemed sale as if it were an Asset Sale.

     Limitation on the Issuance of Capital Stock and the Incurrence of Indebtedness of Restricted Subsidiaries. Pursuant to the terms of the Indenture, the Company shall not permit any Restricted Subsidiary, directly or indirectly, to issue or sell, and shall not permit any Person other than the Company or a Wholly Owned Subsidiary to own (except to the extent that any such Person may own on the Issue Date), any shares of such Restricted Subsidiary's Capital Stock (including options, warrants or other rights to purchase shares of Capital Stock) except, to the extent otherwise permitted by the Indenture, (i) to the Company or another Restricted Subsidiary that is a Wholly Owned Subsidiary of the Company, or (ii) if, immediately after giving effect to such issuance and sale, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary for purposes of the Indenture; provided, however, that a Restricted Subsidiary that has an interest in a Facility may sell shares of Non-Convertible Stock that is not Preferred Stock if, after giving effect to such sale, the Company or a Wholly Owned Subsidiary continues to hold at least a majority of each class of Capital Stock of such Restricted Subsidiary. The Company shall not permit any Restricted Subsidiary, directly or indirectly, to Incur Indebtedness other than pursuant to the second paragraph under "-- Limitation on Incurrence of Indebtedness."

     Limitation on Changes in the Nature of the Business. The Indenture provides that the Company and its Subsidiaries shall engage only in the business of acquiring, constructing, managing, developing, improving, owning and operating Facilities, as well as any other activities reasonably related to the foregoing activities (including acquiring and holding reserves), including but not limited to investing in Facilities; provided that up to 10% of the Company's Consolidated total assets may be used in Unrelated Businesses without constituting a violation of this covenant. In addition, the Company will, and will cause its Subsidiaries, to conduct their respective businesses in a manner so as to maintain the exemption of the Company and its Subsidiaries from treatment as a public utility holding company under PUHCA or an electric utility or public utility under any federal, state or local law; provided, however, to the extent that any such law is amended following the Issue Date in such a manner that would (absent application of this proviso) make compliance with this paragraph result in a material adverse effect on the Company's results of operations or financial condition, then the Company shall not be required to comply with this paragraph, but only to the extent of actions or failures to act that would (absent application of this proviso) constitute violations of this Covenant solely as a result of such amendment.

     Limitation on Subsidiary Investments. The Indenture provides that the Company will not permit any Subsidiary with an interest in a Facility to make any investment in or merge with any other person with an interest in a power generation facility or, except in connection with the acquisition of Related Assets by such Subsidiary, in an Unrelated Business.

     Merger and Consolidation. Under the terms of each of the Indentures, the Company shall not, in a single transaction or through a series of related transactions, consolidate with or merge with or into any other corporation or sell, assign, convey, transfer or lease or otherwise dispose of all or substantially all of its properties and assets as an entirety to any Person or group of affiliated Persons unless: (i) either (A) the Company shall be the continuing Person, or (B) the Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which the properties and assets of the Company as an entirety are transferred (the "Successor Corporation") shall be a corporation organized and existing under the laws of the United States or any State thereof or the District of Columbia and shall expressly assume, by an indenture supplemental to the Indenture, executed and delivered to the Trustee, in form and substance reasonably satisfactory to the Trustee, all the obligations of the Company under the Indenture and the Senior Notes; (ii) immediately before and immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Company (or the Successor Corporation if the Company is not the continuing obligor under the Indenture) or any Restricted Subsidiary as a result of such transaction as having been Incurred by such Person at the time of such transaction), no Default shall have occurred and be continuing; (iii) the Company shall have delivered, or caused to be delivered, to the Trustee an Officers' Certificate and, as to legal matters, an Opinion of Counsel, each in form and substance reasonably satisfactory to the Trustee, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the Indenture and that all conditions precedent herein provided for relating to such transaction have been complied with; (iv) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Company (or the Successor Corporation if the Company is not the continuing obligor under the Indenture) or a Restricted Subsidiary in connection with or as a result of such transaction as having been Incurred by such Person at the time of such transaction), the Company (or the Successor Corporation if the Company is not the continuing obligor under the Indenture) shall have a Consolidated Net Worth in an amount which is not less than the Consolidated Net Worth of the Company immediately prior to such transaction; and (v) immediately after giving effect to such transaction on a pro forma basis (and treating any Indebtedness which becomes an obligation of the Company (or the Successor Corporation if the Company is not the continuing obligor under the Indenture) or a Restricted Subsidiary in connection with or as a result of such transaction as having been Incurred by such Person at the time of such transaction), the Consolidated Coverage Ratio of the Company (or the Successor Corporation if the Company is not the continuing obligor under the Indenture) is at least 1.10:1, or, if less, equal to the Consolidated Coverage Ratio of the Company immediately prior to such transaction; provided that, if the Consolidated Coverage Ratio of the Company before giving effect to such transaction is within the range set forth in column (A) below, then the pro forma Consolidated Coverage Ratio of the Company (or the Successor Corporation if the Company is not the continuing obligor under the Indenture) shall be at least equal to the lesser of (1) the ratio determined by multiplying the percentage set forth in column (B) below by the Consolidated Coverage Ratio of the Company prior to such transaction and (2) the ratio set forth in column (C) below:

                                     (A)                       (B)       (C)
                ---------------------------------------------  ----     -----
                1.11:1 to 1.99:1.............................  100%     1.6:1
                2.00:1 to 2.99:1.............................   90%     2.1:1
                3.00:1 to 3.99:1.............................   80%     2.4:1
                4.00:1 or more...............................   70%     2.5:1

Notwithstanding the foregoing clauses (ii), (iv) and (v), any Restricted Subsidiary (other than a Subsidiary having an interest in a Facility) may consolidate with, merge into or transfer all or part of its properties and assets to the Company or any Wholly Owned Subsidiary or Wholly Owned Subsidiaries (other than a Subsidiary or Subsidiaries which have an interest in a Facility) and no violation of this provision will be deemed to have occurred as a consequence thereof, as long as the requirements of clauses (i) and (iii) are satisfied in connection therewith.

     Upon any such assumption by the Successor Corporation, except in the case of a lease, the Successor Corporation shall succeed to and be substituted for the Company under the Indenture and the Senior Notes and the Company shall thereupon be released from all obligations under the Indenture and under the Senior Notes and the Company as the predecessor corporation may thereupon or at any time thereafter be dissolved, wound up or liquidated. The Successor Corporation thereupon may cause to be signed, and may issue either in its own name or in the name of the Company, all or any of the Senior Notes issuable under the Indenture which theretofore shall not have been signed by the Company and delivered to the Trustee; and, upon the order of the Successor Corporation instead of the Company and subject to all the terms, conditions and limitations prescribed in the Indenture, the Trustee shall authenticate and shall deliver any Senior Notes which the Successor Corporation thereafter shall cause to be signed and delivered to the Trustee for that purpose. All the Senior Notes so issued shall in all respects have the same legal rank and benefit under the Indenture as the Senior Notes theretofore or thereafter issued in accordance with the terms of the Indenture as though all such Senior Notes had been issued at the date of the execution of the Indenture.

     In the case of any such consolidation, merger or transfer, such changes in form (but not in substance) may be made in the Senior Notes thereafter to be issued as may be appropriate.

EVENTS OF DEFAULT

     "Events of Default" are defined in the Indenture as (a) default for 30 days in payment of any interest installment due and payable on the Senior Notes, (b) default in payment of the principal when due on any Senior Note, or failure to redeem or purchase Senior Notes when required pursuant to the Indenture or the Senior Notes, (c) default in performance of any other covenants or agreements in the Indenture or in the Notes Senior for 30 days after written notice to the Company by the Trustee or to the Company and the Trustee by the holders of at least 25% in principal amount of the Senior Notes then outstanding, (d) there shall have occurred either (i) a default by the Company or any Subsidiary under any instrument or instruments under which there is or may be secured or evidenced any Indebtedness of the Company or any Subsidiary of the Company (other than the Senior Notes) having an outstanding principal amount of $2,000,000 (or its foreign currency equivalent) or more individually or $5,000,000 (or its foreign currency equivalent) or more in the aggregate that has caused the holders thereof to declare such Indebtedness to be due and payable prior to its Stated Maturity or (ii) a default by the Company or any Subsidiary in the payment when due of any portion of the principal under any such instrument, and such unpaid portion exceeds $2,000,000 (or its foreign currency equivalent) individually or $5,000,000 (or its foreign currency equivalent) in the aggregate and is not paid, or such default is not cured or waived, within any grace period applicable thereto, unless such Indebtedness is discharged within 20 days of the Company or a Restricted Subsidiary becoming aware of such default; provided, however, that the foregoing shall not apply to any default on Non-Recourse Indebtedness; (e) any final judgment or order (not covered by insurance) for the payment of money shall be rendered against the Company or any Significant Subsidiary in an amount in excess of $2,000,000 (or its foreign currency equivalent) individually or $5,000,000 (or its foreign currency equivalent) in the aggregate for all such final judgments or orders against all such Persons (treating any deductibles, self-insurance or retention as not so covered) and shall not be discharged, and there shall be any period of 30 consecutive days following entry of the final judgment or order in excess of $2,000,000 (or its foreign currency equivalent) individually or that causes the aggregate amount for all such final judgments or orders outstanding against all such Persons to exceed $5,000,000 (or its foreign currency equivalent) during which a stay of enforcement of such final judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; and (f) certain events of bankruptcy, insolvency and reorganization of the Company.

     If any Event of Default (other than an Event of Default described in clause
(f) with respect to the Company) occurs and is continuing, the Indenture provides that the Trustee by notice to the Company, or the Holders of at least 25% in principal amount of the Senior Notes by notice to the Company and the Trustee, may declare the principal amount of the Senior Notes and any accrued and unpaid interest to be due and payable immediately. If an Event of Default described in clause (f) with respect to the Company occurs, the principal of and interest on all the Senior Notes shall ipso facto become and be immediately due and payable without any declaration or other act on the part of the Trustee or any Holders of Senior Notes. The Holders of a majority in principal amount of the Senior Notes by notice to the Trustee may rescind any such declaration and its consequences if the rescission would not conflict with any judgment or decree and if all existing Events of Default have been cured or waived other than the non-payment of principal of or interest on the Senior Notes which shall have become due by such declaration.

     The Company must file annually with the Trustee a certificate describing any Default by the Company in the performance of any conditions or covenants that has occurred under the Indenture and its status. The Company must give the Trustee written notice within 30 days of any Default under the Indenture that could mature into an Event of Default described in clause (c), (d), (e) or (f) of the second preceding paragraph.

     The Trustee is entitled, subject to the duty of the Trustee during a Default to act with the required standard of care, to be indemnified before proceeding to exercise any right or power under the Indenture at the direction of the Holders of the Senior Notes or which requires the Trustee to expend or risk its own funds or otherwise incur any financial liability. The Indenture also provides that the Holders of a majority in principal amount of the Senior Notes issued under the Indenture may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee; however, the Trustee may refuse to follow any such direction that conflicts with law or the Indenture, is unduly prejudicial to the rights of other Holders of the Senior Notes, or would involve the Trustee in personal liability.

     The Indenture provides that while the Trustee generally must mail notice of a Default or Event of Default to the holders of the Senior Notes within 90 days of occurrence, the Trustee may withhold notice to the Holders of the Senior Notes of any Default or Event of Default (except in payment on the Senior Notes) if the Trustee in good faith determines that the withholding of such notice is in the interest of the Holders of the Senior Notes.

MODIFICATION OF THE INDENTURE

     Under the terms of the Indenture, the Company and the Trustee may, with the consent of the Holders of a majority in principal amount of the outstanding Senior Notes, amend or supplement the Indenture or the Senior Notes except that no amendment or supplement may, without the consent of each affected Holder, (i) reduce the principal of or change the Stated Maturity of any Senior Note, (ii) reduce the rate of or change the time of payment of interest on any Senior Note,
(iii) change the currency of payment of the Senior Notes, (iv) reduce the premium payable upon the redemption of any Senior Note, or change the time at which any such Senior Note may or shall be redeemed, (v) reduce the amount of Senior Notes, the holders of which must consent to an amendment or supplement or
(vi) change the provisions of the Indenture relating to waiver of past defaults, rights of Holders of the Senior Notes to receive payments or the provisions relating to amendments of the Indenture that require the consent of Holders of each affected Senior Note.

ACTIONS BY NOTEHOLDERS

     Under the terms of the Indenture, a Holder of Senior Notes may not pursue any remedy with respect to the Indenture or the Senior Notes (except actions for payment of overdue principal or interest), unless (i) the Holder has given notice to the Trustee of a continuing Event of Default, (ii) Holders of at least 25% in principal amount of the Senior Notes have made a written request to the Trustee to pursue such remedy, (iii) such Holder or Holders have offered the Trustee security or indemnity reasonably satisfactory to it against any loss, liability or expense, (iv) the Trustee has not complied with such request within 60 days of such request and offer and (v) the Holders of a majority in principal amount of the Senior Notes have not given the Trustee an inconsistent direction during such 60-day period.

DEFEASANCE, DISCHARGE AND TERMINATION

     Defeasance and Discharge. The Indenture provides that the Company will be discharged from any and all obligations in respect of the Senior Notes, and the provisions of the Indenture will no longer be in effect with respect to such Senior Notes (except for, among other matters, certain obligations to register the transfer or exchange of such Senior Notes, to replace stolen, lost or mutilated Senior Notes, to maintain paying agencies and to hold monies for payment in trust, and the rights of holders to receive payments of principal and interest thereon), on the 123rd day after the date of the deposit with the Trustee, in trust, of money or U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money, or a combination thereof, in an amount sufficient to pay the principal of and interest on such Senior Notes, when due in accordance with the terms of the Indenture and such Senior Notes. Such a trust may only be established if, among other things, (i) the Company has delivered to the Trustee either (a) an Opinion of Counsel (who may not be employed by the Company) to the effect that Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable federal income tax law occurring after the date of the Indenture or
(b) a ruling of the Internal Revenue Service to such effect and (ii) no Default under the Indenture shall have occurred and be continuing on the date of such deposit or during the period ending on the 123rd day after such date of deposit and such deposit shall not result in or constitute a Default or result in a breach or violation of, or constitute a default under, any other agreement or instrument to which the Company is a party or by which the Company is bound.

     Defeasance of Certain Covenants and Certain Events of Default. The Indenture further provides that the provisions of the Indenture will no longer be in effect with respect to the provisions described in clauses (iv) and (v) under "-- Merger and Consolidation" and all the covenants described herein under "-- Covenants," clause (c) under "-- Events of Default" with respect to such covenants and clauses (iv) and (v) under "-- Merger and Consolidation," and clauses (d) and (e) under "-- Events of Default" shall be deemed not to be Events of Default under the Indenture, and the provisions described herein under "-- Ranking" shall not apply, upon the deposit with the Trustee, in trust, of money or U.S. Government Obligations that through the payment of interest and principal in respect thereof in accordance with their terms will provide money in an amount sufficient to pay the principal of and interest on the Senior Notes issued thereunder when due in accordance with the terms of the Indenture. Such a trust may only be established if, among other things, the provisions described in clause (ii) of the immediately preceding paragraph have been satisfied and the Company has delivered to the Trustee an Opinion of Counsel (who may not be an employee of the Company) to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain covenants and Events of Default and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred.

     Defeasance and Certain Other Events of Default. In the event the Company exercises its option to omit compliance with certain covenants and provisions of the Indenture with respect to the Senior Notes, as described in the immediately preceding paragraph and such Notes are declared due and payable because of the occurrence of an Event of Default that remains applicable, the amount of money or U.S. Government Obligations on deposit with the Trustee will be sufficient to pay principal of and interest on Senior Notes on the respective dates on which such amounts are due but may not be sufficient to pay amounts due on such Senior Notes, at the time of the acceleration resulting from such Event of Default. However, the Company shall remain liable for such payments.

     Termination of Company's Obligations in Certain Circumstances. The Indenture further provides that the Company will be discharged from any and all obligations in respect of the Senior Notes and the provisions of such Indenture will no longer be in effect with respect to the Senior Notes (except to the extent provided under "-- Defeasance and Discharge") if such Senior Notes mature within one year or all of them are to be called for redemption within one year under arrangements satisfactory to the Trustee for giving the notice of redemption, and the Company deposits with the Trustee, in trust, money or U.S. Government Obligations that, through the payment of interest and principal in respect thereof in accordance with their terms, will provide money in an amount sufficient to pay the principal of, premium, if any, and accrued interest on such Senior Notes when due in accordance with the terms of the Indenture and such Senior Notes. Such a trust may only be established if, among other things,
(i) no Default under the Indenture shall have occurred and be continuing on the date of such deposit, (ii) such deposit will not result in or constitute a Default or result in a breach or violation of, or constitute a Default under, any other agreement or instrument to which the Company is a party or by which it is bound and (iii) the Company has delivered to the Trustee an Opinion of Counsel stating that such conditions have been complied with. Pursuant to this provision, the Company is not required to deliver an Opinion of Counsel to the effect that Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such deposit and termination, and there is no assurance that Holders would not recognize income, gain or loss for U.S. federal income tax purposes as a result thereof or that Holders would be subject to U.S. federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and termination had not occurred.

UNCLAIMED MONEY

     Under the terms of the Indenture, subject to any applicable abandoned property law, the Trustee will pay to the Company upon request any money held by it for the payment of principal or interest that remains unclaimed for two years. After payment to the Company, Holders of Senior Notes entitled to such money must look to the Company for payment as general creditors.

CONCERNING THE TRUSTEE AND PAYING AGENT

     The Bank of New York will act as Trustee under the Indenture and will initially be Paying Agent and Registrar for the Senior Notes. The Company may have in the future other relationships with such bank. Notices to the Trustee, Paying Agent and Registrar under the Indenture should be directed to The Bank of New York, 101 Barclay Street, 21st Floor, New York, New York 10286, Attention:
Corporate Trust Trustee Administration.

GOVERNING LAW

     Under the terms of the Indenture, the laws of the State of New York govern the Indenture and the Senior Notes.

BOOK ENTRY; DELIVERY AND FORM

     The Old Notes were and the New Notes will be issued in fully registered form without interest coupons. No Senior Notes will be issuable in bearer form. Old Notes sold in reliance on Rule 144A are represented by two, permanent global Notes in definitive, fully registered form without interest coupons (the "Global Notes") and have been deposited with the Trustee as custodian for DTC and registered in the name of a nominee of DTC.

THE GLOBAL NOTES

     Upon the issuance of the Global Notes, DTC or its custodian credited, on its internal system, the respective principal amount of the individual beneficial interests represented by such Global Notes to the accounts of persons who have accounts with such depositary. Ownership of beneficial interests in a Global Notes are limited to persons who have accounts with DTC ("participants") or persons who hold interests through participants. Ownership of beneficial interests in the Global Notes will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (with respect to interests of participants) and the records of participants (with respect to interests of persons other than participants). Qualified Institutional Buyers may hold their interests in the Global Notes directly through DTC if they are participants in such system, or indirectly through organizations which are participants in such system.

     So long as DTC, or its nominee, is the registered owner or holder of a Global Note, DTC or such nominee, as the case may be, will be considered the sole owner or holder of the Senior Notes represented by such Global Note for all purposes under the Indenture and the Senior Notes. No beneficial owner of an interest in a Global Note will be able to transfer that interest except in accordance with DTC's applicable procedures, in addition to those provided for under the Indenture and, if applicable, those of Euroclear and Cedel.

     Payments of the principal of, and interest on, the Global Notes will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither the Company, the Trustee nor any Paying Agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Notes or for maintaining, supervising or reviewing any records relating to such beneficiary ownership interests.

     The Company expects that DTC or its nominee, upon receipt of any payment of principal or interest in respect of a Global Note will credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Note as shown on the records of DTC or its nominee. The Company also expects that payments by participants to owners of beneficial interests in such Global Note held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such participants.

     Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds. Transfers between participants in Euroclear and Cedel will be effected in the ordinary way in accordance with their respective rules and operating procedures.

     DTC has advised the Company that it will take any action permitted to be taken by a holder of Senior Notes (including the presentation of Notes for exchange as described below) only at the direction of one or more participants to whose account the DTC interests in the Global Notes is credited and only in respect of such portion of the aggregate principal amount of Senior Notes as to which such participant or participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC will exchange the Global Notes for Certificated Senior Notes which it will distribute to its participants and which will be legended as set forth under the heading "Transfer Restrictions."

     DTC has advised the Company as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a "banking organization" within the meaning of New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and facilitate the clearance and settlement of securities transactions between participants through electronic book-entry changes in accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly ("indirect participants").

     Although DTC, Euroclear and Cedel have agreed to the foregoing procedures in order to facilitate transfers of interest in the Global Notes among participants of DTC, Euroclear and Cedel, they are under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither the Company nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

CERTIFICATED NOTES

     If DTC is at any time unwilling or unable to continue as a depositary for the Global Notes and a successor depositary is not appointed by the Company within 90 days, the Company will issue Certificated Senior Notes in exchange for the Global Notes which will bear the legend referred to under the heading "Transfer Restrictions."

                   DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

10 1/2% SENIOR NOTES DUE 2006

     On May 16, 1996, the Company issued $180.0 million aggregate principal amount of 10 1/2% Senior Notes in an underwritten public offering. The 10 1/2% Senior Notes are senior unsecured obligations of the Company and rank pari passu with the Senior Notes.

     The 10 1/2% Senior Notes bear interest at a rate of 10 1/2% per annum payable semi-annually on May 15, and November 15 of each year and mature on May 15, 2006. The 10 1/2% Senior Notes are redeemable at the option of the Company, in whole or in part, at any time after May 15, 2001 at the various redemption prices set forth in the 10 1/2% Senior Note Indenture, plus accrued interest to the date of redemption. In addition, prior to May 15, 1999, up to $63.0 million of 10 1/2% Senior Notes may be redeemed at 110.50% of the principal amount thereof, plus accrued interest, with the net proceeds of one or more public equity offerings by the Company.

     Upon a Change of Control Triggering Event (as defined in the 10 1/2% Indenture), each holder of 10 1/2% Senior Notes will have the right to require the Company to repurchase such 10 1/2% Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the repurchase date. The Revolving Credit Facility limits the Company's ability to redeem the 10 1/2% Senior Notes.

     Similar to the Indenture governing the Senior Notes (and subject to similar qualifications), the 10 1/2% Indenture contains certain covenants that, among other things, limits (i) the incurrence of additional debt by the Company and its subsidiaries, (ii) the payment of dividends on and redemptions of capital stock by the Company and its subsidiaries, (iii) the use of proceeds from the sale of assets and subsidiary stock, (iv) transactions with affiliates, (v) the incurrence of liens, (vi) sale and leaseback transactions and (vii) consolidations, mergers and certain transfers of assets.

     The foregoing summary describes certain provisions of the 10 1/2% Indenture and the 10 1/2% Senior Notes, a copy of each of which is available upon request made to the Company. The foregoing summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the 10 1/2% Indenture and the form of 10 1/2% Senior Notes.

9 1/4% SENIOR NOTES DUE 2004

     On February 17, 1994, the Company issued $105.0 million aggregate principal amount of 9 1/4% Senior Notes in an underwritten public offering. The 9 1/4% Senior Notes are senior unsecured obligations of the Company and rank pari passu with the Senior Notes.

     The 9 1/4% Senior Notes bear interest at a rate of 9 1/4% per annum payable semi-annually on February l and August l of each year and mature on February 1, 2004. The 9 1/4% Senior Notes are redeemable at the option of the Company, in whole or in part, at any time after February 1, 1999 at the various redemption prices set forth in the 9 1/4% Senior Note Indenture, plus accrued interest to the date of redemption.

     Upon a Change of Control Triggering Event (as defined in the 9 1/4% Indenture), each holder of 9 1/4% Senior Notes will have the right to require the Company to repurchase such 9 1/4% Senior Notes at 101% of the principal amount thereof plus accrued and unpaid interest to the repurchase date. The Revolving Credit Facility limits the Company's ability to redeem the 9 1/4% Senior Notes.

     Similar to the Indenture governing the Senior Notes (and subject to similar qualifications), the 9 1/4% Indenture contains certain covenants that, among other things, limits (i) the incurrence of additional debt by the Company and its subsidiaries, (ii) the payment of dividends on and redemptions of capital stock by the Company and its subsidiaries, (iii) the use of proceeds from the sale of assets and subsidiary stock, (iv) transactions with affiliates, (v) the incurrence of liens, (vi) sale and leaseback transactions and (vii) consolidations, mergers and certain transfers of assets.

     The foregoing summary describes certain provisions of the 9 1/4% Indenture and the 9 1/4% Senior Notes, a copy of each of which is available upon request made to the Company. The foregoing summary does not purport to be complete and is subject to and is qualified in its entirety by reference to the 9 1/4% Indenture and the form of 9 1/4% Senior Notes.

OTHER

     See "Business -- Description of Facilities" and "Management's Discussion and Analysis of Results of Operations and Financial Condition" for a description of other indebtedness of the Company, including the Revolving Credit Facility.

                             TRANSFER RESTRICTIONS

     Unless and until an Old Note is exchanged for a New Note pursuant to the Exchange Offer, it will bear the following legend on the face thereof.

          "This Note (or its predecessor) was originally issued in a transaction exempt from registration under the United States Securities Act of 1933 (the "Securities Act"), and this Note may not be offered, sold or otherwise transferred in the absence of such registration or an applicable exemption therefrom. Each purchaser of this Note is hereby notified that the seller of this Note may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A thereunder.

          The holder of this Note agrees for the benefit of the Company that (A) this Note may be offered, resold, pledged or otherwise transferred, only
     (i) to a person whom the seller reasonably believes is a qualified institutional buyer (as defined in Rule 144A under the Securities Act) in a transaction meeting the requirements of Rule 144A, (ii) outside the United States in a transaction in accordance with Rule 904 under the Securities Act, (iii) pursuant to an exemption from registration under the Securities Act provided by Rule 144 thereunder (if available), or (iv) pursuant to an effective registration statement under the Securities Act, in each of cases
     (i) through (iv) in accordance with any applicable securities laws of any State of the United States, and (B) the holder will, and each subsequent holder is required to, notify any purchaser of this Note from it of the resale restrictions referred to in (A) above."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

     The discussion set forth in this summary is based on the provisions of the Internal Revenue Code of 1986, as amended, final, temporary and proposed Treasury regulations thereunder ("Treasury Regulations"), and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change (possibly on a retroactive basis). Legislative, judicial or administrative changes or interpretations may be forthcoming that could affect the tax consequences to holders of Senior Notes.

     This summary is for general information only and does not purport to address all of the federal income tax consequences that may be applicable to a holder of Senior Notes. The tax treatment of a holder of Senior Notes may vary depending on its particular situation. For example, certain holders, including individual retirement and other tax-deferred accounts, insurance companies, tax-exempt organizations, financial institutions, broker-dealers, foreign corporations and individuals who are not citizens or residents of the United States, may be subject to special rules not discussed below. In addition, this discussion addresses the tax consequences to the initial holders of the Senior Notes and not the tax consequences to subsequent transfers of the Senior Notes.

     EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE FEDERAL INCOME TAX CONSEQUENCES SET FORTH BELOW AND ANY OTHER FEDERAL, STATE, LOCAL OR FOREIGN TAX CONSEQUENCES OF EXCHANGING OLD NOTES FOR NEW NOTES AND OF HOLDING AND DISPOSING OF THE NEW NOTES.

EXCHANGE OFFER

     Under Section 1001 of the Code modifications in debt instruments may in certain cases be deemed to constitute a taxable exchange of the existing debt instrument for a new debt instrument. The Internal Revenue Service (the "IRS") has issued Regulations providing rules for determining when a modification of a debt instrument constitutes a taxable exchange. Because the terms of the New Notes do not modify significantly the terms of the Old Notes, each New Note will be viewed as a continuation of the corresponding Old Note, the issuance of the New Note will be disregarded for federal income tax purposes, and a holder exchanging an Old Note for a New Note (as well as a non-exchanging holder) will not recognize any gain or loss as a result of the Exchange (or the Exchange Offer).

STATED INTEREST

     A holder of a New Note will be required to report as income for federal income tax purposes interest earned on a New Note in accordance with the holder's method of tax accounting. A holder of a New Note using the accrual method of accounting for tax purposes is, as a general rule, required to include interest in ordinary income as such interest accrues, while a cash basis holder must include interest income when cash payments are received (or made available for receipt) by such holder.

ORIGINAL ISSUE DISCOUNT

     If the New Notes are issued with original issue discount ("OID") within the meaning of Sections 1272 and 1273 of the Code and the pertinent Treasury Regulations, holders of the New Notes generally will be required to include such OID in gross income as it accrues in advance of the receipt of the cash attributable to such income. The total amount of OID with respect to each New Note will be any excess of its "stated redemption price at maturity" over its "issue price"; provided that a New Note will not be deemed to have OID if such excess is less than 1/4 of 1% of the New Note's stated redemption price at maturity multiplied by the number of complete years to its maturity from its issue date. The "issue price" of a New Note will be equal to its fair market value when issued. The "stated redemption price at maturity" of a New Note is the sum of all payments provided by the New Note other than "qualified stated interest" payments. The term "qualified stated interest" generally means stated interest that is unconditionally payable in cash or property (other than debt instruments of the issuer) at least annually at a single fixed rate.

     A holder of a New Note must include OID in income for federal income tax purposes as it accrues under a "constant yield method" in advance of receipt of cash payments attributable to such income, regardless of such holder's method of accounting for tax purposes. The Company will furnish to the IRS and to record holders of the New Notes information with respect to the OID, if any, accruing during the calendar year (as well as interest paid during that year).

SALE, EXCHANGE, OR REDEMPTION OF A NOTE

     Upon the sale, exchange (other than pursuant to the Exchange as discussed above), or redemption of a Senior Note, a holder will recognize taxable gain or loss equal to the difference between (i) the amount of cash and the fair market value of property received (other than amounts received attributable to interest not previously taken into account, which amount will be treated as interest received), and (ii) the holder's adjusted tax basis in the Senior Note. A holder's adjusted tax basis in a Senior Note generally will equal the cost of the Senior Note to the holder, increased by the amount of any OID previously included in income by the holder with respect to the Senior Note and reduced by any payments previously received by the holder with respect to the Senior Note, other than qualified stated interest payments, and by any premium amortization deductions previously claimed by the holder. Provided the Senior Note is a capital asset in the hands of the holder and has been held for more than one year, any gain or loss recognized by the holder will generally be a long-term capital gain or loss.

BACKUP WITHHOLDING

     Under the backup withholding rules, a holder of a Senior Note may be subject to a backup withholding at the rate of 31% on interest paid on the Senior Note or on any other cash payment with respect to the sale or redemption of the Senior Note, unless (i) such holder is a corporation or comes under certain other exempt categories and when required demonstrates this fact or (ii) such holder provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules in the Treasury Regulations. Prospective holders of the Senior Notes (who have not previously furnished a Form W-9 with respect to the Old Notes) will be required to complete a Form W-9 in order to provide the required information to the Company. A holder of a Senior Note who does not provide the Company with the holder's correct taxpayer identification number may be subject to penalties imposed by the IRS.

     The Company will report to the holders of the Senior Notes and to the IRS the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to payments on the Senior Notes.

     Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against the holder's federal income tax liability, provided that the required information is furnished to the IRS.

     THE FOREGOING DISCUSSION OF CERTAIN FEDERAL INCOME TAX CONSEQUENCES IS FOR GENERAL INFORMATION ONLY AND IS NOT TAX ADVICE. ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE EXCHANGE, OWNERSHIP, AND DISPOSITION OF THE SENIOR NOTES (INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL, FOREIGN, AND OTHER TAX LAWS).

                              PLAN OF DISTRIBUTION

     Each broker-dealer that receives New Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Old Notes where such Old Notes were acquired as a result of market-making activities or other trading activities. The Company has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period of 180 days from the date of this Prospectus, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers.

     The Company will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own accounts pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market or, in negotiated transactions or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an "Underwriter" within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

     For a period of 180 days from the date of this Prospectus, or such shorter period as will terminate when all Old Notes acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Notes and resold by such broker-dealers, the Company will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. The Company has agreed to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the New Notes will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, San Francisco, California.

                                    EXPERTS

     The consolidated financial statements of the Company as of December 31, 1996 and 1995 and for the three years ended December 31, 1996, 1995 and 1994, and the financial statements of BAF Energy, A California Limited Partnership as of October 31, 1995 and 1994 and for the three years ended October 31, 1995, 1994 and 1993 included in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as stated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. In the reports for the Company, that firm states that with respect to Sumas Cogeneration Company, L.P., its opinion is based on the reports of other independent public accountants, namely Moss Adams LLP.

     The consolidated financial statements of Sumas Cogeneration Company, L.P. and Subsidiary as of December 31, 1996 and 1995 and for the three years ended December 31, 1996, 1995 and 1994 included in this Prospectus have been audited by Moss Adams LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon authority of said firm as experts in giving said reports.

     The financial statements of Gilroy Energy Company, a wholly owned subsidiary of Gilroy Foods, Inc. which in turn is a wholly owned subsidiary of McCormick & Company, Inc., at November 30, 1995 and 1994, and for each of the two years in the period ended November 30, 1995, appearing in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     Calpine is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements, information statements and other information with the Securities and Exchange Commission (the "Commission"). Reports, proxy statements and other information filed by the Company may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices located at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can be obtained by mail from the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission. The address of the site is http://www.sec.gov. In addition, the Common Stock of the Company is listed on the New York Stock Exchange and other information concerning the Company may be inspected at the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                           INCORPORATION BY REFERENCE

     The following reports have been filed by the Company with the Commission and are specifically incorporated herein by reference: (i) the Company's Annual Report on Form 10-K for the year ended December 31, 1996, (ii) the Company's Proxy Statement dated April 15, 1997, (iii) the Company's Quarterly Reports on Form 10-Q for the three months ended March 31, 1997, the six months ended June 30, 1997, and the nine months ended September 30, 1997 and (iv) the Company's Current Reports on Form 8-K dated June 5, 1997, June 24, 1997 and July 2, 1997.

     All documents filed by Calpine with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Offering shall be deemed to be incorporated by reference in this Offering Circular and to be a part of this Offering Circular from the date of the filing of such document. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering circular.

     Calpine hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (not including exhibits to the information that is incorporated by reference herein unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates). Requests for such information should be directed to Calpine Corporation, 50 West San Fernando Street, San Jose, California 95113, Attention: Investor Relations (telephone number:
408-995-5115).

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                       -----
CALPINE CORPORATION AND SUBSIDIARIES
Report of Independent Public Accountants.............................................    F-2
Consolidated Balance Sheets, December 31, 1996 and 1995..............................    F-3
Consolidated Statements of Operations for the Years Ended December 31, 1996, 1995 and
  1994...............................................................................    F-4
Consolidated Statements of Stockholders' Equity for the Years Ended December 31,
  1996, 1995 and 1994................................................................    F-5
Consolidated Statements of Cash Flows for the Years Ended December 31, 1996, 1995
  and 1994...........................................................................    F-6
Notes to Consolidated Financial Statements for the Years Ended December 31, 1996,
  1995 and 1994......................................................................    F-7
Condensed Consolidated Balance Sheets, September 30, 1997 (unaudited) and December
  31, 1996...........................................................................   F-32
Condensed Consolidated Statements of Operations for the Three and Nine Months Ended
  September 30, 1997 and 1996 (unaudited)............................................   F-33
Condensed Consolidated Statements of Cash Flows for the Nine Months Ended September
  30, 1997 and 1996 (unaudited)......................................................   F-34
Notes to Condensed Consolidated Financial Statements for the Nine Months Ended
  September 30, 1997.................................................................   F-35
SUMAS COGENERATION COMPANY, L.P. AND SUBSIDIARY
Report of Independent Auditors.......................................................   F-43
Consolidated Balance Sheet, December 31, 1996 and 1995...............................   F-44
Consolidated Statement of Income for the Years Ended December 31, 1996, 1995 and
  1994...............................................................................   F-45
Consolidated Statement of Changes in Partners' Equity for the Years Ended December
  31, 1996, 1995 and 1994............................................................   F-46
Consolidated Statement of Cash Flows for the Years Ended December 31, 1996, 1995 and
  1994...............................................................................   F-47
Notes to Consolidated Financial Statements for the Years Ended December 31, 1996,
  1995 and 1994......................................................................   F-48
BAF ENERGY, A CALIFORNIA LIMITED PARTNERSHIP
Report of Independent Public Accountants.............................................   F-56
Balance Sheets, October 31, 1995 and 1994............................................   F-57
Statements of Income for the Years Ended October 31, 1995, 1994 and 1993.............   F-58
Statements of Partners' Equity for the Years Ended October 31, 1995, 1994 and 1993...   F-59
Statements of Cash Flows for the Years Ended October 31, 1995, 1994 and 1993.........   F-60
Notes to Financial Statements for the Years Ended October 31, 1995, 1994 and 1993....   F-61
Condensed Balance Sheets as of January 31, 1996 (unaudited) and October 31, 1995.....   F-65
Condensed Statements of Income for the Three Months Ended January 31, 1996 and 1995
  (unaudited)........................................................................   F-66
Condensed Statements of Cash Flows for the Three Months Ended January 31, 1996 and
  1995 (unaudited)...................................................................   F-67
Notes to Condensed Financial Statements as of January 31, 1996.......................   F-68
GILROY ENERGY COMPANY
Report of Independent Auditors.......................................................   F-70
Balance Sheets, November 30, 1995 and 1994 and May 31, 1996 (unaudited)..............   F-71
Statements of Income for the Years Ended November 30, 1995 and 1994 and for the Six
  Months Ended May 31, 1996 and 1995 (unaudited).....................................   F-72
Statement of Shareholder's Equity for the Years Ended November 30, 1995 and 1994 and
  for the Six Months Ended May 31, 1996 (unaudited)..................................   F-73
Statements of Cash Flows for the Years Ended November 30, 1995 and 1994 and for the
  Six Months Ended May 31, 1996 and 1995 (unaudited).................................   F-74
Notes to Financial Statements for the Years Ended November 30, 1995 and 1994 and for
  the Six Months Ended May 31, 1996 and 1995 (unaudited).............................   F-75

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To The Board of Directors
of Calpine Corporation:

     We have audited the accompanying consolidated balance sheets of Calpine Corporation (a Delaware corporation) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the financial statements of Sumas Cogeneration Company, L.P. ("Sumas"), the investment in which is reflected in the accompanying financial statements using the equity method of accounting. The investment in Sumas represents approximately 1% of the Company's total assets at December 31, 1996 and 1995. The Company has recorded income of $6.4 million and losses of $3.0 million and $2.9 million representing its share of the net income or loss of Sumas for the years ended December 31, 1996, 1995 and 1994, respectively. The financial statements of Sumas were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to the amounts included for Sumas, is based solely on the report of other auditors.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

     In our opinion, based on our audits and the report of other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of Calpine Corporation and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted accounting principles.

                                          ARTHUR ANDERSEN LLP

San Jose, California
March 7, 1997

                      CALPINE CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                     ASSETS

                                                                          1996          1995
                                                                       ----------     --------
Current assets:
  Cash and cash equivalents..........................................  $  100,010     $ 21,810
  Accounts receivable
     from related parties............................................       2,826        2,177
     from others.....................................................      39,962       17,947
  Acquisition project receivables....................................         791        8,805
  Collateral securities, current portion.............................       5,470           --
  Interest receivable on collateral securities.......................       1,065           --
  Prepaid operating lease............................................      12,668           --
  Other current assets...............................................       8,395        5,491
                                                                       ----------     --------
          Total current assets.......................................     171,187       56,230
Property, plant and equipment, net...................................     650,053      447,751
Investments in power projects........................................      13,937        8,218
Collateral securities, net of current portion........................      89,806           --
Notes receivable from related parties................................      18,182       19,391
Notes receivable from Coperlasa......................................      17,961        6,394
Restricted cash......................................................      55,219        9,627
Other assets.........................................................      13,870        6,920
                                                                       ----------     --------
          Total assets...............................................  $1,030,215     $554,531
                                                                       ==========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of non-recourse project financing..................  $   30,627     $ 84,708
  Notes payable and short-term borrowings............................       6,865        1,177
  Accounts payable...................................................      18,363        6,876
  Accrued payroll and related expenses...............................       3,912        2,789
  Accrued interest payable...........................................       7,332        7,050
  Other accrued expenses.............................................       7,870        2,657
                                                                       ----------     --------
          Total current liabilities..................................      74,969      105,257
Long-term line of credit.............................................          --       19,851
Non-recourse project financing, net of current portion...............     278,640      190,642
Notes payable........................................................          --        6,348
Senior Notes.........................................................     285,000      105,000
Deferred income taxes, net...........................................     100,385       97,621
Deferred lease incentive.............................................      78,521           --
Other liabilities....................................................       9,573        4,585
                                                                       ----------     --------
          Total liabilities..........................................     827,088      529,304
                                                                       ----------     --------
Commitments and contingencies (Note 28)
Stockholders' equity
  Common stock, $0.001 par value per share; authorized 100,000,000 shares in 1996 and 33,760,000 shares in 1995; issued and
     outstanding 19,843,400 shares in 1996 and 10,387,693 shares in
     1995............................................................          20           10
  Additional paid-in capital.........................................     165,412        6,214
  Retained earnings..................................................      37,726       19,034
  Cumulative translation adjustment..................................         (31)         (31)
                                                                       ----------     --------
          Total stockholders' equity.................................     203,127       25,227
                                                                       ----------     --------
          Total liabilities and stockholders' equity.................  $1,030,215     $554,531
                                                                       ==========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                               1996         1995         1994
                                                             --------     --------     --------
Revenue:
  Electricity and steam sales..............................  $199,464     $127,799     $ 90,295
  Service contract revenue.................................     6,455        7,153        7,221
  Income (loss) from unconsolidated investments in power
     projects..............................................     6,537       (2,854)      (2,754)
  Interest income on loans to power projects...............     2,098           --           --
                                                             ---------    ---------    ---------
          Total revenue....................................   214,554      132,098       94,762
                                                             ---------    ---------    ---------
Cost of revenue:
  Plant operating expenses.................................    61,894       33,162       14,944
  Depreciation.............................................    39,818       26,264       21,202
  Production royalties.....................................    10,793       10,574       11,153
  Operating lease expense..................................     9,295        1,542           --
  Service contract expenses................................     7,400        5,846        5,546
                                                             ---------    ---------    ---------
          Total cost of revenue............................   129,200       77,388       52,845
                                                             ---------    ---------    ---------
Gross profit...............................................    85,354       54,710       41,917
Project development expenses...............................     3,867        3,087        1,784
General and administrative expenses........................    14,696        8,937        7,323
Provision for write-off of project development costs.......        --           --        1,038
                                                             ---------    ---------    ---------
          Income from operations...........................    66,791       42,686       31,772
Other (income) expense:
  Interest expense
     Related party.........................................       894        1,663          375
     Other.................................................    44,400       30,491       23,511
  Other income, net........................................    (6,259)      (1,895)      (1,988)
                                                             ---------    ---------    ---------
     Income before provision for income taxes..............    27,756       12,427        9,874
  Provision for income taxes...............................     9,064        5,049        3,853
                                                             ---------    ---------    ---------
          Net income.......................................  $ 18,692     $  7,378     $  6,021
                                                             =========    =========    =========
Earnings per share:
  Weighted average shares outstanding......................    14,680           --           --
                                                             =========    =========    =========
  Earnings per share.......................................  $   1.27           --           --
                                                             =========    =========    =========
As adjusted earnings per share assuming conversion of
  preferred stock:
  Weighted average shares outstanding......................        --       14,151           --
                                                             =========    =========    =========
  Earnings per share.......................................        --     $   0.52           --
                                                             =========    =========    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                          PREFERRED STOCK    COMMON STOCK     ADDITIONAL              CUMULATIVE
                                          ---------------   ---------------    PAID-IN     RETAINED   TRANSLATION
                                          SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     EARNINGS   ADJUSTMENT    TOTAL
                                          ------   ------   ------   ------   ----------   --------   ----------   --------
Balance, December 31, 1993..............     --     $ --    10,388    $ 10     $  6,214    $ 7,235       $(31)     $ 13,428
  Dividend ($0.40 per share)............     --       --       --       --           --       (800)        --          (800)
  Net income............................     --       --       --       --           --      6,021         --         6,021
                                          ------    ----    ------    ----     --------    -------       ----      --------
Balance, December 31, 1994..............     --       --    10,388      10        6,214     12,456        (31        18,649
  Dividend ($0.40 per share)............     --       --       --       --           --       (800)        --          (800)
  Net income............................     --       --       --       --           --      7,378         --         7,378
                                          ------    ----    ------    ----     --------    -------       ----      --------
Balance, December 31, 1995..............     --       --    10,388      10        6,214     19,034        (31)       25,227
  Issuance of preferred stock...........  5,000       50       --       --       49,950         --         --        50,000
  Conversion of preferred stock to
    common stock........................  (5,000)    (50)   2,179        3           47         --         --            --
  Issuance of common stock, net.........     --       --    7,276        7      109,172         --         --       109,179
  Tax benefit from stock options
    exercised...........................     --       --       --       --           29         --         --            29
  Net income............................     --       --       --       --           --     18,692         --        18,692
                                          ------    ----    ------    ----     --------    -------       ----      --------
Balance, December 31, 1996..............     --     $ --    19,843    $ 20     $165,412    $37,726       $(31)     $203,127
                                          ======    ====    ======    ====     ========    =======       ====      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                                 (IN THOUSANDS)

                                                                              1996         1995         1994
                                                                            --------     --------     --------
Cash flows from operating activities:
  Net income............................................................    $ 18,692     $  7,378     $  6,021
  Adjustments to reconcile net income to net cash provided by operating activities:
     Depreciation and amortization, net.................................      36,600       25,931       20,342
     Deferred income taxes, net.........................................       2,028       (1,027)       3,180
     (Income) loss from unconsolidated investments in power projects....      (5,263)       2,854        2,754
     Provision for write-off of project development costs and other.....          --           --        1,038
     Change in operating assets and liabilities:
       Accounts receivable..............................................     (12,652)      (3,354)      (2,578)
       Acquisition project receivables..................................       8,014       (8,805)          --
       Other current assets.............................................      (6,521)        (737)          79
       Accounts payable and accrued expenses............................      15,636        6,847        6,218
       Deferred revenue.................................................       3,347       (2,434)      (2,858)
                                                                            ---------    --------     --------
          Net cash provided by operating activities.....................      59,881       26,653       34,196
                                                                            ---------    --------     --------
Cash flows from investing activities:
  Acquisition of property, plant and equipment..........................     (24,057)     (17,434)      (7,023)
  Acquisition of Greenleaf, net of cash on hand.........................          --      (14,830)          --
  Watsonville transaction, net of cash on hand..........................          --          494           --
  Acquisition of TPC, net of cash on hand...............................          --           --      (62,770)
  Loans to Coperlasa....................................................     (12,926)      (6,062)          --
  (Increase) decrease in notes receivable...............................       2,750         (286)     (13,556)
  Investment in collateral securities...................................     (98,446)          --           --
  King City transaction, net of cash on hand............................     (11,567)          --           --
  Maturities of collateral securities...................................       2,900           --           --
  Acquisition of Gilroy, net of cash on hand............................    (138,073)          --           --
  Capitalized project costs.............................................      (5,887)      (1,258)        (175)
  Decrease (increase) in restricted cash................................     (41,591)       1,186         (900)
  Other, net............................................................          63         (307)         (20)
                                                                            ---------    --------     --------
          Net cash used in investing activities.........................    (326,834)     (38,497)     (84,444)
                                                                            ---------    --------     --------
Cash flows from financing activities:
  Payment of dividends..................................................          --         (800)        (800)
  Net borrowings from (repayments of) line of credit....................     (19,851)      19,851      (52,595)
  Borrowings from non-recourse project financing........................     119,760       76,026       60,000
  Repayments of non-recourse project financing..........................     (84,708)     (79,388)     (12,735)
  Proceeds from short-term borrowings...................................      45,000        2,683        4,500
  Repayments of short-term borrowings...................................     (46,177)      (6,006)          --
  Proceeds from issuance of Senior Notes................................     180,000           --      105,000
  Proceeds from issuance of preferred stock.............................      50,000           --           --
  Proceeds from issuance of common stock................................     109,208           --           --
  Financing costs.......................................................      (8,079)      (1,239)      (3,921)
  Proceeds from note payable............................................          --           --        5,167
  Repayment of notes payable -- FMRP....................................          --           --      (36,807)
  Other, net............................................................          --           --       (1,200)
                                                                            ---------    --------     --------
          Net cash provided by financing activities.....................     345,153       11,127       66,609
                                                                            ---------    --------     --------
Net increase (decrease) in cash and cash equivalents....................      78,200         (717)      16,361
Cash and cash equivalents, beginning of period..........................      21,810       22,527        6,166
                                                                            ---------    --------     --------
Cash and cash equivalents, end of period................................    $100,010     $ 21,810     $ 22,527
                                                                            =========    ========     ========
Supplementary information -- cash paid during the year for:
  Interest..............................................................    $ 43,805     $ 32,162     $ 19,890
  Income taxes..........................................................       6,947        4,294          683

  The accompanying notes are an integral part of these consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

 1. ORGANIZATION AND OPERATIONS OF THE COMPANY

     Calpine Corporation ("Calpine"), a Delaware corporation, and subsidiaries (collectively, the "Company") are engaged in the development, acquisition, ownership and operation of power generation facilities in the United States and selected international markets. The Company has ownership interests in and operates geothermal steam fields, geothermal power generation facilities, and natural gas-fired cogeneration facilities in northern California and Washington. Each of the generation facilities produces electricity for sale to utilities. Thermal energy produced by the gas-fired cogeneration facilities is sold to governmental and industrial users, and steam produced by the geothermal steam fields is sold to utility-owned power plants. For the year ended December 31, 1996, primarily all electricity and steam sales revenue from consolidated subsidiaries was derived from sales to two customers in northern California (see
Note 27), of which 48% related to geothermal activities. In 1996, the Company began marketing power and energy services to utilities and other end users.

     In July 1996, the Company's Board of Directors authorized the reincorporation of the Company into Delaware in connection with the Company's initial public offering. In addition, the Board of Directors approved a stock split of approximately 5.194-for-1. On September 13, 1996, the reincorporation of the Company and the stock split became effective. The accompanying financial statements reflect the reincorporation and the stock split as if such transactions had been effective for all periods (see Note 24).

 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The consolidated financial statements include the accounts of Calpine Corporation and its wholly owned and majority-owned subsidiaries. All significant intercompany accounts and transactions are eliminated in consolidation. Prior to 1994, the Company acquired Calpine Geysers Company, L.P. ("CGC"). During 1994, the Company formed Calpine Thermal Power, Inc. ("Calpine Thermal") and Calpine Siskiyou Geothermal Partners, L.P. (see Notes 4 and 7, respectively). Calpine Thermal acquired Thermal Power Company ("TPC") during 1994. During 1995, the Company formed Calpine Greenleaf Corporation ("Calpine Greenleaf"), Calpine Monterey Cogeneration, Inc. ("CMCI") and Calpine Vapor, Inc. ("Calpine Vapor"). Calpine Greenleaf indirectly acquired two operating gas-fired cogeneration plants (see
Note 5) and CMCI acquired an operating lease for a gas-fired cogeneration facility (see Note 6). Calpine Vapor made loans to fund construction of new geothermal wells in Mexico (see Note 8). During 1996, the Company formed Calpine King City Cogen L.L.C. ("CKCC"), Calpine Gilroy Cogen, L.P. ("Gilroy"), and Pasadena Cogeneration, L.P. CKCC completed an operating lease transaction for a gas-fired cogeneration plant (see Note 9) and Calpine Gilroy acquired the assets of a gas-fired cogeneration plant in California (see Note 10). In December 1996, Pasadena Cogeneration entered into an energy sales agreement and will construct a 240 megawatt gas-fired power plant (see Note 11).

     Accounting for Jointly Owned Geothermal Properties -- The Company uses the proportionate consolidation method to account for TPC's 25% interest in jointly owned geothermal properties. TPC has a steam sales agreement with Pacific Gas and Electric Company ("PG&E") pursuant to which the steam derived from its interest in the properties is sold (see Note 4).

     Use of Estimates in Preparation of Financial Statements -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The most significant estimates with regard to these financial statements relate to future development costs and total productive resources of the geothermal facilities (see Property, Plant and Equipment and Note 7), the estimated "free steam" liability (see Note 3), receivables which the Company believes to be collectible (see Note 15) and the realization of deferred income taxes (see Note 21). Additionally, the Company believes that certain industry restructuring

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

(see Note 28, Regulation and CPUC Restructuring) will not have a material effect on existing power service agreements ("PSA") and, accordingly, will not have a material effect on existing business or results of operations.

     Revenue Recognition -- Revenue from electricity and steam sales is recognized upon transmission to the customer. Revenues from contracts entered into or acquired since May 21, 1992 are recognized at the lesser of amounts billable under the contract or amounts recognizable at an average rate over the term of the contract. The Company's power sales agreements related to CGC were entered into prior to May 1992. Had the Company applied this principle, the revenues of the Company recorded for the years ended December 31, 1996, 1995 and 1994, would have been approximately $16.1 million, $12.6 million, and $11.9 million less, respectively.

     The Company performs operations and maintenance services for all projects in which it has an interest, except for TPC and the geothermal investment in Mexico. Revenue from investees is recognized on these contracts when the services are performed. Revenue from consolidated subsidiaries is eliminated in consolidation.

     Cash and Cash Equivalents -- The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents. The carrying amount of these instruments approximates fair value because of their short maturity.

     Restricted Cash -- The Company is required to maintain cash balances that are restricted by provisions of its debt agreements and by regulatory agencies. The Company's debt agreements specify restrictions based on debt service payments and drilling costs for the following year. Regulatory agencies require cash to be restricted to ensure that funds will be available to restore property to its original condition. Restricted cash is invested in accounts earning market rates; therefore, the carrying value approximates fair value. Such cash is excluded from cash and cash equivalents for the purposes of the statements of cash flows.

     Investment in Collateral Securities -- The Company's investments in collateral securities are related to the King City transaction (see Note 9) and are classified as held-to-maturity and stated at amortized cost. The investments in debt securities mature at various dates through August 2018 in amounts equal to a portion of the lease payment. The fair value of held-to-maturity securities was determined based on the quoted market prices at the reporting date for the securities.

     The components of held-to-maturity securities by major security type as of December 31, 1996 are as follows (in thousands):

                                                                                    UNREALIZED
                                                     AMORTIZED       AGGREGATE        HOLDING
                                                        COST        FAIR VALUE         GAINS
                                                     ----------     -----------     -----------
        Debt securities issued by the United
          States...................................   $ 54,826        $56,737         $ 1,911
        Corporate debt securities..................     40,450         40,499              49
                                                       -------        -------          ------
                                                      $ 95,276        $97,236         $ 1,960
                                                       =======        =======          ======

     Concentration of Credit Risk -- Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and accounts / notes receivable. The Company's cash accounts are held by eight major financial institutions. The Company's accounts / notes receivable are concentrated within entities engaged in the energy industry, mainly within the United States, some of which are related parties. Certain of the Company's notes receivable are with a company in Mexico (see Note 15).

     Property, Plant and Equipment -- Property, plant and equipment are stated at cost less accumulated depreciation and amortization.

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

     The Company capitalizes costs incurred in connection with the development of geothermal properties, including costs of drilling wells and overhead directly related to development activities, together with the costs of production equipment, the related facilities and the operating power plants. Geothermal properties include the value attributable to the geothermal resources of CGC and all of the property, plant and equipment of Calpine Thermal. Proceeds from the sale of geothermal properties are applied against capitalized costs, with no gain or loss recognized.

     Geothermal costs, including an estimate of future development costs to be incurred and the estimated costs to dismantle, are amortized by the units of production method based on the estimated total productive output over the estimated useful lives of the related steam fields. Depreciation of the buildings and roads is computed using the straight-line method over their estimated useful lives. It is reasonably possible that the estimate of useful lives, total units of production or total capital costs to be amortized using the units of production method could differ materially in the near term from the amounts assumed in arriving at current depreciation expense. These estimates are affected by such factors as the ability of the Company to continue selling steam and electricity to customers at estimated prices, changes in prices of alternative sources of energy such as hydro-generation and gas, and changes in the regulatory environment.

     Gas-fired power production facilities include the cogeneration plants and related equipment and are stated at cost. Depreciation is recorded utilizing the straight-line method over the estimated original useful life of up to thirty years. The value of the above-market pricing provided in PSAs acquired is recorded in property, plant and equipment and is amortized over the life of the PSA or operating lease. When assets are disposed of, the cost and related accumulated depreciation are removed from the accounts, and the resulting gains or losses are included in the results of operations.

     As of December 31, 1996 and 1995, the components of property, plant and equipment are as follows (in thousands):

                                                                   1996         1997
                                                                 --------     --------
        Geothermal properties..................................  $297,002     $296,495
        Buildings, machinery and equipment.....................   277,572      198,358
        Power sales agreement..................................   145,957           --
        Miscellaneous assets...................................    11,287        2,425
                                                                  -------      -------
                                                                  731,818      497,278
        Less accumulated depreciation and amortization.........   100,674       60,511
                                                                  -------      -------
                                                                  631,144      436,767
        Land...................................................       754          754
        Construction in progress...............................    18,155       10,230
                                                                  -------      -------
          Property, plant and equipment, net...................  $650,053     $447,751
                                                                  =======      =======

     Investments in Power Projects -- The Company accounts for its unconsolidated investments in power projects under the equity method. The Company's share of income from these investments is calculated according to the Company's equity ownership or in accordance with the terms of the appropriate partnership agreement (see Note 14).

     Capitalized Project Costs -- The Company capitalizes project development costs upon the execution of a memorandum of understanding or a letter of intent for a power or steam sales agreement. These costs include professional services, salaries, permits and other costs directly related to the development of a new project. Outside services and other third-party costs are capitalized for acquisition projects. Upon the start-up of plant operations or the completion of an acquisition, these costs are generally transferred to property, plant and

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

equipment and amortized over the estimated useful life of the project. Capitalized project costs are charged to expense when the Company determines that the project will not be consummated or is impaired.

     Earnings Per Share and As Adjusted Earnings Per Share -- For the calendar year ending after the Company's initial public offering in September 1996, net income per share was computed using the weighted average number of common and common equivalent shares using the treasury stock method for outstanding stock options. Net income per share also gives effect to common equivalent shares from convertible preferred shares from the original date of issuance that automatically converted upon completion of the Company's initial public offering (using the if-converted method).

     For the year ended December 31, 1995, as adjusted net income per share was computed using the weighted average number of common equivalent shares, which includes the net additional number of shares which would be issuable upon the exercise of outstanding stock options, assuming the Company used the proceeds received to purchase additional shares at an assumed public offering price. Net income per share also gives effect to common equivalent shares from preferred stock that converted upon the closing of the Company's initial public offering assuming such shares were outstanding from the beginning of the period in accordance with Securities and Exchange Commission staff policy. Earnings per share prior to 1995 have not been presented since such amounts are not deemed meaningful due to the significant change in the Company's capital structure that occurred in connection with its initial public offering.

     Power Marketing -- The Company, through its wholly owned subsidiary Calpine Power Services Company ("CPSC"), markets power and energy services to utilities, wholesalers, and end users. CPSC provides these services by entering into contracts to purchase or supply electricity at specified delivery points and specified future dates. In some cases, CPSC utilizes option agreements to manage its exposure to market fluctuations. At December 31, 1996, CPSC held forward sales and purchase contracts with notional quantities of approximately 724,000 megawatt hours and 631,600 megawatt hours, respectively.

     Net open positions may exist due to the origination of new transactions and the Company's evaluation of changing market conditions. The open position exposes the Company to the risk that fluctuating market prices may adversely impact its financial position or results of operations. However, the net open position is actively managed. The impact of such fluctuations on the Company's financial position is not necessarily indicative of the impact of price fluctuations throughout the year. CPSC values its portfolio using the aggregate lower of cost or market method. An allowance is recorded currently for net aggregate losses of the entire portfolio resulting from the effect of market changes on the net open positions. Net gains are recognized when realized.

     With respect to open power contracts, CPSC has established certain reserves and allowances, principally for adverse changes in market conditions prior to termination of the commitments. At December 31, 1996, the Company had recorded allowances of approximately $917,000 which is included in Service contract revenue in the accompanying consolidated statement of operations.

     The Company's credit risk associated with power contracts results from the risk of loss as a result of non-performance by counterparties. The Company reviews and assesses counterparty risk to limit any material impact to its financial position and results of operations. The Company does not anticipate non-performance by the counterparties. The Company sets credit limits prior to entering into transactions and has not obtained collateral or other security.

     Impact of Recent Accounting Pronouncements -- In March 1995, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of. This pronouncement requires that long-lived assets and certain identifiable intangible assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. An impairment loss is to be recognized when the sum of undiscounted cash flows is less than the carrying amount

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

of the asset. Measurement of the loss for assets that the entity expects to hold and use are to be based on the fair market value of the asset. The Company adopted SFAS No. 121 effective January 1, 1996, and determined that adoption of this pronouncement had no material impact on the results of operations or financial condition as of January 1, 1996.

     In February 1997, the FASB issued SFAS No. 128, Earnings Per Share, which simplifies the standards for computing earnings per share previously found in Accounting Principles Board Opinion ("APBO") No. 15. SFAS No. 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share, which excludes dilution. SFAS No. 128 also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation. Diluted earnings per share is computed similarly to fully diluted earnings per share pursuant to APBO No. 15. SFAS No. 128 must be adopted for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. SFAS No. 128 requires restatement of all prior-period earnings per share data presented. The Company has not yet quantified the effect of adopting SFAS No. 128.

     Reclassifications -- Prior years' amounts in the consolidated financial statements have been reclassified where necessary to conform to the 1996 presentation.

 3. CALPINE GEYSERS COMPANY, L.P.

     CGC, a wholly owned subsidiary of the Company, is the owner of two operating geothermal power plants and their respective steam fields, Bear Canyon and West Ford Flat, and three geothermal steam fields, which provide steam to PG&E's Unit 13 and Unit 16 power plants and to Sacramento Municipal Utility District's ("SMUD") geothermal power plant. The power plants and steam fields are located in The Geysers area of northern California. Electricity from CGC's two operating geothermal power plants is sold to PG&E under 20-year agreements.

     Under the PG&E Unit 16 and the SMUD agreements, if the quantity of steam delivered is less than 50% of the units' capacities, then neither PG&E nor SMUD is required to make payment for steam delivered during such month until the cost of the affected power plant has been completely amortized. Further, both PG&E and SMUD can terminate their agreements with written notice under conditions specified in the agreement if further operation of the plants becomes uneconomical. In the event that CGC terminates the agreements, PG&E or SMUD may require CGC to assign them all rights, title and interest to the wells, lands and related facilities. In consideration for such an assignment to SMUD, SMUD shall reimburse CGC for its original costs net of depreciation for any associated materials or facilities.

     CGC revenues from sales of steam were calculated considering a future period when steam would be delivered without receiving corresponding revenue. The estimated "free steam" obligation was recorded at an average rate over future steam production as deferred revenue in 1993. As of December 31, 1993, the Company had deferred revenue of $8.6 million. During 1994, based on estimates and analyses performed, the Company determined that these deliveries would no longer be required for a customer and reversed approximately $5.9 million of its deferred revenue liability. This reversal was recorded as a $1.9 million purchase price reduction to property, plant and equipment, with the remaining $4.0 million as an increase in revenue. Concurrently, $800,000 of the revenue increase was reserved for future construction of gathering systems required for future production of the steam fields, with the offset recorded in property, plant and equipment.

     In October 1994, PG&E agreed to the termination of the free steam provision for one of the geothermal steam fields. During 1995, CGC took additional measures regarding future capital commitments and other

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

actions which will increase steam production and, based on additional analyses and estimates performed, the Company recognized the remaining $2.7 million of previously deferred revenue.

     On April 19, 1993, the Company acquired Freeport-McMoRan Resource Partners, L.P.'s ("FMRP") interest in CGC for $23.0 million in cash and non-recourse notes payable to FMRP totaling $40.5 million. On February 17, 1994, the Company exercised its option to prepay the notes utilizing a discount rate of 10% by paying $36.9 million including interest in full satisfaction of its obligations under the FMRP notes. The difference between the original carrying amount of the notes and the prepayment was recorded as an adjustment to the purchase price.

 4. CALPINE THERMAL POWER, INC.

     On September 9, 1994, Calpine Thermal acquired the outstanding capital stock of TPC for a total purchase price of $66.5 million, consisting of a $60.0 million cash payment and the issuance by Calpine of a non-interest bearing promissory note to Natomas in the amount of $6.5 million (discounted to $5.2 million), which is due September 9, 1997. Calpine received payments of $3.0 million from the seller, which represented cash from TPC's operations for the period from July 1, 1994 to September 8, 1994. These payments were treated as purchase price adjustments.

     Calpine Thermal owns a 25% undivided interest in certain producing geothermal steam fields located at The Geysers area of northern California. Union Oil Company of California owns the remaining 75% interest in the steam fields, which deliver geothermal steam to twelve operating plants owned by PG&E. The steam fields currently provide the twelve operating plants with sufficient steam to generate approximately 604 megawatts of electricity.

     Steam from Calpine Thermal's steam field is sold to PG&E under a steam sales agreement. In addition, Calpine Thermal receives a monthly capacity maintenance fee, which provides for effluent disposal costs and facilities support costs, and a monthly fee for PG&E's right to curtail its power plants. The steam price, capacity maintenance and curtailment fees are adjusted annually. Calpine Thermal is required to compensate PG&E for the unused capacity of its geothermal power plants due to insufficient field capacities of its steam supply (offset payment).

     In accordance with the steam sales agreement, PG&E may curtail the power plants which receive steam from the Union Oil/Calpine Thermal Steam Fields in order to produce energy from lower cost sources. However, PG&E is constrained by its contractual obligation to operate all the power plants at a minimum of 40% of the field capacity during any given year. During 1995 and 1996, Calpine Thermal experienced extensive curtailments of steam production due to low gas prices and abundant hydro power.

     In March 1996, the Company and Union Oil entered into an alternative pricing agreement with PG&E for any steam produced in excess of 40% of average field capacity as defined in the steam sales contract. The alternative pricing agreement is effective through December 31, 2000. Under the alternative pricing agreement, PG&E has the option to purchase a portion of the steam PG&E would likely curtail under the existing steam sales agreement. The price for this portion of steam will be set by the Company and Union Oil with the intent that it be at competitive prices.

     The steam sales agreement between Calpine Thermal and PG&E terminates two years after the closing of the last PG&E operating unit. PG&E may terminate the agreement upon a one-year written notice to Calpine Thermal. In the event the agreement is terminated by PG&E, Calpine Thermal has the right to purchase PG&E's facilities at PG&E's unamortized cost. Calpine Thermal will provide capacity maintenance services for five years after termination by PG&E or closure of the last PG&E operating unit. Alternatively, Calpine Thermal may terminate the agreement upon a two-year written notice to PG&E. PG&E has the right

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

to take assignment of Calpine Thermal's facilities on the date of termination. In such a case, Calpine Thermal would generally continue to pay offset payments for 36 months following the date of termination.

 5. CALPINE GREENLEAF CORPORATION

     On April 21, 1995, Calpine Greenleaf acquired the outstanding capital stock of Portsmouth Leasing Corporation, LFC No. 38 Corp. and LFC No. 60 Corp. (collectively, the "Acquired Companies") for $80.5 million. The purchase price included a cash payment of $20.3 million and the assumption of project debt totaling $60.2 million. In April 1996, the Company finalized the purchase price.

     The acquisition was accounted for as a purchase, and the purchase price has been allocated to the acquired assets and liabilities based on their estimated fair values. The adjusted allocation of the purchase price is as follows (in thousands):

        Current assets....................................................  $  6,572
        Property, plant and equipment.....................................   122,545
                                                                            --------
                  Total assets............................................   129,117
                                                                            --------
        Current liabilities...............................................    (1,079)
        Deferred income taxes, net........................................   (46,580)
                                                                            --------
                  Total liabilities.......................................   (47,659)
                                                                            --------
        Net purchase price................................................  $ 81,458
                                                                            ========

     The Acquired Companies own 100% of the assets of two 49.5 megawatt natural gas-fired cogeneration facilities Greenleaf 1 and Greenleaf 2 (collectively, the "Greenleaf Power Plants"), located in Yuba City in northern California. Electrical energy generated by the Greenleaf Power Plants is sold to PG&E pursuant to two long-term PSAs (expiring in 2019) at prices equal to PG&E's full short-run avoided operating costs, adjusted annually. The PSA also includes payment provisions for firm capacity payments through 2019 for up to 49.2 megawatts on each unit and as-delivered capacity on excess deliveries. PG&E, at its discretion, may curtail purchases of electricity from the Greenleaf Power Plants due to hydro-spill or uneconomic cost conditions. The thermal energy generated is used by thermal hosts adjacent to the Greenleaf Power Plants.

     Gas for the Greenleaf Power Plants is supplied by Montis Niger, Inc. ("MNI"). On January 31, 1997, the Company purchased MNI for $7.5 million.

 6. CALPINE MONTEREY COGENERATION, INC.

     On June 29, 1995, CMCI acquired a 14.5-year operating lease (through December 2009) for a 28.5 megawatt natural gas-fired cogeneration power plant located in Watsonville, California. The Company acquired the operating lease from Ford Motor Credit Company for $900,000. The Watsonville Power Plant sells electricity to PG&E under a 20-year PSA, generally at prices equal to PG&E's full short-run avoided operating costs. Basic and contingent lease rental payments are described in Note 26. The power plant also provides steam to two local food processing plants. The Company also provides project and fuels management services.

 7. CALPINE SISKIYOU GEOTHERMAL PARTNERS, L.P.

     In 1994, the Company formed a partnership with Trans-Pacific Geothermal Corporation ("TGC") to build a geothermal power generation facility located at Glass Mountain in northern California. TGC had previously signed a memorandum of understanding ("MOU") with Bonneville Power Administration ("BPA") and the Springfield, Oregon Utility Board ("SUB") to develop the project at Vale, Oregon. BPA and SUB consented in August 1994 to the assignment of the MOU to the partnership and the relocation of the

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

project to Glass Mountain. The MOU contemplated execution of a 45-year power purchase agreement subject to satisfaction of certain conditions precedent and included an option for an additional 100 megawatts. The partnership is consolidated as the Company owns a controlling interest.

     In December 1996, the partnership and BPA entered into a settlement agreement which restructured the rights and obligations of the parties. In return for the payment of $12.0 million by BPA to the partnership and the grant by the partnership to BPA of future options to purchase power at Glass Mountain, the partnership and BPA terminated the MOU and certain ancillary agreements. In addition, BPA will pay the partnership additional consideration should certain future events occur related to the ongoing environmental review of the Glass Mountain project. Following the settlement with BPA, TGC withdrew from the partnership.

     Of the $12.0 million received by the partnership in December 1996, $4.7 million was allocated to TGC, of which $3.0 million was received by the Company in payment of a loan (see Note 15). Previously capitalized project costs were charged to expense, and no significant gain or loss was included in net income for the year 1996.

     At December 31, 1996, the Company had $4.0 million of geothermal leases at Glass Mountain recorded as Property, plant and equipment, net in the accompanying consolidated balance sheet. The Company is continuing to pursue the development of Glass Mountain, and expects to recover the cost of such leases from the future development of the resource.

 8. CALPINE VAPOR, INC.

     In November 1995, Calpine Vapor entered into agreements with Constructora y Perforadora Latina, S.A. de C.V. ("Coperlasa") and certain Mexican bank lenders to loan funds to Coperlasa in connection with a geothermal steam production contract at the Cerro Prieto geothermal resource in Baja California, Mexico. The resource currently produces electricity from geothermal power plants owned and operated by Comision Federal de Electricidad ("CFE"), Mexico's national utility. The steam field contract is between Coperlasa and CFE. Calpine Vapor loaned $18.5 million to Coperlasa, and received fees for technical services provided to the project. At December 31, 1996, notes receivable (see Note 15) totaled $18.0 million. The Company is deferring the recognition of income on this loan until the Cerro Prieto project generates sufficient cash flows available for distribution to support the collectibility of interest earned.

     In December 1995, Calpine Vapor also paid $1.5 million for an option to purchase an equity interest in Coperlasa. The option is being amortized over the estimated repayment period of the Coperlasa loan and is included in Other assets.

 9. KING CITY TRANSACTION

     In April 1996, the Company entered into a long-term operating lease with BAF Energy, A California Limited Partnership ("BAF"), for a 120 megawatt natural gas-fired cogeneration power plant located in King City, California. The power plant generates electricity for sale to PG&E pursuant to a long-term PSA through 2019 and provides steam to a vegetable processing plant.

     The Company makes semi-annual lease payments to BAF on each February 15 and August 15, a portion of which is supported by a $95.0 million collateral fund owned by the Company. The collateral fund consists of investment grade and U.S. Treasury Securities that mature serially in amounts equal to a portion of the lease payment. The collateral fund securities are classified as held-to-maturity investments (see Note 2). As of December 31, 1996, future rent payments are $24.4 million for 1997, $23.8 million for 1998, $19.4 million for 1999, $20.1 million for 2000, $20.8 million for 2001, and $183.2 million thereafter. Included in the accompanying December 31, 1996 balance sheet is approximately $12.7 million of unamortized prepaid lease costs.

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

     The Company recorded the value of the above-market pricing provided in the PSA as an asset which is included in property, plant and equipment. The Company has also recorded a deferred lease incentive of $78.5 million at December 31, 1996 equal to the value of the above-market payments to be received. The asset and liability are being amortized over the life of the power sales agreement and lease, respectively.

10. GILROY TRANSACTION

     On August 29, 1996, the Company acquired a 120 megawatt natural gas-fired cogeneration power plant located in Gilroy, California. The cost of the Gilroy Power Plant was $125.0 million plus certain contingent consideration, which is expected to be $24.1 million. The Company recorded the value of the above-market pricing provided in the PSA of $82.1 million as an asset which is included in Property, plant and equipment.

     Electricity generated by the Gilroy Power Plant is sold to PG&E pursuant to a long-term PSA terminating in 2018. The PSA contains payment provisions for capacity and energy. The Gilroy power plant also produces and sells thermal energy to ConAgra, Inc.

  Pro Forma Consolidated Results

     The following unaudited pro forma consolidated results for the Company give effect to (i) the King City Transaction and (ii) the Gilroy Transaction as if such transactions had occurred on January 1, 1996; unaudited pro forma consolidated results are also provided for the effects of the above transactions, and (iii) the Watsonville operating lease acquired on June 28, 1995, and (iv) the Greenleaf Transaction, as if such transactions had occurred on January 1, 1995 (in thousands, except per share amounts):

                                                                   1996         1995
                                                                 --------     --------
        Revenue................................................  $237,924     $221,447
        Net income.............................................  $ 18,954     $ 11,288
        Earnings per share.....................................  $   1.29     $   0.80

11. PASADENA COGENERATION PROJECT

     The Company has entered into a development agreement with Phillips Petroleum Company ("Phillips") to construct and operate a 240 megawatt gas-fired cogeneration project at the Phillips Houston Chemical Complex ("HCC") located in Pasadena, Texas. In December 1996, the Company entered into an Energy Sales Agreement with Phillips pursuant to which Phillips will purchase all of HCC's steam and electricity requirements of approximately 90 megawatts. It is anticipated that the remainder of available electricity output will be sold into the competitive market. The Company provided a $3.0 million letter of credit to Phillips to secure the performance under the project development agreement. The Company also entered into a credit agreement with ING U.S. Capital Corporation to provide $98.6 million of non-recourse project financing. In accordance with the credit agreement, the Company contributed $53.1 million in cash to the project, of which the remaining $41.0 million is included in Restricted cash in the accompanying consolidated balance sheet. The Company commenced construction in February 1997, with commercial operation scheduled to begin in October 1998. There can be no assurances that the Company will be successful in completing any additional PSAs or that the anticipated schedule for construction will be met.

12. ACCOUNTS RECEIVABLE

     At December 31, 1996, accounts receivable of $42.8 million included $1.9 million to be received from the Los Angeles Department of Water and Power for reimbursement of costs related to the Coso development project incurred by the Company in prior years. Such amount was received in 1997.

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

     Accounts receivable from related parties at December 31, 1996 and 1995 include the following (in thousands):

                                                                      1996       1995
                                                                     ------     ------
        O.L.S. Energy-Agnews, Inc..................................  $  687     $  806
        Geothermal Energy Partners, Ltd............................     350        462
        Sumas Cogeneration Company, L.P............................     590        908
        Electrowatt Ltd. and subsidiaries..........................   1,199          1
                                                                     -------    -------
                                                                     $2,826     $2,177
                                                                     =======    =======

     At December 31, 1996, the $1.2 million receivable from Electrowatt Ltd. was for reimbursement of costs for the sale of Electrowatt's ownership of Calpine common stock during the Company's initial public offering.

13. ACQUISITION PROJECT RECEIVABLES

     In connection with an unsuccessful bid to acquire O'Brien Environmental Energy, Inc. ("OEE") in 1995 through the U.S. Bankruptcy Court, the Company incurred and capitalized project acquisition costs. On November 8, 1996, the court denied Calpine's application for approval of such costs and fees and the Company recorded a $3.7 million loss for unrecoverable amounts (included in Other income, net in the accompanying consolidated statement of operations). The Company is appealing the court's decision.

     The Company also purchased $1.9 million of accounts receivable from two subsidiaries of OEE. Payments were made to the Company based on cash availability for each subsidiary. In February 1996, the Company received approximately $1.1 million against these receivables.

     The Company purchased for $900,000 from Stewart & Stevenson, Inc. ("S&S") a participation interest in a $1.0 million note issued by OEE. The Company received principal plus accrued interest in 1996.

     The Company purchased all of S&S's rights and obligations in a Subordinated Loan Agreement and Note between S&S and O'Brien (Newark) Cogeneration, Inc. The purchase price was $2.8 million and the notes bore interest at prime plus 2.0%. The Company received principal plus accrued interest in 1996.

14. INVESTMENTS IN POWER PROJECTS

     The Company has unconsolidated investments in power projects which are accounted for under the equity method. Financial information related to these investments is as follows (in thousands):

                                             SUMAS
                                          COGENERATION
                                            COMPANY,             O.L.S.                 GEOTHERMAL
                                              L.P.         ENERGY-AGNEWS, INC.     ENERGY PARTNERS, LTD.
                                          ------------     -------------------     ---------------------
    1996
    Operating revenue.....................   $ 44,092            $11,023                  $22,302
    Net income (loss).....................      8,494               (840)                   6,367
    Assets................................    129,273             37,160                   69,249
    Liabilities...........................    125,652             36,711                   38,304
    Company's percentage ownership........         (a)                20%                       5%
    Equity investments in power
      projects............................     11,382                124                    1,556
    Project development costs.............        875                 --                       --
                                            --------            --------                 --------
    Total investments in power projects...     12,257                124                    1,556
                                            ========            ========                 ========
    Company's share of net income
      (loss)..............................   $  6,396            $  (190)                 $   331
                                            ========            ========                 ========

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

                                             SUMAS
                                          COGENERATION
                                            COMPANY,             O.L.S.                 GEOTHERMAL
                                              L.P.         ENERGY-AGNEWS, INC.     ENERGY PARTNERS, LTD.
                                          ------------     -------------------     ---------------------
    1995
    Operating revenue.....................   $ 31,526            $10,779                  $21,676
    Net income (loss).....................     (6,098)              (483)                   5,538
    Assets................................    122,802             40,330                   76,017
    Liabilities...........................    123,377             39,034                   51,439
    Company's percentage ownership........         (a)                20%                       5%
    Equity investments in power
      projects............................      5,763                314                    1,229
    Project development costs.............        912                 --                       --
                                            --------             -------                  -------
    Total investments in power projects...      6,675                314                    1,229
                                            ========             =======                  =======
    Company's share of net income
      (loss)..............................   $ (3,049)           $   (82)                 $   227
                                            ========             =======                  =======

                                             SUMAS
                                          COGENERATION
                                            COMPANY,             O.L.S.                 GEOTHERMAL
                                              L.P.         ENERGY-AGNEWS, INC.     ENERGY PARTNERS, LTD.
                                          ------------     -------------------     ---------------------
    1994
    Operating revenue.....................   $ 32,060            $11,985                  $21,721
    Net income (loss).....................     (5,777)              (415)                   5,548
    Assets................................    130,148             42,596                   77,081
    Liabilities...........................    124,625             40,864                   58,041
    Company's percentage ownership........         (a)                20%                       5%
    Equity investments in power
      projects............................      8,812                396                      952
    Project development costs.............        946                  8                       --
                                            --------             -------                  -------
    Total investments in power projects...      9,758                404                      952
                                            ========             =======                  =======
    Company's share of net income
      (loss)..............................   $ (2,888)           $  (143)                 $   277
                                            ========             =======                  =======

---------------

(a) Distributions will be made out of operating income after certain required deposits are made and certain minimum balances are met. After receiving certain preferential distributions, the Company will have a 50% interest in the profits and losses of Sumas until earning a 24.5% pre-tax cumulative return on its investment, at which time the Company's interest in Sumas will be reduced to 11.33%.

     Sumas Cogeneration Company, L.P. -- Sumas Cogeneration Company, L.P. ("Sumas") is a Delaware limited partnership formed between Sumas Energy, Inc. ("SEI"), a Washington State Subchapter S corporation, and Whatcom Cogeneration Partners, L.P. ("Whatcom"), a wholly owned partnership of the Company. SEI is the general partner and Whatcom is the limited partner. Sumas has a wholly owned Canadian subsidiary, ENCO Gas, Ltd. ("ENCO"), which is incorporated in New Brunswick, Canada.

     Sumas owns and operates a 125 megawatt natural gas-fired cogeneration power plant. In connection with the Sumas power plant is a lumber dry kiln facility and a 3.5 mile private natural gas pipeline. ENCO acquired, developed and is operating a portfolio of proven natural gas reserves in British Columbia and Alberta, Canada to provide a dedicated fuel supply for the Sumas Power Plant.

     Sumas produces and sells electrical energy to Puget Sound Power & Light Company ("Puget") under a 20-year agreement for an average 123 megawatts. Sumas leases the dry kiln facility and sells steam to Socco, Inc. ("Socco"), a custom lumber drying operation owned by an affiliated individual.

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

     Construction financing was provided through a $95.2 million construction and term loan agreement with The Prudential Insurance Company of America ("Prudential") and Credit Suisse, an affiliate of the Company. In addition, ENCO has a $24.8 million loan agreement with Prudential and Credit Suisse. On May 25, 1993, the entire $120.0 million was converted to a term loan.

     In addition, the Company provides operations and maintenance services to Sumas and receives a fixed fee of $1.1 million per year adjusted annually for inflation, an annual base fee of $150,000 per year also adjusted annually for inflation and certain other reimbursable expenses. The Company is entitled to an annual performance bonus of up to $400,000 based upon the achievement of certain performance levels. This arrangement will expire upon the date Whatcom receives its 24.5% pre-tax return or 10 years, subject to renewal terms, whichever is later. The Company recorded revenue of approximately $2.0 million, $2.0 million, and $1.9 million associated with this arrangement during the years ended December 31, 1996, 1995 and 1994, respectively.

     O.L.S. Energy-Agnews, Inc. -- The Company has a 20% interest in O.L.S. Energy-Agnews, Inc., a joint venture with GATX Capital Corporation, which owns and operates a 29 megawatt gas-fired combined-cycle cogeneration facility at the State-owned Agnews Developmental Center ("Center") in San Jose, California. The cogeneration plant provides the Center with all of its thermal and electric requirements. Excess electricity is sold to PG&E under a Standard Offer No. 4 contract. The Company's original investment was $1.8 million.

     In addition to its interest as stated above, the Company has been contracted by the joint venture to provide operations and maintenance services at cost plus overhead and fees, as specified. The Company recorded revenue of $2.0 million, $1.5 million, and $1.4 million associated with this service agreement and for other services provided to the joint venture for the years ended December 31, 1996, 1995 and 1994, respectively.

     In January 1990, O.L.S. Energy-Agnews, Inc. entered into a credit agreement with Credit Suisse providing for a $28.0 million loan. The loan is secured by all of the assets of the Agnews Power Plant and bears interest on the unpaid principal balance based on the London Interbank Offered Rate ("LIBOR") plus a margin rate varying between 0.05% and 1.5%.

     Geothermal Energy Partners, Ltd. -- During 1989, the Company acquired a 5% interest in Geothermal Energy Partners Ltd. ("GEP"). GEP was established in 1988 to develop, finance and construct a 20 megawatt geothermal power production facility located in The Geysers area of northern California. The facility began operations on June 6, 1989.

     In addition to its interest as stated above, the Company has been contracted by GEP to provide operations and maintenance services at cost plus overhead and fees, as specified. The Company recorded revenue of $4.0 million, $3.5 million and $3.7 million associated with this service agreement to GEP for the years ended December 31, 1996, 1995 and 1994, respectively.

     The Company accounts for its investment in GEP under the equity method because control of the project is deemed to be shared under the terms of the partnership agreement, and the Company has significant influence over the operation of the venture.

15. NOTES RECEIVABLE

     In May 1993, in accordance with the Sumas partnership agreement, the Company was entitled to receive a distribution of $1.5 million and SEI, the Company's partner in Sumas, was required to make a capital contribution of $1.5 million. In order to meet SEI's $1.5 million capital contribution requirement, the Company loaned $1.5 million to the sole shareholder of SEI, who in turn loaned the funds to SEI, who in turn contributed the capital to Sumas. The loan bears interest at 20% and is secured by a security interest in the

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

loan between SEI and its sole shareholder. The Company will receive payments of 50% of SEI's cash distributions from Sumas. The payments will first reduce any accrued and unpaid interest and then reduce the principal balance. On May 25, 2003, all unpaid principal and interest is due.

     In March 1994, the Company loaned $10.0 million to the sole shareholder of SEI. The loan matures in 10 years and bears interest at 16.25%. The loan is secured by a pledge to Calpine of SEI's interest in Sumas. In order to provide for the payment of principal and interest on the loan, an additional 12 1/2% of the cash flow generated by Sumas was assigned to Calpine. The Company deferred the recognition of interest income from these notes until Sumas generated net income. In 1996, the Company recognized a total of $2.1 million of interest income related to the above two loans, which represents the portion of Sumas' earnings not recognized by Calpine related to its equity investment in Sumas.

     In August 1994, the Company entered into a loan agreement providing for loans up to $4.8 million to Trans-Pacific Geothermal Glass Mountain Ltd. ("TGGM"), a subsidiary of TGC (see Note 7). The loan bore interest at 10% and had a maturity date which was based on certain future events. The loan was secured by a pledge to Calpine of the partner's interest in the Glass Mountain project. The Company was deferring the recognition of income from this note until the Glass Mountain project generated sufficient income to support the collectibility of interest earned. At December 1, 1996, $4.1 million was outstanding. In December 1996, the Company received $3.0 million from TGGM in payment of the loan and recorded a $1.1 million loss for uncollectible amounts, which was included in Other income, net (see Note 7).

     As of December 31, 1996, Calpine Vapor had notes receivable of $18.0 million from Coperlasa and associated unamortized loan acquisition fees of $1.1 million (see Note 8). Interest accrues on the outstanding notes receivable at approximately 18.9%. The Company is deferring the recognition of income from this note until the Cerro Prieto project generates sufficient cash flows available for distribution to support the collectibility of interest earned.

16. REVOLVING CREDIT FACILITY AND LINES OF CREDIT

     At December 31, 1996, the Company had a $50.0 million three-year credit facility available with a consortium of commercial lending institutions which include The Bank of Nova Scotia, International Nederlanden U.S. Capital Corporation, Sumitomo Bank of California and Canadian Imperial Bank of Commerce. As of December 31, 1996, the Company had no borrowings and $5.9 million of letters of credit outstanding, which reflect $3.0 million to secure performance with the Pasadena Power Plant and $2.9 million related to operating expenses at CMCI. Borrowings bear interest at The Bank of Nova Scotia's base rate or at LIBOR plus an applicable margin. Interest is paid on the last day of each interest period for such loans, but not less often than quarterly, based on the principal amount outstanding during the period for base rate loans, and on the last day of each applicable interest period, but not less often than 90 days, for LIBOR loans. The credit agreement expires in September 1999. The credit agreement specified that the Company maintain certain covenants with which the Company was in compliance. Commitment fees related to this line of credit are charged based on 0.50% of committed unused credit.

     At December 31, 1995, the Company had a $50.0 million credit facility with Credit Suisse (whose parent company owns approximately 44.9% of Electrowatt Ltd. ("Electrowatt"), the former indirect sole owner of the Company prior to the initial public offering on September 25, 1996). At December 31, 1995, the Company had $19.9 million of borrowings outstanding, bearing interest at LIBOR plus 0.5% (6.4% at December 31, 1995). Interest could be paid at either LIBOR or the Credit Suisse base rate, plus applicable margins in both cases. The credit agreement specified that the Company maintain certain covenants with which the Company was in compliance. The Company terminated its Credit Suisse credit facility on September 25, 1996.

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

     At December 31, 1996, the Company had a loan facility with available borrowings totaling $1.2 million. There were no borrowings and $900,000 of letters of credit outstanding as of December 31, 1996. At December 31, 1995, the Company had three loan facilities with available borrowings totaling $10.2 million. Borrowings and letters of credit outstanding were $1.2 million and $3.8 million as of December 31, 1995, respectively. Interest is payable at variable interest rates based on bank base rates, LIBOR or prime plus applicable margins in all cases (approximately 7.6% at December 31, 1995 on borrowings). The credit agreements specified that the Company maintain certain covenants with which the Company was in compliance.

17. WORKING CAPITAL LOAN

     The Company has a $5.0 million working capital loan agreement with a bank providing for advances and letters of credit. The aggregate unpaid principal of the working capital loan is payable in full at least once a year, with the final payment of principal, interest and fees due June 30, 1998. Interest on borrowings accrues at the option of the Company at either a base rate, LIBOR, or a certificate of deposit rate (plus applicable margins in all cases) over the term of the loan. No borrowings were outstanding at December 31, 1996 and 1995. The Company had letters of credit outstanding of $459,000 at December 31, 1996 and 1995. Outstanding letters of credit bear interest at 0.625% payable quarterly.

18. NON-RECOURSE PROJECT FINANCING

     The components of non-recourse project financing as of December 31, 1996 and 1995 are (in thousands):

                                                                   1996         1995
                                                                 --------     --------
        Senior-term loans:
          Fixed rate portion...................................  $ 73,000     $ 99,400
          Variable rate portion................................    20,000       20,000
          Premium on debt......................................     1,824        2,959
                                                                 --------     --------
                  Total senior-term loans......................    94,824      122,359
        Junior-term loans......................................    19,965       19,965
        Notes payable to banks.................................   194,478      133,026
                                                                 --------     --------
                  Total long-term debt.........................   309,267      275,350
                  Less current portion.........................    30,627       84,708
                                                                 --------     --------
                  Long-term debt, less current portion.........  $278,640     $190,642
                                                                 ========     ========

     The Company entered into the Senior-Term Loans and Junior-Term Loans in connection with the Company's acquisition of CGC in 1993.

     Senior-Term Loans -- Principal and interest are payable in quarterly installments at variable amounts with the final payment of principal, interest and fees due June 30, 2002. A portion of the senior-term loans bears interest fixed at 9.93% (see discussion on swap agreement below) with the remainder accruing interest at LIBOR plus an applicable margin (6.75% and 6.69% at December 31, 1996 and 1995, respectively) over the term of the loan, collateralized by all of CGC's assets and the Company's interest in CGC. The premium is amortized over the life of the fixed rate portion of the loan using the interest method.

     Junior-Term Loans -- Principal and interest are payable in quarterly installments at variable amounts beginning September 30, 2002 with the final payment of principal, interest and fees due June 30, 2005; interest accrues at LIBOR plus an applicable margin (7.75% and 7.69% at December 31, 1996 and 1995, respectively) over the term of the loan, collateralized by all of CGC's assets and the Company's interest in CGC.

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

     The Company entered into two interest rate swap agreements to minimize the impact of changes in interest rates on a portion of its senior-term loans. These agreements fix the interest on this portion at 9.93%. At December 31, 1996, the swap agreements applied to debt with a principal balance total of $73.0 million. The interest rate swap agreements mature through December 31, 2000. The premium on debt was recorded in conjunction with the acquisition as discussed above. The amortization of the premium adjusts the effective interest rate on the fixed-rate debt to 7.05% per annum. The floating interest rate associated with this portion of the senior-term loans was LIBOR plus an applicable margin (6.63% at December 31, 1996 and 6.99% at December 31, 1995). The Company is exposed to credit risk in the event of non-performance by the other parties to the swap agreements.

     Notes Payable to Banks -- In September 1994, the Company entered into a two-year agreement with The Bank of Nova Scotia to finance the acquisition of TPC. In May 1996, a portion of the net proceeds from the Company's issuance of the 10 1/2% Senior Notes Due 2006 was utilized to repay the total $57.0 million of borrowings under this agreement.

     In June 1995, the Company entered into an agreement with Sumitomo Bank to finance the acquisition of the Greenleaf Power Plants. Of the $74.7 million debt outstanding at December 31, 1996, $59.0 million bears interest fixed at 7.4%, with the remaining floating rate portion accruing interest at LIBOR plus an applicable margin (6.24% as of December 31, 1996). At December 31, 1995, $76.0 million of debt was outstanding, of which $60.0 million was at the fixed interest rate of 7.4%, with the remaining floating rate portion accruing interest at approximately 6.5%. This debt is secured by all of the assets of Greenleaf 1 and 2. Interest on the floating rate portion may be at Sumitomo's base rate plus an applicable margin or at LIBOR plus an applicable margin. Interest on base rate loans is paid at the end of each calendar quarter, and interest on LIBOR based loans is paid on each maturity date, but not less often than quarterly, based on the principal amount outstanding during the period. At the Company's discretion, the LIBOR based loans may be held for various maturity periods of at least 1 month up to 12 months. The $74.7 million debt will be repaid quarterly, with a final maturity date of December 31, 2010.

     On August 29, 1996, the Company entered into an agreement with Banque Nationale de Paris ("BNP") to finance the acquisition of the Gilroy Power Plant. As of December 31, 1996, BNP had provided a $119.8 million loan consisting of a 15-year tranche in the amount of $84.8 million and an 18-year tranche in the amount of $35.0 million. In addition, BNP provided two additional tranches for the payment of certain contingent consideration, which at December 31, 1996 totaled $19.6 million. The debt is secured by all of the assets of the Gilroy Power Plant. A portion of the BNP notes bears interest fixed at a weighted average of 6.6% (see discussion below), with the remainder accruing interest at LIBOR plus an applicable margin (6.6% at December 31, 1996). Interest on the floating rate portion may be at BNP's base rate plus an applicable margin or at LIBOR plus an applicable margin. Interest on base rate loans is payable not less often than quarterly. Interest on LIBOR based loans is paid on each maturity date, but not less often than quarterly. At the Company's discretion, LIBOR based loans may be held for various maturity periods of at least 1 month and up to 12 months. The $119.8 million debt will be repaid semi-annually beginning August 31, 1997, with a final maturity date of August 28, 2011. Commitment fees are charged based on 1% to 1.125% of committed unused credit.

     The Company entered into four interest rate swap agreements to minimize the impact of changes in interest rates. These agreements fix the interest on $87.5 million of principal at a weighted average interest rate of 6.6%. The interest rate swap agreements mature through August 2011. The Company is exposed to credit risk in the event of non-performance by the other parties to the swap agreements.

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

     The annual principal maturities of the non-recourse debt outstanding at December 31, 1996 are as follows (in thousands):

            1997......................................................  $ 30,627
            1998......................................................    32,658
            1999......................................................    24,183
            2000......................................................    24,851
            2001......................................................    24,631
            Thereafter................................................   170,493
                                                                        --------
                                                                         307,443
            Unamortized premium on fixed portion of senior loans......     1,824
                                                                        --------
                      Total...........................................  $309,267
                                                                        ========

     The carrying value of $73.0 million and $99.4 million of the senior-term loan as of December 31, 1996 and 1995, respectively, has an effective rate of 9.93% under the Company's interest rate swap agreements (7.05% after consideration of the debt premium). Based on the borrowing rates currently available to the Company for bank loans with similar terms and maturities, the fair value of the debt as of December 31, 1996 and 1995 is approximately $83.2 million and $107.3 million, respectively. The carrying value of the remaining $20.0 million of the senior-term and the $20.0 million junior-term loans and the notes payable to banks approximate the debts' fair market value as the rates are variable and based on the current LIBOR rate.

     The non-recourse debt is held by subsidiaries of Calpine. The debt agreements of the Company's subsidiaries and other affiliates governing the non-recourse project financing generally restrict their ability to pay dividends, make distributions or otherwise transfer funds to the Company. The dividend restrictions in such agreements generally require that, prior to the payment of dividends, distributions or other transfers, the subsidiary or other affiliate must provide for the payment of other obligations, including operating expenses, debt service and reserves.

     On December 20, 1996, the Company entered into a credit agreement with ING U.S. Capital Corporation to provide $98.6 million of non-recourse project financing for the Pasadena Cogeneration Project (see Note 11). No borrowings were outstanding at December 31, 1996. Interest is payable at ING's base rate or the Federal Funds Rate plus an applicable margin on the last day of each calendar quarter, or at LIBOR plus an applicable margin upon maturity of the loan, but no less than quarterly. All interest is due and payable upon conversion of the construction loan to a term loan. Subject to the terms of the credit agreement, all or part of the construction loan will be converted to a term loan upon completion of construction. Commitment fees are charged based on 0.375% of committed unused credit.

19. NOTES PAYABLE

     At December 31, 1996, the Company had a non-interest bearing promissory note for $6.5 million payable to Natomas Energy Company, a wholly owned subsidiary of Maxus Energy Company. This note has been discounted to yield 8.0% per annum, due September 9, 1997. The carrying amount of $6.2 million at December 31, 1996 approximates fair market value.

     In January 1995, the Company purchased the working interest covering certain properties in its geothermal properties at CGC from Santa Fe Geothermal, Inc. The purchase price included $6.0 million cash, and a $750,000 non-interest bearing note discounted to yield 9% per annum and due on December 26, 1997. The Company may repay all or any part of the note at any time without penalty. The carrying value of $686,000 of the discounted non-interest bearing note at December 31, 1996 approximates fair market value.

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

20. SENIOR NOTES

     On May 16, 1996, the Company issued $180.0 million aggregate principal amount of 10 1/2% Senior Notes Due 2006. The net proceeds of $174.9 million were used to repay $53.7 million of borrowings under the Credit Suisse Credit Facility, $57.0 million of non-recourse project financing and $45.0 million of borrowings from The Bank of Nova Scotia. The remaining $19.2 million was available for general corporate purposes. Transaction costs of $5.1 million incurred in connection with the public debt offering were recorded as a deferred charge and are amortized over the ten-year life of the 10 1/2% Senior Notes Due 2006.

     The 10 1/2% Senior Notes Due 2006 will mature on May 15, 2006. The Company has no sinking fund or mandatory redemption obligations with respect to the 10 1/2% Senior Notes Due 2006. Interest is payable semi-annually on May 15 and November 15. Based on the traded yield to maturity, the approximate fair market value of the 10 1/2% Senior Notes Due 2006 was $191.7 million as of December 31, 1996.

     On February 17, 1994, the Company completed a $105.0 million public debt offering of 9 1/4% Senior Notes Due 2004. Transaction costs of $4.1 million incurred in connection with the public debt offering were recorded as a deferred charge and are amortized over the ten-year life of the 9 1/4% Senior Notes Due 2004.

     The 9 1/4% Senior Notes Due 2004 will mature on February 1, 2004. The Company has no sinking fund or mandatory redemption obligations with respect to the 9 1/4% Senior Notes Due 2004. Interest is payable semi-annually on February 1 and August 1. Based on the traded yield to maturity, the approximate fair market value of the 9 1/4% Senior Notes Due 2004 was $105.7 million as of December 31, 1996.

     The Senior Note indentures specify that the Company maintain certain covenants with which the Company was in compliance. The Company may, under certain circumstances, be limited in its ability to make restricted payments, as defined, which include dividends and certain purchases and investments, incur additional indebtedness and engage in certain transactions.

21. PROVISION FOR INCOME TAXES

     The Company follows the liability method of accounting for income taxes whereby deferred income taxes are recognized for the tax consequences of "temporary differences" to the extent they are not reduced by net operating loss and tax credit carryforwards by applying enacted statutory rates.

     The components of the deferred tax liability as of December 31, 1996 and 1995 are (in thousands):

                                                                 1996          1995
                                                               ---------     ---------
        Expenses deductible in a future period...............  $   3,329     $   1,674
        Net operating loss and credit carryforwards..........     19,856        19,480
        Other differences....................................      1,186         2,034
                                                               ---------     ---------
             Deferred tax asset, before valuation
               allowance.....................................     24,371        23,188
        Valuation allowance..................................       (692)         (749)
                                                               ---------     ---------
             Deferred tax asset..............................     23,679        22,439
                                                               ---------     ---------
        Property differences.................................   (119,842)     (116,314)
        Difference in taxable income and income from
          investments recorded on the equity method..........     (2,753)       (2,311)
        Other differences....................................     (1,469)       (1,435)
                                                               ---------     ---------
             Deferred tax liabilities........................   (124,064)     (120,060)
                                                               ---------     ---------
                  Net deferred tax liability.................  $(100,385)    $ (97,621)
                                                               =========     =========

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

     The net operating loss and credit carryforwards consist of Federal and State net operating loss carryforwards which expire 2005 through 2010 and 2000, respectively, and Federal and State alternative minimum tax credit carryforwards which can be carried forward indefinitely. At December 31, 1996, the Federal and State net operating loss carryforwards were approximately $23.8 million and $12.0 million, respectively. At December 31, 1996, the State net operating losses have been fully reserved for in the valuation allowance due to the limited carryforward period allowed by the State of California. At December 31, 1996, Federal and State alternative minimum tax credit carryforwards were approximately $6.7 million and $1.7 million, respectively.

     Realization of the deferred tax assets and federal net operating loss carryforwards is dependent, in part, on generating sufficient taxable income prior to expiration of the loss carryforwards. In September 1996, the Company underwent an ownership change as a result of the initial public offering of the Company's common stock. This ownership change limits the amount of net operating loss and credit carryforwards available to offset current tax liabilities. Although realization is not assured, management believes it is more likely than not that all of the deferred tax asset will be realized based on estimates of future taxable income. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

     In 1996, the Company decreased its deferred income tax liability by $769,000 to reflect the change in California's state income tax rate from 9.3% to 8.84% effective January 1, 1997.

     The provision for income taxes for the years ended December 31, 1996, 1995 and 1994 consists of the following (in thousands):

                                                            1996       1995       1994
                                                           ------     ------     ------
        Current:
          Federal........................................  $5,671     $3,085     $   96
          State..........................................   1,805      1,163        365
        Deferred:
          Federal........................................   3,890        816      2,546
          State..........................................    (801)       (15)       547
             Adjustment in state tax rate................    (769)        --         --
             Revision in prior years' tax estimates......    (732)        --         --
             Increase in valuation allowance.............      --         --        299
                                                           ------     ------     ------
                  Total provision........................  $9,064     $5,049     $3,853
                                                           ======     ======     ======

     The Company's effective rate for income taxes for the years ended December 31, 1996, 1995 and 1994 differs from the U.S. statutory rate, as reflected in the following reconciliation.

                                                                1996     1995     1994
                                                                ----     ----     ----
        U.S. statutory tax rate...............................  35.0%    35.0%    35.0%
        State income tax, net of Federal benefit..............   6.0      6.0      6.0
        Depletion allowance...................................  (2.3)    (0.3)    (8.6)
        Effect of change in tax rates.........................  (3.0)     --       --
        Revision in prior years' tax estimates................  (2.6)     --       --
        Increase in valuation allowance.......................   --       --       7.8
        Other, net............................................  (0.4)    (0.1)    (1.2)
                                                                ----     ----     ----
                  Effective income tax rate...................  32.7%    40.6%    39.0%
                                                                ====     ====     ====

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

22. RETIREMENT SAVINGS PLAN

     The Company has a defined contribution savings plan under Section 401(a) and 501(a) of the Internal Revenue Code. The plan provides for tax deferred salary deductions and after-tax employee contributions. Employees automatically become participants on the first quarterly entry date after completion of three months of service. Contributions include employee salary deferral contributions and a 3% employer profit-sharing contribution. Employer profit-sharing contributions in 1996, 1995, and 1994 totaled $485,000, $350,000 and $311,000, respectively.

23. PREFERRED STOCK

     The Company had 5,000,000 authorized shares of Series A Preferred Stock, all of which were issued on March 21, 1996 to Electrowatt. The shares of Series A Preferred Stock were not publicly traded. No dividends were payable on the Series A Preferred Stock. The Series A Preferred Stock contained provisions regarding liquidation and conversion rights. Upon the consummation of the Company's initial public offering, all of the Series A Preferred Stock was converted into approximately 2.2 million shares of common stock and sold to the public in the offering by Electrowatt (see Note 24).

24. COMMON STOCK

     In September 1996, Calpine completed the initial public offering of 18,045,000 shares of its common stock with $0.001 par value per share (the "Common Stock Offering"). In the Common Stock Offering, the Company issued and sold 5,477,820 shares of common stock and Electrowatt sold 12,567,180 shares of common stock, representing its entire ownership interest in Calpine. As a result of the Common Stock Offering, Electrowatt no longer owns any interest in Calpine. The Company received approximately $82.1 million of net proceeds from the Common Stock Offering. In October 1996, the Company issued an additional 1,793,400 shares of common stock to cover over-allotments of shares in connection with the Common Stock Offering and received approximately $27.1 million of net proceeds. Approximately $13.0 million of total net proceeds was used to repay short-term bank borrowings. The remaining net proceeds are for working capital and general corporate purposes, and for the development and acquisition of power generation facilities. In connection with the Common Stock Offering, the Company completed a 5.194-for-1 stock split of the Company's common stock and converted the Company's outstanding preferred stock into shares of common stock.

25. STOCK-BASED COMPENSATION PROGRAMS

  1996 Employee Stock Purchase Plan

     The Company adopted 1996 Employee Stock Purchase Plan ("ESPP") in July 1996. Eligible employees may purchase up to 275,000 shares of common stock at semi-annual intervals through periodic payroll deductions. Shares are purchased on February 28 and August 31 of each year. On the first purchase date of February 28, 1997, employees purchased 25,819 shares of common stock at a weighted average fair value of $13.60 per share. The purchase price is 85% of the lower of (i) the fair market value of the common stock on the participant's entry date into the offering period, or (ii) the fair market value on the semi-annual purchase date.

  1996 Stock Incentive Plan

     The Company adopted the 1996 Stock Incentive Plan ("SIP") in September 1996; such plan succeeded the Company's previously adopted stock option program. The Company accounts for this plan under APB Opinion No. 25, under which no compensation cost has been recognized in 1996. Had compensation cost for

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

this plan been determined consistent with SFAS No. 123, Accounting for Stock-Based Compensation, the Company's net income and earning per share would have been reduced to the following pro forma amounts (in thousands, except per share amounts):

                                                                       1996        1995
                                                                      -------     ------
        Net income.................................  As reported      $18,692     $7,378
                                                     Pro forma        $18,145     $7,232
        Primary earnings per share.................  As reported      $  1.27         --
                                                     Pro forma        $  1.24         --
        As adjusted primary earnings per share
          assuming conversion of preferred stock...  As reported           --     $ 0.52
                                                     Pro forma             --     $ 0.51

     Because the SFAS No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

     The Company may grant options for up to 4,041,858 shares under the SIP. As of December 31, 1996, the Company had granted options to purchase 2,340,294 shares of common stock. Under the SIP, the option exercise price equals the stock's fair market value on date of grant. The SIP options generally vest after four years and expire after 10 years.

     A summary of the status of the Company's SIP at December 31, 1996 and changes during the year then ended is presented in the table and narrative below:

                                                     SHARES OF COMMON STOCK
                                                     -----------------------
                                                     AVAILABLE                   WEIGHTED
                                                        FOR           SIP        AVERAGE
                                                      OPTION        OPTION       EXERCISE
                                                     OR AWARD       SHARES        PRICE
                                                     ---------     ---------     --------
        Balance, January 1, 1995...................  1,160,782     1,436,141      $ 1.53
          Granted..................................   (444,333)      444,333      $ 4.91
          Forfeited................................     25,963       (25,963)     $ 2.13
                                                     ---------     ---------       -----
        Balance, December 31, 1995.................    742,412     1,854,511      $ 2.34
          Additional shares reserved...............  1,444,935            --          --
          Granted..................................   (547,579)      547,579      $ 8.71
          Exercised................................         --        (5,000)     $ 1.85
          Forfeited................................     56,796       (56,796)     $ 7.90
                                                     ---------     ---------       -----
        Balance, December 31, 1996.................  1,696,564     2,340,294      $ 3.69
                                                     =========     =========       =====

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

     The following table summarizes information concerning outstanding and exercisable options at December 31, 1996:

                                    OPTIONS OUTSTANDING                OPTIONS EXERCISABLE
                               ------------------------------     ------------------------------
                                             WEIGHTED AVERAGE                   WEIGHTED AVERAGE
              EXERCISE          NUMBER          REMAINING          NUMBER           EXERCISE
               PRICES          OUTSTANDING   CONTRACTUAL LIFE     EXERCISABLE        PRICE
        ---------------------  ---------     ----------------     ---------     ----------------
        $ 0.50...............    934,920            6.00            934,920          $ 0.50
        $ 1.85...............    174,193            6.25            174,193          $ 1.85
        $ 4.57...............    296,058            7.75            222,043          $ 4.57
        $ 4.91...............    434,290            8.97            104,590          $ 4.91
        $ 8.57...............    490,833           10.00                 --          $ 8.57
        $16.00...............     10,000            9.99             10,000          $16.00
                               ---------                          ---------          ------
                               2,340,294                          1,445,746          $ 1.71
                               =========                          =========          ======

     The estimated average fair value of options granted in 1995 and 1996 is $1.23 and $3.29 on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions: risk-free interest rates of 5.4% to 6.2%; expected dividend yields of zero percent; expected lives of 3 years; expected volatility of 0% to 27%.

26. RELATED PARTY TRANSACTIONS

     In January 1995, the Company and Electrowatt entered into a management services agreement whereby Electrowatt agreed to provide the Company with advisory services in connection with the construction, financing, acquisition and development of power projects, as well as any other advisory services as may be required by the Company in connection with the operation of the Company. Pursuant to this agreement, the Company paid $166,000 and $200,000 of such management expenses in 1996 and 1995, respectively. The management services agreement terminated September 25, 1996, with completion of the initial public offering.

     During 1996, 1995, and 1994, the Company paid $123,000, $106,000, and
$69,000, respectively, to Electrowatt pursuant to a guarantee fee agreement whereby Electrowatt agreed to guarantee the payment, when due, of any and all indebtedness of the Company to Credit Suisse in accordance with the terms and conditions of the line of credit. Under the guarantee fee agreement, the Company had agreed to pay to Electrowatt an annual fee equal to 1% of the average outstanding balance of the Company's indebtedness to Credit Suisse during each quarter as compensation for all services rendered under the guarantee fee agreement. The guarantee fee agreement terminated in September 1996.

     At December 31, 1996, the Company had approximately $1.2 million in accounts receivable from Electrowatt (see Note 12) related to reimbursement of costs for the sale of Electrowatt's common stock in Calpine. As a result of Electrowatt's sale of Calpine common shares, Electrowatt no longer owns any interest in Calpine.

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

27. SIGNIFICANT CUSTOMERS

     The Company's electricity and steam sales revenue is primarily from two sources -- PG&E and SMUD. Revenues earned from these sources for the years ended December 31, 1996, 1995 and 1994 were as follows (in thousands):

                                                        1996         1995        1994
                                                      --------     --------     -------
        PG&E........................................  $183,531     $112,522     $77,010
        SMUD........................................    14,609       12,345       9,296
        Other.......................................     1,324          173         804
                                                      --------     --------     -------
                                                       199,464      125,040      87,110
        Deferred revenues recognized (see Note 3)...        --        2,759       3,185
                                                      --------     --------     -------
        Total electricity and steam sales...........  $199,464     $127,799     $90,295
                                                      ========     ========     =======

     PG&E, the Company's primary customer, is also affected by industry restructuring and deregulation (see Note 28 regarding Regulation and CPUC Restructuring).

28. COMMITMENTS AND CONTINGENCIES

     Capital Projects -- The Company has 1997 commitments for capital expenditures totaling $4.0 million related to various projects at its geothermal facilities. In March 1996, the Company entered into an energy development agreement with Phillips Petroleum Company to develop, construct, own and operate a 240 megawatt gas-fired cogeneration facility at Phillips Houston Chemical Complex in Pasadena, Texas. The Company commenced construction in February 1997, with commercial operation scheduled to begin in October 1998. The Company has 1997 commitments of $97.2 million related to this project.

     Royalties and Leases -- The Company is committed under several geothermal leases and right-of-way, easement and surface agreements. The geothermal leases generally provide for royalties based on production revenue with reductions for property taxes paid. The right-of-way, easement and surface agreements are based on flat rates and are not material. Under the terms of certain geothermal leases, royalties accrue at rates ranging from 7% to 12.5% of steam and effluent revenue. Certain properties also have net profits and overriding royalty interests ranging from approximately 1.45% to 28%, which are in addition to the land royalties. Most lease agreements contain clauses providing for minimum lease payments to lessors if production temporarily ceases or if production falls below a specified level.

     The Company also has working interest agreements with third parties providing for the sharing of approximately 25% to 30% of drilling and other well costs, various percentages of other operating costs and 25% to 30% of revenues on specified wells.

     Expenses under these agreements for the years ended December 31, 1996, 1995 and 1994 are (in thousands):

                                                         1996        1995        1994
                                                        -------     -------     -------
        Production royalties..........................  $10,793     $10,574     $11,153
        Lease payments................................  $   246     $   225     $   252

     Natural Gas Purchases -- The Company enters into long-term gas purchase contracts with third parties to supply gas to its gas-fired cogeneration projects. Such contracts generally have terms of 1 to 24 months, and existing contracts expire though July 31, 1997, continuing month to month thereafter unless either party terminates the agreement upon sixty days written notice. On January 31, 1997, the Company purchased MNI which supplies gas to the Greenleaf Power Plants (see Note 5).

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

     Watsonville Operating Lease -- The Company is committed under an operating lease (through December 2009) for a 28.5 megawatt natural gas-fired cogeneration power plant located in Watsonville, California (see Note 6). Under the terms of the lease, basic and contingent rents are payable each month during the period from July through December. As of December 31, 1996, future basic rent payments are $2.9 million for each year from 1997 to 2001, and $24.4 million thereafter through December 2009. Contingent rent payments are based on the net of revenues less all operating expenses, fees, reserve requirements, basic rent and supplemental rent payments. Of the remaining balance, 60% is payable to the lessor and 40% is payable to the Company.

     Office and Equipment Leases -- The Company leases its corporate office, Houston office, Portland office, Santa Rosa office facilities and certain office equipment under noncancellable operating leases expiring through 2001. Future minimum lease payments under these leases are (in thousands):

            1997........................................................  $1,138
            1998........................................................   1,125
            1999........................................................     977
            2000........................................................     936
            2001........................................................     367
            Thereafter..................................................      --
                                                                          ------
            Total future minimum lease commitments......................  $4,543
                                                                          ======

     Lease payments are subject to adjustment for the Company's pro rata portion of annual increases or decreases in building operating costs. In 1996, 1995 and 1994, rent expense for noncancellable operating leases amounted to $1,036,000, $733,000 and $663,000, respectively.

     Regulation and CPUC Restructuring -- Electricity and steam sales agreements with PG&E are regulated by the CPUC. In December 1995, the CPUC proposed the transition of the electric generation market to a competitive market beginning January 1, 1998, with all consumers participating by 2003. Since the proposed restructure results in widespread impact on the market structure and requires participation and oversight of the Federal Energy Regulatory Commission ("FERC"), the CPUC has sought to build a California consensus involving the legislature, the Governor, public and municipal utilities and customers. The consensus has resulted in filings with FERC which should permit both the CPUC and FERC to collectively proceed with implementation of the new competitive market structure. On September 23, 1996 state legislation was passed, AB 1890 (the "Bill"), which codified much of the CPUC decision and directed the CPUC to proceed with implementation of restructure no later than January 1, 1998. The Bill accelerated the transition period to a fully competitive market from five years to four years with all consumers participating by the year 2002. The Bill provided for an electricity rate freeze for the period of transition and mandated through issuance of rate reduction bonds a 10% rate reduction for small commercial and residential customers effective January 1, 1998. The proposed restructuring provides for phased-in customer choice (direct access), development of a non-discriminatory market structure, full recovery of utility stranded costs, sanctity of existing contracts, and continuation of existing public policy programs including funds for enhancement of in-state renewable energy technologies during the transition period. The Company cannot predict the final form or timing of the proposed restructuring and the impact, if any, that such restructuring would have on the Company's existing business or results of operations. The Company believes that any such restructuring would not have a material effect on its power sales agreements and, accordingly, believes that its existing business and results of operations would not be materially adversely affected, although there can be no assurance in this regard.

     A domestic electricity generating project must be a QF under FERC regulations in order to take advantage of certain rate and regulatory incentives provided by the Public Utility Regulatory Policies Act of

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

1978, as amended ("PURPA"). PURPA exempts owners of QFs from the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), and exempts QFs from most provisions of the Federal Power Act (the "FPA") and state laws concerning rate or financial regulation. PURPA also requires that electric utilities purchase electricity generated by QFs at a price based on the utility's "avoided cost," and that the utility sell back-up power to the QF on a non-discriminatory basis. If one of the projects in which the Company has an interest should lose its status as a QF, the project would no longer be entitled to the exemptions from PUHCA and the FPA. This could trigger certain rights of termination under the PSA, could subject the project to rate regulation as a public utility under the FPA and state laws and could result in the Company inadvertently becoming a public utility holding company. The Company believes that each of the electricity generating projects in which the Company owns an interest currently meets the requirements under PURPA necessary for QF status.

     Litigation -- The Company, together with over 100 other parties, was named as a defendant in an action brought in August 1993 by the bankruptcy trustee for Bonneville Pacific Corporation ("Bonneville"), captioned Roger G. Segal, as the Chapter 11 Trustee for Bonneville Pacific Corporation v. Portland General Corporation, et al., in the United States District Court for the District of Utah (the "Court"). In December 1996, the trustee and the Company entered into a settlement agreement relating to this matter. The trustee has agreed to waive all claims against the Company and to dismiss the trustee's litigation against the Company in exchange for a payment of $767,500 by the Company.

     The Company is involved in various other claims and legal actions arising out of the normal course of business. Management does not expect that the outcome of these cases will have a material adverse effect on the Company's financial position or results of operations.

29. QUARTERLY CONSOLIDATED FINANCIAL DATA (UNAUDITED)

     The Company's quarterly operating results have fluctuated in the past and may continue to do so in the future as a result of a number of factors, including, but not limited to, the timing and size of acquisitions, the completion of development projects, the timing and amount of curtailment, and variations in levels of production. Furthermore, the majority of capacity payments under certain of the Company's power sales agreements are received during the months of May through October.

     In the first quarter of 1996, the Company issued $50.0 million of preferred stock to Electrowatt (see Note 23).

     In the second quarter of 1996, the Company entered into an operating lease for the King City Power Plant (see Note 9) and issued $180.0 million of 10 1/2% Senior Notes Due 2006 (see Note 20).

     In the third quarter of 1996, the Company acquired the Gilroy Power Plant (see Note 10) and charged to earnings a $3.7 million uncollectible amount associated with the attempt to acquire the O'Brien companies (see Note 13). The Company also incurred an employee bonus expense of $1.4 million related to the initial public offering of common stock in September 1996, and recorded a $1.8 million loss related to its electricity trading operations. In addition, the Company decreased its deferred income taxes by $769,000 to reflect the change in California's state income tax rate from 9.3% to 8.84% effective January 1, 1997.

     In the fourth quarter of 1996, the Company recorded a $1.4 million net gain related to the settlement of the Coso project, offset by a $767,500 expense related to the settlement of certain litigation (see Note 28). In addition, the Company revised its prior years' tax estimates by $700,000.

                      CALPINE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
        FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994 (CONTINUED)

     The Company's common stock has been traded on the New York Stock Exchange beginning September 19, 1996. There were approximately 39 common stockholders of record at December 31, 1996. No dividends have been paid to date.

                                                                    QUARTER ENDED
                                                -----------------------------------------------------
                                                DECEMBER 31     SEPTEMBER 30     JUNE 30     MARCH 31
                                                -----------     ------------     -------     --------
                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
1996
Total revenue.................................    $61,663         $ 70,897       $50,321     $31,673
Income from operations........................    $14,303         $ 29,097       $16,203     $ 7,188
Net income....................................    $ 3,537         $ 10,732       $ 4,717     $  (294)
Earnings per common share.....................    $  0.17         $   0.76       $  0.35     $ (0.03)
Common stock price per share
  High........................................    $ 20.00         $  16.38            --          --
  Low.........................................    $ 16.00         $  16.00            --          --
1995
Total revenue.................................    $39,570         $ 42,176       $28,342     $22,010
Income from operations........................    $11,473         $ 16,446       $ 8,195     $ 6,572
Net income....................................    $ 2,115         $  4,965       $   239     $    59
As adjusted earnings per common share assuming
  conversion of preferred stock (see Note
  2)..........................................    $  0.15         $   0.35       $  0.02          --

                      CALPINE CORPORATION AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                    SEPTEMBER 30, 1997 AND DECEMBER 31, 1996
                                 (IN THOUSANDS)

                                     ASSETS

                                                                       SEPTEMBER 30,   DECEMBER 31,
                                                                           1997            1996
                                                                       -------------   ------------
                                                                        (UNAUDITED)
Current assets:
  Cash and cash equivalents..........................................   $   198,500     $  100,010
  Accounts receivable from related parties...........................         1,931          2,826
  Accounts receivable from others....................................        50,236         39,962
  Notes receivable from related parties, current portion.............        15,564             --
  Collateral securities, current portion.............................         6,046          5,470
  Prepaid operating lease............................................        13,652         12,668
  Other current assets...............................................         7,684         10,251
                                                                          ---------      ---------
          Total current assets.......................................       293,663        171,187
Property, plant and equipment, net...................................       710,599        650,053
Investments in power projects........................................        74,224         13,937
Collateral securities, net of current portion........................        86,283         89,806
Notes receivable from related parties, net of current portion........       134,189         18,182
Notes receivable from Coperlasa......................................        16,353         17,961
Restricted cash......................................................        18,195         55,219
Other assets.........................................................        34,461         13,870
                                                                          ---------      ---------
          Total assets...............................................   $ 1,367,967     $1,030,215
                                                                          =========      =========
                LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of non-recourse project financing..................   $   123,095     $   30,627
  Notes payable and short-term borrowings............................            --          6,865
  Accounts payable...................................................        19,104         18,363
  Accrued payroll and related expenses...............................         4,178          3,912
  Accrued interest payable...........................................        16,254          7,332
  Other accrued expenses.............................................         8,295          7,870
                                                                          ---------      ---------
          Total current liabilities..................................       170,926         74,969
Non-recourse project financing, net of current portion...............       186,403        278,640
Senior Notes.........................................................       560,043        285,000
Deferred income taxes, net...........................................       139,651        100,385
Deferred lease incentive.............................................        75,844         78,521
Other liabilities....................................................         5,549          9,573
                                                                          ---------      ---------
          Total liabilities..........................................     1,138,416        827,088
                                                                          ---------      ---------
Stockholders' equity
  Common stock.......................................................            20             20
  Additional paid-in capital.........................................       167,329        165,412
  Retained earnings..................................................        62,202         37,695
                                                                          ---------      ---------
          Total stockholders' equity.................................       229,551        203,127
                                                                          ---------      ---------
          Total liabilities and stockholders' equity.................   $ 1,367,967     $1,030,215
                                                                          =========      =========

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
        FOR THE THREE AND NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                    THREE MONTHS ENDED        NINE MONTHS ENDED
                                                       SEPTEMBER 30,            SEPTEMBER 30,
                                                    -------------------     ---------------------
                                                     1997        1996         1997         1996
                                                    -------     -------     --------     --------
Revenue:
  Electricity and steam sales.....................  $79,441     $68,281     $175,767     $140,311
  Service contract revenue........................    3,342         172        6,871        5,606
  Income from unconsolidated investments in power
     projects.....................................    3,313       1,158        7,477        2,871
  Interest income on loans to power projects......    6,809       1,286        9,765        4,103
                                                    -------     -------      -------      -------
          Total revenue...........................   92,905      70,897      199,880      152,891
                                                    -------     -------      -------      -------
Cost of revenue:
  Plant operating expenses, depreciation,
     operating lease expense and production
     royalties....................................   40,435      34,384      104,711       81,219
  Service contract expenses.......................    2,704       1,469        6,223        5,953
                                                    -------     -------      -------      -------
          Total cost of revenue...................   43,139      35,853      110,934       87,172
                                                    -------     -------      -------      -------
Gross profit......................................   49,766      35,044       88,946       65,719
Project development expenses......................    1,764       1,044        5,711        2,454
General and administrative expenses...............    4,618       4,903       13,202       10,777
                                                    -------     -------      -------      -------
          Income from operations..................   43,384      29,097       70,033       52,488
Other expense (income):
  Interest expense................................   17,219      12,434       43,364       31,099
  Other income, net...............................   (3,896)      1,149      (11,789)      (1,628)
                                                    -------     -------      -------      -------
          Income before provision for income
            taxes.................................   30,061      15,514       38,458       23,017
Provision for income taxes........................   10,914       4,782       13,951        7,862
                                                    -------     -------      -------      -------
          Net income..............................  $19,147     $10,732     $ 24,507     $ 15,155
                                                    =======     =======      =======      =======
Primary earnings per share:
  Weighted average shares outstanding.............   21,056      14,070       20,635       12,695
                                                    =======     =======      =======      =======
  Primary earnings per share......................  $  0.91     $  0.76     $   1.19     $   1.19
                                                    =======     =======      =======      =======
Fully diluted earnings per share:
  Weighted average shares outstanding.............   21,086      14,303       21,023       13,227
                                                    =======     =======      =======      =======
  Fully diluted earnings per share................  $  0.91     $  0.75     $   1.17     $   1.15
                                                    =======     =======      =======      =======

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
             FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1997 AND 1996
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                          NINE MONTHS ENDED
                                                                            SEPTEMBER 30,
                                                                       -----------------------
                                                                         1997          1996
                                                                       ---------     ---------
Net cash provided by operating activities............................  $  66,429     $  25,694
Cash flows from investing activities:
  Acquisition of property, plant and equipment.......................    (89,281)      (13,189)
  Acquisition of Texas Cogeneration Company, net of cash.............   (192,348)           --
  Repayment of notes receivable......................................     21,137            --
  Investment in King City, net of cash on hand.......................         --        (5,408)
  Investment in King City collateral securities, net.................         --       (97,901)
  Investment in Gilroy, net of cash on hand..........................         --      (138,073)
  Advances to Coperlasa..............................................         --       (14,238)
  Acquisition of Calpine Gas Company.................................     (7,621)           --
  Investments in power projects and capitalized costs................     (3,172)       (3,504)
  Maturities of collateral securities................................      5,350         2,900
  Decrease in restricted cash........................................     37,024           245
  Other, net.........................................................         67          (152)
                                                                       ---------     ---------
          Net cash used in investing activities......................   (228,844)     (269,320)
                                                                       ---------     ---------
Cash flows from financing activities:
  Proceeds from issuance of Senior Notes Due 2006....................         --       180,000
  Proceeds from issuance of Senior Notes Due 2007....................    275,000            --
  Borrowings from line of credit.....................................     14,300        59,922
  Repayments of line of credit.......................................    (14,300)      (79,773)
  Borrowings from bank...............................................    125,000        45,000
  Repayments to bank.................................................    (11,031)      (46,177)
  Repayments of notes payable........................................     (7,131)           --
  Borrowings of non-recourse project financing.......................      4,950       116,000
  Repayments of non-recourse project financing.......................   (118,209)      (77,754)
  Proceeds from issuance of preferred stock..........................         --        50,000
  Proceeds from issuance of common stock.............................      1,111        82,141
  Financing costs....................................................     (9,542)       (8,066)
  Other, net.........................................................        807            --
                                                                       ---------     ---------
     Net cash provided by financing activities.......................    260,955       321,293
                                                                       ---------     ---------
Net increase in cash and cash equivalents............................     98,540        77,667
Cash and cash equivalents, beginning of period.......................    100,010        21,810
                                                                       ---------     ---------
Cash and cash equivalents, end of period.............................  $ 198,550     $  99,477
                                                                       =========     =========
Supplementary information -- cash paid during the period for:
  Interest...........................................................  $  36,314     $  28,170
  Income taxes.......................................................  $   1,185     $     955

  The accompanying notes are an integral part of these condensed consolidated financial statements.

                      CALPINE CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                               SEPTEMBER 30, 1997

1. ORGANIZATION AND OPERATION OF THE COMPANY

     Calpine Corporation ("Calpine"), a Delaware corporation, and subsidiaries (collectively, the "Company") are engaged in the development, acquisition, ownership and operation of power generation facilities and the sale of electricity and steam in the United States and selected international markets. The Company has interests in and operates natural gas-fired cogeneration facilities, geothermal steam fields and geothermal power generation facilities.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Basis of Interim Presentation -- The accompanying interim condensed consolidated financial statements of the Company have been prepared by the Company, without audit by independent public accountants, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the condensed consolidated financial statements include the adjustments necessary to present fairly the information required to be set forth therein. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from these statements pursuant to such rules and regulations and, accordingly, should be read in conjunction with the audited consolidated financial statements of the Company included in the Company's annual report on Form 10-K for the year ended December 31, 1996. The results for interim periods are not necessarily indicative of the results for the entire year.

     Earnings Per Share -- Earnings per share is calculated using the weighted average number of common shares and common equivalent shares, unless antidilutive, using the treasury stock method for outstanding stock options. For 1996, net income per share also gives effect to common equivalent shares from convertible preferred shares from the original date of issuance that automatically converted to common shares upon completion of the Company's initial public offering in September 1996 (using the if-converted method).

     In February 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 128, Earnings Per Share, which simplifies the standards for computing earnings per share previously found in Accounting Principles Board Opinion ("APBO") No. 15. SFAS No. 128 replaces the presentation of primary earnings per share with a presentation of basic earnings per share, which excludes dilution. SFAS No. 128 also requires dual presentation of basic and diluted earnings per share on the face of the income statement for all entities with complex capital structures and requires a reconciliation. Diluted earnings per share is computed similarly to fully diluted earnings per share pursuant to APBO No. 15. SFAS No. 128 must be adopted for financial statements issued for periods ending after December 15, 1997, including interim periods; earlier application is not permitted. SFAS No. 128 requires restatement of all prior-period earnings per share data presented. For the three and nine months ended September 30, 1997, basic and diluted earnings per share would not be materially different than the earnings per share presented in the accompanying condensed consolidated statement of operations.

     Capitalized interest -- The Company capitalizes interest on projects during the construction period. For the three and nine months ended September 30, 1997, the Company capitalized $1.3 million and $2.6 million, respectively, of interest in connection with the construction of power plants. No interest was capitalized in 1996.

     Derivative Financial Instruments -- The Company engages in activities to manage risks associated with changes in interest rates. The Company has entered into swaps to reduce exposure to interest rate fluctuations in connection with certain debt commitments. The instruments' cash flows mirror those of the underlying exposures. Unrealized gains and losses relating to the instruments are being deferred over the lives of the contracts. The premiums paid on the instruments, as measured at inception, are being amortized over their respective lives as components of interest expense. Any gains or losses realized upon the early termination of

                      CALPINE CORPORATION AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

these instruments are deferred and recognized in income over the remaining life of the underlying exposure. At Septembers 30, 1997, the Company and $137.2 million of interest rate swaps on non-recourse project financing.

     The Company, through its wholly owned subsidiary Calpine Power Services Company ("CPSC"), markets power and energy services to utilities, wholesalers, and end users. CPSC provides these services by entering into contracts to purchase or supply electricity at specified delivery points and specified future dates. In some cases, CPSC utilizes option agreements to manage it exposure to market fluctuations. At September 30, 1997 CPSC held option contracts for the purchase and sale of up to 50 megawatts for the period from June 1, 1998 to September 30, 1998.

     Reclassifications -- Prior period amounts in the consolidated condensed financial statements have been reclassified where necessary to conform to the 1997 presentation.

3.  ACCOUNTS RECEIVABLE AND NOTES RECEIVABLE

     Accounts receivable from related parties as of September 30, 1997 and December 31, 1996 are comprised of the following (in thousands):

                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1997              1996
                                                             -------------     ------------
                                                              (UNAUDITED)
        O.L.S. Energy-Agnews, Inc..........................     $   408           $  687
        Geothermal Energy Partners, Ltd....................         312              350
        Sumas Cogeneration Company, L.P....................         444              590
        Texas Cogeneration Company ("TCC").................         767               --
        Electrowatt Ltd. and subsidiaries..................          --            1,199
                                                               --------          -------
                                                                $ 1,931           $2,826
                                                               ========          =======

     Notes receivable from related parties as of September 30, 1997 and December 31, 1996 are comprised of the following (in thousands):

                                                             SEPTEMBER 30,     DECEMBER 31,
                                                                 1997              1996
                                                             -------------     ------------
                                                              (UNAUDITED)
        Darrel Jones.......................................    $  10,004         $ 18,182
        Cogenron, Inc. (subsidiary of TCC).................       42,378               --
        Clear Lake Cogeneration, L.P. (subsidiary of
          TCC).............................................       97,371               --
                                                                --------          -------
                                                               $ 149,753         $ 18,182
                                                                ========          =======

     Darrel Jones is the sole shareholder of Sumas Energy, Inc., the Company's partner in Sumas Cogeneration Company, L.P. (see Note 4). See Note 5 for information regarding TCC.

                      CALPINE CORPORATION AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

4. INVESTMENTS IN POWER PROJECTS

     The Company has unconsolidated investments in power projects which are accounted for under the equity method. Unaudited financial information for the nine months ended September 30, 1997 and 1996 (except Texas Cogeneration Company, L.P., which was acquired on June 23, 1997) related to these investments is as follows (in thousands):

                                                                1997                                         1996
                                         --------------------------------------------------   -----------------------------------
                                            SUMAS       O.L.S.    GEOTHERMAL      TEXAS          SUMAS       O.L.S.    GEOTHERMAL
                                         COGENERATION   ENERGY-     ENERGY     COGENERATION   COGENERATION   ENERGY-     ENERGY
                                           COMPANY,     AGNEWS,   PARTNERS,      COMPANY,       COMPANY,     AGNEWS,   PARTNERS,
                                             L.P.        INC.        LTD.          L.P.           L.P.        INC.        LTD.
                                         ------------   -------   ----------   ------------   ------------   -------   ----------
Revenue................................    $ 28,839     $10,203    $ 18,290      $ 78,789       $ 31,740     $8,182     $ 16,312
Operating expenses.....................      13,002       7,925       9,425        66,962         19,404      5,942        8,787
                                            -------     -------     -------       -------        -------     ------      -------
Income from operations.................      15,837       2,278       8,865        11,827         12,336      2,240        7,525
Other expenses, net....................       7,329       2,505       2,826         3,123          7,635      2,284        3,582
                                            -------     -------     -------       -------        -------     ------      -------
    Net income (loss)..................    $  8,508     $  (227)   $  6,039      $  8,704       $  4,701     $  (44)    $  3,943
                                            =======     =======     =======       =======        =======     ======      =======
Company's share of net income (loss)...    $  5,423     $   (45)   $    272      $  1,827       $  2,687     $  (13)    $    197
                                            =======     =======     =======       =======        =======     ======      =======

     On September 30, 1997, the partnership agreement governing Sumas Cogeneration Company, L.P. was amended changing the distribution percentages to the partners. As provided by the terms of the amendment, the Company increased its percentage share of the project's cash flow from 50% to approximately 70% through June 30, 2001. Thereafter, the Company will receive 50% of the project's cash flow until a 24.5% pre-tax rate of return on its original investment is achieved, at which time the Company's equity interest in the partnership would be reduced to 0.1%. In connection with the amended agreement, the Company's partner in Sumas Cogeneration Company, L.P. paid off a portion of its notes payable and all outstanding interest on its notes payable to the Company. The Company recognized $3.5 million of interest income which has previously been deferred. The Company also committed to provide the partner a $12.5 million line of credit which expires December 31, 2003.

5. TEXAS COGENERATION COMPANY TRANSACTION

     On June 23, 1997, Calpine completed the acquisition of a 50% equity interest in the Texas City cogeneration facility (the "Texas City Power Plant") and the Clear Lake cogeneration facility (the "Clear Lake Power Plant") for a total purchase price of $35.4 million, subject to final adjustments. The Company acquired its 50% interest in these plants through the acquisition of 50% of the capital stock of Enron Dominion Cogen Corp. ("EDCC") from Enron Power Corp., a wholly owned subsidiary of Enron Corp. ("Enron"). EDCC was subsequently renamed Texas Cogeneration Company ("TCC"). The other 50% shareholder interest in TCC is owned by Dominion Cogen, Inc. In addition to the purchase of 50% of the stock of TCC, Calpine, through its wholly owned subsidiary, Calpine Finance Company ("CFC"), purchased from the existing lenders the $155.6 million of outstanding non-recourse project debt of the Texas City Power Plant (approximately $53.0 million) and the Clear Lake Power Plant (approximately $102.6 million). The acquisition of the capital stock of TCC and the purchase of the outstanding debt from the existing lenders were financed with approximately $125.0 million of non-recourse debt provided by The Bank of Nova Scotia, $14.3 million of borrowings from the revolving credit facility, and $55.8 million of equity provided by the Company (see Notes 10 and 11 for more information regarding the revolving line of credit and the $125.0 million of non-recourse debt).

     The Company accounts for its investment in TCC under the equity method. The Texas City and Clear Lake Power Plants are operated by the Company under a one year contract with automatic renewal provisions.

                      CALPINE CORPORATION AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

     Texas City Power Plant -- The Texas City Power Plant is a 450 megawatt natural gas-fired combined-cycle cogeneration facility located in Texas City, Texas. The plant commenced commercial operation in June 1987.

     Electricity generated by the Texas City Power Plant is sold under two separate long-term agreements to (i) Texas Utilities Generating Company ("TUEC") under an original 12-year power sales agreement terminating in June 1999 and
(ii) Union Carbide Company ("UCC") under an original 12-year power sales agreement terminating in June 1999. Each power sales agreement contains provisions for capacity and energy payments. The TUEC power sales agreement provides for a firm capacity payment for 410 megawatts. The UCC power sales agreement provides for a firm capacity payment for 20 megawatts.

     Clear Lake Power Plant -- The Clear Lake Power Plant is a 377 megawatt natural gas/hydrogen-fired combined-cycle cogeneration facility located in Pasadena, Texas. The plant commenced commercial operation in December 1984.

     Electricity generated by the Clear Lake Power Plant is sold under three separate long-term agreements to (i) Texas New Mexico Power Company ("TNP") under an original 20-year power sales agreement terminating in 2004, (ii) Houston Light & Power Company ("HL&P") under an original 10-year power sales agreement terminating in 2005, and (iii) Hoescht Celanese Chemical Group ("HCCG") under an original 10-year power sales agreement terminating in 2004. Each power sales agreement contains provisions for capacity and energy payments.

6. GORDONSVILLE AND AUBURNDALE TRANSACTION

     On October 9, 1997, Calpine completed the acquisition of a 50% interest in both the Auburndale cogeneration facility (the "Auburndale Power Plant") and the Gordonsville cogeneration facility (the "Gordonsville Power Plant") for a total purchase price of $40.2 million. The Company acquired its interest in these plants from Norweb Power Services (No. 1) Limited and Northern Hydro Limited, both wholly owned companies of Norweb plc. The Company financed the acquisition of the 50% interest in the two power plants utilizing existing cash resources.

     The Auburndale Power Plant is a 150 megawatt natural gas-fired combined-cycle cogeneration facility located outside of Orlando, Florida. The Auburndale Power Plant commenced commercial operation in July 1994 and sells 131 megawatts of capacity and energy to Florida Power Corporation under three 20-year agreements terminating in December 2013.

     The Gordonsville Power Plant is a 240 megawatt natural gas-fired combined-cycle cogeneration facility located near Gordonsville, Virginia. The Gordonsville Power Plant commenced commercial operations in June 1994 and sells capacity and energy to Virginia Power Company under two 30-year power sales agreements terminating in 2024. In addition, the power sales agreements with Virginia Power Company provide for fixed capacity payments.

     The Gordonsville and Auburndale Power Plants are operated by Edison Mission Operations & Maintenance Inc. ("EMOM"), an affiliate of Edison Mission Energy. The operating agreements between EMOM and the two facilities expire in December 2013. EMOM is paid on a cost-plus basis for all direct labor plus reimbursement of certain costs, an operating fee and an incentive based upon performance.

     The Company accounts for its investments in the Auburndale Power Plant and Gordonsville Power Plant under the equity method because control of these plants is deemed to be shared with wholly owned subsidiaries of Edison Mission Energy.

                      CALPINE CORPORATION AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

7. DIGHTON AND TIVERTON TRANSACTION

     On October 10, 1997, Calpine executed agreements with Energy Management, Inc. ("EMI"), a New England-based power developer, to invest in two merchant power plants which will sell 434 megawatts of electricity into the deregulated New England Power Pool and to wholesale and retail customers. The plants, to be located in Dighton, Massachusetts and Tiverton, Rhode Island, will be developed by EMI and are slated for start-up in early 1999 and early 2000.

     The Company invested $16.0 million in the 169 megawatt gas-fired, combined-cycle Dighton power plant and will have the right to receive a preferred payment stream at a rate of approximately 12% on its investment. This will be accounted for as an equity investment. Construction will begin in the fourth quarter of 1997 and EMI will operate the plant when it begins operation in 1999.

     The Company has also been granted an exclusive option to purchase an ownership interest in and to partner with EMI on the 265 megawatt gas-fired Tiverton project. EMI and the Company will be co-general partners for the project. EMI will operate the facility and provide management services; the Company will provide power marketing and fuel management services for the facility. Over the life of the project, the Company and EMI will each receive approximately 50% of project cash flows. The Company will initially receive 70% of project cash flows until it has received cash equal to its initial investment of approximately $40.0 million.

8. CALPINE GAS COMPANY TRANSACTION

     On January 31, 1997, the Company acquired the outstanding capital stock of Montis Niger, Inc., a natural gas production company, and certain gas reserves from Radnor Power, a wholly-owned subsidiary of LFC Financial Corp., for $7.1 million. In addition, the Company paid $824,000 for certain working capital items. The Company's allocation of the purchase price is subject to final adjustments. Montis Niger, subsequently renamed to Calpine Gas Company, owns proven natural gas reserves and an 80-mile pipeline system which provides gas to the Company's Greenleaf 1 and 2 Power Plants in northern California. The Company paid $7.6 million in cash for a portion of the purchase price and working capital items, and recorded a $600,000 liability for the remainder of the purchase price due upon completion of certain drilling obligations.

9. GAS ENERGY INC. TRANSACTION

     On August 25, 1997, Calpine entered into an agreement with The Brooklyn Union Gas Company ("BU") to acquire 100% of the capital stock of Gas Energy Inc. ("GEI") and Gas Energy Cogeneration Inc. ("GECI") for an aggregate purchase price of $102.5 million, subject to certain adjustments (collectively referred to as the "GEI Transaction"). GEI and GECI are both wholly owned subsidiaries of BU and have (i) a 50% interest in the Kennedy International Airport Power Plant,
(ii) a 50% interest in the Nissequogue Power Plant, (iii) a 45% interest in the Grumman Power Plant, (iv) an 11.36% interest in the Lockport Power Plant and (v) a 100% interest in three fuel management companies.

     The Kennedy International Airport Power Plant is a 107 megawatt gas-fired combined-cycle cogeneration facility located in Queens, New York. Steam and electricity generated by the Kennedy International Airport Power Plan are sold to John F. Kennedy International Airport under a twenty year agreement terminating in 2015.

     The Stony Brook Power Plant is a 40 megawatt gas-fired cogeneration facility located at the State University of New York at Stony Brook ("SUNY") on Long Island, New York. Steam and electricity generated by the Stony Brook Power Plant are sold to SUNY under a twenty year agreement terminating in 2015, and excess electricity is sold to Long Island Lighting Company ("LILCo").

                      CALPINE CORPORATION AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

     The Grumman Power Plant is a 57 megawatt gas-fired combined cycle cogeneration facility located in Bethpage, New York. Steam and electricity generated by the Grumman Power Plant are sold to the Northrop Grumman Corporation under a fifteen year agreement expiring in 2004, and excess electricity is sold to LILCo.

     The Lockport Power Plant is a 184 megawatt gas-fired combined cycle cogeneration facility located in Lockport, New York. Steam and electricity generated by the Lockport Power Plant are sold to a General Motors Plant under a fifteen year agreement terminating in 2007, and excess electricity is sold to New York State Electric and Gas.

     The Company currently expects to complete these acquisitions during the fourth quarter of 1997, upon fulfillment of all required conditions. However, there can be no assurance that this acquisition will be completed in the anticipated time frame.

10. REVOLVING CREDIT FACILITY

     At September 30, 1997, the Company had a $50.0 million credit facility available with a consortium of commercial lending institutions which include The Bank of Nova Scotia, International Nederlanden U.S. Capital Corporation, Sumitomo Bank of California and Canadian Imperial Bank of Commerce. At September 30, 1997, the Company had no borrowings and $7.6 million of letters of credit outstanding under the credit facility. Borrowings bear interest at The Bank of Nova Scotia's base rate plus an applicable margin or at the London Interbank Offered Rate ("LIBOR") plus an applicable margin. Interest is paid on the last day of each interest period for such loans, but not less often than quarterly. The credit agreement expires in September 1999.

11. NON-RECOURSE PROJECT FINANCING

     Note Payable to Bank -- On June 23, 1997, the Company entered into a $125.0 million non-recourse financing with The Bank of Nova Scotia, the proceeds of which were utilized for the acquisition of the 50% interest in TCC and the purchase from the lenders of $155.6 million of outstanding non-recourse project debt (see Note 5). The $125.0 million non-recourse financing matures on June 22, 1998. On September 30, 1997, $114.0 million of borrowings were outstanding which bear interest at The Bank of Nova Scotia's base rate plus an applicable margin or at LIBOR plus an applicable margin (approximately 7.0% at September 30, 1997). The Company utilized existing swap arrangements to minimize the impact of potential changes in interest rates on the project debt. The effective interest rate including the effect of the existing swap arrangement was approximately 8.3% at September 30, 1997.

12. SENIOR NOTES DUE 2007

     On July 8, 1997, the Company issued $200.0 million aggregate principal amount of 8 3/4% Senior Notes Due 2007. The net proceeds of $195.0 million were used as follows: (i) $102.7 million to repay non-recourse project financing related to Calpine Geysers Company, (ii) $6.4 million to repay a note payable to Natomas Energy Company related to the purchase of Thermal Power Company, (iii) $14.3 million to repay borrowings under The Bank of Nova Scotia Revolving Credit Facility, (iv) $728,000 to repay a note payable to Santa Fe Geothermal, Inc. which would have matured in December 1997, and (v) approximately $70.9 million for general corporate purposes. Transaction costs incurred in connection with the debt offering were recorded as a deferred charge and are amortized over the ten-year life of the 8 3/4% Senior Notes Due 2007.

     On September 10, 1997, the Company issued an additional $75.0 million aggregate principal amount of 8 3/4% Senior Notes Due 2007. The net proceeds of $75.8 million were used to finance acquisitions and for general corporate purposes.

                      CALPINE CORPORATION AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

     In May and June 1997, the Company executed five interest rate hedging transactions related to debt with a notional value of $182.0 million and was designed to eliminate interest rate risk for the period from May 1997 to July 8, 1997 when $200.0 million of the 8 3/4% Senior Notes Due 2007 were priced. These interest rate hedging transactions were designated as a hedge of the anticipated bond offering, and the resulting $3.0 million cost resulting from the hedges is being amortized over the life of the bonds. The effective interest rate on the $275.0 million aggregate principal amount after the hedging transactions and the amortization of deferred costs is 8.9%.

     The 8 3/4% Senior Notes Due 2007 will mature on July 15, 2007. The Company has no sinking fund or mandatory redemption obligations with respect to the 8 3/4% Senior Notes Due 2007. Interest is payable semi-annually on January 15 and July 15 of each year while the 8 3/4% Senior Notes Due 2007 are outstanding, commencing on January 15, 1998.

13. PREFERRED SHARE PURCHASE RIGHTS

     On June 5, 1997, the Board of Directors adopted a Stockholders Rights Plan to strengthen the Board's ability to protect Calpine's stockholders. The Rights Plan is designed to protect against abusive or coercive takeover tactics that are not in the best interests of Calpine and its stockholders. To implement the Rights Plan, the Board of Directors declared a dividend of one preferred share purchase right (a "Right") for each outstanding share of Common Stock, par value $0.001 per share, held on record as of June 18, 1997. On September 30, 1997, there were 19,905,233 Rights outstanding. Each Right initially represents a contingent right to purchase, under certain circumstances, one one-thousandth of a share (a "Unit") of Series A Junior Participating Preferred Stock, par value $0.001 per share (the "Preferred Stock"), of the Company at a price of $80.00 per Unit, subject to adjustment. The Rights become exercisable and trade independently from Calpine's Common Stock upon the public announcement of the acquisition by a person or group of 15% or more of the Company's Common Stock, or ten days after commencement of a tender or exchange offer that would result in the acquisition of 15% or more of the Company's Common Stock. Each Unit of Preferred Stock purchased upon exercise of the Rights will be entitled to a dividend equal to any dividend declared per share of Common Stock and will have one vote, voting together with the Common Stock. In the event of liquidation, each unit of Preferred Stock will be entitled to any payment made per share of Common Stock.

     If Calpine is acquired in a merger or other business combination transaction after a person or group has acquired 15% or more of the Company's Common Stock, each Right will entitle its holder to purchase, at the Right's exercise price, a number of the acquiring company's common shares having a market value of twice such exercise price. In addition, if a person or group acquires 15% or more of Calpine's Common Stock, each Right will entitle its holder (other than the acquiring person or group) to purchase, at the Right's exercise price, a number of fractional shares of Calpine's Preferred Stock or shares of Common Stock having a market value of twice such exercise price.

     The Rights expire June 18, 2007 unless redeemed earlier by Calpine's Board of Directors. The rights can be redeemed by the Board at a price of $0.01 per Right at any time before the Rights become exercisable, and thereafter only in limited circumstances.

14. CONTINGENCIES

     CPUC Restructuring -- Electricity and steam sales agreements with PG&E are regulated by the California Public Utilities Commission ("CPUC"). In December 1995, the CPUC proposed the transition of the electric generation market to a competitive market beginning January 1, 1998, with all consumers participating by 2003. Since the proposed restructure would result in widespread impact on the market structure and require participation and oversight of the Federal Energy Regulatory Commission ("FERC"),

                      CALPINE CORPORATION AND SUBSIDIARIES

                               SEPTEMBER 30, 1997

the CPUC sought to build a California consensus involving the legislature, the Governor, public and municipal utilities and customers. The consensus resulted in filings with the FERC which permit both the CPUC and FERC to collectively proceed with implementation of the new competitive market structure.

     The proposed restructure provided for phased-in customer choice (direct access), development of a non-discriminatory market structure, full recovery of utility stranded costs over a five-year transition period, sanctity of existing contracts, and continuation of existing public policy programs including funds for enhancement of in-state renewable energy technologies during the transition period. On September 23, 1996, state legislation was passed. AB 1890 (the "Bill"), which codified much of the CPUC restructure decision and directed the CPUC to proceed with implementation no later than January 1, 1998. The Bill accelerated the transition period to a fully competitive market from five years to four years with all consumers participating by the year 2002. The Bill provided for an electricity rate freeze for the period of transition and mandated through issuance of rate reduction bonds a 10% rate reduction for small commercial and residential customers effective January 1, 1998. In May 1997, the CPUC ruled customer phase-in was not required and all utility customers would be able to choose their electricity supplier beginning January 1, 1998. In October 1997, the FERC conditionally approved the CPUC and investor-owned utility (IOU) filings for going forward on January 1, 1998 with implementation of the Independent Systems Operator (ISO) for operation of the IOU-owned statewide transmission grid system and the Power Exchange (PX) to provide an energy price auction. Existing investor-owned utilities will continue as regulated utility distribution companies and provide electricity distribution services for energy service providers. The Company believes that restructuring will not have material effect on its existing power sales agreements and, accordingly, believes that its existing business and results of operations will not be materially adversely affected, although there can be no assurance in this regard.

     Litigation -- The Company is involved in various claims and legal actions arising out of the normal course of business. Management believes that these matters will not have a material impact on the financial position or results of operations of the Company, although there can be no assurance in this regard.

                          INDEPENDENT AUDITOR'S REPORT

To the Partners
Sumas Cogeneration Company, L.P. and Subsidiary

     We have audited the accompanying consolidated balance sheet of Sumas Cogeneration Company, L.P. and Subsidiary as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in partners' equity, and cash flows for each of the three years ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sumas Cogeneration Company, L.P. and Subsidiary as of December 31, 1996 and 1995, and the results of their operations and cash flows for each of the three years ended December 31, 1996, in conformity with generally accepted accounting principles.

                                                  MOSS ADAMS LLP

Everett, Washington
January 24, 1997

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                          DECEMBER 31,
                                                                  -----------------------------
                                                                      1996             1995
                                                                  ------------     ------------
Current assets
  Cash and cash equivalents.....................................  $    317,196     $    199,169
  Current portion of restricted cash and cash equivalents.......     5,787,121        2,937,884
  Accounts receivable...........................................     4,605,135        3,090,213
  Prepaid expenses..............................................       220,130          222,828
                                                                  ------------     ------------
          Total current assets..................................    10,929,582        6,450,094
Restricted cash and cash equivalents, net of current portion....    15,666,647        8,017,758
Property, plant and equipment, at cost, net.....................    91,737,933       95,589,737
Other assets....................................................    10,938,732       12,744,480
                                                                  ------------     ------------
          Total assets..........................................  $129,272,894     $122,802,069
                                                                  ============     ============

                               LIABILITIES AND PARTNERS' EQUITY
Current liabilities
  Accounts payable and accrued liabilities......................  $  2,988,207     $  2,051,178
  Related party distributions and payables
     Calpine Corporation payable................................       476,390            4,864
     National Energy Systems Company payable....................         1,490            1,861
     Whatcom Cogeneration Partners, L.P. distribution...........     3,517,491               --
  Current portion of long-term debt.............................     3,600,000        2,000,000
                                                                  ------------     ------------
          Total current liabilities.............................    10,583,578        4,057,903
Related party payable -- Calpine Corporation, net of current
  portion.......................................................            --          908,679
Long-term debt, net of current portion..........................   113,400,003      117,000,003
Future removal and site restoration costs.......................       679,600          502,600
Deferred income taxes...........................................       988,400          907,800
Commitments.....................................................            --               --
Partners' equity (deficit)......................................     3,621,313         (574,916)
                                                                  ------------     ------------
          Total liabilities and partners' equity................  $129,272,894     $122,802,069
                                                                  ============     ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

                        CONSOLIDATED STATEMENT OF INCOME

                                                              YEAR ENDED DECEMBER 31,
                                                   ----------------------------------------------
                                                       1996             1995             1994
                                                   ------------     ------------     ------------
Revenues
  Power sales....................................  $ 43,488,465     $ 30,603,018     $ 29,206,469
  Natural gas sales, net.........................       434,611          893,690        2,832,668
  Other..........................................       169,146           29,146           20,490
                                                   ------------     ------------     ------------
          Total revenues.........................    44,092,222       31,525,854       32,059,627
                                                   ------------     ------------     ------------
Costs and expenses
  Operating and production costs.................    16,852,253       18,493,245       19,032,754
  Depletion, depreciation and amortization.......     5,702,310        6,965,496        6,715,156
  General and administrative.....................     2,481,470        1,400,129        1,412,326
                                                   ------------     ------------     ------------
          Total costs and expenses...............    25,036,033       26,858,870       27,160,236
                                                   ------------     ------------     ------------
Income from operations...........................    19,056,189        4,666,984        4,899,391
                                                   ------------     ------------     ------------
Other income (expense)
  Interest income................................       406,537          490,071          436,741
  Interest expense...............................   (10,678,618)     (11,006,056)     (10,172,959)
  Other expense..................................      (133,958)         (60,664)        (359,000)
                                                   ------------     ------------     ------------
          Total other expense....................   (10,406,039)     (10,576,649)     (10,095,218)
                                                   ------------     ------------     ------------
Income (loss) before provision for income
  taxes..........................................     8,650,150       (5,909,665)      (5,195,827)
Provision for income taxes.......................      (155,951)        (188,387)        (581,190)
                                                   ------------     ------------     ------------
          Net income (loss)......................  $  8,494,199     $ (6,098,052)    $ (5,777,017)
                                                   ============     ============     ============

  The accompanying notes are an integral part of these consolidated financial statements.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

             CONSOLIDATED STATEMENT OF CHANGES IN PARTNERS' EQUITY
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

Partners' Equity, December 31, 1993.............................................  $11,300,153
Net loss........................................................................   (5,777,017)
                                                                                  -----------
Partners' Equity, December 31, 1994.............................................    5,523,136
Net loss........................................................................   (6,098,052)
                                                                                  -----------
Partners' Deficit, December 31, 1995............................................     (574,916)
Net income......................................................................    8,494,199
Distributions to partners.......................................................   (4,297,970)
                                                                                  -----------
Partners' Equity, December 31, 1996.............................................  $ 3,621,313
                                                                                  ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31,
                                                         ----------------------------------------
                                                             1996          1995          1994
                                                         ------------   -----------   -----------
Cash flows from operating activities
  Net income (loss)....................................  $  8,494,199   $(6,098,052)  $(5,777,017)
  Adjustments to reconcile net income (loss) to net
     cash from operating activities
     Depletion, depreciation and amortization..........     6,571,522     6,965,496     6,715,156
     Deferred income taxes.............................        80,600       134,000       532,400
     Change in operating assets and liabilities
       Accounts receivable.............................    (1,514,922)    1,017,993    (1,254,639)
       Prepaid expenses................................         2,698         9,497       (30,342)
       Accounts payable and accrued liabilities........     1,114,029    (1,407,621)    1,081,431
       Related party distributions and payables........      (437,524)      425,479       132,296
                                                         ------------   -----------   -----------
          Net cash from operating activities...........    14,310,602     1,046,792     1,399,285
                                                         ------------   -----------   -----------
Cash flows from investing activities
  Decrease (increase) in restricted cash and cash
     equivalents.......................................   (10,498,126)    2,908,466     2,922,819
  Acquisition of property, plant and equipment.........      (913,970)   (3,710,025)   (3,690,399)
  Other assets.........................................            --            --      (167,483)
                                                         ------------   -----------   -----------
          Net cash from investing activities...........   (11,412,096)     (801,559)     (935,063)
                                                         ------------   -----------   -----------
Cash flows from financing activities
  Repayment of long-term debt..........................    (2,000,000)     (400,000)     (400,025)
  Distributions to partners............................      (780,479)           --            --
                                                         ------------   -----------   -----------
          Net cash from financing activities...........    (2,780,479)     (400,000)     (400,025)
                                                         ------------   -----------   -----------
Net increase (decrease) in cash and cash equivalents...       118,027      (154,767)       64,197
Cash and cash equivalents, beginning of year...........       199,169       353,936       289,739
                                                         ------------   -----------   -----------
Cash and cash equivalents, end of year.................  $    317,196   $   199,169   $   353,936
                                                         ============   ===========   ===========
Supplementary disclosure of cash flow information
  Cash paid for interest during the year...............  $ 10,678,618   $11,006,056   $10,172,959
                                                         ============   ===========   ===========

  The accompanying notes are an integral part of these consolidated financial statements.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

NOTE 1 -- ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     (a) General -- Sumas Cogeneration Company, L.P. (the Partnership) is a Delaware limited partnership formed on August 28, 1991 between Sumas Energy, Inc. (SEI), the general partner which currently holds a 50% interest in the profits and losses of the Partnership, and Whatcom Cogeneration Partners, L.P. (Whatcom), the sole limited partner which holds the remaining 50% Partnership interest. The Partnership agreement specifies that certain preferential distributions are paid to SEI and Whatcom. Whatcom is owned through affiliated companies by Calpine Corporation (Calpine). The Partnership has a wholly-owned Canadian subsidiary, ENCO Gas, Ltd. (ENCO), which is incorporated in New Brunswick, Canada. The consolidated financial statements include the accounts of the Partnership and ENCO (collectively, the Company). All intercompany profits, transactions and balances have been eliminated in consolidation.

     The Partnership owns and operates an electrical generation facility (the Generation Facility) in Sumas, Washington. The Generation Facility is a natural gas-fired combined cycle electrical generation plant which has a nameplate capacity of approximately 125 megawatts. Commercial operation of the Generation Facility commenced in April 1993. The Generation Facility includes a lumber dry kiln facility and a 3.5 mile private natural gas pipeline.

     ENCO has acquired and is operating and developing a portfolio of proven natural gas reserves in British Columbia and Alberta, Canada, which provide a dedicated fuel supply for the Generation Facility (collectively, the Project). ENCO produces and supplies natural gas to the Generation Facility with incidental off-sales to third parties. The Generation Facility also receives a portion of its fuel under contracts with third parties.

     The Partnership produces and sells its entire electrical output to Puget Sound Power & Light Company (Puget) under a 20-year electricity sales contract. Under the electricity sales contract, the Partnership is required to be certified as a qualifying cogeneration facility as established by the Public Utility Regulatory Policy Act of 1978, as amended, and as administered by the Federal Energy Regulatory Commission.

     The Generation Facility produced and sold megawatt hours of electricity to Puget as follows:

                                                               MEGAWATT
                     YEAR ENDED DECEMBER 31,                    HOURS         REVENUE
        --------------------------------------------------    ----------    ------------
        1996..............................................     1,031,900     $43,488,000
        1995..............................................     1,026,000     $30,603,000
        1994..............................................     1,000,400     $29,206,000

     The Partnership leases a kiln facility and sells steam under a 20-year agreement for the purchase and sale of steam and lease of the kiln (Note 6) to Socco, Inc. (Socco), a custom lumber drying operation owned by an affiliate of the Partnership. Steam use requirements under the agreement with Socco were established to maintain the qualifying cogeneration facility status of the Generation Facility.

     (b) The Partnership -- SEI assigned all its rights, title, and interest in the Project, including the Puget contract, to the Partnership in exchange for its Partnership interest. SEI and Whatcom are both currently entitled to a 50% interest in the profits and losses of the Partnership, after the payment of certain preferential distributions to Whatcom of approximately $2,756,000 and $6,239,000 at December 31, 1996 and 1995, respectively, and to SEI of approximately $536,000 and $441,000 at December 31, 1996 and 1995, respectively. A portion of these preferential distributions compound at 20% per annum. After Whatcom has received cumulative distributions representing a fixed rate-of-return of 24.5% on its equity investment, exclusive of the preferential distributions referred to above, SEI's share of operating distributions will increase to 88.67% and Whatcom's share of operating distributions will decrease to 11.33%.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1995 AND 1994

     (c) Distributions -- Distributions of operating cash flows are permitted quarterly after required deposits are made and minimum cash balances are met, and are subject to certain other restrictions. For the year ended December 31, 1996, distributions totaling $4,297,970 were paid or accrued. As of January 31, 1997, the accrued balance of $3,517,491 of distributions were paid. No distributions were paid or accrued for the years ended December 31, 1995 and 1994.

     (d) Revenue Recognition -- Revenue from the sale of electricity is recognized based on kilowatt hours generated and delivered to Puget at contractual rates. Revenue from the sale of natural gas is recognized based on volumes delivered to customers at contractual delivery points and rates. The costs associated with the generation of electricity and the delivery of gas, including operating and maintenance costs, gas transportation and royalties, are recognized in the same period in which the related revenue is earned and recorded.

     (e) Gas Acquisition and Development Costs -- ENCO follows the full cost method of accounting for gas acquisition and development expenditures, wherein all costs related to the development of gas reserves in Canada are initially capitalized. Costs capitalized include land acquisition costs, geological and geophysical expenditures, rentals on undeveloped properties, cost of drilling productive and nonproductive wells, and well equipment. Gains or losses are not recognized upon disposition or abandonment of natural gas properties unless a disposition or abandonment would significantly alter the relationship between capitalized costs and proven reserves.

     All capitalized costs of gas properties, including the estimated future costs to develop proven reserves, are depleted using the unit-of-production method based on estimated proven gas reserves as determined by independent engineers. ENCO has not assigned any value to its investment in unproven gas properties and, accordingly, no costs have been excluded from capitalized costs subject to depletion.

     Costs subject to depletion under the full cost method include estimated future costs of dismantlement and abandonments of $3,718,000 in 1996, $3,748,000 in 1995 and $3,630,000 in 1994. This includes the cost of production equipment removal and environmental cleanup based upon current regulations and economic circumstances. The provisions for future removal and site restoration costs of $177,000 in 1996, $193,000 in 1995 and $169,000 in 1994 are included in depletion expense.

     Capitalized costs are subject to a ceiling test which limits such costs to the aggregate of the net present value of the estimated future cash flows from the related proven gas reserves. The ceiling test calculation is made by estimating the future net cash flows, based on current economic operating conditions, plus the lower of cost or fair market value of unproven reserves, and discounting those cash flows at an annual rate of 10%.

     (f) Joint Venture Accounting -- Substantially all of ENCO's natural gas production activities are conducted jointly with others and, accordingly, these consolidated financial statements reflect only ENCO's proportionate interest in such activities.

     (g) Foreign Exchange Gains and Losses -- Foreign exchange gains and losses as a result of translating Canadian dollar transactions and Canadian dollar denominated cash, accounts receivable and accounts payable transactions are recognized in the statement of income.

     (h) Cash and Cash Equivalents -- For purposes of the statement of cash flows, cash and cash equivalents consist of cash and short-term investments in highly liquid instruments such as certificates of deposit, money market accounts and U.S. treasury bills with an original maturity of three months or less, excluding restricted cash and cash equivalents.

     (i) Concentration of Credit Risk -- Financial instruments, which potentially subject the Company to concentrations of credit risk, consist primarily of cash and short-term investments in highly liquid instruments such as certificates of deposit, money market accounts and U.S. treasury bills with maturities of three months

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1995 AND 1994

or less, and accounts receivable. The Company's cash and cash equivalents are primarily held with two financial institutions. Accounts receivable are primarily due from Puget.

     (j) Depreciation -- The Company provides for depreciation of property, plant and equipment using the straight-line method over estimated useful lives which range from 7 to 40 years for plant and equipment and 3 to 7 years for furniture and fixtures.

     (k) Amortization of Other Assets -- The Company provides for amortization of other assets using the straight-line method as follows:

            Organization, start-up and development costs............  5-30 years
            Financing costs.........................................  15 years
            Gas contract costs......................................  20 years

     (l) Income Taxes -- Profits or losses of the Partnership are passed directly to the partners for income tax purposes.

     ENCO is subject to Canadian income taxes and accounts for income taxes on the liability method. The liability method recognizes the amount of tax payable at the date of the consolidated financial statements, as a result of all events that have been recognized in the consolidated financial statements, as measured by currently enacted tax laws and rates. Deferred income taxes are provided for temporary differences in recognition of revenues and expenses for financial and income tax reporting purposes.

     (m) Use of Estimates -- The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 2 -- PROPERTY, PLANT AND EQUIPMENT

                                                                  DECEMBER 31,
                                                          -----------------------------
                                                              1996             1995
                                                          ------------     ------------
        Land and land improvements....................    $    381,071     $    381,071
        Plant and equipment...........................      84,152,257       84,061,359
        Acquisition of gas properties, including            25,838,035       25,030,165
          development thereon.........................
        Furniture and fixtures........................         211,116          195,914
                                                          ------------     ------------
                                                           110,582,479      109,668,509
        Less accumulated depreciation and depletion...      18,844,546       14,078,772
                                                          ------------     ------------
                                                          $ 91,737,933     $ 95,589,737
                                                          ============     ============

     Depreciation expense was $3,159,774 in 1996, $3,316,748 in 1995 and $3,069,446 in 1994. Depletion expense was $1,606,000 in 1996, $1,843,000 in 1995 and $1,671,000 in 1994.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1995 AND 1994

NOTE 3 -- OTHER ASSETS

                                                                   DECEMBER 31,
                                                            ---------------------------
                                                               1996            1995
                                                            -----------     -----------
        Organization, start-up and development costs......  $ 4,844,015     $ 6,165,574
        Financing costs...................................    3,909,886       4,254,719
        Gas contract costs................................    2,184,831       2,324,187
                                                            -----------     -----------
                                                            $10,938,732     $12,744,480
                                                            ===========     ===========

NOTE 4 -- LONG-TERM DEBT

     The Partnership and ENCO have loan agreements with The Prudential Insurance Company of America (Prudential) and Credit Suisse (collectively, the Lenders). Through September 1996, Credit Suisse was an affiliate of Whatcom. At December 31, 1996 and 1995, amounts outstanding under the term loan agreements, by entity, were as follows:

                                                                  DECEMBER 31,
                                                          -----------------------------
                                                              1996             1995
                                                          ------------     ------------
        Sumas Cogeneration Company, L.P.................  $ 92,781,003     $ 94,367,003
        ENCO Gas, Ltd...................................    24,219,000       24,633,000
                                                          ------------     ------------
                                                           117,000,003      119,000,003
        Less current portion............................     3,600,000        2,000,000
                                                          ------------     ------------
                                                          $113,400,003     $117,000,003
                                                          ============     ============

     Scheduled annual principal payments under the loan agreements as of December 31, 1996 are as follows:

                           YEAR ENDING DECEMBER 31,                         AMOUNT
        ---------------------------------------------------------------  -------------
        1997...........................................................     $3,600,000
        1998...........................................................      4,200,000
        1999...........................................................      5,400,000
        2000...........................................................      7,200,000
        2001...........................................................     10,800,000
        Thereafter.....................................................     85,800,003
                                                                          ------------
                                                                          $117,000,003
                                                                          ============

     The Partnership's loan is comprised of a fixed rate loan in the original amount of $55,510,000 and a variable rate loan in the original amount of $39,650,000. Interest is payable quarterly on the fixed rate loan at a rate of 10.35%. Interest on the variable rate loan is payable quarterly at either the London Interbank Offered Rate (LIBOR), certificate of deposit rate or Credit Suisse's base rate, plus an applicable margin which ranges from 2.25% to .875% as stated in the loan agreement. During the year ended December 31, 1996, interest rates on the variable rate loan ranged from 6.94% to 7.38%. The loans mature in May 2008.

     ENCO's loan is comprised of a fixed rate loan in the original amount of $14,490,000 and a variable rate loan in the original amount of $10,350,000. Interest is payable quarterly on the fixed rate loan at a rate of 9.99%. Interest on the variable rate loan is payable quarterly at either the LIBOR, certificate of deposit rate or Credit Suisse's base rate, plus an applicable margin as stated in the loan agreement. During the year ended December 31, 1996, interest rates on the variable rate loan ranged from 6.94% to 7.38%. The loans mature in May 2008.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1995 AND 1994

     The Partnership pays Prudential an agency fee of $50,000 per year, adjusted annually by an inflation index, until the loans mature. The Partnership pays Credit Suisse an agency fee of $40,000 per year, adjusted annually by an inflation index, until the loans mature. The loans are collateralized by substantially all the Company's assets and interests in the Project. Additionally, the Company's rights under all contractual agreements are assigned as collateral. The Partnership and ENCO loans are cross-collateralized and contain cross-default provisions.

     Under the terms of the loan agreements and the deposit and disbursement agreements with the Lenders, the Company is required to establish and fund certain accounts held by Credit Suisse and Royal Trust as security agents. The accounts require specified minimum deposits and funding levels to meet current and future operating, maintenance and capital costs, and to provide certain other reserves for payment of principal, interest and other contingencies. These accounts are presented as restricted cash and cash equivalents and include cash, certificates of deposit, money market accounts and U.S. treasury bills, all with maturities of 3 months or less. The current portion of restricted cash and cash equivalents is based on the amount of current liabilities for obligations which may be funded from the restricted accounts. The balance of restricted cash and cash equivalents has been classified as a non-current asset.

NOTE 5 -- INCOME TAXES

     The provision for income taxes represents Canadian taxes which consist of the following:

                                                          YEAR ENDED DECEMBER 31,
                                                     ----------------------------------
                                                       1996         1995         1994
                                                     --------     --------     --------
        Current:
          Federal large corporation tax............  $ 41,340     $ 34,625     $ 31,314
          British Columbia capital taxes...........    34,011       19,762       17,476
                                                     ---------    ---------    ---------
                                                       75,351       54,387       48,790
        Deferred...................................    79,744      135,400      178,400
                                                     ---------    ---------    ---------
                                                      155,095      189,787      227,190
        Utilization of loss carryforwards for
          Canadian income tax purposes.............        --       47,700      259,000
        Reduction of (increase in) Canadian loss
          carryforwards due to foreign exchange and
          other adjustments........................       856      (49,100)      95,000
                                                     ---------    ---------    ---------
                                                     $155,951     $188,387     $581,190
                                                     =========    =========    =========

     The principal sources of temporary differences resulting in deferred tax assets and liabilities are as follows:

                                                                    DECEMBER 31,
                                                              -------------------------
                                                                 1996           1995
                                                              ----------     ----------
        Deferred tax asset Canadian net operating loss
          carryforwards.....................................  $ (919,400)    $ (840,900)
        Deferred tax liabilities Acquisition and development
          costs of gas deducted for tax purposes in excess
          of amounts deducted for financial reporting
          purposes..........................................   1,907,800      1,748,700
                                                              ----------     ----------
                  Net deferred tax liability................  $  988,400     $  907,800
                                                              ==========     ==========

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1995 AND 1994

     The provision for income taxes differs from the Canadian statutory rate principally due to the following:

                                                          YEAR ENDED DECEMBER 31,
                                                     ----------------------------------
                                                       1996         1995         1994
                                                     --------     --------     --------
        Canadian statutory rate....................     44.62%       44.62%       44.34%
        Income taxes based on statutory rate.......  $(45,824)    $(33,852)    $ 82,909
        Capital taxes, net of deductible portion...    60,175       47,028       36,678
        Non-deductible provincial royalties, net of
          resource allowance.......................   123,464       95,671       39,836
        Depletion on gas properties with no tax
          basis....................................    36,488       44,641       38,420
        Foreign exchange adjustments...............    16,362       14,860       29,347
        Other......................................   (35,570)      21,439           --
                                                     --------     --------     --------
                                                     $155,095     $189,787     $227,190
                                                     ========     ========     ========

     As of December 31, 1996, ENCO has non-capital loss carryforwards of approximately $2,061,000, which may be applied against taxable income of future periods which expire as follows:

                1999.............................................  $1,619,000
                2000.............................................  $  260,000
                2003.............................................  $  182,000

NOTE 6 -- RELATED PARTY TRANSACTIONS AND COMMITMENTS

     (a) Administrative Services -- As managing partner of the Partnership, SEI receives a fee of $250,000 per year through December 1995 and $300,000 per year for periods after December 1995. The fee is subject to annual adjustment based upon an inflation index. Approximately $311,000 in 1996, $258,000 in 1995 and $253,000 in 1994 was paid to SEI under this agreement.

     (b) Operating and Maintenance Services -- The Partnership has an operating and maintenance agreement with a related party to operate, repair and maintain the Project. For these services, the Partnership pays a fixed fee of $1,140,000 per year adjustable based on the Consumer Price Index, an annual base fee of $150,000 per year, also adjustable based on the Consumer Price Index, and certain other reimbursable expenses as defined in the agreement. In addition, the agreement provides for an annual performance bonus of up to $400,000, adjustable based on the Consumer Price Index, based on the achievement of certain annual performance levels. Payment of the performance bonus is subordinated to the payment of operating expenses, debt service and required deposits, and minimum balances under the loan agreements, and deposit and disbursement agreements. This agreement expires on the date Whatcom receives its 24.5% cumulative return or the tenth anniversary of the Project completion date, subject to renewal terms. Approximately $2,014,000 in 1996, $2,031,000 in 1995 and $1,946,000 in 1994 was earned under this agreement.

     (c) Thermal Energy and Kiln Lease -- The Partnership has a 20-year thermal energy and kiln lease agreement with Socco. Under this agreement, Socco leases the premises and the kiln and purchases certain amounts of thermal energy delivered to dry lumber. Income recorded from Socco was approximately $9,000 in 1996, $19,000 in 1995 and $61,000 in 1994.

     (d) Consulting Services -- ENCO has an agreement with National Energy Systems Company (NESCO), an affiliate of SEI, to provide consulting services for $8,000 per month, adjustable based upon an inflation index. The agreement automatically renews for one-year periods unless written notice of termination is served by either party. Approximately $107,000 in 1996, $100,000 in 1995 and $101,000 in 1994 was paid under this agreement.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1995 AND 1994

     (e) Fuel Supply and Purchase Agreements -- The Partnership has a fixed price natural gas sale and purchase agreement with ENCO. The agreement requires ENCO to deliver up to a maximum daily contract quantity of 12,000 MMBtu's of natural gas per day which may be increased to 24,000 MMBtu's per day in accordance with the agreement. Partnership payments to ENCO under the agreement are eliminated in consolidation. The agreement expires on the twentieth anniversary of the date of commercial operation.

     The Partnership has gas supply agreements with Westcoast Gas Services, Inc.
(WGSI) to provide the Partnership with quantities of firm gas. Commencing April 1, 1993, WGSI must provide the Partnership with quantities of gas ranging from 10,000 MMBtu's per day up to 12,900 MMBtu's per day at a firm price, as provided under the agreements. Deliveries under the agreement are expected to terminate on October 31, 1997.

     The Partnership and ENCO have a gas management agreement with WGSI. WGSI is paid a gas management fee for each MMBtu of gas delivered. The gas management fee is adjusted annually based on the British Columbia Consumer Price Index. The gas management agreement expires October 31, 2008 unless terminated earlier as provided for in the agreement.

     ENCO is committed to the utilization of pipeline capacity on the Westcoast Energy Inc. System. These firm capacity commitments are predominantly under one-year renewable contracts. Firm capacity has been accepted at an annual cost of approximately $3,526,000 in 1996, $2,569,000 in 1995 and $2,776,000 in 1994.

     As collateral for the obligations of the Company under the gas supply and gas management agreements with WGSI, the Partnership secured an irrevocable standby letter of credit with Credit Suisse in favor of WGSI. In January 1996, the face amount of the letter of credit was reduced, in accordance with its terms, from $2,500,000 to $500,000. Accordingly, the required balance in the cash collateral account supporting the letter of credit was reduced from $2,500,000 to $500,000. As of December 31, 1996, the letter of credit had a face amount of $500,000 and the Partnership had a restricted cash deposit of $500,000. As of December 31, 1995, the letter of credit had a face amount of $2,500,000 and the Partnership had a restricted cash deposit of $2,500,000.

     (f) Utility Services -- The Partnership entered into an agreement for utility services with the City of Sumas, Washington. The City of Sumas has agreed to provide a guaranteed annual supply of water at its wholesale rate charged to external association customers. Should the Partnership fail to purchase the daily average minimum of 550 gallons per minute from the City of Sumas during the first 10 years of commercial operation, except for uncontrollable forces or reasonable and necessary shutdowns, the Partnership shall make up the lost revenue to the City of Sumas in accordance with the agreement.

     The Partnership entered into an agreement for waste water disposal with the City of Bellingham, Washington. The City of Bellingham has agreed to accept up to 70,000 gallons of waste water daily at a rate of one cent per gallon. The agreement expires on December 31, 1998.

     The Partnership has received a permit for waste water disposal from the Washington State Department of Ecology which expires June 30, 2000.

     (g) Lease Commitments -- In December 1990, the Partnership entered into a 23.5-year land lease which may be renewed for five consecutive five-year periods. Rental expense was approximately $56,600 in 1996 and $48,400 in 1995 and 1994.

     In April 1992, ENCO signed an operating lease for office space which expires in March 1997. Monthly rental expense is approximately $1,700. Rental expense was approximately $20,400 in 1996, $17,700 in 1995 and $17,000 in 1994.

                        SUMAS COGENERATION COMPANY, L.P.
                                 AND SUBSIDIARY

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)
                        DECEMBER 31, 1996, 1995 AND 1994

     Future minimum land and office lease commitments as of December 31, 1996 are as follows:

                            YEAR ENDING DECEMBER 31,                         AMOUNT
        -----------------------------------------------------------------  -----------
        1997.............................................................  $    51,000
        1998.............................................................       49,300
        1999.............................................................       49,300
        2000.............................................................       52,500
        2001.............................................................       55,700
        Thereafter.......................................................      812,600
                                                                           ------------
                                                                           $ 1,070,400
                                                                           ============

     (h) Partner Loan -- In March 1994, the sole shareholder of SEI borrowed $10,000,000 from Calpine. The loan bears interest at 16.25%, compounded quarterly, and is collateralized by a subordinated assignment in SEI's interest in the Partnership and a subordinated pledge of SEI's stock. The loan requires payments of interest and principal to be made from 50% of SEI's cash distributions from the Partnership, less amounts due to Whatcom under a previous note. On March 15, 2004, all unpaid principal and interest on the loan is due.

NOTE 7 -- FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying amount of all cash and cash equivalents reported in the consolidated balance sheet is estimated by the Company to approximate their fair value.

     The Company is not able to estimate the fair value of its long-term debt with a carrying amount of $117,000,003 and $119,000,003 at December 31, 1996 and 1995, respectively. There is no ability to assess current market interest rates of similar borrowing arrangements for similar projects because the terms of each such financing arrangement is the result of substantial negotiations among several parties.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the General Partner of
  BAF Energy, A California Limited Partnership:

     We have audited the accompanying balance sheets of BAF Energy, A California Limited Partnership, as of October 31, 1995 and 1994, and the related statements of income, partners' equity and cash flows for each of the three years ended October 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BAF Energy, A California Limited Partnership, as of October 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years ended October 31, 1995, 1994 and 1993 in conformity with generally accepted accounting principles.

     As explained in Note 1 to the financial statements, effective November 1, 1994, the Company changed its method of accounting for investments.

     As discussed in Note 8 to the financial statements, subsequent to October 31, 1995, the Partnership signed a letter agreement with a third party to lease substantially all of its property, plant and equipment and assign all related contracts to a third party.

                                          ARTHUR ANDERSEN LLP

San Francisco, California
December 6, 1995

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                           OCTOBER 31, 1995 AND 1994

                                                                      1995             1994
                                                                  ------------     ------------
ASSETS
Current assets:
  Cash and cash equivalents.....................................  $  3,757,921     $  5,363,057
  Available for sale securities.................................     1,919,184               --
  Restricted available-for-sale securities......................     7,241,305       12,332,244
  Accounts receivable -- trade..................................    10,916,919        5,277,413
  Supplies inventory............................................     2,153,129        2,060,935
  Prepaid insurance.............................................       288,383          251,375
                                                                  ------------     ------------
          Total current assets..................................    26,276,841       25,285,024
                                                                  ------------     ------------
Property, plant and equipment...................................   100,258,434      100,210,960
  Accumulated depreciation and amortization.....................   (24,387,912)     (20,854,389)
                                                                  ------------     ------------
                                                                    75,870,522       79,356,571
                                                                  ------------     ------------
          Total assets..........................................  $102,147,363     $104,641,595
                                                                  ============     ============

LIABILITIES AND PARTNERS' EQUITY
Current liabilities:
  Accounts payable..............................................  $  1,598,177     $  2,824,110
  Interest payable..............................................     1,309,566        1,396,495
  Payable to affiliate..........................................       166,569          615,881
  Current portion of long-term liabilities......................     5,444,386        5,283,785
                                                                  ------------     ------------
          Total current liabilities.............................     8,518,698       10,120,271
                                                                  ------------     ------------
Long-term liabilities...........................................    66,804,704       71,157,714
                                                                  ------------     ------------
Commitments and contingencies (Note 6)
Partners' equity:
  Contributed equity............................................     9,901,600        9,901,600
  Undistributed earnings........................................    16,922,361       13,462,010
                                                                  ------------     ------------
          Total partners' equity................................    26,823,961       23,363,610
                                                                  ------------     ------------
          Total liabilities and partners' equity................  $102,147,363     $104,641,595
                                                                  ============     ============

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                              STATEMENTS OF INCOME
              FOR THE YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993

                                                         1995            1994            1993
                                                      -----------     -----------     -----------
Operating Revenues..................................  $43,835,619     $47,955,622     $49,738,504
Operating Expenses:
  Fuel..............................................    9,193,490      14,079,684      16,449,118
  Depreciation and amortization.....................    3,578,572       3,575,442       3,576,710
  Labor, supplies and other.........................    6,614,543       6,959,891       6,343,755
                                                      -----------     -----------     -----------
          Total operating expenses..................   19,386,605      24,615,017      26,369,583
                                                      -----------     -----------     -----------
          Operating income..........................   24,449,014      23,340,605      23,368,921
                                                      -----------     -----------     -----------
Other Income and Expense:
  Interest income and other.........................      955,299         477,666         448,961
  General and administrative........................     (773,610)       (784,401)       (653,373)
  Interest expense..................................   (8,165,273)     (8,654,453)     (9,091,695)
                                                      -----------     -----------     -----------
          Total other income and expense............   (7,983,584)     (8,961,188)     (9,296,107)
                                                      -----------     -----------     -----------
Partnership Income..................................  $16,465,430     $14,379,417     $14,072,814
                                                      ===========     ===========     ===========

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                         STATEMENTS OF PARTNERS' EQUITY
              FOR THE YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993

                                      GENERAL     LIMITED                     UNREALIZED       TOTAL
                                     PARTNERS'   PARTNERS'    UNDISTRIBUTED    LOSSES ON     PARTNERS'
                                      EQUITY       EQUITY       EARNINGS      SECURITIES       EQUITY
                                     ---------   ----------   -------------   -----------   ------------
Balance, October 31, 1992..........    $ 100     $9,901,500   $  13,509,779   $        --   $ 23,411,379
  Net income.......................       --             --      14,072,814            --     14,072,814
  Cash distributions...............       --             --     (15,000,000)           --    (15,000,000)
                                        ----     ----------    ------------       -------   ------------
Balance, October 31, 1993..........      100      9,901,500      12,582,593            --     22,484,193
  Net income.......................       --             --      14,379,417            --     14,379,417
  Cash distributions...............       --             --     (13,500,000)           --    (13,500,000)
                                        ----     ----------    ------------       -------   ------------
Balance, October 31, 1994..........      100      9,901,500      13,462,010            --     23,363,610
  Net income.......................       --             --      16,465,430            --     16,465,430
  Cash distributions...............       --             --     (13,000,000)           --    (13,000,000)
  Change in unrealized losses on
     available-for-sale
     securities....................       --             --              --        (5,079)        (5,079)
                                        ----     ----------    ------------       -------   ------------
Balance, October 31, 1995..........    $ 100     $9,901,500   $  16,927,440   $    (5,079)  $ 26,823,961
                                        ====     ==========    ============       =======   ============

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED OCTOBER 31, 1995, 1994 AND 1993

                                                       1995             1994             1993
                                                   ------------     ------------     ------------
Cash flows from operating activities:
  Partnership income.............................  $ 16,465,430     $ 14,379,417     $ 14,072,814
  Adjustments to reconcile partnership income to
     net cash provided from operating
     activities --
       Depreciation and amortization.............     3,578,572        3,575,442        3,576,710
       Realized (gains) losses on sales of
          available-for-sale securities, net.....          (465)          10,189          (22,701)
       Change in operating assets &
          liabilities --
          Accounts receivable -- trade...........    (5,639,506)       7,560,768       (6,403,581)
          Supplies inventory.....................       (92,194)        (301,309)         (11,406)
          Prepaid insurance......................       (37,008)         (69,663)           4,270
          Accounts payable.......................    (1,225,933)      (1,375,739)       1,516,130
          Interest payable.......................       (86,929)         (77,740)         (69,540)
          Payable to affiliate...................      (449,312)         463,194       (1,130,695)
          Other, net.............................       (45,049)              --               --
                                                     ----------       ----------       ----------
            Net cash provided by operating
               activities........................    12,467,606       24,164,559       11,532,001
                                                     ----------       ----------       ----------
Cash flows from investing activities:
  Purchases of available-for-sale securities.....   (34,628,300)     (25,334,642)     (16,319,709)
  Proceeds from sales and maturities of
     available-for-sale securities...............    37,795,441       20,232,824       20,074,603
  Additions to property, plant and equipment,
     net.........................................       (47,474)         (21,066)        (131,924)
                                                     ----------       ----------       ----------
            Net cash provided by (used in)
               investing activities..............     3,119,667       (5,122,884)       3,622,970
                                                     ----------       ----------       ----------
Cash flows from financing activities:
  Reductions of long-term liabilities, net.......    (4,192,409)      (3,587,576)      (3,250,397)
  Cash distributions to partners.................   (13,000,000)     (13,500,000)     (15,000,000)
                                                     ----------       ----------       ----------
            Net cash used in financing
               activities........................   (17,192,409)     (17,087,576)     (18,250,397)
                                                     ----------       ----------       ----------
Net (decrease) increase in cash and cash
  equivalents....................................    (1,605,136)       1,954,099       (3,095,426)
Cash and cash equivalents, beginning of year.....     5,363,057        3,408,958        6,504,384
                                                     ----------       ----------       ----------
Cash and cash equivalents, end of year...........  $  3,757,921     $  5,363,057     $  3,408,958
                                                     ==========       ==========       ==========
Supplemental disclosure of noncash investing and
  financing activities
  Unrealized holding losses, net, on
     available-for-sale securities, recorded as
     additions to undistributed earnings.........  $     (5,079)    $         --     $         --

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Organization

     Basic American, Inc. (BAI) formed BAF Energy, A California Limited Partnership (BAF Energy or the Partnership) on March 25, 1986, for the purpose of developing, constructing and operating a cogeneration facility. The term of the Partnership is through December 2020 unless terminated earlier in accordance with the Partnership Agreement. The facility produces and sells electricity and steam. On December 6, 1995, the Partnership signed a letter agreement with a third party to lease substantially all of the Partnership's property, plant and equipment and to assign all related contracts. The third party lessee will operate the cogeneration facility through April, 2019 (see Note 8).

     BAF Energy, Inc. (BEI) is the general partner of the Partnership and has an ownership interest of 1 percent. BEI is a wholly owned subsidiary of Basic Vegetable Products, Inc. (BVP). BVP is a wholly owned subsidiary of BAI. As of October 31, 1995, BAI also owned approximately 51 percent of the Limited Partnership units of BAF Energy then outstanding.

     Distributions and profit and loss are allocated 99 percent to the limited partners, based on their proportionate share of limited partnership units, and 1 percent to the general partner.

  Reclassifications

     Certain reclassifications have been made to the 1994 and 1993 financial statements to be consistent with the current year presentation.

  Cash and Cash Equivalents

     For purposes of reporting cash flows, cash and cash equivalents include cash on deposit with banks, money market funds, and commercial paper. Cash paid for interest during the years ended October 31, 1995, 1994 and 1993 was $8,252,202, $8,732,052 and $9,161,241, respectively.

  Available-for-Sale Securities

     Effective November 1, 1994, the Partnership adopted Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (SFAS 115). The Partnership has classified its investments as available-for-sale securities and as restricted available-for-sale securities and has recorded all securities holdings at fair value. Unrealized gains and losses are reported as a separate component of partners' equity until realized.

     Premiums and discounts are amortized over the life of the related security as an adjustment to interest income using the effective interest method. Interest income is recognized when earned. Realized gains and losses on securities transactions are included in net income and are derived using the specific identification method for determining the cost of securities sold.

     Prior to the November 1, 1994 adoption of SFAS 115, the Partnership's short-term investments were included in cash and short-term investments and were valued at the lower of aggregate cost or market. Such securities have been reclassified as available-for-sale securities to conform with SFAS 115 presentation requirements.

     The effect of adopting SFAS 115 was to recognize net unrealized holding losses of $32,599 as a decrease in partners' equity as of November 1, 1994. At October 31, 1995, net unrealized holding losses were $5,079.

     Restricted securities are required under the term loans described in Note
4.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Property, Plant and Equipment

     Property, plant and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization of property, plant and equipment are computed on a straight-line method principally over the following estimated useful lives:

                                                                               YEARS
                                                                              --------
        Buildings and improvements..........................................     30
        Machinery and equipment.............................................  5 to 30

  Major Maintenance Accruals

     The Partnership accrues for the estimated future costs of major overhauls and equipment replacement based upon engineering studies.

  Income Taxes

     Federal and state income tax regulations provide that no income taxes are levied on a partnership. Instead, each partners' share of partnership profit or loss is reported on his or her separate income tax return. Accordingly, no partnership income taxes are provided for in the accompanying financial statements.

(2) AVAILABLE-FOR-SALE SECURITIES

     As of October 31, 1995, the amortized cost and estimated fair values of the Partnership's investments in tax-exempt municipal securities are summarized as follows:

                                                                RESTRICTED
                                                 AVAILABLE-     AVAILABLE-
                                                  FOR-SALE       FOR-SALE
                                                 SECURITIES     SECURITIES       TOTAL
                                                 ----------     ----------     ----------
        Amortized cost.........................  $1,919,184     $7,246,384     $9,165,568
        Gross unrealized losses................          --         (5,079)        (5,079)
                                                 ----------     ----------     ----------
        Estimated fair value...................  $1,919,184     $7,241,305     $9,160,489
                                                 ==========     ==========     ==========

     The amortized cost and estimated fair value of tax-exempt municipal securities by contractual maturity are shown below.

                                                              AMORTIZED      ESTIMATED
               DUE IN FISCAL YEAR ENDING OCTOBER 31,             COST        FAIR VALUE
        ----------------------------------------------------  ----------     ----------
        1996................................................  $2,137,292     $2,134,000
        1997-2000...........................................   7,028,276      7,026,489
                                                              ----------     ----------
                  Total.....................................  $9,165,568     $9,160,489
                                                              ==========     ==========

     Proceeds from sales of investments for the year ended October 31, 1995 are as follow:

        Gross proceeds..................................................  $26,099,037
        Gross gains.....................................................  $     4,404
        Gross losses....................................................  $     3,939

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

(3) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment and accumulated depreciation and amortization consist of:

                                                                  1995             1994
                                                              ------------     ------------
    Cost
      Buildings and improvements............................  $  1,410,873     $  1,313,304
      Machinery and equipment...............................    98,847,561       98,897,656
                                                              ------------     ------------
                                                               100,258,434      100,210,960
    Accumulated depreciation and amortization...............   (24,387,912)     (20,854,389)
                                                              ------------     ------------
                                                              $ 75,870,522     $ 79,356,571
                                                              ============     ============

     On December 6, 1995, the Partnership signed a letter agreement with a third party to lease substantially all of the Partnership's property, plant and equipment (see Note 8).

(4) LONG-TERM LIABILITIES

     Long-term liabilities are summarized as follows:

                                                                   1995            1994
                                                                -----------     -----------
    Term loan at 10.88%, due in equal installments through
      March 2004, non-recourse to the Partnership, secured by
      the facility and associated contracts...................  $60,514,066     $64,678,085
    Term loan at 15.65%, due in equal installments through
      March 2004, with recourse to BEI, secured by the
      facility and associated contracts.......................    8,137,159       8,575,025
    Major maintenance accruals................................    3,597,865       3,188,389
                                                                -----------     -----------
                                                                 72,249,090      76,441,499
    Less -- Current maturities................................    5,444,386       5,283,785
                                                                -----------     -----------
                                                                $66,804,704     $71,157,714
                                                                ===========     ===========

  Annual Maturities,

     Annual maturities of long-term liabilities at October 31, 1995 are summarized as follows:

                            YEAR ENDING OCTOBER 31,                         AMOUNT
        ----------------------------------------------------------------  -----------
        1996............................................................  $ 5,444,386
        1997............................................................    6,121,107
        1998............................................................    6,716,700
        1999............................................................    7,224,887
        2000............................................................   10,541,918
        Thereafter......................................................   36,200,092
                                                                          -----------
                                                                          $72,249,090
                                                                          ===========

(5) RELATED PARTY TRANSACTIONS

     The Partnership Agreement requires that the Partnership pay BEI a monthly administrative fee. This fee amounted to $146,596, $139,613 and $132,966 for the years ended October 31, 1995, 1994 and 1993, respectively.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                  NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

     The Partnership has entered into a ground lease with a remaining term of 23 years with BAI for the land on which the facility is located. The lease includes options to extend the lease term up to an additional 30 years. Rent was $146,572, $139,593 and $132,946 for the years ended October 31, 1995, 1994 and
1993, respectively. Rents will escalate at the rate of 5% each year. In fiscal 1996, this lease will be assigned to a third party lessee pursuant to a letter agreement discussed at Note 8.

     The Partnership negotiated a steam sales contract with a remaining term of 23 years with Basic Vegetable Products, LP (BVP, LP). The General Partner of BVP, LP is BVP. Under the contract, the Partnership supplies steam to BVP, LP's King City, California food processing plant. Revenues recorded under the contract totaled $669,341, $840,959 and $1,068,141 in 1995, 1994 and 1993,
respectively. In fiscal 1996, this contract will also be assigned (see Note 8).

(6) COMMITMENTS AND CONTINGENCIES

  Facilities

     The Partnership executed an Operations and Maintenance (O & M) Agreement with Bechtel North American Power Corporation (Bechtel) in which Bechtel is required to operate and maintain the facility for a term of five years from May 1989. The Partnership reimburses Bechtel for all costs incurred in the performance of the service. O & M expenses paid totaled $3,665,168, $3,884,943 and $4,556,321 in 1995, 1994 and 1993, respectively, including a payment of base fees of $275,000, $387,456 and $500,000 per year, respectively, and a payment of earned fees of $380,000, $306,803 and $902,430 per year, respectively. The agreement also provided for a "high performance" bonus fee dependent on meeting certain performance standards. In April 1994, the O & M Agreement was renegotiated and extended through October 1998. The renegotiated terms include payment of base fees of $275,000 and elimination of the high performance bonus fee. The bonus paid in 1994 and 1995 totaled $3,107 and $175,327, respectively. In connection with the anticipated transaction described at Note 8, the Partnership will sever its O & M Agreement with Bechtel. The severance payment will be made with funds directly contributed by the third party lessee.

  Financing

     Calcorp Group, Inc. (CGI), a limited partner, has a put option to sell its 23 percent investment in the Partnership back to the Partnership at fair market value in certain circumstances. The put is subject to a subordination agreement with the Partnership's lenders. CGI has entered into a technical support agreement with the Partnership, wherein CGI is reimbursed for services rendered based upon time and expenses incurred.

(7) REVENUE RECOGNITION

     BEI has an exclusive Power Purchase Agreement with Pacific Gas and Electric (PG&E) under which PG&E pays capacity payments, as defined in the agreement, and purchases all available energy, except for amounts sold to BVP, LP (see Note 5). The Partnership receives substantially all of its capacity payments from PG&E during May through October, and receives payment for energy sales to PG&E during May through January. In fiscal 1996, this agreement will be assigned to a third party lessee pursuant to a letter agreement discussed at Note 8.

(8) SIGNIFICANT LEASE TRANSACTION

     On December 6, 1995, BAF Energy signed a letter agreement with a third party to enter into a 23-year lease of the cogeneration property, plant and equipment and to assign all related contracts. Under the terms of the lease, the lessee will assume all rights and responsibilities related to the ground lease (see Note 5), the BVP, LP steam sales contract (see Note 5), and the PG&E Power Purchase Agreement (see Note 7). BAF Energy expects to sign the lease in early 1996.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                            CONDENSED BALANCE SHEETS

                                                                  JANUARY 31,      OCTOBER 31,
                                                                     1996             1995
                                                                  -----------     -------------
                                                                  (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.....................................  $ 2,211,511     $   3,757,921
  Available for sale securities.................................           --         1,919,184
  Restricted available-for-sale securities......................   10,953,152         7,241,305
  Accounts receivable -- trade..................................    2,703,251        10,916,919
  Supplies inventory............................................    2,128,361         2,153,129
  Prepaid insurance.............................................      144,633           288,383
                                                                  ------------     ------------
          Total current assets..................................   18,140,908        26,276,841
                                                                  ------------     ------------
Property, Plant and Equipment...................................  100,258,434       100,258,434
  Accumulated depreciation and amortization.....................  (25,280,413)      (24,387,912)
                                                                  ------------     ------------
                                                                   74,978,021        75,870,522
                                                                  ------------     ------------
                                                                  $93,118,929     $ 102,147,363
                                                                  ============     ============

LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
  Accounts payable..............................................  $   811,919     $   1,598,177
  Interest payable..............................................    3,273,915         1,309,566
  Payable to affiliate..........................................       38,428           166,569
  Current portion of long-term liabilities......................    5,546,361         5,444,386
                                                                  ------------     ------------
          Total current liabilities.............................    9,670,623         8,518,698
                                                                  ------------     ------------
Long-Term Liabilities...........................................   66,702,729        66,804,704
                                                                  ------------     ------------
Commitments and Contingencies...................................           --                --
Partners' Equity:
  Contributed equity............................................    9,901,600         9,901,600
  Undistributed earnings........................................    6,843,977        16,922,361
                                                                  ------------     ------------
          Total partners' equity................................   16,745,577        26,823,961
                                                                  ------------     ------------
                                                                  $93,118,929     $ 102,147,363
                                                                  ============     ============

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                         CONDENSED STATEMENTS OF INCOME
                                  (UNAUDITED)

                                                                        THREE MONTHS ENDED
                                                                            JANUARY 31,
                                                                    ---------------------------
                                                                       1996            1995
                                                                    -----------     -----------
OPERATING REVENUES................................................  $ 4,957,368     $ 7,941,577
OPERATING EXPENSES:
  Fuel............................................................    1,479,116       3,408,912
  Depreciation and amortization...................................      892,500       1,072,028
  Labor, supplies and other.......................................    1,066,580       1,431,321
                                                                    -----------     -----------
          Total operating expenses................................    3,438,196       5,912,261
                                                                    -----------     -----------
            Operating income......................................    1,519,172       2,029,316
                                                                    -----------     -----------
OTHER INCOME AND EXPENSE:
  Interest income and other.......................................      154,073         130,313
  General and administrative......................................     (290,763)       (201,340)
  Interest expense................................................   (1,965,945)     (2,094,761)
                                                                    -----------     -----------
          Total other income and expense..........................   (2,102,635)     (2,165,788)
                                                                    -----------     -----------
PARTNERSHIP LOSS..................................................  $  (583,463)    $  (136,472)
                                                                    ===========     ===========

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                       CONDENSED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)

                                                                       THREE MONTHS ENDED
                                                                           JANUARY 31,
                                                                  -----------------------------
                                                                      1996             1995
                                                                  ------------     ------------
Net Cash Provided by Operating Activities.......................  $  9,779,417     $  2,298,789
                                                                  ------------     ------------
Cash Flows from Investing Activities:
  Purchases of available-for-sale securities....................   (25,170,795)     (12,290,102)
  Proceeds from sales and redemptions of available-for-sale
     securities.................................................    23,344,968       12,841,335
  Additions to property, plant and equipment, net...............            --          (20,189)
                                                                  ------------     ------------
          Net cash (used in) provided by investing activities...    (1,825,827)         531,044
                                                                  ------------     ------------
Cash Flows From Financing Activities:
  Increase in long-term liabilities, net........................            --          307,110
  Cash distributions to partners................................    (9,500,000)      (8,500,000)
                                                                  ------------     ------------
          Net cash used in financing activities.................    (9,500,000)      (8,192,890)
                                                                  ------------     ------------
Net Decrease in Cash and Cash Equivalents.......................    (1,546,410)      (5,363,057)
Cash and Cash Equivalents, beginning of period..................     3,757,921        5,363,057
                                                                  ------------     ------------
Cash and Cash Equivalents, end of period........................  $  2,211,511     $         --
                                                                  ============     ============
Supplementary Information:
  Unrealized holding gains/losses, net, on available-for-sale securities, recorded as additions to undistributed
     earnings...................................................  $      5,079     $         --
  Cash paid during the period for interest......................  $         --     $         --

        The accompanying notes are an integral part of these statements.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                                JANUARY 31, 1996
                                  (UNAUDITED)

(1) GENERAL

  Organization

     BAF Energy, A California Limited Partnership (BAF Energy or the Partnership) was founded in 1986 and is engaged in the development, construction and operation of a cogeneration facility. The term of the Partnership is through December 2020 unless terminated earlier in accordance with the Partnership Agreement. The facility produces and sells electricity and steam.

     BAF Energy, Inc. (BEI) is the general partner of the Partnership and has an ownership interest of 1 percent. BEI is a wholly owned subsidiary of Basic Vegetable Products, Inc. (BVP). BVP is a wholly owned subsidiary of Basic American, Inc. (BAI). As of January 31, 1996, BAI also owned approximately 51 percent of the limited partnership units of BAF Energy then outstanding.

     Distributions and profit and loss are allocated 99 percent to the limited partners, based on their proportionate share of limited partnership units, and 1 percent to the general partner.

  Basis of Interim Presentation

     The accompanying interim condensed financial statements of the Partnership have been prepared by the Partnership, without audit by independent public accountants, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the condensed consolidated financial statements include all normal recurring adjustments necessary to present fairly the information required to be set forth therein. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted from these statements pursuant to such rules and regulations and, accordingly, should be read in conjunction with the audited financial statements of the Partnership for the year ended October 31, 1995. Consistent with the operating schedule of the cogeneration facility, the Partnership receives a majority of its operating revenue between May and September. Therefore, the results of operations for the three months ended January 31, 1996 and 1995 are not indicative of the results for the entire year.

(2) RELATED PARTY TRANSACTIONS

     The Partnership Agreement requires that the Partnership pay BEI a monthly administrative fee. This fee amounted to $37,558 and $35,770 for the quarters ended January 31, 1996 and 1995, respectively.

     The Partnership has entered into a ground lease with BAI for the land on which the facility is located. Rent was $37,554 and $35,764 for the quarters ended January 31, 1996 and 1995, respectively.

     The Partnership negotiated a steam sales contract with Basic Vegetable Products, LP (BVP, LP). The General Partner of BVP, LP is BVP. Under the contract, the Partnership supplies steam to BVP, LP's food processing plant. Revenues recorded under the contract totaled $38,333 and $55,788 for the quarters ended January 31, 1996 and 1995, respectively.

(3) PARTNERS' EQUITY:

     The Partnership made distributions of $9,500,000 and $8,500,000 for the quarters ended January 31, 1996 and 1995, respectively.

                                  BAF ENERGY,
                        A CALIFORNIA LIMITED PARTNERSHIP

             NOTES TO CONDENSED FINANCIAL STATEMENTS -- (CONTINUED)
                                JANUARY 31, 1996
                                  (UNAUDITED)

(4) SIGNIFICANT LEASE TRANSACTION:

     In April 1996, the Partnership signed an agreement with a third party to enter into a 23-year lease of the cogeneration property, plant and equipment and to assign all related contracts. Under the terms of the lease, the lessee will assume all rights and responsibilities related to the ground lease with BAI (see
Note 2), the BVP, LP steam sales contract (see Note 2) and a Pacific Gas & Electric (PG&E) Power Purchase Agreement. The ground lease has a remaining term of 23 years with BAI for the land on which the facility is located. This lease includes options to extend the lease term up to an additional 30 years. The BVP, LP steam sales contract has a remaining term of 23 years. The PG&E Power Purchase Agreement states that PG&E pays capacity payments, as defined in the agreement, and purchases all available energy, except for amounts sold to BVP, LP.

                         REPORT OF INDEPENDENT AUDITORS

The Shareholder
Gilroy Energy Company

     We have audited the accompanying balance sheets of Gilroy Energy Company (the Company), a wholly owned subsidiary of Gilroy Foods, Inc. which in turn is a wholly owned subsidiary of McCormick & Company, Inc., as of November 30, 1995 and 1994 and the related statements of income, shareholder's equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gilroy Energy Company at November 30, 1995 and 1994 and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Baltimore, Maryland
July 18, 1996

                             GILROY ENERGY COMPANY
                          (A WHOLLY OWNED SUBSIDIARY)

                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

                                                                                NOVEMBER 30,
                                                              MAY 31,       ---------------------
                                                               1996           1995         1994
                                                            -----------     --------     --------
                                                            (UNAUDITED)
Current assets:
  Accounts receivable.....................................   $   4,428      $  1,615     $  1,503
  Prepaid expenses........................................         462           725          776
                                                              --------      --------     --------
          Total current assets............................       4,890         2,340        2,279
Property and equipment, at cost:
  Buildings...............................................       2,720         2,720        2,720
  Machinery and equipment.................................      93,421        93,349       93,098
  Furniture and fixtures..................................          64            64           62
  Software................................................          65            65           58
                                                              --------      --------     --------
                                                                96,270        96,198       95,938
Less accumulated depreciation and amortization............      39,202        36,712       31,701
                                                              --------      --------     --------
                                                                57,068        59,486       64,237
Due from parent and affiliates............................      64,780        69,422       61,522
                                                              --------      --------     --------
Total assets..............................................   $ 126,738      $131,248     $128,038
                                                              ========      ========     ========

                                           LIABILITIES
Current liabilities:
  Bank overdraft..........................................          --      $     58     $    618
  Accounts payable........................................   $   1,653         2,678        1,767
  Accrued interest........................................       3,093         3,238        3,363
  Other liabilities.......................................         336           993          241
  Current portion of long-term debt.......................       2,848         2,468        2,152
                                                              --------      --------     --------
          Total current liabilities.......................       7,930         9,435        8,141
Long-term debt, due after one year........................      50,120        52,968       55,436
Other liabilities.........................................         399            49        1,083
                                                              --------      --------     --------
                                                                50,519        53,017       56,519
Shareholder's equity:
  Common stock, no par value:
     Authorized shares -- 10,000
     Issued and outstanding shares -- 1,000...............          10            10           10
  Additional paid-in capital..............................      16,946        16,946       16,946
  Retained earnings.......................................      51,333        51,840       46,422
                                                              --------      --------     --------
          Total shareholder's equity......................      68,289        68,796       63,378
                                                              --------      --------     --------
Total liabilities and shareholder's equity................   $ 126,738      $131,248     $128,038
                                                              ========      ========     ========

                            See accompanying notes.

                             GILROY ENERGY COMPANY
                          (A WHOLLY OWNED SUBSIDIARY)

                              STATEMENTS OF INCOME
                             (DOLLARS IN THOUSANDS)

                                                         SIX MONTHS ENDED         YEARS ENDED
                                                             MAY 31,             NOVEMBER 30,
                                                         ----------------     -------------------
                                                          1996     1995        1995        1994
                                                         ------   -------     -------     -------
                                                           (UNAUDITED)
Net revenues:
  Electricity revenue................................    $9,306   $11,158     $35,132     $40,037
  Steam revenue from Gilroy Foods, Inc...............       185       260       1,089       1,367
                                                         ------   -------     -------     -------
                                                          9,491    11,418      36,221      41,404
Cost of sales........................................     6,525     8,125      18,825      23,766
                                                         ------   -------     -------     -------
Gross margin.........................................     2,966     3,293      17,396      17,638
Operating expenses;
  Selling, general and administrative................       720       946       1,888       1,885
                                                         ------   -------     -------     -------
Operating income.....................................     2,246     2,347      15,508      15,753
Interest expense.....................................     3,093     3,237       6,477       6,731
                                                         ------   -------     -------     -------
(Loss) Income before income taxes....................      (847)     (890)      9,031       9,022
Provision for income tax (benefit) expense...........      (340)     (356)      3,613       3,622
                                                         ------   -------     -------     -------
Net (loss) income....................................    $ (507)  $  (534)    $ 5,418     $ 5,400
                                                         ======   =======     =======     =======

                            See accompanying notes.

                             GILROY ENERGY COMPANY
                          (A WHOLLY OWNED SUBSIDIARY)

                       STATEMENT OF SHAREHOLDER'S EQUITY
                             (DOLLARS IN THOUSANDS)

                                             COMMON STOCK        ADDITIONAL                      TOTAL
                                           -----------------      PAID-IN       RETAINED     SHAREHOLDER'S
                                           SHARES     AMOUNT      CAPITAL       EARNINGS        EQUITY
                                           ------     ------     ----------     --------     -------------
Balance at November 30, 1993.............  1,000       $ 10       $ 16,946      $ 41,022        $57,978
Net income...............................     --         --             --         5,400          5,400
                                           ------     ------     ----------     --------     -------------
Balance at November 30, 1994.............  1,000         10         16,946        46,422         63,378
Net income...............................     --         --             --         5,418          5,418
                                           ------     ------     ----------     --------     -------------
Balance at November 30, 1995.............  1,000         10         16,946        51,840         68,796
Net (loss) (unaudited)...................     --         --             --          (507)          (507)
                                           ------     ------     ----------     --------     -------------
Balance at May 31, 1996
  (unaudited)............................  1,000       $ 10       $ 16,946      $ 51,333        $68,289
                                           =====      ======       =======       =======     ==========

                            See accompanying notes.

                             GILROY ENERGY COMPANY
                          (A WHOLLY OWNED SUBSIDIARY)

                            STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                       SIX MONTHS ENDED           YEARS ENDED
                                                            MAY 31,              NOVEMBER 30,
                                                      -------------------     -------------------
                                                       1996        1995        1995        1994
                                                      -------     -------     -------     -------
                                                          (UNAUDITED)
OPERATING ACTIVITIES:
  Net income (loss).................................  $  (507)    $  (534)    $ 5,418     $ 5,400
  Adjustments to reconcile net (loss) income to net
     cash (used in) provided by operating
     activities:
     Depreciation and amortization..................    2,490       2,482       5,011       4,880
     Changes in operating assets and liabilities:
       Accounts receivable..........................   (2,813)     (3,577)       (113)         51
       Prepaid expenses.............................      263         325          52          49
       Accounts payable.............................   (1,025)       (360)        912      (1,221)
       Accrued expenses and other liabilities.......     (452)       (644)       (408)        364
                                                      -------     -------     -------     -------
Net cash (used in) provided by operating
  activities........................................   (2,044)     (2,308)     10,872       9,523
                                                      -------     -------     -------     -------
INVESTING ACTIVITIES:
Due from parent and affiliates......................    4,642       5,071      (7,900)     (4,610)
Purchase of property and equipment..................      (72)       (117)       (260)     (3,376)
                                                      -------     -------     -------     -------
Net cash provided by (used in) investing
  activities........................................    4,570       4,954      (8,160)     (7,986)
                                                      -------     -------     -------     -------
FINANCING ACTIVITIES:
Principal payments on long-term debt................   (2,468)     (2,152)     (2,152)     (2,152)
                                                      -------     -------     -------     -------
Net cash (used in) financing activities.............   (2,468)     (2,152)     (2,152)     (2,152)
                                                      -------     -------     -------     -------
Net decrease (increase) in bank overdraft...........       58         494         560        (615)
Bank overdraft at beginning of period...............      (58)       (618)       (618)         (3)
                                                      -------     -------     -------     -------
Bank overdraft at end of period.....................  $    --     $  (124)    $   (58)    $  (618)
                                                      =======     =======     =======     =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Interest paid.......................................  $ 3,238     $ 3,359     $ 6,602     $ 6,602

                            See accompanying notes.

                             GILROY ENERGY COMPANY
                          (A WHOLLY OWNED SUBSIDIARY)

                         NOTES TO FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Organization

     Gilroy Energy Company (the Company) was incorporated in the State of California in July 1984. The Company is a wholly owned subsidiary of Gilroy Foods, Inc. which in turn is a wholly owned subsidiary of McCormick & Company, Inc. (McCormick). The Company runs a cogeneration facility in Gilroy, California which uses natural gas and steam turbine engines to generate steam for sale to Gilroy Foods, Inc. and electricity for sale to Pacific Gas and Electric Company.

     Sales to Pacific Gas and Electric Company represented approximately 97% of total revenues for each of the years ended November 30, 1995 and 1994 and 98% for the six months ended May 31, 1996 and 1995.

     Approximately 80% of the Company's net revenues are recognized during the months of May through October of each year. As such, the results of operations for the six month periods ended May 31, 1996 and 1995 are not indicative of the results of operations that may be realized for the full year.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Bank Overdrafts

     The Company maintains a zero balance bank account. Amounts sufficient to cover checks presented to the bank are deposited into the account by McCormick & Company, Inc. The bank overdrafts represent checks that have been written but have not cleared the bank as of the balance sheet date.

  Property and Equipment

     Property and equipment are recorded at cost. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the assets, ranging from five to forty years.

     In 1995, the Financial Accounting Standards Board released Statement of Financial Accounting Standards No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of " (FAS 121). FAS 121 requires recognition of impairment of long-lived assets in the event that the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. The Company will be required to adopt FAS 121 in its 1997 fiscal year. Management does not believe that the initial adoption of FAS 121 will have a significant impact on the Company.

  Repairs and Maintenance

     The cogeneration plant requires a periodic shutdown for major overhauls of its primary components every several years. The Company's policy is to accrue the anticipated cost of these overhauls during the operating periods prior to the scheduled overhaul dates. The amounts and period of accruals for overhaul costs are revised annually based on management's estimate of time remaining before the next scheduled overhaul and the estimated cost of the overhaul.

     Repairs and maintenance expenditures that are not a part of major overhauls or do not extend the useful life of the related equipment are charged to expense when incurred.

                             GILROY ENERGY COMPANY
                          (A WHOLLY OWNED SUBSIDIARY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

  Due from Parent and Affiliates

     The due from parent and affiliates included in the balance sheet represents a net balance as the result of various transactions between the Company and Gilroy Foods, Inc. and McCormick & Company, Inc. There are no terms of settlement, or interest charges associated with the account balance. The balance is primarily the result of the Company's participation in McCormick's central cash management program, wherein all the Company's cash receipts are remitted to McCormick and all cash disbursements are funded by McCormick. Other transactions include steam sales to Gilroy Foods, Inc., the Company's estimated income tax payable or receivable resulting from the current and prior years estimated provisions, and miscellaneous other administrative expenses incurred by Gilroy Foods, Inc. or McCormick & Company, Inc. on behalf of the Company.

     An analysis of transactions in the due from parent and affiliates balance for the six months ended May 31, 1996 and 1995 (unaudited) and each of the two years in the period ended November 30, 1995 follows:

                                                       SIX MONTHS ENDED           YEARS ENDED
                                                            MAY 31,              NOVEMBER 30,
                                                      -------------------     -------------------
                                                       1996        1995        1995        1994
                                                      -------     -------     -------     -------
                                                          (UNAUDITED)
Balance in due from parent and affiliates at
  beginning of period...............................  $69,422     $61,522     $61,522     $56,912
Net cash remitted (from) to Gilroy Foods, Inc. or
  McCormick.........................................   (4,616)     (5,578)     10,671       7,729
Net intercompany sales..............................      196         275       1,146       1,438
Net intercompany purchases for cost of sales........     (532)         (3)       (218)         (6)
Net intercompany purchases for selling, general and
  administrative expenses...........................      (30)       (121)        (87)       (929)
Benefit (provision) for income taxes................      340         356      (3,612)     (3,622)
                                                      -------     -------     -------     -------
Balance in due from parent and affiliated at end of
  period............................................  $64,780     $56,451     $69,422     $61,522
                                                      =======     =======     =======     =======
Average balance during the period...................  $66,384     $58,373     $61,811     $56,828
                                                      =======     =======     =======     =======

     Gilroy Foods, Inc. provides certain administrative services to the Company including the services of the President of Gilroy Energy Company, Inc., accounting, and other administrative services. It is the policy of Gilroy Foods, Inc. to charge these expenses and all other central operating costs on the basis of direct usage. In the opinion of management, no other costs of Gilroy Foods, Inc. should be allocated to the Company.

     McCormick provides various administrative services to the Company including legal assistance and treasury services. McCormick does not charge the Company for these services. In the opinion of management, the cost of the services rendered by McCormick in these areas during each of the two years ended November 30, 1995 and 1994 and the six months ended May 31, 1996 and 1995 are nominal.

  Concentration of Credit Risk

     The Company sells electricity to Pacific Gas and Electric Company under a long-term contract. All accounts receivable at May 31, 1996 (unaudited) and November 30, 1995 and 1994 are due from this customer. No collateral is required for accounts receivable. Management believes that no reserves are required for potential credit losses at May 31, 1996 and November 30, 1995 and 1994.

                             GILROY ENERGY COMPANY
                          (A WHOLLY OWNED SUBSIDIARY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

  Sources of Supply

     The Company purchases natural gas for the operation of the cogeneration facility under a supply contract with one supplier. The supply contract requires the Company to purchase substantially all of its natural gas needs from the supplier at a price based on the market value determined in accordance with the contract through July 31, 1997. Management believes that in the event that this supplier is not able to meet its obligations under the contract, alternative sources of supply for natural gas are readily available at comparable prices.

2. LONG-TERM DEBT

     The Company's outstanding indebtedness is as follows:

                                                                         NOVEMBER 30,
                                                        MAY 31,       -------------------
                                                         1996          1995        1994
                                                      -----------     -------     -------
                                                      (UNAUDITED)
        Note payable in annual installments through     $52,968       $55,436     $57,588
          2006 with interest at 11.68% per annum....
        Less current portion........................      2,848         2,468       2,152
                                                        -------       -------     -------
                                                        $50,120       $52,968     $55,436
                                                        =======       =======     =======

     The note payable requires the maintenance of a $5,000 maintenance fund and a $10,000 debt service fund. The note holder has agreed to accept a guarantee of up to $15,000 by McCormick & Company, Inc. in lieu of establishing these funds. The terms of the note payable require the Company to comply with certain nonfinancial covenants. Management believes that the Company was in compliance with all applicable covenants at November 30, 1995 and 1994. The note payable is secured by the cogeneration facility.

     The note payable agreement provides for the payment of a prepayment penalty in the event of early retirement. The amount of the prepayment penalty approximates the present value of the differential between current market interest rates and the stated rate over the remaining life of the debt as defined by the agreement.

     Aggregate maturities of long-term debt over the next five fiscal years ending November 30 and thereafter are as follows:

            1996.......................................................  $ 2,468
            1997.......................................................    2,848
            1998.......................................................    3,101
            1999.......................................................    3,481
            2000.......................................................    3,797
            Thereafter.................................................   39,741
                                                                         -------
                                                                         $55,436
                                                                         =======

3. INCOME TAXES

     The Company is included in the consolidated federal and state income tax returns of McCormick. McCormick does not have a formal tax sharing arrangement with its subsidiaries. The income tax provisions included in the statements of income has been provided under the liability method assuming that Gilroy Energy Company had prepared separate income tax returns for the years ended November 30, 1995 and 1994 and the six months ended May 31, 1996 and 1995 (unaudited). Any income taxes receivable or payable as a

                             GILROY ENERGY COMPANY
                          (A WHOLLY OWNED SUBSIDIARY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

result of the income tax provisions, including any deferred amounts due or payable resulting from the current or prior years provisions are included in due from parent and affiliates.

     The (benefit) provision for income taxes is summarized as follows:

                                                   SIX MONTHS
                                                      ENDED              YEARS ENDED
                                                     MAY 31,            NOVEMBER 30,
                                                 ---------------     -------------------
                                                 1996      1995       1995        1994
                                                 -----     -----     -------     -------
                                                               (UNAUDITED)
        Current:
          Federal..............................  $(288)    $(303)    $ 3,877     $ 4,061
          State................................    (52)      (53)      1,169       1,225
                                                 -----     -----     -------     -------
                                                  (340)     (356)      5,046       5,286
                                                 -----     -----     -------     -------
        Deferred:
          Federal..............................     --        --      (1,095)     (1,278)
          State................................     --        --        (338)       (386)
                                                 -----     -----     -------     -------
                                                    --        --      (1,433)     (1,664)
                                                 -----     -----     -------     -------
                                                 $(340)    $(356)    $ 3,613     $ 3,622
                                                 =====     =====     =======     =======

     The reconciliation between income tax computed at the United States federal statutory rate and income taxes actually provided follows:

                                   SIX MONTHS ENDED MAY 31,            YEARS ENDED NOVEMBER 30,
                                -------------------------------     -------------------------------
                                    1996              1995              1995              1994
                                -------------     -------------     -------------     -------------
                                AMOUNT    %       AMOUNT    %       AMOUNT    %       AMOUNT    %
                                ------   ----     ------   ----     ------   ----     ------   ----
                                          (UNAUDITED)
    Tax at federal rate.......  $ (288)  34.0%    $ (303)  34.0%    $3,071   34.0%     3,067   34.0%
    State income taxes, net of
      federal benefit.........     (52)   6.1%       (53)   6.0%       542    6.0%       555    6.1%
                                ------            ------            ------
    Actual income taxes
      (benefit) provided......  $ (340)  40.1%    $ (356)  40.0%    $3,613   40.0%    $3,622   40.1%
                                ======            ======            ======

     The temporary differences that give rise to significant portions of the deferred tax assets and liabilities that have been netted in due from parent and affiliates consist of the following:

                                                                      NOVEMBER 30,
                                                                   -------------------
                                                                    1995        1994
                                                                   -------     -------
        Temporary differences resulting in deferred tax assets:
          Repairs and maintenance expenditures...................  $   986     $ 1,082
                                                                   -------     -------
        Temporary differences resulting in deferred tax
          liabilities:
          Depreciation...........................................   50,897      54,587
          Prepaid expenses.......................................      810         758
          Other..................................................      357         357
                                                                   -------     -------
                                                                    52,064      55,702
                                                                   -------     -------
                                                                   $51,078     $54,620
                                                                   =======     =======

     No valuation allowance is provided for deferred tax assets.

                             GILROY ENERGY COMPANY
                          (A WHOLLY OWNED SUBSIDIARY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

4. RELATED PARTY TRANSACTIONS

     The Company sells substantially all of the steam, which is a byproduct of the cogeneration process to Gilroy Foods, Inc. During the years ended November 30, 1995 and 1994, the amount of revenue recognized by the Company from steam sales to Gilroy Foods, Inc. was $1,089 and $1,367, respectively. During the six months ended May 31, 1996 and 1995, the amount of revenue recognized by the Company from steam sales to Gilroy Foods, Inc. was $185 and $261, respectively.

     Gilroy Foods, Inc. provides certain accounting and administrative services to Gilroy Energy Company, Inc. A portion of the cost of these services is billed directly to Gilroy Energy Company, Inc.

     The Company leases the land where the cogeneration facility is located under an operating lease with Gilroy Foods, Inc. The lease agreement runs through 2018 and provides for minimum annual rental payments with provisions for the escalation of costs every three years based on the average increase in the Consumer Price Index. The future minimum lease payments under this lease, excluding any future increases, are as follows:

1996..................................................................................  $ 40
1997..................................................................................    40
1998..................................................................................    40
1999..................................................................................    40
2000..................................................................................    40
2001 through 2018.....................................................................   715
                                                                                        ----
                                                                                        $915
                                                                                        ====

     Rent expense recognized under this lease was $38 and $37 in the years ended November 30, 1995 and 1994, respectively, and $20 and $19 in the six months ended May 31, 1996 and 1995, respectively.

5. COMMITMENTS AND CONTINGENCIES

     The Company has an agreement with the Pacific Gas and Electric Company (PG&E) to sell all electricity generated by the cogeneration facility to PG&E. The agreement establishes the methodology used to calculate the purchase price of the electricity, establishes the operating hours of the cogeneration facility, and provides for the payment to the Company of additional capacity payments if certain operating targets as defined are achieved. The current provisions of this agreement extend through December 31, 1998. Subsequent to December 31, 1998 and continuing through the expiration of the base agreement on December 31, 2017, the pricing and operating provisions of the agreement will be established by negotiation between PG&E and Gilroy Energy Company.

     The Company has an agreement with Gilroy Foods, Inc. whereby Gilroy Foods, Inc. has agreed to purchase substantially all of the steam produced by the Company. The terms of the agreement, which extends through 2017, provide for the establishment of the purchase price for steam based on the current cost of alternative sources of energy available to Gilroy Foods, Inc.

     The Company has an operating and maintenance agreement with an outside party for the daily operation and maintenance of the cogeneration facility. This agreement, which extends through November 1996, provides for all operating and routine maintenance of the cogeneration facility at direct costs plus a minimum annual fee of $100,000. The contract also provides for the payment of bonuses, as defined, if certain operating targets are met.

                             GILROY ENERGY COMPANY
                          (A WHOLLY OWNED SUBSIDIARY)

                   NOTES TO FINANCIAL STATEMENTS--(CONTINUED)
                             (DOLLARS IN THOUSANDS)

6. FAIR VALUE

     The following methods and assumptions were used by the Company in estimating fair value disclosures for financial instruments:

     Accounts receivable, due from parent and affiliates, bank overdrafts, current portion of long-term debt, accounts payable, and accrued liabilities -- The amounts reported in the balance sheet approximate fair value.

     Long-term debt. The fair value of long-term debt, based on a discounted cash flow analysis using current interest rates for debt with similar characteristics and maturities is as follows:

                                                          1995    NOVEMBER 30,     1994
                                                  ---------------------------------------------
                                                   FAIR       CARRYING      FAIR       CARRYING
                                                   VALUE       VALUE        VALUE       VALUE
                                                  -------     --------     -------     --------
    Long-term debt............................    $68,100     $ 52,968     $63,000     $ 55,436

7. SUBSEQUENT EVENT

     In May 1996, McCormick & Company, Inc. announced its intention to sell the assets and liabilities, excluding the due from parent and affiliates, the current portion of long-term debt and the long-term debt of the Company to Calpine Corporation. At the time of the closing of the sale, McCormick & Company, Inc. will assume the due from parent and affiliates and will be required to retire the current portion of the long-term debt and the long-term debt. In addition to all remaining assets and liabilities of Gilroy Energy Company, Calpine Corporation will assume all rights and obligations under the following agreements to which Gilroy Energy Company is currently a party:

     -  Long-term contract to sell electricity to Pacific Gas and Electric
Company.

     -  Natural gas supply contract through July 31, 1997.

     - Lease for the land with Gilroy Foods, Inc. upon which the cogeneration facility is located.

     -  Steam sale contract with Gilroy Foods, Inc.

     Upon closing of the sale, the management contract with the current operator of the cogeneration facility will be terminated by McCormick & Company, Inc.

     It is currently anticipated that the closing date for the sale of the applicable assets and liabilities of Gilroy Energy Company to Calpine Corporation will take place in the third quarter of 1996.

                                      LOGO

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the General Corporation Law of the state of Delaware (the "Delaware Law") empowers a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal, administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his conduct was illegal. A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his duty. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually and reasonably incurred.

     In accordance with Delaware Law, the certificate of incorporation of the Company contains a provision to limit the personal liability of the directors of the Registrant for violations of their fiduciary duty. This provision eliminates each director's liability to the Registrant or its stockholders for monetary damages except (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware Law providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions, or
(iv) for any transaction from which a director derived an improper personal benefit. The effect of this provision is to eliminate the personal liability of directors for monetary damages for actions involving a breach of their fiduciary duty of care, including any such actions involving gross negligence.

     Article Ten of the Bylaws of the Registrant provides for indemnification of the officers and directors of the Registrant to the fullest extent permitted by applicable law.

     The Company has entered into indemnification agreements with its directors and officers. These agreements provide substantially broader indemnity rights than those provided under the Delaware Law and the Company's Bylaws. The indemnification agreements are not intended to deny or otherwise limit third-party or derivative suits against the Company or its directors or officers, but if a director or officer were entitled to indemnity or contribution under the indemnification agreement, the financial burden of a third-party suit would be borne by the Company, and the Company would not benefit from derivative recoveries against the director or officer. Such recoveries would accrue to the benefit of the Company but would be offset by the Company's obligations to the director or officer under the indemnification agreement.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBITS

EXHIBIT
NUMBER                                        DESCRIPTION
-------   ------------------------------------------------------------------------------------
 4.1      Indenture dated as of February 17, 1994 between the Company and Shawmut Bank of
          Connecticut, National Association, as Trustee, including form of Notes.(a)
 4.2      Indenture dated as of May 16, 1996 between the Company and Fleet National Bank, as
          Trustee, including form of Notes.(b)

EXHIBIT
NUMBER                                        DESCRIPTION
-------   ------------------------------------------------------------------------------------
 4.3      Indenture dated as of July 8, 1997 between the Company and The Bank of New York, as
          Trustee, including form of Senior Notes.(c)
 4.4      Registration Rights Agreement dated as of July 1, 1997 between the Company and
          Credit Suisse First Boston Corporation, Morgan Stanley & Co. Incorporated, Salomon
          Brothers Inc., Scotia Capital Markets (USA) Inc., BancAmerica Securities, Inc. and
          CIBC Wood Gundy Securities Corp.(c)
 4.5*     Supplemental Indenture dated as of September 10, 1997 between the Company and The
          Bank of New York, as Trustee, including form of Senior Notes.
 4.6*     Registration Rights Agreement dated as of September 5, 1997 between the Company and
          Credit Suisse First Boston Corporation.
 5.1*     Opinion of Brobeck, Phleger & Harrison LLP.
23.1*     Consent of Brobeck, Phleger & Harrison LLP (contained in the opinion filed as
          Exhibit 5.1).
23.2*     Independent Public Accountants' Consent of Arthur Andersen LLP.
23.3*     Independent Public Accountants' Consent of Moss Adams LLP.
23.4*     Independent Accountants' Consent of Ernst & Young LLP.
24*       Power of Attorney (contained on the signature page of this Prospectus).
25*       Form T-1 Statement of Eligibility of The Bank of New York.
99.1*     Form of Letter of Transmittal.
99.2*     Form of Notice of Guaranteed Delivery.

---------------
*   Filed herewith.

(a) Incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration Statement No. 33-73160).

(b) Incorporated by reference to Registrant's Current Report on Form 8-K dated August 29, 1996 and filed on September 13, 1996.

(c) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q dated June 30, 1997 and filed on August 14, 1997.

FINANCIAL STATEMENT SCHEDULES

     Schedule I -- Condensed Financial Information of Registrant

     Schedule II -- Valuation and Qualifying Accounts and Reserves

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or the notes thereto.

ITEM 22.  UNDERTAKINGS

     (a) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (c) The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement, relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (e) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment, all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

     (f) The undersigned registrant hereby undertakes to file an application for the purpose of determining eligibility of the Trustee to act under subsection
(a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                   SIGNATURES

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THE REGISTRANT HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF SAN JOSE, CALIFORNIA, ON THE 26TH DAY OF NOVEMBER, 1997.

                                          CALPINE CORPORATION

                                          By: /s/ Peter Cartwright
                                            ------------------------------------
                                                     Peter Cartwright
                                             Chairman of the Board, President
                                               and Chief Executive Officer

                               POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Peter Cartwright and Ann B. Curtis and each of them his attorneys-in-fact, each with the power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto, and to file the same, with all exhibits thereto in all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming that such attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

               SIGNATURE                                TITLE                       DATE
----------------------------------------   -------------------------------   ------------------

          /s/ Peter Cartwright                 Chairman of the Board,         November 26, 1997
----------------------------------------             President,
            Peter Cartwright                  Chief Executive Officer,
                                               and Director (Principal
                                                 Executive Officer)
           /s/ Ann B. Curtis                  Senior Vice President and       November 26, 1997
----------------------------------------    Director (Principal Financial
             Ann B. Curtis                            Officer)

         /s/ Jeffrey E. Garten                        Director                November 26, 1997
----------------------------------------
           Jeffrey E. Garten

          /s/ Susan C. Schwab                         Director                November 26, 1997
----------------------------------------
            Susan C. Schwab

        /s/ George J. Stathakis                       Director                November 26, 1997
----------------------------------------
          George J. Stathakis

               SIGNATURE                                TITLE                       DATE
----------------------------------------   -------------------------------   ------------------


           /s/ John O. Wilson                         Director                November 26, 1997
----------------------------------------
             John O. Wilson

         /s/ V. Orville Wright                        Director                November 26, 1997
----------------------------------------
           V. Orville Wright

           /s/ Gloria S. Gee                    Controller (Principal         November 26, 1997
----------------------------------------         Accounting Officer)
             Gloria S. Gee

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have audited in accordance with generally accepted auditing standards, the consolidated financial statements of Calpine Corporation and subsidiaries included in this Registration Statement and have issued our report thereon dated March 7, 1997. Our audit was made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedules listed in the index of financial statement schedules are the responsibility of the Company's management and are presented for purposes of complying with the Securities and Exchange Commission's rules and are not part of the basic financial statements. These schedules have been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly state in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          Arthur Andersen LLP

San Jose, California
March 7, 1997

                              CALPINE CORPORATION

                                   SCHEDULE I
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995

                                     ASSETS

                                                                        1996           1995
                                                                    ------------   ------------
Current assets:
  Cash and cash equivalents.......................................  $ 33,150,134   $ (1,970,526)
  Accounts receivable.............................................     5,023,945      1,348,969
  Accounts receivable from affiliates.............................     4,534,048      4,955,625
  Acquisition project receivables.................................       791,206      8,805,186
  Other current assets............................................       811,816        270,806
                                                                    ------------   ------------
     Total current assets.........................................    44,311,149     13,410,060

Property, plant and equipment, net................................     5,711,074        724,359
Investments in power projects.....................................   141,816,204     82,610,719
Notes receivable from related parties.............................    18,182,372     19,390,952
Deferred charges..................................................     8,325,857      3,390,677
Other assets......................................................       121,358        197,144
                                                                    ------------   ------------
     Total assets.................................................  $520,698,327   $168,047,540
                                                                     ===========    ===========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................  $    503,598   $  2,667,808
  Accrued payroll and related expenses............................     3,477,246      2,582,194
  Accrued interest payable........................................     6,461,875      4,051,785
  Other accrued expenses..........................................     5,385,747      2,704,257
                                                                    ------------   ------------
     Total current liabilities....................................    15,828,466     12,006,044

Long-term line of credit..........................................            --     14,000,000
Senior Notes......................................................   285,000,000    105,000,000
Deferred income taxes.............................................    12,306,612      7,877,537
Deferred revenue..................................................     4,436,348      3,937,175
                                                                    ------------   ------------
     Total liabilities............................................   317,571,426    142,820,756
                                                                     ===========    ===========
Stockholders' equity:
  Common stock, $0.01 par value...................................        19,843         20,000
  Additional paid-in capital......................................   165,412,455      6,204,000
  Retained earnings...............................................    37,694,603     19,002,784
                                                                    ------------   ------------
     Total stockholders' equity...................................   203,126,901     25,226,784
                                                                    ------------   ------------
     Total liabilities and stockholders' equity...................  $520,698,327   $168,047,540
                                                                     ===========    ===========

    The accompanying notes are an integral part of these condensed financial statements.

                              CALPINE CORPORATION

                                   SCHEDULE I
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                             1996          1995          1994
                                                         ------------   -----------   -----------
Revenue:
  Service contract revenue from related parties........  $ 36,581,736   $28,733,399   $22,929,897
  Income from unconsolidated investments in power
     projects..........................................    66,625,486    32,397,392    23,711,895
                                                         ------------   -----------   -----------
     Total revenue.....................................   103,207,222    61,130,791    46,641,792
Cost of revenue:
  Service contract expenses............................    34,953,440    27,433,069    19,161,445
                                                         ------------   -----------   -----------
Gross profit...........................................    68,253,782    33,697,722    27,480,347
Project development expenses...........................     3,866,828     3,087,316     2,822,459
General and administrative expenses....................    13,650,881     8,081,458     6,867,520
                                                         ------------   -----------   -----------
     Income from operations............................    50,736,073    22,528,948    17,790,368
Other (income) expense:
  Interest expense.....................................    23,036,232    10,479,144     9,207,381
  Other income, net....................................       (56,420)     (377,276)   (1,290,739)
                                                         ------------   -----------   -----------
     Income before provision for income taxes..........    27,756,261    12,427,080     9,873,726
Provision for income taxes.............................     9,064,445     5,049,568     3,853,115
                                                         ------------   -----------   -----------
     Net income........................................  $ 18,691,816   $ 7,377,512   $ 6,020,611
                                                         ============   ===========   ===========
Primary earnings per share
  Weighted average number of shares outstanding........    14,679,984            --            --
                                                         ============   ===========   ===========
  Earnings per share...................................  $       1.27            --            --
                                                         ============   ===========   ===========
As adjusted primary earnings per share, assuming
  Weighted average number of shares outstanding........            --    14,150,837            --
                                                         ============   ===========   ===========
  Earnings per share...................................            --   $      0.52            --
                                                         ============   ===========   ===========

    The accompanying notes are an integral part of these condensed financial statements.

                              CALPINE CORPORATION

                                   SCHEDULE I
                 CONDENSED FINANCIAL INFORMATION OF REGISTRANT
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                      1996              1995             1994
                                                  -------------     ------------     ------------
Net cash used in operating activities.........    $(281,904,648)    $ (8,874,945)    $(44,753,732)
                                                  -------------     ------------     ------------
Cash flows from investing activities:
  Acquisition of property, plant and
     equipment................................       (5,320,508)        (367,711)        (299,961)
  Investments in power projects...............               --       (1,262,000)        (175,352)
  Decrease (increase) in notes receivable,
     net......................................        2,750,000      (10,336,640)       3,294,727
  Other, net..................................           75,786         (122,244)          97,838
                                                  -------------     ------------     ------------
          Net cash provided by (used in)
            investing activities..............       (2,494,722)     (12,088,595)       2,917,252
                                                  -------------     ------------     ------------
Cash flows from financing activities:
  Payment of dividends........................               --         (800,000)        (800,000)
  Borrowings under line of credit.............       46,861,000       14,000,000               --
  Repayment of borrowings under line of
     credit...................................      (60,861,000)              --      (52,595,000)
  Proceeds from Senior Notes Due 2004.........               --               --      105,000,000
  Proceeds from Senior Notes Due 2006.........      180,000,000               --               --
  Proceeds from issuance of preferred stock...       50,000,000               --               --
  Proceeds from issuance of common stock......      109,208,298               --               --
  Costs associated with future financing......       (5,688,268)         279,012       (3,419,003)
  Repayment of note payable to shareholder....               --               --       (1,200,000)
                                                  -------------     ------------     ------------
          Net cash provided by financing
            activities........................      319,520,030       13,479,012       46,985,997
                                                  -------------     ------------     ------------
Net increase (decrease) in cash and cash
  equivalents.................................       35,120,660       (7,484,528)       5,149,517
Cash and cash equivalents, beginning of
  period......................................       (1,970,526)       5,514,002          364,485
                                                  -------------     ------------     ------------
Cash and cash equivalents, end of period......    $  33,150,134     $ (1,970,526)    $  5,514,002
                                                  =============     ============     ============
Supplementary information:
  Cash paid during the period for:
     Interest.................................    $  19,762,029     $  9,945,443     $  4,917,773
     Income taxes.............................    $   6,947,000     $  4,293,725     $    683,364

    The accompanying notes are an integral part of these condensed financial statements.

                              CALPINE CORPORATION

                    NOTES TO CONDENSED FINANCIAL STATEMENTS
                               DECEMBER 31, 1996

1. ORGANIZATION AND OPERATION OF CALPINE

     Calpine Corporation ("Calpine") is a Delaware corporation engaged in the development, acquisition, ownership and operation of power generation facilities in the United States. Calpine has ownership interests in and operates geothermal steam fields, geothermal power generation facilities, and natural gas-fired cogeneration facilities through subsidiaries and investees.

     In July 1996, Calpine's Board of Directors authorized the reincorporation of Calpine into Delaware in connection with Calpine's initial public offering. In addition, the Board of Directors approved a stock split of approximately 5.194-for-1. On September 13, 1996, the reincorporation of Calpine and the stock split became effective. The accompanying financial statements reflect the reincorporation and the stock split as if such transactions had been effective for all periods.

     For the purposes of these registrant-only financial statements, Calpine's wholly-owned subsidiaries are accounted for under the equity method and are included in investments in power projects in the accompanying balance sheets.

2. LINES OF CREDIT AND REVOLVING CREDIT FACILITY

     At December 31, 1996, Calpine had a $50.0 million three-year credit facility available with a consortium of commercial lending institutions which include The Bank of Nova Scotia, International Nederlanden U.S. Capital Corporation, Sumitomo Bank of California and Canadian Imperial Bank of Commerce. As of December 31, 1996, the Company had no borrowings and $5.9 million of letters of credit outstanding, which reflect $3.0 million to secure performance with the Pasadena Power Plant and $2.9 million related to operating expenses at a subsidiary. Borrowings bear interest at The Bank of Nova Scotia's base rate or at LIBOR plus an applicable margin. Interest is paid on the last day of each interest period for such loans, but not less often than quarterly, based on the principal amount outstanding during the period for base rate loans, and on the last day of each applicable interest period, but not less often than 90 days, for LIBOR loans. The credit agreement expires in September 1999. The credit agreement specified that Calpine maintain certain covenants with which Calpine was in compliance. Commitment fees related to this line of credit are charged based on 0.50% of committed unused credit.

     At December 31, 1995, Calpine had a $50.0 million credit facility with Credit Suisse (whose parent company owns approximately 44.9% of Electrowatt Ltd. ("Electrowatt"), the former indirect sole owner of Calpine prior to the initial public offering on September 25, 1996. At December 31, 1995, Calpine had $19.9 million of borrowings outstanding, bearing interest at LIBOR plus 0.5% (6.4% at December 31, 1995). Interest was payable at either LIBOR or the Credit Suisse base rate, plus applicable margins in both cases. The credit agreement specified that Calpine maintain certain covenants with which Calpine was in compliance. Calpine terminated its Credit Suisse credit facility on September 25, 1996.

     At December 31, 1996, Calpine had one loan facility with available borrowings totaling $1.2 million. There were no borrowings and 900,000 of letters of credit outstanding as of December 31, 1996. At December 31, 1995, Calpine had three loan facilities with available borrowings totaling $10.2 million. Borrowings and letters of credit outstanding were $1.2 million and $3.8 million as of December 31, 1995, respectively. Interest is payable at variable interest rates based on bank base rates, LIBOR or prime plus applicable margins in all cases (approximately 7.6% at December 31, 1995 on borrowings). The credit agreements specified that Calpine maintain certain covenants with which Calpine was in compliance.

                              CALPINE CORPORATION

                               DECEMBER 31, 1996

3. NOTE PAYABLE TO ELECTROWATT

     On December 31, 1991, Calpine declared a dividend of $1.2 million to its parent company, Electrowatt Services, Inc. On the same date, Calpine issued a note payable to Electrowatt Services, Inc. for $1.2 million. Interest was paid quarterly at a rate of 4.25%, which approximated market. The note was paid on June 30, 1994, the maturity date.

4. SENIOR NOTES

     On May 16, 1996, the Company issued $180.0 million aggregate principal amount of 10 1/2% Senior Notes Due 2006. The net proceeds of $174.9 million were used to repay $53.7 million of borrowings under the Credit Suisse Credit Facility, $57.0 million of non-recourse project financing and $45.0 million of borrowings from The Bank of Nova Scotia. The remaining $19.2 million was available for general corporate purposes. Transaction costs of $5.1 million incurred in connection with the public debt offering were recorded as a deferred charge and are amortized over the ten-year life of the 10 1/2% Senior Notes Due 2006.

     The 10 1/2% Senior Notes Due 2006 will mature on May 15, 2006. The Company has no sinking fund or mandatory redemption obligations with respect to the 10 1/2% Senior Notes Due 2006. Interest is payable semi-annually on May 15 and November 15. Based on the traded yield to maturity, the approximate fair market value of the 10 1/2% Senior Notes Due 2006 was $191.7 million as of December 31, 1996.

     On February 17, 1994, Calpine completed a $105.0 million public debt offering of 9 1/4% Senior Notes Due 2004. Transaction costs of $4.1 million incurred in connection with the public debt offering were recorded as a deferred charge and are amortized over the ten-year life of the 9 1/4% Senior Notes Due 2004.

     The 9 1/4% Senior Notes Due 2004 will mature on February 1, 2004. Calpine has no sinking fund or mandatory redemption obligations with respect to the 9 1/4% Senior Notes Due 2006. Interest is payable semi-annually on February 1 and August 1. Based on the traded yield to maturity, the approximate fair market value of the 9 1/4% Senior Notes Due 2004 was $105.7 million as of December 31, 1996.

     The Senior Note indentures specify that Calpine maintain certain covenants with which Calpine was in compliance. Calpine may, under certain circumstances, be limited in its ability to make restricted payments, as defined, which include dividends and certain purchases and investments, incur additional indebtedness and engage in certain transactions.

5. COMMITMENTS AND CONTINGENCIES

     Capital Projects -- Calpine has 1997 commitments for capital expenditures totaling $4.0 million related to various projects at its geothermal facilities. In March 1996, Calpine entered into an energy development agreement with Phillips Petroleum Company to develop, construct, own and operate a 240 megawatt gas-fired cogeneration facility at Phillips Houston Chemical Complex in Pasadena, Texas. The initial permitting process is underway, with construction of the facility planned to begin in late 1996 and to be completed in 1998. Calpine has 1997 commitments of $97.2 million related to this project.

                              CALPINE CORPORATION

                               DECEMBER 31, 1996

     Office and Equipment Leases -- Calpine leases its corporate office, Houston office, Portland office, Santa Rosa office facilities and certain office equipment under noncancellable operating leases expiring through 2001. Future minimum lease payments under these leases are (in thousands):

            1997........................................................  $1,138
            1998........................................................   1,125
            1999........................................................     977
            2000........................................................     936
            2001........................................................     367
            Thereafter..................................................      --
                                                                          ------
            Total future minimum lease commitments......................  $4,543
                                                                          ======

     Lease payments are subject to adjustment for Calpine's pro rata portion of annual increases or decreases in building operating costs. In 1996, 1995 and 1994, rent expense for noncancellable operating leases amounted to $1,036,000, $733,000 and $663,000, respectively.

     Regulation and CPUC Restructuring -- Electricity and steam sales agreements with PG&E are regulated by the California Public Utilities Commission ("CPUC"). In December 1995, the CPUC proposed the transition of the electric generation market to a competitive market beginning January 1, 1998, with all consumers participating by 2003. Since the proposed restructure results in widespread impact on the market structure and requires participation and oversight of the Federal Energy Regulatory Commission ("FERC"), the CPUC has sought to build a California consensus involving the legislature, the Governor, public and municipal utilities and customers. The consensus has resulted in filings with FERC which should permit both the CPUC and FERC to collectively proceed with implementation of the new competitive market structure. On September 23, 1996 state legislation was passed, AB 1890 ("the Bill"), which codified much of the CPUC decision and directed the CPUC to proceed with implementation of restructure no later than January 1, 1998. The Bill accelerated the transition period to a fully competitive market from five years to four years with all consumers participating by year 2002. The Bill provided for an electricity rate freeze for the period of transition and mandated through issuance of rate reduction bonds a 10% rate reduction for small commercial and residential customers effective January 1, 1998. The proposed restructuring provides for phased-in customer choice (direct access), development of a non-discriminatory market structure, full recovery of utility stranded costs, sanctity of existing contracts, and continuation of existing public policy programs including funds for enhancement of in-state renewable energy technologies during the transition period. Calpine cannot predict the final form or timing of the proposed restructuring and the impact, if any, that such restructuring would have on the Company's existing business or results of operations. Calpine believes that any such restructuring would not have a material effect on its power sales agreements and, accordingly, believes that its existing business and results of operations would not be materially adversely affected, although there can be no assurance in this regard.

     A domestic electricity generating project must be a qualified facility ("QF") under FERC regulations in order to take advantage of certain rate and regulatory incentives provided by the Public Utility Regulatory Policies Act of 1978, as amended ("PURPA"). PURPA exempts owners of QFs from the Public Utility Holding Company Act of 1935, as amended ("PUHCA"), and exempts QFs from most provisions of the Federal Power Act (the "FPA") and state laws concerning rate or financial regulation. PURPA also requires that electric utilities purchase electricity generated by QFs at a price based on the utility's "avoided cost", and that the utility sell back-up power to the QF on a non-discriminatory basis. If one of the projects in which Calpine has an interest should lose its status as a QF, the project would no longer be entitled to the exemptions from PUHCA and the FPA. This could trigger certain rights of termination under the PSA, could subject the project to rate regulation as a public utility under the FPA and state laws and could result in the Company

                              CALPINE CORPORATION

                               DECEMBER 31, 1996

inadvertently becoming a public utility holding company. Calpine believes that each of the electricity generating projects in which Calpine owns an interest currently meets the requirements under PURPA necessary for QF status.

     Litigation -- Calpine, together with over 100 other parties, was named as a defendant in an action brought in August 1993 by the bankruptcy trustee for Bonneville Pacific Corporation ("Bonneville"), captioned Roger G. Segal, as the Chapter 11 Trustee for Bonneville Pacific Corporation v. Portland General Corporation, et al., in the United States District Court for the District of Utah (the "Court"). In December 1996, the trustee and Calpine entered into a settlement agreement relating to this matter. The trustee has agreed to waive all claims against Calpine and to dismiss the trustee's litigation against Calpine in exchange for a payment of $767,500 by Calpine.

     Calpine is involved in various other claims and legal actions arising out of the normal course of business. Management does not expect that the outcome of these cases will have a material adverse effect on Calpine's financial position or results of operations.

                              CALPINE CORPORATION

                       VALUATION AND QUALIFYING ACCOUNTS

                                  SCHEDULE II

                                 (IN THOUSANDS)

                      FOR THE YEAR ENDED DECEMBER 31, 1996

                                                                  ADDITIONS
                                              -------------------------------------------------
                                              BALANCE AT   CHARGED TO   CHARGED TO                BALANCE AT
                                              BEGINNING    COSTS AND      OTHER                     END OF
                DESCRIPTION                   OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
--------------------------------------------  ----------   ----------   ----------   ----------   ----------
Reserve for capitalized costs...............    $1,838       $   --       $   --       $   --       $1,838(1)
Allowance for uncollectible accounts........    $  238           --           --           --       $  238
                                                ======       ======       ======       ======       ======

                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                                  ADDITIONS
                                              -------------------------------------------------
                                              BALANCE AT   CHARGED TO   CHARGED TO                BALANCE AT
                                              BEGINNING    COSTS AND      OTHER                     END OF
                DESCRIPTION                   OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
--------------------------------------------  ----------   ----------   ----------   ----------   ----------
Reserve for capitalized costs...............    $1,838       $   --       $   --       $   --       $1,838(1)
Allowance for uncollectible accounts........    $  238           --           --           --       $  238
                                                ======       ======       ======       ======       ======

                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                                  ADDITIONS
                                              -------------------------------------------------
                                              BALANCE AT   CHARGED TO   CHARGED TO                BALANCE AT
                                              BEGINNING    COSTS AND      OTHER                     END OF
                DESCRIPTION                   OF PERIOD     EXPENSES     ACCOUNTS    DEDUCTIONS     PERIOD
--------------------------------------------  ----------   ----------   ----------   ----------   ----------
Reserve for capitalized costs...............    $  800       $1,038       $   --       $   --       $1,838(1)
Allowance for uncollectible accounts........    $   --          238           --           --       $  238
                                                ======       ======       ======       ======       ======

---------------

(1) Provision for write-off of project development expenses.

                               INDEX TO EXHIBITS

                                                                                     SEQUENTIALLY
                                                                                       NUMBERED
EXHIBIT NO.                                    EXHIBIT                               PAGE NUMBER
-----------     ---------------------------------------------------------------------
   4.1          Indenture dated as of February 17, 1994 between the Company and
                Shawmut Bank of Connecticut, National Association, as Trustee,
                including form of Notes.(a)..........................................
   4.2          Indenture dated as of May 16, 1996 between the Company and Fleet
                National Bank, as Trustee, including form of Notes.(b)...............
   4.3          Indenture dated as of July 8, 1997 between the Company and The Bank of New York, as Trustee, including form of Senior Notes.(c)..........
   4.4          Registration Rights Agreement dated as of July 1, 1997 between the
                Company and Credit Suisse First Boston Corporation, Morgan Stanley &
                Co. Incorporated, Salomon Brothers Inc., Scotia Capital Markets (USA)
                Inc., BancAmerica Securities, Inc. and CIBC Wood Gundy Securities
                Corp.(c).............................................................
   4.5*         Supplemental Indenture dated as of September 10, 1997 between the
                Company and The Bank of New York, as Trustee, including form of
                Senior Notes.........................................................
   4.6*         Registration Rights Agreement dated as of September 5, 1997 between the Company and Credit Suisse First Boston Corporation...............
   5.1*         Opinion of Brobeck, Phleger & Harrison LLP. .........................
  23.1*         Consent of Brobeck, Phleger & Harrison LLP (contained in the opinion filed as Exhibit 5.1)................................................
  23.2*         Independent Public Accountants' Consent of Arthur Andersen LLP. .....
  23.3*         Independent Public Accountants' Consent of Moss Adams LLP. ..........
  23.4*         Independent Accountants' Consent of Ernst & Young LLP. ..............
  24*           Power of Attorney (contained on the signature page of this
                Prospectus). ........................................................
  25*           Form T-1 Statement of Eligibility of The Bank of New York. ..........
  99.1*         Form of Letter of Transmittal. ......................................
  99.2*         Form of Notice of Guaranteed Delivery. ..............................

---------------
  *  Filed herewith.

(a) Incorporated by reference to Registrant's Registration Statement on Form S-1 (Registration Statement No. 33-73160).

(b) Incorporated by reference to Registrant's Current Report on Form 8-K dated August 29, 1996 and filed on September 13, 1996.

(c) Incorporated by reference to Registrant's Quarterly Report on Form 10-Q dated June 30, 1997 and filed on August 14, 1997.